================================================================================
                                                      33' Act File No. 333-59517
                                                      40' Act File No. 811-08891

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-6

REGISTRATION UNDER THE SECURITIES ACT OF 1933 |_|

     PRE-EFFECTIVE AMENDMENT NO. ___                                         [ ]

     POST-EFFECTIVE AMENDMENT NO. 26                                         [X]

                                     and/or

REGISTRATION STATEMENT UNDER THE INVESTMENT
COMPANY ACT OF 1940                                                          [ ]

     AMENDMENT NO. 26                                                        [X]

                        (Check appropriate box or boxes.)

                        NATIONWIDE VL SEPARATE ACCOUNT-D
                           (Exact Name of Registrant)
                  NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY
                               (Name of Depositor)

                              ONE NATIONWIDE PLAZA
                              COLUMBUS, OHIO 43215
         (Address of Depositor's Principal Executive Offices) (Zip Code)

        Depositor's Telephone Number, including Area Code: (614) 249-7111


        PATRICIA R. HATLER, ESQ.               With Copies To:
        SECRETARY                              JOHN S. (SCOTT) KREIGHBAUM, ESQ.
        ONE NATIONWIDE PLAZA                   MICHAEL R. MOSER, ESQ.
        COLUMBUS, OHIO 43215-2220              ONE NATIONWIDE PLAZA, 1-09-V3
   (Name and Address of Agent for Service)     COLUMBUS, OHIO 43215-2220

Approximate Date of Proposed Public Offering: FEBRUARY 21, 2003

It is proposed that this filing will become effective (check appropriate box)

     [ ]  Immediately upon filing pursuant to paragraph (b)

     [ ]  On (date) pursuant to paragraph (b)

     [X]  60 days after filing pursuant to paragraph (a)(1)

     [ ]  On (date) pursuant to paragraph (a)(1) of Rule 485.

If appropriate, check the following box:

     [X] This post-effective amendment designates a new effective date for a previously filed post-effective amendment.

================================================================================

      CORPORATE FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE POLICIES

                                    Issued By

                  NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY

                                     Through

                        NATIONWIDE VL SEPARATE ACCOUNT-D
--------------------------------------------------------------------------------
             The Date Of This Prospectus Is February 21, 2003.
--------------------------------------------------------------------------------
                PLEASE KEEP THIS PROSPECTUS FOR FUTURE REFERENCE.
================================================================================
Variable life insurance is complex. This prospectus is designed to help you become as fully informed as possible in making your decision to purchase or not purchase the variable life policy it describes. Prior to your purchase, we encourage you to take the time you need to understand the policy, its potential benefits and risks, and how it might or might not benefit you. You should use this prospectus to compare the benefits and risks of this policy versus those of other life insurance polices and alternative investment instruments.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Please read this entire prospectus and consult with a financial adviser. If you have policy specific questions or need additional information, contact us. Also, contact us for free copies of the prospectuses for the mutual funds available under the policy.

         =======================================================================
                 TELEPHONE:  1-800-547-7548
                       TDD:  1-800-238-3035

                 U.S. MAIL: Nationwide Life and Annuity Insurance Company One Nationwide Plaza, RR1-04-D4
                             Columbus, OH
                             43215-2220
         =======================================================================

PLEASE UNDERSTAND THAT THE POLICY TERMS WILL GOVERN THE WAY THE POLICY WORKS AND ALL RIGHTS AND OBLIGATIONS.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SEC NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
             -------------------------------------------------------------------
             THIS POLICY IS NOT: FDIC INSURED; A BANK DEPOSIT; AVAILABLE IN EVERY STATE; OR INSURED OR ENDORSED BY A BANK OR ANY FEDERAL GOVERNMENT AGENCY.
             -------------------------------------------------------------------
             THIS POLICY MAY DECREASE IN VALUE TO THE POINT OF BEING VALUELESS.
             -------------------------------------------------------------------

THIS PROSPECTUS IS NOT AN OFFERING IN ANY JURISDICTION WHERE SUCH OFFERING MAY NOT LAWFULLY BE MADE.
--------------------------------------------------------------------------------

The purpose of this policy is to provide life insurance protection for the beneficiary you name. IF YOUR PRIMARY NEED IS NOT LIFE INSURANCE PROTECTION, THEN PURCHASING THIS POLICY MAY NOT BE IN YOUR BEST INTEREST. We make no claim that the policy is in any way similar or comparable to a systematic investment plan of a mutual fund.

In thinking about buying this policy to replace existing life insurance, please carefully consider its advantages versus those of the policy you intend to replace, as well as any replacement costs. As always, consult your financial adviser.

Not all terms, conditions, benefits, programs, features and investment options are available or approved for use in every state.

================================================================================
              VARIABLE INVESTMENT OPTIONS - SUB-ACCOUNT PORTFOLIOS
================================================================================

Mutual funds available through this policy are NOT publicly traded. They are only available as variable investment options in variable life insurance policies or variable annuity contracts issued by life insurance companies or, in some cases, through participation in certain qualified pension or retirement plans. We call these mutual funds sub-account portfolios.

The investment advisers of these sub-account portfolios may manage publicly traded mutual funds with similar names and objectives. However, the sub-account portfolios are NOT directly related to any publicly traded mutual fund. You should not confuse or compare the performance of a sub-account portfolio with that of a publicly traded mutual fund. It could differ substantially.

====================================
           KEY
     L = Limited Availability
     N = Not Available
====================================

===================================================================================================================================
                                                       SUB-ACCOUNT PORTFOLIOS
====================================================================================================================================
NAME                                           ADVISER (3)                   OBJECTIVE (2)                     AVAILABILITY (1)
====================================================================================================================================
AIM VARIABLE INSURANCE FUNDS                   AIM Advisors, Inc.
---------------------------------------------- ----------------------------- --------------------------------- --------------------
Basic Value Fund: Series I                                                   Long-Term Capital Growth
---------------------------------------------- ----------------------------- --------------------------------- --------------------
Capital Development Fund: Series I                                           Long-Term Capital Growth
---------------------------------------------- ----------------------------- --------------------------------- --------------------
Mid Cap Core Equity Fund: Series I Shares                                    Long-Term Capital Growth
---------------------------------------------- ----------------------------- --------------------------------- --------------------
ALLIANCE VARIABLE PRODUCT SERIES FUND, INC.    Alliance Capital Management
                                               L.P.
---------------------------------------------- ----------------------------- --------------------------------- --------------------
Growth & Income Portfolio                                                    Reasonable Appreciation
====================================================================================================================================
AMERICAN CENTURY VARIABLE PORTFOLIOS, INC.     American Century Investment
                                               Management, Inc.
---------------------------------------------- ----------------------------- --------------------------------- --------------------
Balanced Fund: Class I                                                       Capital Growth
---------------------------------------------- ----------------------------- --------------------------------- --------------------
Capital Appreciation Fund: Class I                                           Capital Growth
---------------------------------------------- ----------------------------- --------------------------------- --------------------
Growth Fund: Class I                                                         Capital Growth
---------------------------------------------- ----------------------------- --------------------------------- --------------------
Income & Growth Fund: Class I                                                Capital Growth
---------------------------------------------- ----------------------------- --------------------------------- --------------------
International Fund: Class I                                                  Capital Growth
---------------------------------------------- ----------------------------- --------------------------------- --------------------
Ultra Fund: Class I                                                          Capital Growth
---------------------------------------------- ----------------------------- --------------------------------- --------------------
Value Fund: Class I                                                          Long-term Capital Growth
---------------------------------------------- ----------------------------- --------------------------------- --------------------
Vista Fund: Class I                                                          Long-Term Capital Growth
====================================================================================================================================
BARON CAPITAL FUNDS TRUST                      BAMCO, Inc.
---------------------------------------------- ----------------------------- --------------------------------- --------------------
Baron Capital Asset Fund: Insurance Shares                                   Capital Appreciation

                                       2

====================================================================================================================================
BERGER INSTITUTIONAL PRODUCTS TRUST            Perkins, Wolf, McDonnell &
                                               Company
---------------------------------------------- ----------------------------- --------------------------------- --------------------
Berger IPT Mid Cap Value Fund                                                Capital Appreciation
====================================================================================================================================
CALVERT VARIABLE SERIES, INC.                  Calvert Asset Management,
                                               Inc.
---------------------------------------------- ----------------------------- --------------------------------- --------------------
CVS Social Equity Portfolio                                                  Capital Growth
====================================================================================================================================
DREYFUS
---------------------------------------------- ----------------------------- --------------------------------- --------------------
The Dreyfus Socially Responsible Growth Fund,  Dreyfus Corporation           Capital Growth
Inc.: Initial Shares
---------------------------------------------- ----------------------------- --------------------------------- --------------------
Dreyfus Stock Index Fund, Inc.: Initial Shares                               Investment results that
                                                                             correspond to price & yield
                                                                             performance of publicly traded
                                                                             common stocks
---------------------------------------------- ----------------------------- --------------------------------- --------------------
DREYFUS INVESTMENT PORTFOLIOS                  Dreyfus Corporation
---------------------------------------------- ----------------------------- --------------------------------- --------------------
Mid Cap Stock Portfolio: Initial Shares                                      High Total Return
---------------------------------------------- ----------------------------- --------------------------------- --------------------
Small Cap Stock Index Portfolio: Service Shares                              Match performance of Standard &
                                                                             Poor's SmallCap 600 Index
---------------------------------------------- ----------------------------- --------------------------------- --------------------
DREYFUS VARIABLE INVESTMENT FUND               Dreyfus Corporation
---------------------------------------------- ----------------------------- --------------------------------- --------------------
Appreciation Portfolio: Initial Shares                                       Long-term Capital Growth
---------------------------------------------- ----------------------------- --------------------------------- --------------------
Disciplined Stock Portfolio:                                                 High total Return
Initial Shares
---------------------------------------------- ----------------------------- --------------------------------- --------------------
International Value Portfolio:                                               Long-Term Capital Growth
Initial Shares
---------------------------------------------- ----------------------------- --------------------------------- --------------------
Limited Term High Income Portfolio: Initial Shares                           Capital Appreciation
---------------------------------------------- ----------------------------- --------------------------------- --------------------
Quality Bond Portfolio: Initial Shares                                       Capital Preservation
---------------------------------------------- ----------------------------- --------------------------------- --------------------
Small Company Stock Portfolio: Initial Shares                                Capital Growth
====================================================================================================================================
EVERGREEN VARIABLE ANNUITY TRUST               Evergreen Asset Management
                                               Corp.
---------------------------------------------- ----------------------------- --------------------------------- --------------------
Equity Index Fund                                                            Correspond to a Stock Index
---------------------------------------------- ----------------------------- --------------------------------- --------------------
Fund                                                                         Long-Term Capital Growth
---------------------------------------------- ----------------------------- --------------------------------- --------------------
Foundation Fund                                                              Reasonable Income/Conservation
                                                                             of Capital/Capital Appreciation
---------------------------------------------- ----------------------------- --------------------------------- --------------------
Global Leaders Fund                                                          Long-Term Capital Growth
---------------------------------------------- ----------------------------- --------------------------------- --------------------
Growth and Income Fund                                                       Capital Growth
---------------------------------------------- ----------------------------- --------------------------------- --------------------
International Growth Fund                                                    Long-Term Capital Growth
---------------------------------------------- ----------------------------- --------------------------------- --------------------
Masters Fund                                   Evergreen Investment          Long-Term Capital Growth
                                               Management
---------------------------------------------- ----------------------------- --------------------------------- --------------------
Omega Fund                                                                   Long-Term Capital Growth
---------------------------------------------- ----------------------------- --------------------------------- --------------------
Small Cap Value Fund                                                         Capital Growth
---------------------------------------------- ----------------------------- --------------------------------- --------------------
Special Equity Fund                                                          Capital Growth
---------------------------------------------- ----------------------------- --------------------------------- --------------------
Strategic Income Fund                                                        High Current Income
====================================================================================================================================
FEDERATED INSURANCE SERIES
---------------------------------------------- ----------------------------- --------------------------------- --------------------
Federated Quality bond Fund II: Primary Shares
====================================================================================================================================
FIDELITY VARIABLE INSURANCE PRODUCTS FUNDS     Fidelity Management &
                                               Research Company
------------------------------------------------------------------------------------------------------------------------------------
                                       3

---------------------------------------------- ----------------------------- --------------------------------- --------------------
Equity-Income Portfolio: Service Class                                       Reasonable Income
---------------------------------------------- ----------------------------- --------------------------------- --------------------
Growth Portfolio: Service Class                                              Capital Appreciation
---------------------------------------------- ----------------------------- --------------------------------- --------------------
High Income Portfolio: Service Class                                         Capital Growth
---------------------------------------------- ----------------------------- --------------------------------- --------------------
Overseas Portfolio: Service Class                                            Long Term Capital Growth
---------------------------------------------- ----------------------------- --------------------------------- --------------------
Value Portfolio: Service Class                                               Capital Appreciation
====================================================================================================================================
FIDELITY VARIABLE INSURANCE PRODUCTS FUND II   Fidelity Management &
                                               Research Company
---------------------------------------------- ----------------------------- --------------------------------- --------------------
Asset Manager Portfolio: Service Class                                       High Total Return/reduced risk
---------------------------------------------- ----------------------------- --------------------------------- --------------------
Asset Manager: Growth Portfolio:                                             Maximum total return by asset
Service Class                                                                allocation
---------------------------------------------- ----------------------------- --------------------------------- --------------------
Contrafund Portfolio: Service Class                                          Long-Term Capital Appreciation
---------------------------------------------- ----------------------------- --------------------------------- --------------------
Index 500 Portfolio                                                          Correspond to a Stock Index
---------------------------------------------- ----------------------------- --------------------------------- --------------------
Investment Grade Bond Portfolio:                                             High Current
Service Class                                                                Income/Preservation of Capital
====================================================================================================================================
FIDELITY VARIABLE INSURANCE PRODUCTS FUND III  Fidelity Management &
                                               Research Company
---------------------------------------------- ----------------------------- --------------------------------- --------------------
Aggressive Growth Portfolio: Service Class                                   Capital Appreciation
---------------------------------------------- ----------------------------- --------------------------------- --------------------
Balanced Portfolio: Service Class                                            Capital Income and Growth
---------------------------------------------- ----------------------------- --------------------------------- --------------------
Dynamic Capital Appreciation Portfolio: Service                              Capital Appreciation
Class
---------------------------------------------- ----------------------------- --------------------------------- --------------------
Growth & Income Portfolio                                                    Capital Growth
---------------------------------------------- ----------------------------- --------------------------------- --------------------
Growth Opportunities Portfolio: Service Class                                Capital Growth                    L (5)
---------------------------------------------- ----------------------------- --------------------------------- --------------------
Mid Cap Portfolio: Service Class                                             Long-Term Capital Growth
---------------------------------------------- ----------------------------- --------------------------------- --------------------
Value Strategies Portfolio:                                                  Capital Appreciation
Service Class
====================================================================================================================================
FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS Templeton Investment
TRUST                                          Counsel, Inc.
---------------------------------------------- ----------------------------- --------------------------------- --------------------
Templeton Foreign Securities Fund: Class II                                  Long-Term Capital Growth
====================================================================================================================================
GOLDMAN SACHS VARIABLE INSURANCE TRUST
---------------------------------------------- ----------------------------- --------------------------------- --------------------
Capital Growth Fund                                                          Long-Term Capital Growth
---------------------------------------------- ----------------------------- --------------------------------- --------------------
CORE Small Cap Equity Fund                                                   Long-Term Capital Growth
---------------------------------------------- ----------------------------- --------------------------------- --------------------
CORE U.S. Equity Fund                                                        Long-Term Capital Growth
---------------------------------------------- ----------------------------- --------------------------------- --------------------
Growth and Income Fund                                                       Long-Term Capital Growth
---------------------------------------------- ----------------------------- --------------------------------- --------------------
Global Income Fund                                                           High Total Return/Capital         L (5)
                                                                             Appreciation
---------------------------------------------- ----------------------------- --------------------------------- --------------------
International Equity Fund                                                    Long-Term Capital Appreciation
---------------------------------------------- ----------------------------- --------------------------------- --------------------
Mid Cap Value Fund                                                           Long-Term Capital Appreciation
====================================================================================================================================
GARTMORE VARIABLE INSURANCE TRUST              Gartmore Mutual Fund
                                               Capital Trust
---------------------------------------------- ----------------------------- --------------------------------- --------------------
Gartmore GVIT Growth Fund: Class I                                           Long-Term Capital Appreciation

                                       4

---------------------------------------------- ----------------------------- --------------------------------- --------------------
Gartmore GVIT Government Bond                                                High Income/Capital Preservation
Fund: Class I
---------------------------------------------- ----------------------------- --------------------------------- --------------------
Gartmore GVIT Total Return Fund:                                             Total Return through Capital
Class I                                                                      appreciation and current income
---------------------------------------------- ----------------------------- --------------------------------- --------------------
J.P. Morgan GVIT Balanced Fund:                Subadviser: J.P. Morgan       High Total Return from
Class I                                        Investment Management, Inc.   Diversified Portfolio of equity
                                                                             and fixed income securities.
---------------------------------------------- ----------------------------- --------------------------------- --------------------
Comstock GVIT Value Fund: Class I              Subadviser: Van Kampen        Above Average Income and
                                               Asset Management, Inc.        Capital Appreciation
---------------------------------------------- ----------------------------- --------------------------------- --------------------
Gartmore GVIT Worldwide Leaders                Subadviser: Gartmore Global   Long-Term Capital Growth
Fund: Class I                                  Partners
---------------------------------------------- ----------------------------- --------------------------------- --------------------
Federated GVIT High Income Bond Fund: Class I  Subadviser:  Federated        High Current Income
                                               Investment Counseling
---------------------------------------------- ----------------------------- --------------------------------- --------------------
Dreyfus GVIT Mid Cap Index Fund:               Subadviser:  The Dreyfus      Capital Appreciation
Class I                                        Corporation
---------------------------------------------- ----------------------------- --------------------------------- --------------------
MAS GVIT Multi Sector Bond Fund:               Subadviser: Miller,           Above Average Total Return over
Class I                                        Anderson & Sherrerd, LLP      market cycle of 3-5 years
---------------------------------------------- ----------------------------- --------------------------------- --------------------
Nationwide GVIT Strategic Value Fund: Class I                                Long-Term Capital Appreciation    L (6)
---------------------------------------------- ----------------------------- --------------------------------- --------------------
Turner GVIT Growth Focus Fund:                 Turner Investment Partners,   Long-Term Capital Appreciation    L (7)
Class I                                        Inc.
---------------------------------------------- ----------------------------- --------------------------------- --------------------
------------------------------------------------------------------------------------------------------------------------------------
GVIT Small Cap Growth Fund: Class I            Subadvisers: Neuberger        Capital Growth
                                               Berman, LLC and Waddell &
                                               Reed Investment Management
                                               Company
---------------------------------------------- ----------------------------- --------------------------------- --------------------
GVIT Small Cap Value Fund: Class I             Subadviser: The Dreyfus       Capital Appreciation
                                               Corporation
---------------------------------------------- ----------------------------- --------------------------------- --------------------
GVIT Small Company Fund: Class I               Subadvisers: The Dreyfus      Long-Term Capital Growth
                                               Corporation, Neuberger
                                               Berman, LLC, Gartmore
                                               Global Partners, Strong
                                               Capital Management, Inc.
                                               and Waddell & Reed
                                               Investment Management
                                               Company
---------------------------------------------- ----------------------------- --------------------------------- --------------------
Strong GVIT Mid Cap Growth Fund: Class I       Subadviser:  Strong Capital   Capital Growth
                                               Management, Inc.
---------------------------------------------- ----------------------------- --------------------------------- --------------------
Gartmore GVIT Emerging Markets Fund: Class I   Subadviser: Gartmore Global   Long-Term Capital Growth
                                               Partners
---------------------------------------------- ----------------------------- --------------------------------- --------------------
Gartmore GVIT Global Technology and                                          Long Term Capital Appreciation
Communications Fund: Class I
---------------------------------------------- ----------------------------- --------------------------------- --------------------
Gartmore GVIT International Growth Fund: Class Subadviser: Gartmore Global   Long Term capital Growth
                                               Partners
---------------------------------------------- ----------------------------- --------------------------------- --------------------
Gartmore GVIT Global Financial Services Fund:  Subadviser: Gartmore Global   Long-term Capital Growth
Class I                                        Partners

                                       5

---------------------------------------------- ----------------------------- --------------------------------- --------------------
Gartmore GVIT Global Health Sciences Fund: Class I                           Long Term Capital Appreciation
---------------------------------------------- ----------------------------- --------------------------------- --------------------
Gartmore GVIT Global Utilities Fund: Class I   Subadviser: Gartmore Global   Long-term Capital Growth
                                               Partners
---------------------------------------------- ----------------------------- --------------------------------- --------------------
Gartmore GVIT Investor Destinations Funds
---------------------------------------------- ----------------------------- --------------------------------- --------------------
Conservative Fund                                                            Long-Term Capital Growth
---------------------------------------------- ----------------------------- --------------------------------- --------------------
Moderately Conservative Fund                                                 Capital Growth
---------------------------------------------- ----------------------------- --------------------------------- --------------------
Moderate Fund                                                                Capital and Income Growth
---------------------------------------------- ----------------------------- --------------------------------- --------------------
Moderately Aggressive Fund                                                   Capital Growth
---------------------------------------------- ----------------------------- --------------------------------- --------------------
Aggressive Fund                                                              Capital Growth
---------------------------------------------- ----------------------------- --------------------------------- --------------------
Gartmore GVIT Money Market Fund: Class I                                     Preservation of Capital
---------------------------------------------- ----------------------------- --------------------------------- --------------------
Gartmore GVIT Money Market Fund:  Class V                                    Preservation of Capital
====================================================================================================================================
HUNTINGTON VA FUNDS
---------------------------------------------- ----------------------------- --------------------------------- --------------------
VA Dividend Capture Fund                                                     Total Return on Investment
---------------------------------------------- ----------------------------- --------------------------------- --------------------
VA Growth Fund                                                               Long-Term Capital Appreciation
---------------------------------------------- ----------------------------- --------------------------------- --------------------
VA Income Equity Fund                                                        High Current Income
---------------------------------------------- ----------------------------- --------------------------------- --------------------
VA Mid Corp America Fund                                                     Long-Term Capital Appreciation
---------------------------------------------- ----------------------------- --------------------------------- --------------------
VA New Economy Fund                                                          Capital Appreciation
====================================================================================================================================
INVESCO VARIABLE INVESTMENT FUNDS, INC.
---------------------------------------------- ----------------------------- --------------------------------- --------------------
VIF Dynamics Fund                                                            Capital Appreciation
---------------------------------------------- ----------------------------- --------------------------------- --------------------
VIF Equity Income Fund                                                       Current Income
---------------------------------------------- ----------------------------- --------------------------------- --------------------
VIF Growth Fund                                                              Long-Term Capital Growth
---------------------------------------------- ----------------------------- --------------------------------- --------------------
VIF Health Sciences Fund                                                     Capital Appreciation
---------------------------------------------- ----------------------------- --------------------------------- --------------------
VIF High Yield Fund                                                          High Current Income
---------------------------------------------- ----------------------------- --------------------------------- --------------------
VIF Real Estate Opportunity Fund                                             Long-Term Capital Growth
---------------------------------------------- ----------------------------- --------------------------------- --------------------
VIF Small Company Growth Fund                                                Long-Term Capital Growth
---------------------------------------------- ----------------------------- --------------------------------- --------------------
VIF Technology Fund                                                          Capital Appreciation
---------------------------------------------- ----------------------------- --------------------------------- --------------------
VIF Total Return Fund                                                        Capital Appreciation
---------------------------------------------- ----------------------------- --------------------------------- --------------------
VIF Utilities Fund                                                           Capital Appreciation
====================================================================================================================================
JANUS ASPEN SERIES                             Janus Capital Corporation
---------------------------------------------- ----------------------------- --------------------------------- --------------------
Balanced Portfolio: Service Shares
---------------------------------------------- ----------------------------- --------------------------------- --------------------
Capital Appreciation Portfolio: Service Shares                               Long-Term Capital Growth
---------------------------------------------- ----------------------------- --------------------------------- --------------------
Global Technology Portfolio: Service Shares                                  Long-Term Capital Growth
---------------------------------------------- ----------------------------- --------------------------------- --------------------
International Growth Portfolio: Service Shares                               Long-Term Capital Growth
====================================================================================================================================
J.P. MORGAN SERIES TRUST II                    J.P. Morgan Investment
                                               Management, Inc.
---------------------------------------------- ----------------------------- --------------------------------- --------------------
J.P. Morgan Bond Portfolio High Total Return
---------------------------------------------- ----------------------------- --------------------------------- --------------------
J.P. Morgan U.S. Disciplined Equity Portfolio                                High Total Return
---------------------------------------------- ----------------------------- --------------------------------- --------------------
J.P. Morgan Small Company Portfolio                                          High Total Return

                                       6

---------------------------------------------- ----------------------------- --------------------------------- --------------------
J.P. Morgan International Opportunities Portfolio High Total Return
====================================================================================================================================
MFS VARIABLE INSURANCE TRUST                   Massachusetts Financial
                                               Services Company
---------------------------------------------- ----------------------------- --------------------------------- --------------------
MFS Investors Growth Stock Series                                            Long-Term Capital Growth
---------------------------------------------- ----------------------------- --------------------------------- --------------------
MFS Mid Cap Growth Series                                                    Long-Term Capital Growth
---------------------------------------------- ----------------------------- --------------------------------- --------------------
MFS Utilities Series                                                         High Current Income
---------------------------------------------- ----------------------------- --------------------------------- --------------------
MFS Value Series                                                             Capital Appreciation
====================================================================================================================================
NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST     Neuberger Berman
                                               Management, Inc.
---------------------------------------------- ----------------------------- --------------------------------- --------------------
AMT Fasciano Portfolio: Class S                                              Long-Term Capital Growth
---------------------------------------------- ----------------------------- --------------------------------- --------------------
AMT Guardian Portfolio                                                       Long-Term Capital Growth
---------------------------------------------- ----------------------------- --------------------------------- --------------------
AMT Mid-Cap Growth Portfolio                                                 Capital Growth
---------------------------------------------- ----------------------------- --------------------------------- --------------------
AMT Partners Portfolio                                                       Capital Growth
====================================================================================================================================
ONE GROUP INVESTMENT TRUST                     Banc One Investment
                                               Advisors Corporation
---------------------------------------------- ----------------------------- --------------------------------- --------------------
Balanced Portfolio                                                           Total Return/Capital
                                                                             Preservation
---------------------------------------------- ----------------------------- --------------------------------- --------------------
Bond Portfolio                                                               Maximum Total Return
---------------------------------------------- ----------------------------- --------------------------------- --------------------
Diversified Equity Portfolio                                                 Long-Term Capital & Income
                                                                             Growth
---------------------------------------------- ----------------------------- --------------------------------- --------------------
Diversified Mid Cap Portfolio                                                Long-Term Capital Growth
---------------------------------------------- ----------------------------- --------------------------------- --------------------
Equity Index Portfolio                                                       Correspond to a Stock Index
---------------------------------------------- ----------------------------- --------------------------------- --------------------
Government Bond Portfolio                                                    High current income/safety of
                                                                             principal
---------------------------------------------- ----------------------------- --------------------------------- --------------------
Large Cap Growth Portfolio                                                   Long-Term Capital Appreciation
                                                                             / Income Growth
---------------------------------------------- ----------------------------- --------------------------------- --------------------
Mid Cap Growth Portfolio                                                     Capital Growth
---------------------------------------------- ----------------------------- --------------------------------- --------------------
Mid Cap Value Portfolio                                                      Capital Appreciation
====================================================================================================================================
OPPENHEIMER VARIABLE ACCOUNT FUNDS             OppenheimerFunds, Inc.
---------------------------------------------- ----------------------------- --------------------------------- --------------------
Oppenheimer Aggressive Growth Fund/VA:                                       Capital Appreciation
Initial Class
---------------------------------------------- ----------------------------- --------------------------------- --------------------
Oppenheimer Capital Appreciation Fund/VA:                                    Capital Appreciation
Initial Class
---------------------------------------------- ----------------------------- --------------------------------- --------------------
Oppenheimer Global Securities Fund/VA:
Initial Class                                                                Long-Term Capital Appreciation
---------------------------------------------- ----------------------------- --------------------------------- --------------------
Oppenheimer Main Street Growth & Income                                      High Total Return
Fund/VA: Initial Class
====================================================================================================================================
PIMCO VARIABLE INSURANCE TRUST                 Pacific Investment
                                               Management Co., LLC
---------------------------------------------- ----------------------------- --------------------------------- --------------------
High Yield Bond Portfolio                                                    Total Return
---------------------------------------------- ----------------------------- --------------------------------- --------------------
Low Duration Bond Portfolio: Administrative Class                            Total Return
---------------------------------------------- ----------------------------- --------------------------------- --------------------
Real Return Bond Portfolio                                                   Real Return
---------------------------------------------- ----------------------------- --------------------------------- --------------------
Total Return Bond Portfolio                                                  Total Return
====================================================================================================================================
PIONEER VARIABLE CONTRACTS TRUST               Pioneer Investment
                                               Management, Inc.
---------------------------------------------- ----------------------------- --------------------------------- --------------------
High Yield VCT Portfolio: Class I                                            Capital Appreciation

                                       7

====================================================================================================================================
PUTNAM VARIABLE TRUST                          Putnam Investment
                                               Management, Inc.
---------------------------------------------- ----------------------------- --------------------------------- --------------------
International Growth Fund: Class IB Shares                                   Capital Appreciation
====================================================================================================================================
ROYCE CAPITAL FUND                             Royce & Associates, Inc.
---------------------------------------------- ----------------------------- --------------------------------- --------------------
Micro-Cap Portfolio                                                          Long-Term Capital Growth
---------------------------------------------- ----------------------------- --------------------------------- --------------------
Small Cap Portfolio                                                          Long-Term Capital Growth
====================================================================================================================================
SALOMON BROTHERS VARIABLE SERIES FUNDS, INC.   Salomon Brothers Asset
                                               Management, Inc.
---------------------------------------------- ----------------------------- --------------------------------- --------------------
Capital Fund                                                                 Capital Appreciation
---------------------------------------------- ----------------------------- --------------------------------- --------------------
Emerging Growth Variable Fund
---------------------------------------------- ----------------------------- --------------------------------- --------------------
High Yield Bond Fund                                                         Maximum Current Income
---------------------------------------------- ----------------------------- --------------------------------- --------------------
Investors Fund                                                               Long-Term Capital Growth
---------------------------------------------- ----------------------------- --------------------------------- --------------------
Strategic Bond Fund                                                          High Current Income
---------------------------------------------- ----------------------------- --------------------------------- --------------------
Total Return Fund                                                            Above-Average Income
====================================================================================================================================
SCUDDER VIT FUNDS                              Deutsche Asset Management,
                                               Inc.
---------------------------------------------- ----------------------------- --------------------------------- --------------------
EAFE(R)Equity Index Fund                                                     Correspond to a Stock Index
---------------------------------------------- ----------------------------- --------------------------------- --------------------
Equity 500 Index Fund                                                        Correspond to a Stock Index
---------------------------------------------- ----------------------------- --------------------------------- --------------------
Small Cap Index Fund                                                         Correspond to a Stock Index
====================================================================================================================================
T. ROWE PRICE EQUITY INDEX FUND                T. Rowe Price Associates,
                                               Inc.
---------------------------------------------- ----------------------------- --------------------------------- --------------------
Equity Income Portfolio                                                      Long-Term Capital Growth
---------------------------------------------- ----------------------------- --------------------------------- --------------------
Mid-Cap Growth Portfolio                                                     Long-Term Capital Appreciation
====================================================================================================================================
THE UNIVERSAL INSTITUTIONAL FUNDS, INC.
---------------------------------------------- ----------------------------- --------------------------------- --------------------
Active International Allocation Portfolio                                    Long-Term Capital Appreciation
---------------------------------------------- ----------------------------- --------------------------------- --------------------
Core Plus Emerging Markets Debt Portfolio                                    High total Return
---------------------------------------------- ----------------------------- --------------------------------- --------------------
Emerging Markets Equity Portfolio                                            High total Return
---------------------------------------------- ----------------------------- --------------------------------- --------------------
Equity Growth Portfolio                                                      Long-Term Capital appreciation
---------------------------------------------- ----------------------------- --------------------------------- --------------------
Core Plus Fixed Income Portfolio                                             Above Average Total Return
---------------------------------------------- ----------------------------- --------------------------------- --------------------
Global Value Portfolio                                                       Long-Term Capital Appreciation
---------------------------------------------- ----------------------------- --------------------------------- --------------------
High Yield Portfolio                                                         Above Average Total Return
---------------------------------------------- ----------------------------- --------------------------------- --------------------
International Magnum Portfolio                                               Long-Term Capital Appreciation
---------------------------------------------- ----------------------------- --------------------------------- --------------------
Mid Cap Growth Portfolio                                                     Long-Term Capital Growth          L (4)
---------------------------------------------- ----------------------------- --------------------------------- --------------------
Mid Cap Value Portfolio                                                      Above Average Total Return
---------------------------------------------- ----------------------------- --------------------------------- --------------------
Technology Portfolio                                                         Long-Term Capital Appreciation
---------------------------------------------- ----------------------------- --------------------------------- --------------------
Value Portfolio                                                              Above Average Total Return
---------------------------------------------- ----------------------------- --------------------------------- --------------------
U.S. Real Estate Portfolio                                                   Long-Term Capital Appreciation/
                                                                             Average Current Income
====================================================================================================================================
VAN KAMPEN LIFE INVESTMENT TRUST               Van Kampen Asset
                                               Management, Inc.
---------------------------------------------- ----------------------------- --------------------------------- --------------------
Comstock Portfolio: Class II                                                 Capital Growth and Income

                                       8

---------------------------------------------- ----------------------------- --------------------------------- --------------------
Emerging Growth Portfolio: Class II                                          Capital Appreciation
---------------------------------------------- ----------------------------- --------------------------------- --------------------
Enterprise Portfolio:  Class II                                              Capital Appreciation
====================================================================================================================================
WADDELL & REED TARGET FUNDS, INC.              Waddell & Reed Investment
                                               Management Company
---------------------------------------------- ----------------------------- --------------------------------- --------------------
Small Cap Portfolio                                                          Capital Growth
====================================================================================================================================

---------------------------------------

(1) The same adviser advises the sub-account portfolios unless otherwise indicated.
(2) We have provided the investment objective when it is not evident from the sub-account portfolio's name.
(3) Unless otherwise indicated, this sub-account portfolio is currently an available investment option for all policy owners.
(4)  Available only for policies issued prior to May 1, 2002.
(5)  Available only for policies issued prior to February 5, 2002
(6)  Available only for policies issued prior to June 15, 2002.
(7)  Available only for policies issued prior to January 25, 2002.

================================================================================
                                TABLE OF CONTENTS
================================================================================

VARIABLE INVESTMENT OPTIONS - SUB-ACCOUNT PORTFOLIOS.......2

TABLE OF CONTENTS.........................................10

IN SUMMARY: THE BENEFITS AND RISKS........................12

   Variable Universal Life Insurance - In General.........12

   The Policy.............................................12

   Premium Payments And The Risk Of Lapse.................13

   Investment Options - Variable And Fixed................13

   Policy Loans...........................................14

   Withdrawals............................................14

   Death Benefit..........................................14

   Riders.................................................14

   Taxes - In General.....................................15

IN SUMMARY: FEE TABLES....................................16

FIRST USE OF DEFINED WORD.................................18

THE POLICY................................................19

   Policy Owner Rights....................................19

   The Beneficiary........................................19

   To Purchase............................................19

   Coverage...............................................20

   Coverage Effective Date................................20

   To Cancel (Examination Right)..........................20

   To Change Coverage.....................................20

   To Transfer............................................21

   To Convert Or Exchange.................................22

   To Terminate Or Surrender..............................22

   To Assign..............................................22

   Maturity Proceeds......................................22

   Reminders, Reports And Illustrations...................23

   Errors Or Misstatements................................23

   Incontestability.......................................23

   If We Modify The Policy................................24

RIDERS....................................................24

   Change Of Insured Rider................................24

   Additional (insurance) Protection Rider................24

PREMIUM...................................................24

   Initial Premium........................................24

   Subsequent Premiums....................................25

CHARGES...................................................25

   Premium Load (Charge)..................................25

   Partial Surrender Fee..................................25

   Cost Of Insurance......................................25

   Mortality And Expense Risk.............................26

   Administrative.........................................26

   Additional Protection Rider............................26

TO ALLOCATE PREMIUM AND SUB-ACCOUNT VALUATION.............26

   Variable Investment Options............................26

   The Fixed Investment Option............................26

   Allocation Of Net Premium And Cash Value...............27

   When Sub-Account Units Are Valued......................27

   How Investment Experience Is Determined................28

   Cash Value.............................................28

   Dollar Cost Averaging-.................................29

THE DEATH BENEFIT.........................................29

   Calculation Of The Death Benefit Proceeds..............29

   Death Benefit Options..................................29

   Changes In The Death Benefit Option....................31

   Suicide................................................31

SURRENDERS................................................31

   Full Surrender.........................................31

   Partial Surrender......................................32

   Reduction Of Specified Amount On A Partial Surrender...32

THE PAYOUT OPTIONS........................................33

   Interest Income........................................33

   Income For A Fixed Period..............................33

   Life Income With Payments Guaranteed...................33

   Fixed Income For Varying Periods.......................33

   Joint And Survivor Life................................33

   Alternate Life Income..................................34

POLICY LOANS..............................................34

   Loan Amount And Interest...............................34

   Collateral.............................................34

   Repayment..............................................34

   Effect Of Loans........................................35

LAPSE.....................................................35

   Grace Period...........................................35

   Reinstatement..........................................35

TAXES.....................................................36

   Types Of Taxes Of Which To Be Aware....................36

   Buying The Policy......................................37

   Investment Gain In The Policy..........................37

   Periodic Withdrawals, Non-Periodic Withdrawals And Loans38

   Surrender Of The Policy................................39

   Withholding............................................39

   Exchanging The Policy For Another Life Insurance Policy39

   Taxation Of Death Benefits.............................39

SPECIAL CONSIDERATIONS FOR CORPORATIONS...................40

   Taxes And The Value Of Your Policy.....................40

   Tax Changes............................................41

NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY.............41

NATIONWIDE VL SEPARATE ACCOUNT-D..........................42

   Organization, Registration And Operation...............42

   Addition, Deletion, Or Substitution Of Mutual Funds....42

   Voting Rights..........................................43

LEGAL PROCEEDINGS.........................................43

   Nationwide Life And Annuity Insurance Company..........43

   Nationwide Investment Services Corporation.............44

FINANCIAL STATEMENTS......................................44

   COMPANY.................................................8

PRINCIPAL BUSINESS.........................................8

   COMPANY.................................................9

PRINCIPAL BUSINESS.........................................9

   COMPANY................................................10

PRINCIPAL BUSINESS........................................10

   COMPANY................................................11

PRINCIPAL BUSINESS........................................11

   COMPANY................................................12

PRINCIPAL BUSINESS........................................12

   COMPANY................................................13

PRINCIPAL BUSINESS........................................13

   COMPANY................................................14

PRINCIPAL BUSINESS........................................14

   COMPANY................................................15

PRINCIPAL BUSINESS........................................15

   COMPANY................................................16

PRINCIPAL BUSINESS........................................16

   COMPANY................................................17

PRINCIPAL BUSINESS........................................17

   COMPANY................................................18

PRINCIPAL BUSINESS........................................18

   COMPANY................................................19

PRINCIPAL BUSINESS........................................19

   COMPANY................................................20

PRINCIPAL BUSINESS........................................20

   COMPANY................................................21

PRINCIPAL BUSINESS........................................21

   COMPANY................................................22

PRINCIPAL BUSINESS........................................22

                       IN SUMMARY: THE BENEFITS AND RISKS

PLEASE REFER TO THE POLICY, RIDERS AND ANY ENDORSEMENTS FOR THE COMPLETE AND ACTUAL TERMS. YOU HAVE THE RIGHT TO CANCEL THE POLICY AT ANY TIME. IF YOU CANCELDURING THE FREE LOOK PERIOD, WE WILL TREAT THE POLICY AS IF WE HAD NEVER ISSUED IT.
================================================================================
VARIABLE UNIVERSAL LIFE INSURANCE - IN GENERAL

IT CAN BE IMPORTANT IN TWO WAYS.
--------------------------------------------------------------------------------

          - FIRST, it provides economic protection to a beneficiary. The policy pays a death benefit to the beneficiary you name if the insured dies while the policy is in force.

          -    SECOND, it may build cash value.

Think about why you want to purchase this type of life insurance, and how you will allocate the net premium among the variable investment options and the fixed investment option. Your decisions will affect its insurance and cash value aspects.

THE CASH VALUE WILL INCREASE OR DECREASE BASED ON THE PERFORMANCE OF THE INVESTMENT OPTIONS YOU CHOOSE. Variable universal life insurance is unsuitable as a short-term savings vehicle.

While variable universal life insurance is designed primarily to provide life insurance protection, the cash value of a policy will be important to you in that it may impair (with poor investment results) or enhance (with favorable investment results) your ability to pay the costs of keeping the insurance in force.

Apart from the life insurance protection features, you will have an interest in maximizing the value of the policy as a financial asset.
================================================================================
THE POLICY

FROM THE TIME WE ISSUE THE POLICY THROUGH THE INSURED'S DEATH, HERE'S A BASIC OVERVIEW. PLEASE READ THE REMAINDER OF THIS PROSPECTUS FOR THE DETAILS.
--------------------------------------------------------------------------------

          - When we issue the policy, it will require a minimum initial premium payment.

                    Among other considerations, this amount is based on:

                      - the insured's age;        - the specified amount;
                      - the underwriting class;   - any substandard ratings; and
                      - any policy riders.

          - At the time you make a premium payment, we will deduct a transaction charge.

          - You allocate the net premium (after the transaction charge) among the policy's available variable investment options and the fixed investment option.

          - We deduct other charges on a monthly basis from the policy's cash value. These charges help cover our mortality risks, sales and administrative costs. We call them periodic charges other than sub-account portfolio operating expenses.

          -    You may vary the timing and amount of your premium payments.

                    So long as there is enough cash surrender value to cover the periodic charges other than sub-account portfolio operating expenses as they come due, the policy will remain in force.

          - After the first policy year, you may request to increase or decrease the policy's specified amount.

                    This flexibility allows you to adjust the policy to meet your future changing needs and circumstances, subject to some limitations:

                    - additional underwriting, allowing for our evaluation of increased risks;

                    -    the policy's tax status is not jeopardized; and

                    - the policy's minimum and maximum insurance amounts are met.

          - The policy will pay a death benefit to the beneficiary you name upon the insured's death. You have a choice of one of three death benefit options.

                    As your insurance needs change, you may be able to change the death benefit option, rather than buying a new policy, or terminating this policy.

          - Prior to the insured's death, you may withdraw all, or a portion (after the first year from the policy date), of the policy's cash surrender value. Or you may take out a loan against the cash surrender value.

                    Withdrawals and loans are subject to restrictions, however, and may reduce the death benefit. There also could be adverse tax consequences.
================================================================================
PREMIUM PAYMENTS AND THE RISK OF LAPSE

YOU MAY VARY THE PREMIUM PAYMENT AMOUNTS AND TIMING, BUT BE CAREFUL NOT TO LAPSE THE POLICY.
--------------------------------------------------------------------------------


     - The policy will have a minimum cash surrender value requirement to keep it from lapsing.

     - So long as the policy has a cash surrender value sufficient to cover one month of charges, it will continue in force even if you do not make a premium payment. To assist you, we monitor the cash surrender value.

     - Your policy could also lapse due to the poor market performance of the sub-account portfolios to which you have allocated net premium.

     - There is a grace period, during which we will notify you of the actions you will need to take to keep the policy from lapsing.
================================================================================

INVESTMENT OPTIONS - VARIABLE AND FIXED

YOU MAY ALLOCATE NET PREMIUM AMONG A NUMBER OF VARIABLE INVESTMENT OPTIONS AND THE FIXED INVESTMENT OPTION. YOUR POLICY'S VALUE WILL INCREASE OR DECREASE BASED ON YOUR CHOICES. YOU MAY ALSO BE ABLE TO REALLOCATE YOUR POLICY'S VALUE.
--------------------------------------------------------------------------------

     - WITH VARIABLE INVESTMENT OPTIONS, you allocate net premium among the available sub-account portfolios.

               The separate account is divided into sub-accounts. There is one for each available sub-account portfolio. We invest the net premium you allocate to a sub-account in the sub-account portfolio.

               Your policy's cash value will increase or decrease depending on the market performance of the sub-account portfolios you choose. YOU COULD LOSE SOME OR ALL OF YOUR MONEY.

               For a more comprehensive discussion about the risks of a sub-account portfolio, please refer to the prospectus for that sub-account portfolio. Contact us for copies.

     - WITH THE FIXED INVESTMENT OPTION, you allocate net premium to our general account to which we will credit a net effective annual interest rate of at least 3.0% on a daily basis.

               The general account contains all our assets other than net premiums invested in any separate accounts.

               We set the interest rate we will credit for a calendar quarter at the beginning of the quarter.

               By allocating net premium to the fixed investment option, your policy's cash value might not increase by as much than if you had allocated the same amount to a sub-account portfolio that experienced positive market performance.

     - You may also reallocate your policy's cash value among the investment options, subject to some limitations and restrictions.

================================================================================
POLICY LOANS

YOU MAY TAKE OUT A LOAN, BUT THERE COULD BE ADVERSE TAX CONSEQUENCES. ALSO, A LOAN WILL AFFECT YOUR POLICY'S CASH AND CASH SURRENDER VALUES, AS WELL AS THE VALUE OF THE DEATH BENEFIT.
--------------------------------------------------------------------------------

     - Using your policy's cash value as security, you may take out a loan. We charge interest on the outstanding loan amount. There could be adverse tax consequences.

               If your policy has a cash surrender value sufficient to cover one month of charges, it will continue in force even if you do not repay the loan.

               So long as the loan is outstanding, a portion of your policy's cash value equal to the loan amount will NOT be available to generate any investment return. Rather, we will transfer it to our policy loan account where it serves as collateral.

     - The amount of an outstanding loan reduces your policy's cash surrender value, and it will also reduce the amount of the death benefit.
================================================================================
WITHDRAWALS

WHILE THE INSURED IS ALIVE, YOU MAY BE ABLE TO WITHDRAW YOUR POLICY'S CASH SURRENDER VALUE, SUBJECT TO SOME LIMITATIONS. THERE COULD ALSO BE ADVERSE TAX CONSEQUENCES. REMEMBER, YOUR POLICY IS UNSUITABLE AS A SHORT-TERM SAVINGS VEHICLE.
--------------------------------------------------------------------------------

     - By withdrawing all of the cash surrender value, you will cancel your policy.

     - You may withdraw a portion of your policy's cash surrender value after the first year (from the policy date). If you decide to do so, be careful that there remains at least the minimum cash surrender value so as not to lapse your policy.

               The amount you withdraw will no longer be available to generate any investment return.

               Also, poor market performance of the sub-account portfolios you have chosen could increase the likelihood of, and contribute to, a lapse by more quickly diminishing the remaining cash surrender value.
================================================================================
DEATH BENEFIT

AT THE TIME YOU APPLY FOR THE POLICY, YOU ELECT ONE OF THREE DEATH BENEFIT OPTIONS. YOU MAY CHOOSE THAT WE PAY THE DEATH BENEFIT IN A LUMP SUM, OR THERE ARE A NUMBER OF AVAILABLE PAYOUT OPTIONS.
--------------------------------------------------------------------------------

     - OPTION ONE: The death benefit is the greater of the specified amount OR the minimum required death benefit.

     - OPTION TWO: The death benefit is the greater of the specified amount PLUS the cash value OR the minimum required death benefit.


     - OPTION THREE: The death benefit is the greater of the specified amount PLUS accumulated premium payments (less any partial surrenders) OR the minimum required death benefit.

          We issue the policy on an insured not older than age 69 when underwritten on a short-form non-medical basis. We issue the policy on an insured not older than age 80 when underwritten on a regular issue basis (although this age may be different in your state). The policy pays a death benefit to the beneficiary you name upon the insured's death.

          After the first year (from the policy date), but then only once a year, you may change the death benefit option. You may change between Options One and Two; you may not change to or from Option Three.

================================================================================
RIDERS

RIDERS ARE AVAILABLE FOR YOU TO DESIGN THE POLICY TO MEET YOUR SPECIFIC NEEDS. YOU MAY ELECT ONE OR BOTH OF THEM. AVAILABILITY VARIES BY STATE. YOU WILL INCUR AN ADDITIONAL CHARGE FOR THE ADDITIONAL (INSURANCE) PROTECTION RIDER.
--------------------------------------------------------------------------------

     -    CHANGE OF INSURED RIDER

     -    ADDITIONAL (INSURANCE) PROTECTION RIDER
================================================================================
TAXES - IN GENERAL

WE EXPECT THAT THE POLICY WILL RECEIVE FAVORABLE TREATMENT UNDER FEDERAL TAX
LAW.
--------------------------------------------------------------------------------

     - We cannot provide you with the specifics of the tax treatment or any adverse tax consequences based on your situation or choices. You should consult a qualified tax adviser for assistance in all policy-related tax matters. Federal tax law can change at any time.

               Generally be aware that:

                    - any increase in the policy's cash value should not be taxed in the year in which it occurs;

                    - for policies that are not modified endowment contracts for tax purposes, policy loans generally are not subject to tax, but if the policy is a modified endowment contract, then policy loans may be taxable to the extent there is investment gain;

                    - distributions should only be taxable if the amount is more than the sum of your premium payments;

                    -    distributions may be subject to current taxation;

                    - distributions from policies that are modified endowment contracts prior to you reaching age 59 1/2 may be subject to a penalty tax equal to 10% of the taxable distribution; and

                    - the death benefit amount may not have to be included in the beneficiary's taxable income.

     - The tax treatment described here does not address federal estate and gift taxes, or state and local taxes.

                             IN SUMMARY: FEE TABLES

THE FOLLOWING TABLES DESCRIBE THE FEES AND EXPENSES THAT YOU WILL PAY WHEN BUYING, OWNING AND SURRENDERING THE POLICY. THE FIRST TABLE DESCRIBES THE FEES AND EXPENSES THAT YOU WILL PAY AT THE TIME THAT YOU BUY THE POLICY, SURRENDER THE POLICY OR TRANSFER CASH VALUE BETWEEN INVESTMENT OPTIONS.

====================================================================================================================================
                                                          TRANSACTION FEES (CHARGE)
====================================================================================================================================
       Charge          When Charge Is                             Amount Deducted From Each Premium Payment
                       Deducted
====================================================================================================================================
                                                 For Policies Issued On or After September 9, 2002 With  $500,000 Or More Of
                                                                           Annual Pemium Per Owner
                                         -------------------------------------------------------------------------------------------
    PREMIUM LOAD        Upon Making A
     (Charge) (1)       Premium Payment
---------------------- ----------------- ------------------------------- -----------------------------------------------------------
---------------------- ----------------- ------------------------------- -----------------------------------------------------------
                                         MAXIMUM GUARANTEED              CURRENTLY
                                         9.0% for the first seven        For the first five policy years:
                                         policy years and then                9.0% of the premium for the base portion of the
                                         5.5% Thereafter                      specified amount up to "target premium",
                                                                              plus 6.5% of the excess of the premium for the base
                                                                              portion of the specified amount over the target
                                                                              premium, plus 3.2857% minus (1.2857% times the
                                                                              proportion of additional protection rider to the total
                                                                              specified amount) of the premium for the additional
                                                                              protection rider portion of the specified amount;

                                                                         3.5% for policy years six through ten; and then 2.0 %
                                                                         thereafter.

                                                                         For policy years six through ten: 3.5%;
                                                                         For policy years eleven and after: 2.0%;
                                         -------------------------------------------------------------------------------------------
                                                 For Policies Issued On or After September 9, 2002 With Less Than $500 Of Annual
                                                                                  Premium Per Owner
                                         -------------------------------------------------------------------------------------------
                                         MAXIMUM GUARANTEED              CURRENTLY
                                         9.0% for the first seven        For the first seven policy years:
                                         policy years and then                9.0% of Premium Payments up to target premium;
                                         5.5% Thereafter                      plus 7.0% of premiums over the target premium;
                                                                         For policy years eight through ten: 5.5% and then
                                                                         For policy years eleven and after: 3.5 %.
                                         -------------------------------------------------------------------------------------------
                                                               For Policies Issued Prior To September 9, 2002
                                         -------------------------------------------------------------------------------------------
                                         MAXIMUM GUARANTEED              CURRENTLY
                                         9.0% for the first seven        For the first seven policy years:
                                         policy years and then                9.0% of Premium Payments up to target premium;
                                         5.5% Thereafter                      plus 6.5% of premiums over the target premium;
                                                                         For years eight and after: 3.5 %.
====================================================================================================================================
PARTIAL SURRENDER FEE    Upon Partial          Maximum Guaranteed                                 Currently
                          surrender
------------------------------------------------------------------------------------------------------------------------------------
                                         The Lesser Of $25 Or 5% Of                                  0
                                         Partial Surrender Amount
---------------------- ----------------- ------------------------------- -----------------------------------------------------------

(1) We deduct one charge upon purchase composed of a charge intended to partially recoup acquisition costs as well as premium taxes. The actual amount a taxing authority assesses may not equal the Premium Taxes charged.

(2) Target Premium is a predetermined, standard percentage of the maximum annual premium for the base portion of the Specified Amount, for a policy with seven level, annual premium payments.

THE NEXT TABLE DESCRIBES THE FEES AND EXPENSES THAT YOU WILL PAY PERIODICALLY DURING THE TIME THAT YOU OWN THE POLICY, NOT INCLUDING SUB-ACCOUNT PORTFOLIO OPERATING EXPENSES.

==================================================================================================================================
                              PERIODIC CHARGES OTHER THAN SUB-ACCOUNT PORTFOLIO OPERATING EXPENSES
==================================================================================================================================
               Charge                   When Charge Is Deducted                            Amount Deducted
                                                                                          From Cash Values
====================================================================================================================================
         COST OF INSURANCE (1)                                            Minimum               Maximum          Representative (3)
                                                                   ----------------------------------------------------------------
  Representative - For An Issue Age                                        $0.03                $83.33           $0.31
   40, Non-tobacco, in the tenth                Monthly            ----------------------------------------------------------------
      policy year, issued on a                                     Per $1,000 Of Net Amount At Risk - Proportionately From Your
   short-form, non-medical basis                                           Chosen Variable And Fixed Investment Options
 withAnd Death Benefit Option One2
====================================================================================================================================
                                                                                                Maximum Guaranteed        Currently
                                                                   -----------------------------------------------------------------
                                                                           Policy Years             0.75%                0.40%
                                                                               1-4
                                                                   -----------------------------------------------------------------
MORTALITY AND EXPENSE RISK                      Daily                      Policy Years             0.75%                0.25%
                                                                               5-20
                                                                   -----------------------------------------------------------------
                                                                           Policy Years             0.75%                0.10%
                                                                           21 and After
                                                                   -----------------------------------------------------------------
                                                                   Annual Percentages - Proportionately From Your Chosen
                                                                   Variable And Fixed Investment Options
====================================================================================================================================
                                                                        Maximum Guaranteed                  Currently
                                                                   -----------------------------------------------------------------
 ADMINISTRATIVE                                 Monthly                       $10                             $5
                                                                   -----------------------------------------------------------------
                                                                   Proportionately From Your Chosen Variable And Fixed
                                                                                     Investment Options
====================================================================================================================================
   ADDITIONAL PROTECTION RIDER (1),(4)                                     Minimum              Maximum          Representative (3)
 Representative - For An Issue Age                                 -----------------------------------------------------------------
    40 Non-tobacco, in the tenth                Monthly                    $0.01                $83.33           $0.22
      policy year, issued on a                                     -----------------------------------------------------------------
   short-form, non-medical basis. (2)                              Per $1,000 Of Additional Protection - Proportionately From
                                                                   Your Chosen Variable And Fixed Investment Options
====================================================================================================================================

---------------------------------------

(1)  The charge varies based on individual characteristics.

(2) The representative insured is based on uni-sex mortality tables. Ask for a policy illustration, or see your policy for the charge that applies to you.

(3) The representative charge may not be representative of the charge that a particular policy owner pays.

(4)  The continuation of a rider is contingent on the policy being in force.

THE NEXT ITEM SHOWS THE MINIMUM AND MAXIMUM TOTAL OPERATING EXPENSES CHARGED BY THE SUB-ACCOUNT PORTFOLIOS THAT YOU MAY PAY PERIODICALLY DURING THE TIME THAT YOU OWN THE POLICY. MORE DETAIL CONCERNING EACH SUB-ACCOUNT PORTFOLIO'S FEES AND EXPENSES IS CONTAINED IN THE PROSPECTUS FOR EACH SUB-ACCOUNT PORTFOLIO.

TOTAL ANNUAL SUB-ACCOUNT PORTFOLIO OPERATING EXPENSES                                       Minimum                Maximum
                                                                                            -------                -------
(expenses that are deducted from the sub-account portfolio assets, including                 0.26%                  7.23%
management fees, distribution (12b-1) fees, and other expenses)

================================================================================
                            FIRST USE OF DEFINED WORD
================================================================================


CASH SURRENDER VALUE, 21

CASH VALUE, 20

CODE, 30

DEATH BENEFIT, 19

IN FORCE, 20

INSURED, 19

LAPSE, 20

MATURITY DATE, 22

NET AMOUNT AT RISK, 23

NET PREMIUM, 27

POLICY DATE, 20

PREMIUM, 19

RIDER, 24

SPECIFIED AMOUNT, 20

SUB-ACCOUNTS, 21

TOTAL SURRENDER VALUE, 32

UNIT, 21

US, WE, OUR OR THE COMPANY, 19

VALUATION PERIOD, 21

YOU, YOUR OR THE POLICY OWNER, 19

================================================================================
                                   THE POLICY
================================================================================
The policy is a legal contract between you and us.

    ============================================================================
    YOU, YOUR or the POLICY OWNER means the legal person named as the owner in the application, or the legal person assigned ownership rights.

    US, WE, OUR or the COMPANY means Nationwide Life and Annuity Insurance Company.
    ============================================================================

Generally, the policy is available for an insured between issue age of 18-79 (although these ages may vary in your state). It is nonparticipating, meaning your policy will not share in our profits or surplus earnings.

    ============================================================================
    The INSURED is the person whose life we insure under the policy, and whose death results in the death benefit becoming payable.

    The DEATH BENEFIT is the amount we pay to the beneficiary upon the insured's death, before payment of any unpaid outstanding loan balances or charges.
    ============================================================================
--------------------------------------------------------------------------------

POLICY OWNER RIGHTS The policy belongs to the owner named in the application, or the person to whom the policy has been validly assigned. You may also name a contingent policy owner. While the insured is alive, the owner may exercise all policy rights and options.

--------------------------------------------------------------------------------
THE BENEFICIARY                   The beneficiary receives the death benefit
                                  proceeds from the policy. You name the
                                  beneficiary in the application for the
                                  policy. You may name more than one
                                  beneficiary.

                                  If any beneficiary dies before the insured, that beneficiary's interest will be paid to any surviving beneficiary, unless you specify otherwise. We will pay multiple beneficiaries in equal shares, unless you specify otherwise. If no named beneficiary survives the insured, the death benefit proceeds will be paid to you or your estate.

                                  You may name a contingent beneficiary in the application for the policy. The contingent beneficiary will become the beneficiary if all named beneficiaries die before the insured. You may name more than one contingent beneficiary.

                                  You may also change or add a beneficiary or contingent beneficiary while the insured is living. Any change must be in writing and satisfactory to us. We must receive the change at our home office, and we may require that you send us your policy for endorsement before we record the change. Once we record the change, the change will be effective as of the date it was signed rather than the date we received it. The change will not affect any payment we made or action we took before we recorded the change.

--------------------------------------------------------------------------------
TO PURCHASE                       To purchase the policy, you must submit to us
                                  a completed application and an initial
                                  premium payment.

    ============================================================================
    PREMIUM is the amount of money you pay to begin and continue the policy.
    ============================================================================

                                  We must receive evidence of insurability that satisfies our underwriting standards (this may require a medical examination) before we will issue a policy. We can provide you with the details of our underwriting standards. We reserve the right to reject an application for any reason permitted by law. Also, we reserve the right to modify our underwriting standards at any time.

                                  The minimum initial specified amount in most states is $50,000.

    ============================================================================
    The SPECIFIED AMOUNT is the dollar amount of insurance the owner selects.
    ============================================================================
                                  We reserve the right to modify our minimum
                                  specified amount at any time.
--------------------------------------------------------------------------------
COVERAGE We will issue the policy only if the underwriting process has been completed; we have approved the application; and the proposed insured is alive and in the same condition of health as described in the application. However, full insurance coverage will take effect only after you have paid the minimum initial premium. We begin to deduct monthly charges from your policy cash value on the policy date.

    ============================================================================
    The policy's CASH VALUE is the amount equal to the premiums you pay, minus policy charges, plus the investment experience of your policy's investment options.

    The POLICY DATE is the date the policy takes effect as shown on the policy data page. Policy years and months are measured from this date.
    ============================================================================
--------------------------------------------------------------------------------
COVERAGE EFFECTIVE DATE           Insurance coverage begins and is in force on
                                  the policy date shown on the policy data page.

    ============================================================================
    IN FORCE means that insurance coverage is in effect.
    ============================================================================

                                  It ends when the policy lapses, or when we pay all the proceeds from the policy.

    ============================================================================
    A LAPSE means the policy terminates without value.
    ============================================================================

                                  We may provide temporary insurance coverage
                                  before full insurance coverage takes effect,
                                  subject to our underwriting standards and the
                                  policy conditions.
--------------------------------------------------------------------------------
TO CANCEL (EXAMINATION RIGHT)     You may cancel your policy during the free
                                  look period. The free look period begins when you complete an application and generally expires ten days after you receive the policy. This period will be longer if required by law.

                                  If you decide to cancel during the free look
                                  period, return the policy to the sales
                                  representative who sold it, or to us at the
                                  home office, along with your written
                                  cancellation request. Generally, within seven
                                  days, we will refund the amount prescribed by
                                  the law of the state in which we issued the
                                  policy. We will treat the policy as if we had
                                  never issued it.
--------------------------------------------------------------------------------
TO CHANGE COVERAGE                After the first policy year,
                                  you may request to change the specified
                                  amount. Changes may result in additional charges. However, no change will take effect unless the cash surrender value after the change is sufficient to keep the policy in force for at least three months.

    ============================================================================
    The CASH SURRENDER VALUE is the policy's cash value minus the amount of any indebtedness.
    ============================================================================

                                  If you decide to increase the specified
                                  amount, you must provide us with evidence of insurability that satisfies our underwriting standards. The insured must be within the required issue ages. The increase must be for at least $10,000 and the amount of insurance after increase may not exceed the maximum death benefit which currently is $8,000,000 plus the policy's cash value.

                                  You may request to decrease the specified amount. We first apply decreases to the amount of insurance coverage as a result of any prior specified amount increases, starting with the most recent. Then we will decrease the initial specified amount. We will deny a request, however, to reduce the amount of your coverage below the minimum initial specified amount. Also, we will deny a request that would disqualify the policy as a contract for life insurance.

                                  To change the specified amount, you must
                                  submit your written request to us at our home
                                  office. Changes will become effective on the
                                  next monthly anniversary from the policy date
                                  after we approve the request. We reserve the
                                  right to limit the number of changes each
                                  year.
--------------------------------------------------------------------------------
TO TRANSFER                       You may make transfers between and
                                  among the available sub-account portfolios and the fixed investment option.

    ============================================================================
    SUB-ACCOUNTS are the record-keeping mechanism we use to account for the mutual funds that are investment options, as well as the value of your allocations to the investment options, after we deduct transaction fees and periodic charges.
    ============================================================================

                                  We will determine the amount you have
                                  available for transfers in units, and we will process a transfer at the end of the valuation period on which we receive your request.

    ============================================================================
    A UNIT is an accounting measure we use in calculating the cash value of your policy.

    During a VALUATION PERIOD, we determine the change in the value of the sub-accounts. One valuation period ends and another begins with the close of normal trading on the New York Stock Exchange.
    ============================================================================

                                  We will calculate the value of a unit based on the net asset value (NAV) per share of the sub-account portfolio. A sub-account portfolio will determine its net asset value once daily as of the close of the regular business session of the New York Stock Exchange (usually 4:00 p.m. Eastern time).

                                  You may submit your transfer request in
                                  writing by U.S. mail or over the Internet.

                                  We reserve the right to limit transfers among the sub-account portfolios in instances of excessive trading. Excessive trading (including short-term "market timing" trading) may adversely affect the performance of our sub-accounts. If your trading activities (or those of a third party acting on your behalf) develop into a pattern of excessive trading, we may limit your means for making a transfer to the U.S. mail. We will notify you in writing 30 days before we do this.

                                  We also reserve the right to limit the timing and amount of transfers to and from the fixed account. You may not transfer premium allocated to the fixed account at the time of application before the end of the first year (from the policy date). We may not permit you to transfer over 20% of the fixed account value as of the end of the previous policy year (subject to state restrictions). Similarly, we may not permit you to transfer to the fixed account over 20% of the value among the sub-account portfolios as of the close of business of the prior valuation period.

                                  We reserve the right to refuse any transfer to the fixed account if its value is 30% or more of the policy value.

                                  We will consider each request by any means as a single transfer regardless of the number of sub-accounts involved. We will employ reasonable procedures to confirm that instructions are genuine, including:

                                  - requiring forms of personal identification
                                    before acting upon instructions; and/or
                                  - providing you with written confirmation of
                                    completed transactions.

                                  If we follow these procedures, we will not be liable for any loss, damage, cost or expense from complying with what we reasonably believe to be genuine instructions. Rather, you will bear the risk of loss.

                                  Any computer system, whether it is yours, your service provider's, your agent's, or ours, can experience slowdowns or outages for a variety of reasons. These slowdowns or outages may delay or prevent our ability to process your request. Although we have taken precautions to help our system handle heavy usage, we cannot promise complete reliability under all circumstances. If you are experiencing problems, you should make your request in writing.

--------------------------------------------------------------------------------
TO CHANGE ALLOCATION OR           During the first 24 months of coverage, you
EXCHANGE                          may irrevocably transfer the cash value of the
                                  sub-account portfolios to the fixed account.
                                  You must exercise this right by writing to our home office. You will not be assessed any costs associated with the exchange

                                  After the first 24 months of coverage, you may
                                  exchange the policy for a new policy, subject
                                  to our approval. We may require that you
                                  furnish further evidence of insurability. You
                                  must pay all costs associated with the
                                  exchange.
--------------------------------------------------------------------------------
TO TERMINATE OR SURRENDER         You have the right to terminate the policy. Or
                                  you may surrender the policy for its cash
                                  surrender value. The policy will automatically
                                  terminate when the insured dies, the policy
                                  matures, or the grace period ends.
--------------------------------------------------------------------------------
TO ASSIGN                         You may assign any rights under the
                                  policy while the insured is alive. If you
                                  make an assignment, your beneficiary's
                                  interest will be subject to the person(s) to
                                  whom you have assigned rights. Your
                                  assignment must be in writing, and it must be
                                  recorded at our home office before it will
                                  become effective. Your assignment will be
                                  subject to any outstanding policy loans.
--------------------------------------------------------------------------------
MATURITY PROCEEDS                 If the policy is in force on the maturity
                                  date, we will pay you the maturity proceeds.

    ============================================================================
    The MATURITY DATE is the policy anniversary on or next following the insured's 100th birthday.
    ============================================================================


                                  The maturity proceeds will equal the policy's cash value minus any indebtedness. After we pay the maturity proceeds, the policy is terminated.

                                  Prior to the insured attaining age 100, we may offer to continue the policy to the date of the insured death rather than paying the maturity proceeds. If you accept this offer the policy will be endorsed so that:

                                  - no additional premium payments will be
                                    allowed;

                                  - no changes to the amount of the specified
                                    amount will be allowed;

                                  - if you elected death benefit Option 2, the
                                    death benefit will be changed to Option 1
                                    (see the death benefit options descriptions below);

                                  - the death benefit will equal either 101.97%
                                    of the Cash Value if the death benefit is Option 1 or the Specified Amount plus the greater of Accumulated Premiums and Cash Value if the death benefit is Option 3;

                                  - 100% of the Cash Value or the
                                    Accumulated/Cash Value, as applicable,
                                    will be allocated to the policy's fixed
                                    account;

                                  - the Mortality and Expense charge and the
                                    Administrative charges will no longer be assessed and since the death benefit will be equal to the Cash Value or the Accumulated/Cash Value, as applicable, the cost of insurance will become zero; and

                                  - the maturity date will not be extended where
                                    the policy will fail the definition of
                                    life insurance.
--------------------------------------------------------------------------------
REPORTS AND                       We will send you transaction confirmations.
ILLUSTRATIONS                     We will also send you semi-annual and annual
                                  reports that show:

                                  - the specified coverage amount           - the current cash value
                                  - premiums paid                           - the cash surrender value
                                  - all charges since the last report       - outstanding policy indebtedness


                                  We will send these reminders and reports to the address you provide on the application, or to another you may specify.

                                  At any time, you may ask for a projection of
                                  illustrative future benefits and values under
                                  the policy.
--------------------------------------------------------------------------------
ERRORS OR MISSTATEMENTS           If you make an error or misstatement in
                                  completing the application, then we will adjust the death benefit and cash value accordingly.

                                  To determine the adjusted death benefit, we will multiply the net amount at risk at the time of the insured's death by the ratio of the monthly cost of insurance applied at the true age in the policy month of death and the monthly cost of insurance that should have been applied at the true age in the policy month of death.

    ============================================================================
    The NET AMOUNT AT RISK is the policy's base death benefit minus the policy's cash value.
    ============================================================================

                                  We will then add this amount to the cash value
                                  of the policy at the insured's death. The cash
                                  value will be adjusted to reflect the cost of
                                  insurance charges on the correct age from the
                                  policy date.
--------------------------------------------------------------------------------
INCONTESTABILITY                  Except for misrepresentations, we will not
                                  contest payment of the death benefit proceeds based on the initial specified amount after the policy has been in force for two years from the policy date. For any change in specified amount requiring evidence of insurability, we will not contest payment of the death benefit proceeds based on such an increase after two years from the effective date.

--------------------------------------------------------------------------------
IF WE MODIFY THE POLICY           Any modification (or waiver) of our rights or
                                  requirements under the policy must be in writing and signed by our president or corporate secretary. No agent may bind us by making any promise not contained in the policy.

                                  We may modify the policy, our operations, or the separate account's operations to meet the requirements of any law (or regulation issued by a government agency) to which the policy, our company, or the separate account is subject. We may modify the policy to assure that it continues to qualify as a life insurance contract under the federal tax laws. We will notify you of all modifications, and we will make appropriate endorsements to the policy.

================================================================================
                                     RIDERS
================================================================================
Riders are available for you to design the policy to meet your specific needs. You may elect one or both of them. However, once the policy is in force, we may require further evidence of insurability to add a rider. Availability varies by state. You will incur an additional charge for most of them.

    ============================================================================
    A RIDER is an optional benefit you may purchase under the policy.
    ============================================================================
--------------------------------------------------------------------------------
CHANGE OF INSURED RIDER           You may exchange the insured for a new
                                  insured, subject to insurability and other
                                  conditions.
--------------------------------------------------------------------------------
ADDITIONAL (insurance)            Term life insurance on the insured. The
PROTECTION RIDER                  policy pays a benefit, in addition to the
                                  death benefit, to the beneficiary upon the insured's death.

                                  The benefit amount varies monthly and is based on the death benefit option you have chosen.

                                  You may renew coverage annually until the
                                  policy maturity date.
================================================================================
                                     PREMIUM
================================================================================
This policy does not require a scheduled payment of premium to keep it in force. The policy will remain in effect as long as the conditions that cause the policy to lapse do not exist.
--------------------------------------------------------------------------------
INITIAL PREMIUM                   The amount of the initial premium required
                                  for us to issue this policy will depend on the initial specified amount of insurance you request, the death benefit option you select, and any riders you select. Generally, the higher the required initial specified amount, the higher the initial premium will be.
                                  Similarly, because death benefit Options Two and Three provide for a potentially greater death benefit than death benefit Option One, death benefit Options Two and Three may require a higher amount of premiums. Also, the age, health, and activities of the insured will affect our determination of the risk of issuing the policy. In general, the greater this risk, the higher the initial premium will be.

                                  When you pay the initial premium, we may provide temporary insurance. Whether we will issue continuing insurance coverage depends on the insured meeting all underwriting requirements, you paying the initial premium, and our delivery of the policy while the insured is still living. Depending on the outcome of our underwriting process, more or less premium may be necessary for us to issue the policy. We also retain the right to not issue the policy, in which case your payment will be returned.

                                  You may pay the initial premium to our home office or to our authorized agent. The initial premium payment must be at least $50 per policy.

--------------------------------------------------------------------------------
SUBSEQUENT PREMIUMS               You may make additional premium payments at
                                  any time while the policy is in force,
                                  subject to the following:

                                  - We may require satisfactory evidence of insurability before accepting any additional premium payment that results in an increase in the policy's net amount at risk;

                                  - We will refund premium payments that exceed the applicable premium limit established by the IRS to qualify the policy as a contract for life insurance. As discussed in the "Taxes" section of this prospectus, additional premium payments or other changes to the policy may jeopardize the policy's non-modified endowment status. We will monitor premiums paid and other policy transactions and will notify you when the policy's non-modified endowment contract status is in jeopardy; and

                                  - We may require policy indebtedness be repaid prior to accepting any additional premium payments.

                                  If you decide to make a subsequent premium payment, you must send it to our home office. Each premium payment must be at least $50 per policy.

================================================================================
                                     CHARGES
================================================================================
We make charges and deductions under the policy. These charges and deductions compensate us for: the services and benefits we provide; the costs and expenses we incur; and the risks we assume.

Sub-account portfolio charges are deducted from, and expenses are paid out of, the assets of the sub-account portfolios that are described in the prospectuses for the sub-account portfolios.

The following repeats or adds to information provided in the Transaction Fees and Periodic Charges Other Than Mutual Fund Operating Expenses tables. Please review those tables, as well as the policy, riders and endorsements, for information on charges.

                                  ---------------------------------------------
PREMIUM LOAD (CHARGE)             This charge partially recoups acquisition
                                  expenses, including premium taxes..
                                  ---------------------------------------------

                                  ---------------------------------------------
PARTIAL SURRENDER FEE             This charge compensates us for the
                                  administrative costs in calculating and
                                  generating the surrender amount.

                                  Preferred partial surrenders are not subject to the fee.

                                  A preferred partial surrender may occur
                                  within 15 years from the policy issue date.
                                  It cannot exceed 10% of the cash surrender
                                  value as of the beginning of the policy year.
                                  ---------------------------------------------

                                  ---------------------------------------------
COST OF INSURANCE                 This charge compensates us for providing
                                  insurance protection under the policy.

                                  We will determine this charge by multiplying the monthly cost of insurance rate by the net amount at risk.

                                  The cost of insurance rate will vary by
                                  demographic factors such as: age; duration;
                                  specified amount; underwriting class; and any substandard ratings. The cost of insurance will also be based on changes in the future expectations for factors such as:investment earnings; mortality; persistency; expenses; and taxes.

                                  We may use a separate cost of insurance rate for the initial specified amount and any increase.

                                  Periodically, we will determine monthly cost of insurance rates based on our expectations about future experience. We will uniformly change cost of insurance rates for insureds of the same age, underwriting class and any substandard rating for policies in force for the same length of time.

                                  ----------------------------------------------

--------------------------------------------------------------------------------
MORTALITY AND EXPENSE RISK        This charge compensates us for assuming risks
                                  associated with mortality and expense costs.

                                  The mortality risk is that the insured does not live as long as expected.

                                  The expense risk is that the costs of issuing and administering the policy are more than expected.

                                  The charge is guaranteed not to exceed a
                                  stipulated maximum. We may realize a profit
                                  from this charge.
                                  ----------------------------------------------

                                  ----------------------------------------------
ADMINISTRATIVE                    This charge reimburses us for the costs of
                                  maintaining the policy, including for
                                  accounting and record keeping.
                                  ----------------------------------------------

                                  ----------------------------------------------
ADDITIONAL PROTECTION RIDER       This charge compensates us for providing term
                                  life insurance on the insured.

                                  The charge is the monthly cost of insurance rate times the rider death benefit.

                                  We apply uniformly any change in the monthly
                                  cost of insurance rates for insureds whose
                                  riders have been in force for the same length of time: attained ages; any target specified amount; rate class and rate type.
                                  ----------------------------------------------

================================================================================
                  TO ALLOCATE PREMIUM AND SUB-ACCOUNT VALUATION
================================================================================
You may allocate all or a portion of the premium you pay to any sub-account. The separate account is divided into sub-accounts that invest in shares of one or more portfolios of the different mutual funds available under the policy.

We maintain assets equal to the reserves and other liabilities of the separate account. We will not charge the assets with the liabilities that may arise from any other business we conduct. We may transfer to our general account assets that exceed the reserves and liabilities of the separate account.

Or you may allocate all or a portion of the premium to the fixed investment option that is funded by the assets of our general account.

--------------------------------------------------------------------------------
VARIABLE INVESTMENT OPTIONS       The separate account invests in shares of the
                                  available sub- account portfolios. Each
                                  sub-account portfolio invests in a mutual fund that is registered with the SEC. This registration does not involve supervision of the management or investment practices or policies of the portfolios or mutual funds by the SEC.

                                  Each sub-account portfolio's assets are held separately from the assets of the other sub-account portfolios, and each sub-account portfolio has investment objectives and policies that are different from those of the other sub-account portfolios. Thus, each sub-account portfolio operates as a separate investment fund, and the income or losses of one sub-account portfolio generally have no effect on the investment performance of any other sub-account portfolio.

--------------------------------------------------------------------------------
THE FIXED INVESTMENT OPTION       We fund the fixed investment option by the
                                  assets of our general account. The general account contains all of our assets other than those in the separate accounts. These assets are subject to our general liabilities from business operations. The general account is used to support our insurance and annuity obligations. Any amounts in excess of the separate account liabilities are deposited into our general account. We bear the full investment risk for all amounts allocated to the fixed account.

                                  We guarantee that the amounts you allocate to the fixed investment option will be credited interest daily at a net effective annual interest rate of at least 3.0%. We will credit any interest in excess of 3.0% at our sole discretion. You assume the risk that the interest we credit to the amounts you allocate to the fixed investment option may not exceed the minimum guarantee of 3.0% for any given year.

                                  The amounts you allocate to the fixed
                                  investment option will not share in the
                                  investment performance of our general account. Rather, the investment income you earn on your allocations will be based on varying rates we set. The rates are set at the beginning of each calendar quarter and will be effective for at least three months.

                                  The general account is not subject to the same
                                  laws as the separate account, and the SEC has
                                  not reviewed the disclosures in this
                                  prospectus relating to the fixed account.
                                  However, information about the fixed account
                                  is subject to federal securities laws relating
                                  to the accuracy and completeness of statements
                                  made by prospectus disclosure.
--------------------------------------------------------------------------------
ALLOCATION OF NET PREMIUM AND     We allocate your premium payments to
CASH VALUE                        sub-accounts or the fixed account per your
                                  instructions.  You must specify your
                                  premium payments in whole percentages. The sum of allocations must equal 100%.

    ============================================================================
    NET PREMIUM is premium after transaction charges, but before any allocation to an investment option.
    ============================================================================
--------------------------------------------------------------------------------
WHEN SUB-ACCOUNT UNITS ARE        Premiums you allocate to a sub-account on the
VALUED                            application are allocated to the GVIT Gartmore
                                  GVIT Money Market Fund: Class V during the period in which you may cancel the policy.
                                  Your state may require us or may permit you to direct us to allocate premiums paid during this period to the fixed account.

                                  At the expiration of this period, we use the net premiums to purchase shares of mutual funds that correspond to the sub-account portfolios you have specified. We then convert those shares into unit values for purposes of determining the value of your interest in the sub-account(s).

                                  Generally, we will price sub-account units on any day the New York Stock Exchange is open.

                                  Besides when the New York Stock Exchange is closed, we will not price sub-account units on these recognized holidays.

                                    o New Year's Day          o Independence Day
                                    o Martin Luther King,     o Labor Day
                                      Jr. Day
                                    o Presidents' Day         o Thanksgiving
                                    o Good Friday             o Christmas
                                                              o Memorial Day

                                  In addition, we will not price sub-account units if:

                                  - trading on the New York Stock
                                    Exchange is restricted;

                                  - an emergency exists making disposal or
                                    valuation of securities held in the
                                    separate account impracticable; or

                                  - the SEC, by order, permits a suspension or
                                    postponement for the protection of security holders.

                                  SEC rules and regulations govern when the conditions described above exist. If we are closed on days when the New York Stock Exchange is open, you will be unable to effect transactions.

--------------------------------------------------------------------------------
HOW INVESTMENT EXPERIENCE IS      Though the number of sub-account units will
DETERMINED                        not change as a result of investment
                                  experience, changes in the net investment factor may cause the value of a sub-account unit to increase or decrease from valuation period to valuation period. Changes in the net investment factor may not be directly proportional to changes in the net asset value of the mutual fund shares, because of the deduction for mortality and expense risk charge, and any charge or credit for tax reserves.

                                  We determine the change in sub-account values at the end of a valuation period. The sub-account unit value for a valuation period is determined by multiplying the sub-account unit value as of the prior valuation period by the net investment factor for the sub-account for the current valuation period.

                                  We determine the net investment factor for any valuation period by dividing (a) by (b) and then subtracting (c) where:

                                  (a) is the sum of:

                                  - the net asset value per share of the mutual
                                    fund held in the sub-account as of the end of the current valuation period after taxes or tax credits; and

                                  - the per share amount of any dividend or
                                    income distributions made by the mutual
                                    fund (if the date of the dividend or
                                    income distribution occurs during the
                                    current valuation period).

                                  (b) is the net asset value per share of the mutual fund determined as of the end of the immediately preceding valuation period after taxes or tax credits; and

                                  (c) is a charge for Mortality and Expense
                                  Risk.
--------------------------------------------------------------------------------
CASH VALUE                        There is no guaranteed cash value. The cash
                                  value will vary with the investment experience of the separate account and/or the daily crediting of interest in the fixed account and policy loan account depending on your allocation among the policy's investment options.

                                  We compute the cash value of your policy by adding the sub-account portfolio unit values to the money you have allocated to the fixed investment option and adding the amount in the policy loan account.

                                  We will determine the value of the assets in the separate account at the end of each valuation period. We will determine the cash value at least monthly. To determine the number of sub-account units credited to each sub-account, we divide the net amount you allocate to the sub-account by the sub-account unit value for the sub-account (using the next valuation period following when we receive the premium).

                                  If you surrender part or all of the policy, we will deduct a number of sub-account units from the separate account and an amount from the fixed account that corresponds to the surrendered amount. Thus, your policy's cash value will be reduced by the surrendered amount. Similarly, when we assess charges or deductions, a number of sub-account units from the separate account and an amount from the fixed account that corresponds with the charge or deduction will be deducted from the policy's cash value. We make these deductions in the same proportion that your interests in the separate account and the fixed account bear to the policy's total cash value.

                                  The cash value in the fixed account and the policy loan account is credited with interest daily at an effective annual rate that we declare periodically. The annual effective rate will never be less than 3.0%. Upon request, we will inform you of the current applicable rates for each account.

                                  On any date during the policy year, the cash
                                  value equals the cash value on the preceding
                                  valuation period, plus any net premium applied
                                  since the previous valuation
                                  period, minus any policy charges, plus or
                                  minus any investment results, and minus any
                                  partial surrenders.
--------------------------------------------------------------------------------
DOLLAR COST AVERAGING             You may elect to participate in a dollar cost
                                  averaging program. Dollar cost averaging is an investment strategy designed to reduce the investment risks associated with market fluctuations. The strategy spreads the allocation of your premium among the sub-account portfolios and the fixed investment option over a period of time to allow you to potentially reduce the risk of investing most of your premium into the sub-accounts at a time when prices are high.

                                  There is no additional charge for dollar cost averaging. A dollar cost averaging program may not be available in all states. We do not assure the success of these strategies; success depends on market trends. We cannot guarantee that dollar cost averaging will result in a profit or protect against loss. You should carefully consider your financial ability to continue these programs over a long enough period of time to purchase units when their value is low, as well as when it is high. We may modify, suspend or discontinue these programs at any time. We will notify you in writing 30 days before we do this.

                                  On a monthly basis (or another frequency we may permit), a specified dollar amount of your premium is systematically and automatically transferred from the fixed account to a sub-account portfolio. With dollar cost averaging, you may also have premium transferred from the GVIT Gartmore GVIT Money Market Fund: Class I or Class V.

                                  With dollar cost averaging, we will continue to process transfers until there is no more value left in the fixed account or the originating mutual fund(s). You may also instruct us in writing to stop the transfers. If you have premium transferred from the fixed account, the amount must be no more than 1/30th of the fixed account value at the time you elect to participate in the program. Either you elect to participate in the dollar cost averaging program upon application or by submitting an election form before the beginning of the month.

================================================================================
                                THE DEATH BENEFIT
================================================================================
CALCULATION OF THE DEATH          We will calculate the death benefit and pay it
BENEFIT PROCEEDS                  to the beneficiary when we receive at our home
                                  office proof that the insured has died, as well as other customary information. The death benefit may be subject to an adjustment if you make an error or misstatement upon application, or if the insured dies by suicide.

                                  While the policy is in force, the death
                                  benefit will never be less than the specified amount. The death benefit may vary with the cash value of the policy, which depends on investment performance. You may choose one of three death benefit options. Not all death benefit options are available in all states. If you do not elect a death benefit, the policy's death benefit will be Option One.

                                  For polices issued after the later of May 1, 2002 or the date we are authorized to issue policies with a maximum death benefit within your state, we reserve the right to limit the amount of insurance under any policy to the maximum death benefit. Currently, the maximum death benefit is equal to the sum of the cash value and the lesser of (i) 250% of the Specified Amount on the policy issue date and
                                  (ii) $8,000,000. We may increase the maximum death benefit at our sole discretion.

                                  We will calculate the death benefit on the monthly anniversary and upon the death of the insured. If the calculation exceeds the maximum death benefit, we reserve the right to pay to you a pre-death distribution to reduce the cash value so that the death benefit will not exceed the lesser of (i) 225% of the Specified Amount on the policy issue date and
                                  (ii) $7,200,000. If death benefit Option 3 is applicable and the accumulated premium account is greater than the cash value, we reserve the right to reduce the amount previously credited to the accumulated premium account to an amount equal to 90% of the cash value immediately before the distribution. The accumulated premium account will not become less that zero because of a pre-death distribution.

                                  90% of the cash value immediately before the distribution. The accumulated premium account will not become less that zero because of a pre-death distribution.

                                  The maximum death benefit may, under certain circumstances, curtail the flexibility that the policy affords you. For example, the policy's cash value may increase at a rate that outpaces the ratio of cash value to life insurance permitted under the Internal Revenue Code. In some instances, you and we may address this situation by increasing the specified amount of insurance so that the policy's ratio of cash value to life insurance is readjusted to comply with the tax code definition. If, however, an increase in the specified amount would cause the death benefit to exceed the maximum death benefit, then this method of achieving compliance with the tax code definition of life insurance may not be available.

                                  We will notify you that a pre-death
                                  distribution and/or a reduction in the
                                  accumulated premium account has been
                                  generated. We will send this notice no later
                                  than thirty days after the event. Taxes
                                  arising from the pre-death distribution, if
                                  any, are your the responsibility. We urge you
                                  to confer with your tax adviser regarding tax
                                  implications of receiving a pre-death
                                  distribution prior to the purchase of this
                                  policy.
--------------------------------------------------------------------------------
DEATH BENEFIT OPTIONS             There are the three death benefit options
                                  under the policy. You may choose one.

                                  Each has a minimum required death benefit. The minimum required death benefit is the lowest death benefit that will qualify the policy as life insurance under Section 7702 of the Code.

    ============================================================================
    The CODE means the Internal Revenue Code of 1986, as amended.
    ============================================================================

                                  The tax tests for life insurance generally require that the policy have a significant element of life insurance and not be primarily an investment vehicle.

                                  At the time we issue the policy, you
                                  irrevocably elect one of the following tests to qualify the policy as life insurance under
                                  Section 7702 of the Code:

                                  - the cash value accumulation test; or

                                  - the guideline premium/cash value corridor
                                    test.

                                  The cash value accumulation test generally requires that under the terms of a life insurance policy, the death benefit must be sufficient so that the cash surrender value, does not at any time exceed the net single premium required to fund the future benefits under the policy. The net single premium under the policy will vary according to the age, and underwriting classification of the insureds.

                                  Under the cash value accumulation test, there is no limit to the amount that may be paid in premiums as long as there is sufficient death benefit in relation to the account value at all times.

                                  The guideline premium/cash value corridor test requires that the sum of the premiums paid into the policy does not at any time exceed the guideline premium limitation. Additionally, a minimum corridor of death benefit in relation to account value must be maintained.

                                  Regardless of which test you elect, we will monitor compliance to assure that the policy meets the statutory definition of life insurance for federal tax purposes. As a result, the death proceeds payable under a policy should be excludable from gross income of the beneficiary for federal income tax purposes.

                                  If you do not elect a test, we will assume that you intended to elect the guideline premium/cash value corridor test.

                                  If you do not choose one of the following death benefit options, we will assume that you intended to choose death benefit Option One.

                                  OPTION ONE

                                  The death benefit will be the greater of the specified amount or the minimum required death benefit.

                                  OPTION TWO

                                  The death benefit will be the greater of the specified amount plus the cash value as of the date of death (which will vary directly with the investment performance), or the minimum required death benefit.

                                  OPTION THREE

                                  The death benefit will be the greater of the sum of the specified amount on the date of death and the accumulated premium account (which consists of all premium payments accumulated to the date of the death less partial surrenders accumulated to the date of death) or the minimum required death benefit.

                                  The death benefit will be reduced by policy
                                  indebtedness and unpaid charges and increased
                                  by any insurance provided by riders. Policies
                                  to which an additional surrender payment
                                  applies at the time the death benefit proceeds
                                  become payable may also receive an amount in
                                  addition to the death benefit proceeds. This
                                  additional amount will be based on the amount
                                  of additional surrender payment in effect at
                                  the time the death benefit proceeds become
                                  payable.
--------------------------------------------------------------------------------
CHANGES IN THE DEATH BENEFIT      After the first policy year, you may elect to
OPTION                            change the death benefit option under the
                                  policy from either Option One to Option Two, or from Option Two to Option One. You may not change from or to Option Three. We will permit only one change of death benefit option per policy year. The effective date of a change will be the monthly anniversary date following the date we approve the change.

                                  For any change in the death benefit option to become effective, the cash surrender value after the change must be sufficient to keep the policy in force for at least three months.

                                  We will adjust the specified amount so that the difference between the death benefit and the cash value (i.e., the net amount at risk) remains constant before and after the death benefit option change.

                                  Where the policy owner has selected the
                                  guideline premium/cash value corridor test, a
                                  change in death benefit option will not be
                                  permitted if it results in the total premiums
                                  paid exceeding the maximum premium limitations
                                  under Section 7702 of the Code.
--------------------------------------------------------------------------------
SUICIDE                           If the insured dies by suicide, while sane or
                                  insane, within two years from the policy date,
                                  we will pay no more than the sum of the
                                  premiums paid, less any indebtedness, and less
                                  any partial surrenders. If the insured dies by
                                  suicide, while sane or insane, within two
                                  years from the date we accept an application
                                  for an increase in the specified amount, we
                                  will pay no more than the death benefit
                                  associated with the initial specified amount,
                                  plus the cost of insurance charges associated
                                  with the increase in specified amount.
================================================================================
                                   SURRENDERS
================================================================================
FULL SURRENDER                    You may surrender the policy for the cash
                                  surrender value any time while the insured is living. The surrender will be effective as of the date we receive the policy and a signed, written request for cancellation. We may require additional documentation of a customary nature.

                                  We reserve the right to postpone payment of assets in the fixed account for a period of up to 6 months from the date of the surrender request.

                                  After we receive all the required documents,
                                  we calculate the policy's cash surrender
                                  value. To calculate the cash surrender value, we start with policy's cash value, which is the sum of the value of the policy's sub-account units, the policy's interest in the fixed account, and the policy's interest in the policy loan account. We use the next unit values that we calculate after receiving all the documents necessary to surrender the policy. Because the cash value is the starting point for the calculation, the cash surrender value increases or decreases daily. This fluctuation reflects the investment experience of the separate account and the daily crediting of interest in the fixed account and the policy loan account. After determining the cash value, we then subtract from the cash value any outstanding policy loans and interest on outstanding policy loans due on that date. The result is the cash surrender value.
--------------------------------------------------------------------------------
OTHER AMOUNTS PAID AT SURRENDER
                                  For policies purchased by corporations and
                                  other groups, an amount may be paid by us in
                                  addition to the policy's cash surrender value if, during a limited, specified time period, the policy is completely surrendered and the proceeds are paid directly to the policy owner as of the date of issue. These payments will not be made from the policy, but are a separate obligation of Nationwide. This additional surrender payment may not apply to partial surrenders, or to complete surrenders for which you instruct us to pay the proceeds to a party other than the policy owner as of the date of issue. An additional surrender payment may also be available for certain individually owned, corporate sponsored plans.
    ============================================================================
    The policy's TOTAL SURRENDER VALUE is the amount equal to the policy's cash surrender value plus any other amounts paid at surrender.
    ============================================================================

                                  The amount, duration, and availability of additional surrender payments we make may vary based on a number of factors, including: o the number of insureds; o the nature of the relationship among individual insureds; o the purpose for which the policies are being purchased; o the expected persistency of the policies; and o any other circumstances which are rationally related to an expected reduction in acquisition or administrative costs.

                                  We will pay surrender payments that are in
                                  addition to the policy's cash surrender value
                                  from our general account. WE URGE YOU TO
                                  CONSULT WITH YOUR TAX ADVISER ABOUT THE TAX
                                  TREATMENT OF ADDITIONAL SURRENDER PAYMENTS.
                                  The criteria for additional surrender payments
                                  may change from time to time. Additional
                                  surrender payments will be determined in a
                                  manner that is not unfairly discriminatory to
                                  policy owners.
--------------------------------------------------------------------------------
PARTIAL SURRENDER                 After the policy has been in force
                                  for one year, you may request a partial
                                  surrender. We reserve the right to limit partial surrenders to one per year.

                                  We permit partial surrenders if the partial surrender satisfies the following requirements:

                                  - the minimum partial surrender is $500;

                                  - a partial surrender may not cause the total
                                    specified amount to be reduced below the minimum specified amount shown on the policy data page;

                                  - the maximum amount of a partial surrender is
                                    the cash surrender value less the greater of $500 or three monthly deductions; and

                                  - after the partial surrender, the policy
                                    continues to qualify as life insurance.

--------------------------------------------------------------------------------

REDUCTION OF SPECIFIED AMOUNT ON  When a partial surrender is made, we reduce
A PARTIAL SURRENDER               the cash value by the amount of the partial
                                  surrender. If the policy assets are held in more than one sub-account, we effect the partial surrender proportionately from the assets in each sub-account at the time of the partial surrender. We will distribute amounts from the fixed account only when there are insufficient amounts in the sub-accounts.

                                  When you take a partial surrender, ordinarily we will reduce the specified amount so that the net amount at risk does not increase.

                                  However, we will not decrease the specified amount by more than the partial surrender amount reduced by any preferred partial surrenders. A preferred partial surrender is a partial surrender that:

                                  - occurs before the 15th policy anniversary;
                                    and

                                  - when added to any prior preferred policy
                                    surrenders in that same policy year, it
                                    does not exceed 10% of the cash surrender value as of the beginning of the policy year.

                                  Any reduction we make to the specified amount will be made in the following order:

                                  - against the most recent increase in the
                                    specified amount;

                                  - against the next most recent increases in
                                    the specified amount in succession; and

                                  - against the specified amount under the
                                    original application.

                                  While we reserve the right to deduct a partial surrender fee, we currently deduct none.

                                  Certain partial surrenders may result in currently taxable income and tax penalties.

================================================================================
                               THE PAYOUT OPTIONS
================================================================================
You may elect to have the death benefit proceeds paid to the beneficiary in a lump sum amount or by one of the payout options that follow. If you do not make an election, the beneficiary may do so. If the beneficiary does not make an election, we will pay the death proceeds in a lump sum. You may choose one or more settlement options so long as at least $2,000 is placed under each option selected and the payment from each option selected is at least $20. Changing the beneficiary of the policy will revoke the settlement options in effect at that time.

At the time proceeds become payable, we will issue a settlement contract in exchange for the policy, and we will make the payments from our general account. The investment experience of the separate account will not affect the proceeds. You may change the settlement options you select at any time prior to this exchange by making a written request at our home office. The effective date of the settlement contract will be the insured's death if the proceeds are death benefit proceeds. The effective date of the settlement contract will be the date you exchange the policy if the proceeds are maturity or surrender proceeds. Neither you nor the beneficiary may assign the settlement option payments. Settlement option payments are also not subject to the claims of creditors, or to legal process.
--------------------------------------------------------------------------------
INTEREST INCOME                   You keep the proceeds with us to earn
                                  interest at a specified rate. The proceeds can
                                  be paid at the end of 12-, six-, three- or
                                  one-month intervals. You may withdraw any
                                  outstanding balance by making a written
                                  request of us at our home office. We will pay
                                  interest on the outstanding balance at a rate
                                  of at least 2.5% per year. We will determine
                                  annually if we will pay any interest in excess
                                  of 2.5%.
--------------------------------------------------------------------------------
INCOME FOR A FIXED PERIOD         You keep the proceeds with
                                  us, but are paid at specified intervals over a number of years (no more than 30). Each payment consists of a portion of the proceeds plus interest at a guaranteed rate. The proceeds can be paid at the beginning of 12-, six-, three- or one-month intervals. You may withdraw any outstanding balance by making a written request of us at our home office. We will pay interest at an annually determined rate of at least 2.5% per year. We will determine annually if we will pay any interest in excess of 2.5%.

--------------------------------------------------------------------------------
LIFE INCOME WITH PAYMENTS         We pay you the proceeds at specified intervals
GUARANTEED                        for a guaranteed period (10, 15 or 20 years),
                                  and, then, for the rest of your life. The proceeds can be paid at the beginning of 12-, six-, three- or one-month intervals. You cannot withdraw any amount you designate to this option after payments begin. During the guaranteed period, we will pay interest on the outstanding balance at a rate of at least 2.5% per year. We will determine annually if we will pay any interest in excess of 2.5%.

--------------------------------------------------------------------------------
FIXED INCOME FOR VARYING PERIODS  You keep the proceeds with us, but are paid a fixed amount at specified intervals. The total
                                  amount payable each year may not be less than
                                  5% of the original proceeds. The proceeds can
                                  be paid at the beginning of 12-, six-, three-
                                  or one-month intervals. You may withdraw any
                                  outstanding balance by making a written
                                  request of us at our home office. We will pay
                                  interest on the outstanding balance at a rate
                                  of at least 2.5% per year. We will determine
                                  annually if we will pay any interest in excess
                                  of 2.5%.
--------------------------------------------------------------------------------
JOINT AND SURVIVOR LIFE           We pay you the proceeds in equal payments at
                                  specified intervals for the life of the payee
                                  who lives longer. The proceeds can be paid at
                                  the beginning of 12-, six-, three- or
                                  one-month intervals. You cannot withdraw any
                                  amount you designate to this option after
                                  payments begin.
--------------------------------------------------------------------------------
ALTERNATE LIFE INCOME             We use the proceeds to purchase an annuity
                                  with the payee as annuitant. The amount
                                  payable will be 102% of our current individual immediate annuity purchase rate on the date you choose this settlement option. The proceeds can be paid at the end of 12-, six-, three- or one-month intervals. You cannot withdraw any amount you designate to this option after payments begin.

================================================================================
                                  POLICY LOANS
================================================================================
While the policy is in force, you may take an advance of money from the cash value otherwise only available upon surrender or maturity, or upon payment of the death benefit. We call this advance a policy loan. You may increase your risk of lapse if you take a policy loan. There also may be adverse tax consequences. You should obtain competent tax advice before you decide to take a policy loan.
--------------------------------------------------------------------------------
LOAN AMOUNT AND INTEREST          The minimum policy loan you may take is $500.
                                  You may take no more than the maximum loan value. The maximum amount is 90% of the cash value allocated to sub-account portfolios and 100% of the cash value allocated to the fixed account and policy loan account on the date of the loan, less any surrender charges.

                                  For policies issued on or after September 9, 2002, we expect to charge an effective annual interest rate of 3.70% on the outstanding balance of your policy loan for the first fifteen policy years, 3.45% for policy years 16 through 30, and 3.00% thereafter.

                                  For policies issued prior to September 9, 2002, we expect to charge an effective annual interest rate of 3.40% on the outstanding balance of your policy loan for the first four policy years, 3.25% for policy years 5 through 20, and 3.10% thereafter.

                                  We guarantee the effective annual interest rate will not exceed 3.75%. Interest will accrue daily and is due and payable at the end of each policy year or at the time of an additional loan. If left unpaid, it will be added to the outstanding balance of your policy loan.

--------------------------------------------------------------------------------
COLLATERAL                        As collateral or security, we will transfer to
                                  our loan account an amount equal to the amount of the policy loan. You may request that we transfer this amount from specific sub-account portfolios. We will only make a transfer from the fixed investment option if the loan amount exceeds 90% of the cash value you have allocated to sub-account portfolios.

                                  We will credit interest to the collateral at
                                  an annual effective rate of 3.0%.
--------------------------------------------------------------------------------
REPAYMENT                         You may repay all or part of a policy loan at
                                  any time while your policy is in force during
                                  the insured's lifetime. The minimum repayment
                                  is $50. While your policy loan is outstanding,
                                  we will credit all payments you make as
                                  premium payments, unless you provide written
                                  notice that they are to be applied as loan
                                  repayments. If you do not specify any
                                  sub-account portfolios to allocate loan
                                  repayments, we will transfer the amount from
                                  the policy loan account to the sub-account
                                  portfolios and fixed investment option based
                                  on your allocations as of the date of
                                  repayment.
--------------------------------------------------------------------------------
EFFECT OF LOANS                   The amount we transfer to our loan account as
                                  collateral for a policy loan will neither be
                                  affected by the investment performance of the
                                  sub-accounts, nor credited with the interest
                                  rates accruing on the fixed account. Whether
                                  repaid, a policy loan affects the policy, the
                                  loan account value, the net cash surrender
                                  value and the death benefit. Repaying a policy
                                  loan causes the death benefit and net cash
                                  surrender value to increase by the repayment
                                  amount. A policy loan will affect the policy
                                  account value even if repaid because we credit
                                  these amounts with an interest rate we declare
                                  rather than with a rate of return that
                                  reflects the investment performance of the
                                  separate account.
--------------------------------------------------------------------------------
================================================================================
                                      LAPSE
================================================================================
So long as your policy's cash surrender value is enough to cover the monthly deduction of charges on each monthly anniversary date, the policy will remain in force. The cash surrender value could be below the amount of a monthly deduction because you have not paid enough premium into the policy or because investment experience has decreased the cash surrender value, or both. Even if this is not true, the policy will remain in force during the grace period.

Stated another way, this policy will lapse when the grace period ends before you make a required premium payment as stated in a notice.
--------------------------------------------------------------------------------
GRACE PERIOD                      If the cash surrender value on a monthly
                                  anniversary date is not sufficient to cover the current monthly deduction, then a grace period will begin.

                                  We will send you a notice at the start of the grace period to the address on the application or another address you have specified. The notice will state the amount of premium required to avoid lapsing the policy. The amount of premium specified in the notice will equal the lesser of at least 3 times the current monthly deduction or the premium required to bring the guaranteed policy continuation provision back into effect. The grace period will end 61 days after the day the notice is mailed. If we do not receive sufficient premium by the end of the grace period, the policy including all riders you have selected will lapse without value.

                                  The operation of the policy, including the
                                  calculation of cash value, cash surrender
                                  value and death benefits, will be same during
                                  the grace period as before the grace period.
                                  If death proceeds become payable during the
                                  grace period, we will pay the death proceeds
                                  to the policy's beneficiaries. If we do not
                                  receive sufficient premium by the end of the
                                  grace period, the policy including all riders
                                  you have selected will lapse without value.
--------------------------------------------------------------------------------
REINSTATEMENT                     If the grace period ends and you have neither
                                  paid the required premium nor surrendered the
                                  policy for its cash surrender value, you may
                                  reinstate the policy by:

                                  - submitting a written request at any time
                                    within 3 years after the end of the grace period and prior to the maturity date;

                                  - providing evidence of insurability
                                    satisfactory to us;

                                  - paying sufficient premium to cover all
                                    policy charges that were due and unpaid
                                    during the grace period;

                                  -paying sufficient premium to keep the policy
                                      in force for 3 months from the date of
                                      reinstatement, or, if the policy is in the guaranteed policy continuation period, paying the lesser of (a) and (b) where:

                                  (a) is premium sufficient to keep the policy in force for 3 months from the date of reinstatement; and

                                  (b) is premium sufficient to bring the
                                  guaranteed policy continuation provision into effect; and

                                  - paying or reinstating any indebtedness
                                    against the policy which existed at the
                                    end of the grace period.

                                  The effective date of a reinstated policy will be the monthly anniversary date on or next following the date we approve the application for reinstatement. If the policy is reinstated, the cash value on the date of reinstatement, but prior to applying any premiums or loan repayments received, will be set equal to the lesser of:

                                  - the cash value at the end of the grace
                                    period; or

                                  - the surrender charge for the policy year in
                                    which the policy was reinstated.

                                  Amounts allocated to underlying mutual funds
                                  at the start of the grace period will be
                                  reinstated, unless you provide otherwise.
--------------------------------------------------------------------------------
================================================================================
                                      TAXES
================================================================================
The tax treatment of life insurance policies under the Code is a multifaceted subject. The tax treatment of your policy will depend on your particular circumstances. We urge you to seek competent tax advice regarding the tax treatment of the policy given your situation. The following discussion provides an overview of the Code's provisions relating to certain common transactions involving the policy. It is not and cannot be comprehensive. It cannot replace consulting with a competent tax professional.
--------------------------------------------------------------------------------
TYPES OF TAXES OF WHICH TO BE     Federal Income Tax. Generally, the United
AWARE                             States assesses a tax on income which is
                                  broadly defined to include all items of income from whatever source, unless the item is specifically excluded. Certain expenditures can reduce income for tax purposes and correspondingly the amount of tax payable.
                                  These expenditures are called deductions.
                                  While there are many more income tax concepts under the Code, the concepts of "income" and "deduction" are the most fundamental to the federal income tax treatment that pertains to this policy.

                                  Federal Transfer Tax. In addition to the income tax, the United States also assesses a tax on some or all of the value of certain transfers of wealth made by gift while a person is living (the federal gift tax), and by bequest or otherwise at the time of a person's death (the federal estate tax). The federal estate tax is integrated with the federal gift tax under a unified tax rate schedule. In general, in 2003, an estate of less than $1,000,000 (inclusive of certain pre-death gifts) will not incur a federal estate tax liability. The $1 million amount increases to $1.5 million in 2004 and 2005; $2 million in 2006, 2007, and 2008; and $3.5 million in 2009. The federal estate tax is scheduled to be repealed effective after 2009; however, unless Congress acts to make that repeal permanent, the estate tax is scheduled to be reinstated with respect to decedents who die after December 31, 2010. Also, an unlimited marital deduction may be available for federal estate tax purposes for certain amounts that pass to the surviving spouse.

                                  In addition, if the transfer is made to
                                  someone two or more generations younger than the transferor, the transfer may be subject to the federal generation-skipping transfer tax ("GSTT"). The GSTT provisions generally apply to the same transfers that are subject to estate or gift taxes. The tax is imposed at a flat rate equal to the maximum estate tax rate for 2003, 49%, decreasing by 1 percentage point each year until 2007, when it will be 45%), and there is a provision for an aggregate $1 million exemption. The GSTT estate tax is scheduled to be repealed effective after 2009; however, unless Congress acts to make that repeal permanent, the GSTT tax is scheduled to be reinstated on January 1, 2011 at a rate of 55%.

                                  State and Local Taxes. State and local estate,
                                  inheritance, income and other tax consequences
                                  of ownership or receipt of policy proceeds
                                  depend on the circumstances of each policy
                                  owner or beneficiary. While these taxes may or
                                  may not be substantial in your case, the
                                  specific nature of these taxes preclude a
                                  useful description of them in this prospectus.
--------------------------------------------------------------------------------
BUYING THE POLICY                 Note to Non-Resident Aliens. Specific tax laws
                                  and rules apply to non-resident aliens of the United States including certain withholding requirements with respect to pre-death distributions from the policy. In addition, foreign law may impose additional taxes on the policy, the death proceeds, or other distributions and/or ownership of the policy.
                                  If you are a non-resident alien, you should confer with a competent tax professional with respect to the tax treatment of this policy.

                                  Federal Income Tax. Generally, the Code treats life insurance premiums as a personal expense. This means that under the general rule you cannot deduct from your taxable income the premiums paid to purchase the policy.

                                  Federal Transfer Tax. Generally, the Code
                                  treats the payment of premiums on a life
                                  insurance policy as a gift when the premium
                                  payment benefits someone, else like the policy
                                  owner. Gifts are not generally included in the
                                  recipient's taxable income. If you (whether or
                                  not you are the insured) transfer ownership of
                                  the policy to another person, the transfer may
                                  be subject to a federal gift tax. The tax is
                                  imposed at a flat rate equal to the maximum
                                  estate tax rate (for 2003, 49%, decreasing by
                                  1 percentage point each year until 2007, when
                                  it will be 45%), and there is a provision for
                                  an aggregate $1 million exemption. The GSTT
                                  estate tax is scheduled to be repealed
                                  effective after 2009; however, unless Congress
                                  acts to make that repeal permanent, the GSTT
                                  tax is scheduled to be reinstated on January
                                  1, 2011. In addition, if you transfer the
                                  policy to someone two or more generations
                                  younger than you, the transfer may be subject
                                  to the GSTT, with the taxable amount equaling
                                  the value of the policy.
--------------------------------------------------------------------------------
INVESTMENT GAIN IN THE POLICY     The income tax treatment of changes in the
                                  policy's cash value depends on whether the policy is "life insurance" under the Code. If the policy meets the definition of life insurance, then the increase in the policy's cash value is not included in your taxable income for federal income tax purposes.

                                  To qualify as life insurance, the policy must meet certain tests set out in Section 7702 of the Code. In addition to meeting the tests required under Section 7702, Section 817(h) of the Code requires that the investments of the separate account be adequately diversified. Regulations under Code Section 817(h) provide that a variable life policy that fails to satisfy the diversification standards will not be treated as life insurance unless such failure was inadvertent, is corrected, and the policy owner or the issuer pays an amount to the IRS. If the failure to diversify is not corrected, you will be deemed to be the owner of the underlying securities and taxed on the earnings of your policy's account.

                                  Representatives of the IRS have suggested, from time to time, that the number of underlying mutual funds available or the number of transfer opportunities available under a variable product may be relevant in determining whether the product qualifies for the desired tax treatment. No formal guidance has been issued in this area. Should the U.S. Secretary of the Treasury issue additional rules or regulations limiting the number of underlying mutual funds, transfers between underlying mutual funds, exchanges of underlying mutual funds or changes in investment objectives of underlying mutual funds such that the policy would no longer qualify as life insurance under Section 7702 of the Code, we will take whatever steps are available to remain in compliance.

                                  We will monitor compliance with the Code
                                  Section 817(h) and the regulations applicable
                                  to Section 817(h) and, to the extent
                                  necessary, will change the objectives or
                                  assets of the sub-account investments to
                                  remain in compliance. We will also monitor the
                                  Policy's compliance with Code Section 7702.
                                  Thus, the policy should receive federal income
                                  tax treatment as life insurance.
--------------------------------------------------------------------------------
PERIODIC WITHDRAWALS,             The income tax treatment of distributions of
NON-PERIODIC WITHDRAWALS AND      cash from the policy depends on whether the
LOANS                             policy is also a "modified endowment contract"
                                  under the Code. Generally, the income tax consequences of owning a life insurance contract that is not a modified endowment contract are more advantageous than the tax consequences of owning a life insurance contract that is a modified endowment contract.

                                  The policies offered by this prospectus may or may not be issued as modified endowment contracts. If a contract is issued as a modified endowment contract, it will always be a modified endowment contract; a contract that is not issued as a modified endowment contract can become a modified endowment contract due to subsequent transactions with respect to the contract, such as payment of additional premiums.

                                  When the Policy is Life Insurance that is a Modified Endowment Contract. Section 7702A of the Code defines modified endowment contracts as those life insurance policies issued or materially changed on or after June 21, 1988 on which the total premiums paid during the first seven years exceed the amount that would have been paid if the policy provided for paid up benefits after seven level annual premiums. Under certain conditions, a policy may become a modified endowment contract, or may become subject to a new 7 year testing period as a result of a "material change" or a "reduction in benefits" as defined by Section 7702A(c) of the Code.

                                  The Code provides special rules for the
                                  taxation of surrenders, partial surrenders, loans, collateral assignments and other pre-death distributions from modified endowment contracts. Under these special rules, such transactions are taxable to the extent the cash value of the policy exceeds, at the time of distribution, the premiums paid into the policy. In addition, a 10% tax penalty generally applies to the taxable portion of such distributions unless the policy owner is over age 59 1/2, disabled, or the distribution is part of a series of substantially equal periodic payments as defined in the Code.

                                  When the Policy is Life Insurance that is NOT a Modified Endowment Contract. If the policy is not issued as a modified endowment contract, Nationwide will monitor premiums paid and will notify the policy owner when the policy is in jeopardy of becoming a modified endowment contract. If a policy is not a modified endowment contract, a cash distribution during the first 15 years after a policy is issued which causes a reduction in death benefits may still become fully or partially taxable to the policy owner pursuant to Section 7702(f)(7) of the Code. You should carefully consider this potential tax ramification and seek further information before initiating any changes in the terms of the policy.

                                  Distributions from life insurance contracts
                                  that are not modified endowment contracts are
                                  treated as being (a) from the premiums paid
                                  into the contract, and then (b) from the
                                  income in the contract. Because premium
                                  payments are generally nondeductible,
                                  distributions not in excess of aggregate
                                  premium payments are generally not includible
                                  in income; instead, they reduce the owner's
                                  "cost basis" in the contract. In addition, a
                                  loan from life insurance contracts that are
                                  not modified endowment contracts are not
                                  taxable when made, although it can be treated
                                  as a distribution if it is forgiven during the
                                  owner's lifetime. Contracts that are not
                                  modified endowment contracts are not subject
                                  to the 10% early distribution penalty tax.
--------------------------------------------------------------------------------
SURRENDER OF THE POLICY           A total surrender or cancellation of the
                                  policy by lapse or the maturity of the policy
                                  on its maturity date may have adverse tax
                                  consequences. If the amount you receive plus
                                  total policy indebtedness exceeds the premiums
                                  paid into the policy, then the excess
                                  generally will be treated as taxable income,
                                  regardless of whether or not the policy is a
                                  modified endowment contract.
--------------------------------------------------------------------------------
WITHHOLDING                       Distributions of income from a life insurance
                                  policy, including a life insurance policy that is a modified endowment contract, are subject to federal income tax withholding. Generally, the recipient may elect not to have the withholding taken from the distribution. We will withhold income tax unless you advise us, in writing, of your request not to withhold.
                                  If you request that taxes not be withheld, or if the taxes withheld are insufficient, you may be liable for payment of an estimated tax.

                                  A distribution of income from a contract may be subject to mandatory back-up withholding. The mandatory back-up withholding rate is established by Section 3406 of the Code and is applied against the income that is distributed. The mandatory backup withholding may arise if we have not been provided a taxpayer identification number, or if the IRS notifies us that back-up withholding is required.

                                  In certain employer-sponsored life insurance arrangements, participants may be required to report for income tax purposes, one or more of the following:

                                  - the value each year of the life insurance
                                    protection provided;

                                  - an amount equal to any employer-paid
                                    premiums; or

                                  - some or all of the amount by which the
                                    current value exceeds the employer's
                                    interest in the policy.

                                  Participants in an employer sponsored plan
                                  relating to this policy should consult with
                                  the sponsor or the administrator of the plan,
                                  and/or with their personal tax or legal
                                  adviser, to determine the tax consequences, if
                                  any, of their employer-sponsored life
                                  insurance arrangements.
--------------------------------------------------------------------------------
EXCHANGING THE POLICY FOR         As described in the section "Surrenders," you
ANOTHER LIFE INSURANCE POLICY     ordinarily will pay taxes on amounts that you
                                  receive in excess of your premium payments when you completely surrender the policy. If, however, you exchange the policy for another life insurance policy, a modified endowment contract or an annuity contract, you will not be taxed on the excess amount if the exchange meets the requirements of Code Section 1035.
                                  To meet Section 1035 requirements, the insured named in the policy must be the insured for the new policy or contract.

                                  Also, the new policy or contract cannot extend the maturity date of the policy or otherwise delay a distribution that would extend when tax would be payable under the policy.

                                  Generally, the new policy or contract will be treated as having the same date of issue and tax basis as the old contract.

--------------------------------------------------------------------------------
TAXATION OF DEATH BENEFITS        Federal Income Tax. The death proceeds payable
                                  under a policy generally are excludable from gross income of the beneficiary under Section
                                  101 of the Code. However, if the policy is transferred for valuable consideration, then a portion of the death proceeds may be includable in the beneficiary's gross income.

                                  Federal Transfer Taxes. When the insured dies,
                                  the death benefit will generally be
                                  included in such insured's federal gross
                                  estate if: (1) the proceeds were payable to or
                                  for the benefit of the insured's estate; or
                                  (2) the insured held any "incident of
                                  ownership" in the policy at death or at any
                                  time within three years of death. An incident
                                  of ownership is, in general, any right that
                                  may be exercised by the policy owner, such as
                                  the right to borrow on the policy, or the
                                  right to name a new beneficiary. If the
                                  beneficiary is two or more generations younger
                                  than the insured, the payment of the death
                                  proceeds at the death of the insured may be
                                  subject to the GSTT. Pursuant to regulations
                                  issued by the U.S. Secretary of the Treasury,
                                  we may be required to withhold a portion of
                                  the death proceeds and pay them directly to
                                  the IRS as the GSTT liability.
--------------------------------------------------------------------------------
SPECIAL CONSIDERATIONS FOR        Section 264 of the Code imposes numerous
CORPORATIONS                      limitations on the interest and other business
                                  deductions that may otherwise be available to businesses that own life insurance policies.
                                  In addition, the premium paid by a business for a life insurance policy is not deductible as a business expense or otherwise if the business is directly or indirectly a beneficiary of the policy.

                                  For purposes of the alternative minimum tax
                                  ("AMT") that may be imposed on corporations, the death benefit from a life insurance policy, even though excluded from gross income for normal tax purposes, is included in "adjusted current earnings" for AMT purposes. In addition, although increases to the cash surrender value of a life insurance policy are generally excluded from gross income for normal income tax purposes, such increases are included in adjusted current earnings for income tax purposes.

                                  Due to the complexity of these rules, and because they are affected by your facts and circumstances, you should consult with legal and tax counsel and other competent advisers regarding these matters.

                                  Federal appellate and trial courts have
                                  examined the economic substance of
                                  transactions involving life insurance policies
                                  owned by corporations. These cases involved
                                  relatively large loans against the policy's
                                  cash value as well as tax deductions for the
                                  interest paid on the policy loans by the
                                  corporate policy owner to the insurance
                                  company. Under the particular factual
                                  circumstances in these cases, the courts
                                  determined that the corporate policy owners
                                  should not have taken tax deductions for the
                                  interest paid. Accordingly, the court
                                  determined that the corporations should have
                                  paid taxes on the amounts deducted. These
                                  cases are in various stages of the appellate
                                  process. Corporations should consider, in
                                  consultation with tax professionals familiar
                                  with these matters, the impact of these
                                  decisions on the corporation's intended use of
                                  the policy.
--------------------------------------------------------------------------------
TAXES AND THE VALUE OF YOUR       As discussed in "Charges," the units you hold
POLICY                            in the separate account are adjusted to
                                  reflect a Premium Tax charge for certain taxes assessed by federal and state taxing authorities. This charge relates to taxes associated with the payment of premium or certain other policy acquisition costs. This charge decreases your unit values

                                  For federal income tax purposes, the separate account is not a separate entity from Nationwide Life Insurance Company. Thus, the tax status of the separate account is not distinct from our status as a life insurance company. Investment income and realized capital gains on the assets of the separate account are reinvested and taken into account in determining the value of sub-account units. As a result, such investment income and realized capital gains are automatically applied to increase reserves under the policies.

                                  At present, we do not initially expect to incur any federal income tax liability that would be chargeable to the units you hold in the separate account. Based upon this expectations, no charge is currently being made against your units in the separate account for federal income taxes. If, however, we determine that taxes may be incurred, we reserve the right to assess a charge for taxes.

                                  We may also incur state and local taxes (in
                                  addition to those described in the discussion
                                  of the Premium Taxes) in several states. At
                                  present, these taxes are not significant. If
                                  they increase, however, charges for such taxes
                                  may be made that would decrease the value of
                                  your units in the separate account.
--------------------------------------------------------------------------------
TAX CHANGES                       The foregoing discussion, which is based on
                                  our understanding of federal tax laws as currently interpreted by the IRS, is general and is not intended as tax advice.

                                  The Code has been subjected to numerous
                                  amendments and changes, and it is reasonable to believe that it will continue to be revised. The United States Congress has, in the past, considered numerous legislative proposals that, if enacted, could change the tax treatment of the policies. It is reasonable to believe that such proposals, and future proposals, may be enacted into law. The U.S. Treasury Department may amend existing regulations, issue new regulations, or adopt new interpretations of existing law that may be at variance with its current positions on these matters. In addition, current state law (which is not discussed herein), and future amendments to state law, may affect the tax consequences of the policy.

                                  If you, the insured, the beneficiary or other person receiving any benefit or interest in or from the policy is not both a resident and citizen of the United States, there may be a tax imposed by a foreign country, in addition to any tax imposed by the United States. The foreign law (including regulations, rulings, and case law) may change and impose additional taxes on the policy, the death proceeds, or other distributions and/or ownership of the policy, or a treaty may be amended and all or part of the favorable treatment may be eliminated.

                                  Any or all of the foregoing may change from time to time without any notice, and the tax consequences arising out of a policy may be changed retroactively. There is no way of predicting if, when, or to what extent any such change may take place. We make no representation as to the likelihood of the continuation of these current laws, interpretations, and policies.

                                  In 2001, the Economic Growth and Tax Relief
                                  Reconciliation Act of 2001 (EGTRRA) was
                                  enacted into law. EGTRRA contained numerous changes to the federal income, gift, estate and generation skipping transfer taxes, many of which are not scheduled to become effective until a future date. Among other matters, EGTRRA provides for the repeal of the federal estate and generation skipping transfer taxes after 2009; however, unless Congress and the President enact additional legislation, EGTRRA also provides that all of those changes will "sunset" after 2010, and the estate and generation skipping transfer taxes will be reinstated as if EGTRRA had never been enacted.

                                  The foregoing is a general explanation as to
                                  certain tax matters pertaining to insurance
                                  policies. It is not intended to be legal or
                                  tax advice. You should consult your
                                  independent legal, tax and/or financial
                                  adviser.
================================================================================
                  NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY
================================================================================

We are a stock life insurance company organized under Ohio law. We were established in 1981 and our home office is One Nationwide Plaza, Columbus, Ohio 43215. We provide long-term savings products by issuing life insurance, annuities and other retirement products.

================================================================================
                        NATIONWIDE VL SEPARATE ACCOUNT-D
================================================================================
ORGANIZATION, REGISTRATION AND    Nationwide VL Separate Account-D is a separate
OPERATION                         account established under Ohio law. We own the
                                  assets in this account, and we are obligated to pay all benefits under the policies. We may use the account to support other variable life insurance policies we issue. It is registered with the SEC as a unit investment trust under the Investment Company Act of 1940 ("1940
                                  Act") and qualifies as a "separate account" within the meaning of the federal securities laws. This registration, however, does not involve the SEC's supervision of this account's management or investment practice or policies.

                                  It is divided into sub-accounts that may invest in shares of the available sub-account portfolios. We buy and sell the sub-account portfolio shares at net asset value. Any dividends and distributions from a sub-account portfolio are reinvested at net asset value in shares of that sub-account portfolio.

                                  Income, gains, and losses, whether or not realized, from the assets in the account will be credited to, or charged against, the account without regard to our other income, gains, or losses. Income, gains, and losses credited to, or charged against, a sub-account reflect the sub-account's own investment experience and not the investment experience of our other assets. Its assets are held separately from our other assets and are not part of our general account. We may not use the separate account's assets to pay any of our liabilities other than those arising from the policies. If the separate account's assets exceed the required reserves and our other liabilities, we may transfer the excess to our general account. The separate account may include other sub-accounts that are not available under the policies, and are not discussed in this prospectus.

                                  If investment in the mutual funds or a
                                  particular portfolio is no longer possible, in our judgment becomes inappropriate for the purposes of the policy, or for any other reason in our sole discretion, we may substitute another mutual fund or portfolio without your consent. The substituted mutual fund or portfolio may have different fees and expenses. Substitution may be made with respect to existing investments or the investments of future premium, or both. We will comply with federal securities laws to effect a substitution. Furthermore, we may close sub-accounts to allocations of premiums or policy value, or both, at any time in our sole discretion. The mutual funds, which sell their shares to the sub-accounts pursuant to participation agreements, also may terminate these agreements and discontinue offering their shares to the sub-accounts.

                                  In addition, we reserve the right to make other structural and operational changes affecting this separate account.

                                  WE DO NOT GUARANTEE ANY MONEY YOU PLACE IN
                                  THIS SEPARATE ACCOUNT. THE VALUE OF EACH
                                  SUB-ACCOUNT WILL INCREASE OR DECREASE,
                                  DEPENDING ON THE INVESTMENT PERFORMANCE OF THE
                                  CORRESPONDING PORTFOLIO. YOU COULD LOSE SOME
                                  OR ALL OF YOUR MONEY.
--------------------------------------------------------------------------------
ADDITION, DELETION, OR            Where permitted by applicable law, we reserve
SUBSTITUTION OF MUTUAL FUNDS      the right to:

                                  - remove, combine, or add sub-accounts and
                                    make new sub-accounts available to you
                                    at our discretion;

                                  - substitute shares of another mutual fund,
                                    which may have different fees and
                                    expenses, for shares of an existing mutual fund at our discretion;

                                  - substitute or close sub-accounts to
                                    allocations, at any time in our discretion;

                                  - transfer assets supporting the policies from
                                    one sub-account to another or from the
                                    separate account to another separate
                                    account;

                                  - combine the separate account with other
                                    separate accounts, and/or create new
                                    separate accounts;

                                  - deregister the separate account under the
                                    1940 Act, or operate the separate account as a management investment company under the 1940 Act, or as any other form permitted by the law; and

                                  - modify the policy provisions to reflect
                                    changes in the sub-accounts and the
                                    separate account to comply with applicable law.

                                  The portfolios that sell their shares to the
                                  sub-accounts pursuant to participation
                                  agreements also may terminate these agreements
                                  and discontinue offering their shares to the
                                  sub-accounts. We will not make any such
                                  changes without receiving necessary approval
                                  of the SEC and applicable state insurance
                                  departments. We will notify you of any
                                  changes.
--------------------------------------------------------------------------------
VOTING RIGHTS                     Unless there is a change in existing law, on
                                  all matters submitted to shareholders of the portfolios, we will still vote our shares only as you instruct.

                                  Before a vote of a portfolio's shareholders occurs, you will have the right to instruct us based on the number of portfolio shares that corresponds to the amount of policy account value you have in the portfolio (as of a date set by the portfolio). We will vote shares for which no instructions are received in the same proportion as those that are received.

                                  The number of shares which a policy owner may vote is determined by dividing the cash value of the amount they have allocated to an underlying mutual fund by the net asset value of that underlying mutual fund. We will designate a date for this determination not more than 90 days before the shareholder meeting.

================================================================================
                                LEGAL PROCEEDINGS
================================================================================
NATIONWIDE LIFE AND ANNUITY       The Company is a party to litigation and
INSURANCE COMPANY                 arbitration proceedings in the ordinary course
                                  of its business, none of which is expected to have a material adverse effect on the Company.

                                  In recent years, life insurance companies have been named as defendants in lawsuits, including class action lawsuits relating to life insurance and annuity pricing and sales practices. A number of these lawsuits have resulted in substantial jury awards or settlements.

                                  On October 29, 1998, the Company was named in a lawsuit filed in Ohio state court related to the sale of deferred annuity products for use as investments in tax-deferred contributory retirement plans (Mercedes Castillo v. Nationwide Financial Services, Inc., Nationwide Life Insurance Company and Nationwide Life and Annuity Insurance Company). On May 3, 1999, the complaint was amended to, among other things, add Marcus Shore as a second plaintiff. The amended complaint is brought as a class action on behalf of all persons who purchased individual deferred annuity contracts or participated in group annuity contracts sold by the Company and the other named Company affiliates, which were used to fund certain tax-deferred retirement plans. The amended complaint seeks unspecified compensatory and punitive damages. On June 11, 1999, the Company and the other named defendants filed a motion to dismiss the amended complaint. On March 8, 2000, the court denied the motion to dismiss the amended complaint filed by the Company and the other named defendants. On January 25, 2002, the plaintiffs filed a motion for leave to amend their complaint to add three new named plaintiffs. On February 9, 2002, the plaintiffs filed a motion for class certification. On February 9, 2002, Marcus Shore withdrew as a named plaintiff in the lawsuit. On April 16, 2002, the Company filed a motion for summary judgment on the individual claims of plaintiff Mercedes Castillo. On May 28, 2002, the Court denied plaintiffs' motion to add new persons as named plaintiffs, so the action is now proceeding with Mercedes Castillo as the only named plaintiff. On November 4, 2002, the Court issued a decision granting the Company's motion for summary judgment on all plaintiff Mercedes Castillo's individual claims, and ruling that plaintiff's motion for class certification is moot. Judgment for the Company has not yet been entered.

                                  On August 15, 2001, the Company was named in a lawsuit filed in Connecticut federal court titled Lou Haddock, as trustee of the Flyte Tool & Die, Incorporated Deferred Compensation Plan, et al v. Nationwide Financial Services, Inc. and Nationwide Life Insurance Company. On September 6, 2001, the plaintiffs amended their complaint to include class action allegations. The plaintiffs seek to represent a class of retirement plans that purchased variable annuities from Nationwide Life Insurance Company to fund qualified ERISA retirement plans. The amended complaint alleges that the retirement plans purchased variable annuity contracts from the Company that allowed plan participants to invest in funds that were offered by separate mutual fund companies; that the Company was a fiduciary under ERISA and that the Company breached its fiduciary duty when it accepted certain fees from the mutual fund companies that purportedly were never disclosed by the Company; and that the Company violated ERISA by replacing many of the funds originally included in the plaintiffs' annuities with "inferior" funds because the new funds purportedly paid higher fees to the Company. The amended complaint seeks disgorgement of the fees allegedly received by the Company and other unspecified compensatory damages, declaratory and injunctive relief and attorney's fees. On December 3, 2001, the plaintiffs filed a motion for class certification. The Company is opposing that motion. The Company's Motion to Dismiss was denied on September 11, 2002. The Company intends to defend this lawsuit vigorously.

                                  There can be no assurance that any such
                                  litigation will not have a material adverse effect on the Company in the future.

NATIONWIDE INVESTMENT SERVICES    The general distributor, Nationwide Investment
CORPORATION                       Services Corporation, is not engaged in
                                  litigation of a material nature.

================================================================================
                              FINANCIAL STATEMENTS
================================================================================

The Statement of Additional Information contains financial statements for Nationwide Life and Annuity Insurance Company and of Nationwide VL Separate Account - D. You may obtain the Statement of Additional Information FREE OF CHARGE by contacting us at the address or telephone number on the first page of this prospectus.

OUTSIDE BACK COVER PAGE

To learn more about this policy, you should read the Statement of Additional Information (the "SAI") dated the same date as this prospectus. For a free copy of the SAI, to receive personalized illustrations of death benefits, net cash surrender values, and cash values, and to request other information about this policy please call or write to us at our Service Center.

The SAI has been filed with the SEC and is incorporated by reference into this prospectus. The SEC maintains an Internet website (http://www.sec.gov) that contains the SAI and other information about us and the policy. Information about us and the policy (including the SAI) may also be reviewed and copied at the SEC's Public Reference Room in Washington, D.C., or may be obtained, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC, 450 Fifth Street, NW, Washington, D.C. 20549-0102. Additional information on the operation of the Public Reference Room may be obtained by calling the SEC at (202) 942-8090.

Investment Company Act of 1940 Registration File No. 811-08891.

                        NATIONWIDE VL SEPARATE ACCOUNT-D
                                  (REGISTRANT)

                  NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY
                                   (DEPOSITOR)

                         One Nationwide Plaza, RR1-04-D4
                             Columbus, OH 43215-2220
                                 1-800-547-7548
                               TDD: 1-800-238-3035

                       STATEMENT OF ADDITIONAL INFORMATION

      CORPORATE FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE POLICIES


This Statement of Additional Information ("SAI") contains additional information regarding the individual flexible premium variable universal life insurance policy offered by us, Nationwide Life Insurance Company. This SAI is not a prospectus and should be read together with the policy prospectus dated February 19, 2003 and the prospectuses for the variable investment options available under the policy. You may obtain a copy of these prospectuses by writing or calling us at our address or phone number shown above.

The date of this Statement of Additional Information is February 19, 2003.

                                TABLE OF CONTENTS

NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY

NATIONWIDE VL SEPARATE ACCOUNT-D

NATIONWIDE INVESTMENT SERVICES CORPORATION

SERVICES

UNDERWRITING PROCEDURE

FINANCIAL STATEMENTS

ILLUSTRATIONS

ADVERTISING

PERFORMANCE DATA

TAX DEFINITION OF LIFE INSURANCE

NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY

We are a stock life insurance company organized under the laws of the State of Ohio in 1981 with its home office at One Nationwide Plaza, Columbus, Ohio 43215. We provide life insurance, annuities and retirement products. We are admitted to do business in all states, the District of Columbia and Puerto Rico. All of our common stock is owned by Nationwide Life Insurance Company. All of Nationwide Life Insurance Company's common stock is owned by Nationwide Financial Services, Inc. ("NFS"), a holding company. NFS has two classes of common stock outstanding with different voting rights enabling Nationwide Corporation (the holder of all of the outstanding Class B Common Stock) to control NFS. Nationwide Corporation is a holding company, as well. All of the common stock is held by Nationwide Mutual Insurance Company (95.24%) and Nationwide Mutual Fire Insurance Company (4.76%), the ultimate controlling persons of the Nationwide group of companies. The Nationwide group of companies is one of America's largest insurance and financial services family of companies, with combined assets of over $122 billion as of December 31, 2001.

NATIONWIDE VL SEPARATE ACCOUNT-D

Nationwide VL Separate Account-D is a separate account that invests in mutual funds offered and sold to insurance companies and certain retirement plans. We established the separate account on May 21, 1998 pursuant to Ohio law. Although the separate account is registered with the SEC as a unit investment trust pursuant to the Investment Company Act of 1940 the SEC does not supervise our management or the management of the variable account. We serve as the custodian of the assets of the variable account.

NATIONWIDE INVESTMENT SERVICES CORPORATION (NISC)

The policies are distributed by NISC, located at One Nationwide Plaza, Columbus, Ohio 43215. NISC was organized as an Oklahoma corporation in 1981.

The policies will be sold on a continuous basis by licensed insurance agents in those states where the policies may lawfully be sold. Agents are registered representatives of broker dealers registered under the Securities Exchange Act of 1934 who are member firms of the National Association of Securities Dealers, Inc. ("NASD").

We have not paid underwriting commissions to NISC.

For policies issued after September 9, 2002, first year commission payments made by Nationwide on the sale of these policies with recurring annual premiums as distributed by NISC will not exceed 55% of target premium plus 8.0% of any excess premium payments in year one. Commission payments will not exceed 30% of target premium plus 5.0% on the excess premium in years two through ten. Commission payments will not exceed 2.5% of premium in years eleven and beyond. For single premium modified endowment contracts, first year commission payments will not exceed 55% of target premium plus 5.0% of any excess premium payments in year one. Expense allowances may be available. Asset based commissions of no more than 0.20% on non-loaned cash values for years after the first policy year may be available. For policies issued before September 9, 2002, first year commission payments we make on the sale of these policies distributed by NISC will not exceed 55% of target premium plus 5.0% of any excess premium payments in year one and 25% of target premium plus 5% on the excess premium in years two through four. Gross renewal commissions we pay at the beginning of policy year five and beyond will not exceed greater of 5% of target premium plus 5% on the excess premium or an annual effective rate of 0.20%, paid quarterly, of the cash value as of the end of the prior quarter. For single premium modified endowment contracts issued on or after May 1, 1999, gross renewal commissions paid at the beginning of policy year two and beyond will not exceed an annual rate of 0.20%, paid quarterly, of the cash value as of the end of the prior quarter. Expense allowances may be available.

SERVICES

We have responsibility for administration of the policies and the variable account. We also maintain the records of the name, address, taxpayer identification number, and other pertinent information for each policy owner and the number and type of policy issued to each policy owner and records with respect to the policy value of each policy.

We are the custodian of the assets of the variable account. We will maintain a record of all purchases and redemption of shares of the mutual funds. We or our affiliates may have entered into agreements with either the investment adviser or distributor for the mutual funds. The agreements relate to administrative services we or our affiliate furnish and provide for an annual fee based on the average aggregate net assets of the variable account (and our affiliate life insurance company subsidiaries' other separate accounts) invested in particular mutual funds. These fees in no way affect the net asset value of the mutual funds or fees paid by the policy owner.

UNDERWRITING PROCEDURE

The policy's cost of insurance depends upon the insured's issue age, risk class, and length of time the policy has been in force. The rates will vary depending upon tobacco use and other risk factors. Monthly cost of insurance rates will not exceed those guaranteed in the policy. Guaranteed cost of insurance rates for policies are based on the 1980 Commissioners' Standard Ordinary Male Mortality Table, Age Last Birthday aggregated as to tobacco status. Guaranteed cost of insurance rates for policies issued on a substandard basis are based on appropriate percentage multiples of the guaranteed cost of insurance rate on a standard basis.

The rate class of an insured may affect the cost of insurance rate. We currently place insureds into both standard rate classes and substandard rate classes that involve a higher mortality risk. In an otherwise identical policy, an insured in the standard rate class will have a lower cost of insurance than an insured in a rate class with higher mortality risks. The rating class is determined using questionnaires, medical records, and physical exams, depending on the amount of insurance and the attributes of the insured. On groups, we may underwrite using short-form questionnaires or abbreviated medical evaluations.

If there is an increase in the specified amount, the cost of insurance charges for the increased amount will reflect the duration since the increase, rather than the duration since the certificate was originally issued. If death benefit Option 1 is in effect and there have been increases in the specified amount, then the cash value will first be considered a part of the initial specified amount. If the cash value exceeds the initial specified amount, it will then be considered a part of the additional increase in specified amount resulting from the increase, in the order of the increase.

FINANCIAL STATEMENTS

The financial statements of Nationwide Life and Annuity Insurance Company and Nationwide VL Separate Account-D for the periods indicated have been included herein in reliance upon the reports of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. KPMG LLP is located at 191 West Nationwide Blvd., Columbus, Ohio 43215.


Our consolidated balance sheets as of December 31, 2001 and 2000 and the related consolidated statements of income, shareholder's equity, and cash flows for each of the years in the three-year period ended December 31, 2001, which are included in this SAI, should be considered only as bearing on our ability to meet our obligations under the policies. They should not be considered as bearing on the investment performance of the assets held in the variable account.

ILLUSTRATIONS

Before you purchase the policy and upon request thereafter, we will provide illustrations of future benefits under the policy based upon the proposed insured's age and premium class, the death benefits option, face amount, planned periodic premiums, and riders requested. We reserve the right to charge a reasonable fee for this service to persons who request more than one policy illustration during a policy year.

ADVERTISING

Independent financial rating services, including Moody's, Standard & Poor's and A.M. Best Company rank and rate us. The purpose of these ratings is to reflect the financial strength or claims-paying ability of Nationwide. The ratings are not intended to reflect the investment experience or financial strength of the variable account. We may advertise these ratings from time to time. In addition, we may include in certain advertisements, endorsements in the form of a list of organizations, individuals or other parties which recommend us or the policies. Furthermore, we may occasionally include in advertisements comparisons of currently taxable and tax deferred investment programs, based on selected tax brackets, or discussions of alternative investment vehicles and general economic conditions.

PERFORMANCE DATA
PERFORMANCE SUMMARY INFORMATION (BANK ONE)

The following performance tables display historical investment results of the underlying mutual fund sub-accounts. This information may be useful in helping potential investors in deciding which underlying mutual fund sub-accounts to choose and in assessing the competence of the underlying mutual funds' investment advisers. The performance figures shown should be considered in light of the investment objectives and policies, characteristics and quality of the underlying portfolios of the underlying mutual funds, and the market conditions during the periods of time quoted. The performance figures should not be considered as estimates or predictions of future performance. Investment return and the principal value of the underlying mutual fund sub-accounts are not guaranteed and will fluctuate so that a policy owner's units, when redeemed, may be worth more or less than their original cost.

                                        PERFORMANCE TABLE - TOTAL RETURN

----------------------------------------------------------------------------------------------------------------------------------
                                                   Annual Percentage                     Non annualized Percentage
                                                         Change                                 Change
                                               -----------------------------------------------------------------------------------

                             Fund       Unit                              1 mo      1 Yr    2 Yrs    3 Yrs.     5 yrs.   Inception
                           Inception   Values     1999    2000    2001     to        to       to       to        to         to
 Underlying Mutual Fund     Date**    12/31/01                          12/31/01  12/31/01 12/31/01 12/31/01  12/31/01   12/31/01
----------------------------------------------------------------------------------------------------------------------------------
Fidelity VIP               10/09/86    10.72      5.63    8.09   -5.47    2.13     -5.47     2.18     7.92      52.30     420.07
Equity-Income Portfolio:
Service Class
----------------------------------------------------------------------------------------------------------------------------------
Fidelity VIP Growth        10/09/86     9.78     36.48  -11.25  -18.06    0.60    -18.06   -27.27    -0.75      68.73     552.55
Portfolio: Service Class
----------------------------------------------------------------------------------------------------------------------------------
                           09/19/85     7.24      7.44  -22.77  -12.25   -0.35    -12.25   -32.23   -27.19     -19.16     172.99
Fidelity VIP High Income
Portfolio: Service Class
----------------------------------------------------------------------------------------------------------------------------------
                           01/28/87     8.62     41.62  -19.31  -21.59   -0.11    -21.59   -36.73   -10.41      11.24     122.76
Fidelity VIP Overseas
Portfolio: Service Class
----------------------------------------------------------------------------------------------------------------------------------
GVIT - Dreyfus GVIT Mid    10/31/97    13.65     20.21   14.98   -1.70    5.10     -1.70    13.02    35.86       0.00      49.64
Cap Index Fund: Class I
----------------------------------------------------------------------------------------------------------------------------------
GVIT - Gartmore GVIT       11/08/82    11.69     -2.92   12.31    6.82   -0.84      6.82    19.98    16.46      37.44     347.61
Government Bond Fund:
Class I
----------------------------------------------------------------------------------------------------------------------------------
GVIT - Gartmore GVIT       04/15/92     5.44      3.66  -26.68  -28.42    1.21    -28.42   -47.52   -45.60      -4.91      71.32
Growth Fund: Class I
----------------------------------------------------------------------------------------------------------------------------------
GVIT - Gartmore GVIT       11/10/81    11.38      4.22    5.82    3.19    0.10      3.19     9.19    13.79      26.09     224.02
Money Market Fund: Class
I
----------------------------------------------------------------------------------------------------------------------------------
GVIT - Gartmore GVIT       11/08/82     9.06      6.31   -2.32  -12.17    1.49    -12.17   -14.21    -8.79      38.89     851.76
Total Return Fund: Class
I
----------------------------------------------------------------------------------------------------------------------------------
GVIT - GVIT Small Cap      10/31/97    17.72     27.08   10.98   27.76    7.01     27.76    41.79    80.19       0.00      71.09
Value Fund: Class I
----------------------------------------------------------------------------------------------------------------------------------
GVIT - GVIT Small          10/23/95    14.63     43.17    8.68   -7.08    4.27     -7.08     0.99    44.58      71.38     136.23
Company Fund: Class I
----------------------------------------------------------------------------------------------------------------------------------
GVIT - Strong GVIT Mid     10/31/97    11.33     83.70  -15.89  -30.60    1.72    -30.60   -41.63     7.22       0.00      24.70
Cap Growth Fund: Class I
----------------------------------------------------------------------------------------------------------------------------------
One Group Investment       08/01/94     9.13      8.20    1.51   -3.96    0.11     -3.96    -2.50     5.49      54.40      98.52
Trust Balanced Portfolio
----------------------------------------------------------------------------------------------------------------------------------
One Group Investment       05/01/97    11.44     -1.50   12.04    8.51   -0.34      8.51    21.58    19.75       0.00      38.09
Trust Bond Portfolio
----------------------------------------------------------------------------------------------------------------------------------
One Group Investment       03/30/95     7.93      9.13   -4.49  -10.97    0.64    -10.97   -14.97    -7.21      33.06      80.05
Trust Diversified Equity
Portfolio
----------------------------------------------------------------------------------------------------------------------------------
One Group Investment       03/30/95     9.38     10.50   19.28   -4.41    4.25     -4.41    14.02    25.99      67.38     123.49
Trust Diversified Mid
Cap Portfolio
----------------------------------------------------------------------------------------------------------------------------------
One Group Investment       05/01/98     7.67     21.11   -9.61  -12.69    0.82    -12.69   -21.08    -4.41       0.00       4.19
Trust Equity Index
Portfolio
----------------------------------------------------------------------------------------------------------------------------------
One Group Investment       08/01/94    11.22     -1.31   11.85    6.62   -0.85      6.62    19.25    17.69      36.33      56.14
Trust Government Bond
Portfolio
----------------------------------------------------------------------------------------------------------------------------------
One Group Investment       08/01/94     5.92     29.26  -23.06  -20.60   -0.61    -20.60   -38.91   -21.03      47.17     106.72
Trust Large Cap Growth
Portfolio
----------------------------------------------------------------------------------------------------------------------------------
One Group Investment       08/01/94     7.45     25.42    5.64  -11.01    3.17    -11.01    -5.99    17.91     112.47     185.47
Trust Mid Cap Growth
Portfolio
----------------------------------------------------------------------------------------------------------------------------------
One Group Investment       05/01/97    11.56     -1.84   27.74    4.38    5.61      4.38    33.33    30.87       0.00      44.42
Trust Mid Cap Value
Portfolio
-----------------------------------------------------------------------------------------------------------------------------------



-----------------------------------------------------------------
                                    Annualized Percentage
                                          Change
-----------------------------------------------------------------
                                3 Yrs.     5 yrs.   Inception
                                  to         to        to
 Underlying Mutual Fund        12/31/01   12/31/01  12/31/01
-----------------------------------------------------------------
Fidelity VIP                     2.57       8.78      11.44
Equity-Income Portfolio:
Service Class
-----------------------------------------------------------------
Fidelity VIP Growth             -0.25      11.03      13.11
Portfolio: Service Class
-----------------------------------------------------------------
                               -10.04      -4.16       6.36
Fidelity VIP High Income
Portfolio: Service Class
-----------------------------------------------------------------
                                -3.60       2.15       5.51
Fidelity VIP Overseas
Portfolio: Service Class
-----------------------------------------------------------------
GVIT - Dreyfus GVIT Mid         10.76       0.00      10.16
Cap Index Fund: Class I
-----------------------------------------------------------------
GVIT - Gartmore GVIT             5.21       6.57       8.14
Government Bond Fund:
Class I
-----------------------------------------------------------------
GVIT - Gartmore GVIT           -18.37      -1.00       5.70
Growth Fund: Class I
-----------------------------------------------------------------
GVIT - Gartmore GVIT             4.40       4.75       6.01
Money Market Fund: Class I
-----------------------------------------------------------------
GVIT - Gartmore GVIT            -3.02       6.79      12.49
Total Return Fund: Class I
-----------------------------------------------------------------
GVIT - GVIT Small Cap           21.69       0.00      13.76
Value Fund: Class I
-----------------------------------------------------------------
GVIT - GVIT Small               13.08      11.38      14.90
Company Fund: Class I
-----------------------------------------------------------------
GVIT - Strong GVIT Mid           2.35       0.00       5.44
Cap Growth Fund: Class I
-----------------------------------------------------------------
One Group Investment             1.80       9.08       9.69
Trust Balanced Portfolio
-----------------------------------------------------------------
One Group Investment             6.19       0.00       7.16
Trust Bond Portfolio
-----------------------------------------------------------------
One Group Investment            -2.46       5.88       9.10
Trust Diversified Equity
Portfolio
-----------------------------------------------------------------
One Group Investment             8.01      10.85      12.65
Trust Diversified Mid
Cap Portfolio
-----------------------------------------------------------------
One Group Investment            -1.49       0.00       1.13
Trust Equity Index
Portfolio
-----------------------------------------------------------------
One Group Investment             5.58       6.39       6.19
Trust Government Bond
Portfolio
-----------------------------------------------------------------
One Group Investment            -7.57       8.04      10.29
Trust Large Cap Growth
Portfolio
-----------------------------------------------------------------
One Group Investment             5.65      16.27      15.20
Trust Mid Cap Growth
Portfolio
-----------------------------------------------------------------
One Group Investment             9.38       0.00       8.20
Trust Mid Cap Value
Portfolio
-----------------------------------------------------------------


The preceding table displays three types of total return. Simply stated, total return shows the percent change in unit values, with dividends and capital gains reinvested, after the deduction of a 0.40% asset charge (and the deduction of applicable investment advisory fees and other expenses of the underlying mutual funds). The total return figures shown in the Annual Percentage Change and Annualized Percentage Change columns represent annualized figures, i.e., they show the rate of growth that would have produced the corresponding cumulative return had performance been constant over the entire period quoted. The Non-Annualized Percentage Change total return figures are not annual return figures but instead represent the total percentage change in unit value over the stated periods without annualization. THE TOTAL RETURN FIGURES DO NOT TAKE INTO ACCOUNT THE SEVERAL OTHER POLICY CHARGES WHICH ARE DESCRIBED IN THE "POLICY CHARGES" SECTION. THESE OTHER CHARGES INCLUDE DEDUCTIONS FROM PREMIUMS, COST OF INSURANCE CHARGES, SURRENDER CHARGES AND A MONTHLY ADMINISTRATIVE CHARGE.

**The underlying mutual fund Inception Date is the date the underlying mutual fund first became effective, which is not necessarily the same date the underlying mutual fund was first made available through the variable account. For those underlying mutual funds which have not been offered as sub-accounts through the variable account for one of the quoted periods, the total return figures will show the investment performance such underlying mutual funds would have achieved (reduced by the 0.40% asset charge and fund investment advisory fees and expenses) had they been offered as sub-accounts through the variable account for the period quoted. Certain underlying mutual funds are not as old as some of the periods quoted, therefore, total return figures may not be available for all of the periods shown.

PERFORMANCE SUMMARY INFORMATION (DEUTSCHE)

The following performance tables display historical investment results of the underlying mutual fund sub-accounts. This information may be useful in helping potential investors in deciding which underlying mutual fund sub-accounts to choose and in assessing the competence of the underlying mutual funds' investment advisers. The performance figures shown should be considered in light of the investment objectives and policies, characteristics and quality of the underlying portfolios of the underlying mutual funds, and the market conditions during the periods of time quoted. The performance figures should not be considered as estimates or predictions of future performance. Investment return and the principal value of the underlying mutual fund sub-accounts are not guaranteed and will fluctuate so that a policy owner's units, when redeemed, may be worth more or less than their original cost.


                        PERFORMANCE TABLE - TOTAL RETURN

-----------------------------------------------------------------------------------------------------------------------------------
                                                  Annual Percentage                        Non annualized Percentage
                                                       Change                                        Change
                                             --------------------------------------------------------------------------------------
                           Fund      Unit                                1 mo       1 Yr      2 Yrs     3 Yrs.    5 yrs.  Inception
                        Inception   Values    1999     2000     2001       to         to         to        to        to      to
Underlying Mutual Fund     Date**  12/31/01                             12/31/01   12/31/01   12/31/01  12/31/01  12/31/01 12/31/01
-----------------------------------------------------------------------------------------------------------------------------------
Scudder VIT EAFE         08/22/97    7.67    26.85   -16.82    -24.99    -0.03      -24.99     -37.61    -20.86     0.00    -10.84
Equity Index Fund
-----------------------------------------------------------------------------------------------------------------------------------
Scudder VIT Equity 500   10/01/97    9.37    19.68    -9.42    -12.55     0.80      -12.55     -20.79     -5.21     0.00     23.41
Index Fund
-----------------------------------------------------------------------------------------------------------------------------------
Scudder VIT Small Cap    08/22/97   11.65    19.46    -4.06      1.72     6.21        1.72      -2.42     16.56     0.00     18.86
Index Fund
-----------------------------------------------------------------------------------------------------------------------------------
GVIT Gartmore GVIT       11/08/82   11.69    -2.92    12.31      6.82    -0.84        6.82      19.98     16.46    37.44    347.61
Government Bond Fund:
Class I
-----------------------------------------------------------------------------------------------------------------------------------
GVIT Gartmore GVIT       04/15/92    5.44     3.66   -26.68    -28.42     1.21      -28.42     -47.52    -45.60    -4.91     71.32
Growth Fund: Class I
-----------------------------------------------------------------------------------------------------------------------------------
GVIT Gartmore GVIT       11/10/81   11.38     4.22     5.82      3.19     0.10        3.19       9.19     13.79    26.09    224.02
Money Market Fund:
Class I
-----------------------------------------------------------------------------------------------------------------------------------
GVIT Gartmore GVIT       11/08/82    9.06     6.31    -2.32    -12.17     1.49      -12.17     -14.21     -8.79    38.89    851.76
Total Return Fund:
Class I
-----------------------------------------------------------------------------------------------------------------------------------
GVIT GVIT Small Cap      10/31/97   17.72    27.08    10.98     27.76     7.01       27.76      41.79     80.19     0.00     71.09
Value Fund: Class I
-----------------------------------------------------------------------------------------------------------------------------------
GVIT GVIT Small Company  10/23/95   14.63    43.17     8.68     -7.08     4.27       -7.08       0.99     44.58    71.38    136.23
Fund: Class I
-----------------------------------------------------------------------------------------------------------------------------------
INVESCO VIF Technology   05/21/97   10.53   157.40   -23.57    -46.04    -0.36      -46.04     -58.76      6.15     0.00     51.70
Fund
-----------------------------------------------------------------------------------------------------------------------------------
The Universal            01/02/97    8.99     6.47   -10.77     -4.86    -0.38       -4.86     -15.10     -9.61     0.00     -7.57
Institutional Funds,
Inc. - High Yield
Portfolio
-----------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------
                             Annualized Percentage
                                     Change
--------------------------------------------------------
                          3 Yrs.    5 yrs.   Inception
                           to        to         to
Underlying Mutual Fund   12/31/01  12/31/01   12/31/01
--------------------------------------------------------
Scudder VIT EAFE           -7.50       0.00     -2.60
Equity Index Fund
--------------------------------------------------------
Scudder VIT Equity 500     -1.77       0.00      5.08
Index Fund
--------------------------------------------------------
Scudder VIT Small Cap       5.24       0.00      4.04
Index Fund
--------------------------------------------------------
GVIT Gartmore GVIT          5.21       6.57      8.14
Government Bond Fund:
Class I
--------------------------------------------------------
GVIT Gartmore GVIT        -18.37      -1.00      5.70
Growth Fund: Class I
--------------------------------------------------------
GVIT Gartmore GVIT          4.40       4.75      6.01
Money Market Fund:
Class I
--------------------------------------------------------
GVIT Gartmore GVIT         -3.02       6.79     12.49
Total Return Fund:
Class I
--------------------------------------------------------
GVIT GVIT Small Cap        21.69       0.00     13.76
Value Fund: Class I
--------------------------------------------------------
GVIT GVIT Small Company    13.08      11.38     14.90
Fund: Class I
--------------------------------------------------------
INVESCO VIF Technology      2.01       0.00      9.46
Fund
--------------------------------------------------------
The Universal              -3.31       0.00     -1.56
Institutional Funds,
Inc. - High Yield
Portfolio
--------------------------------------------------------

The preceding table displays three types of total return. Simply stated, total return shows the percent change in unit values, with dividends and capital gains reinvested, after the deduction of a 0.40% asset charge (and the deduction of applicable investment advisory fees and other expenses of the underlying mutual funds). The total return figures shown in the Annual Percentage Change and Annualized Percentage Change columns represent annualized figures, i.e., they show the rate of growth that would have produced the corresponding cumulative return had performance been constant over the entire period quoted. The Non-Annualized Percentage Change total return figures are not annual return figures but instead represent the total percentage change in unit value over the stated periods without annualization. THE TOTAL RETURN FIGURES DO NOT TAKE INTO ACCOUNT THE SEVERAL OTHER POLICY CHARGES WHICH ARE DESCRIBED IN THE "POLICY CHARGES" SECTION. THESE OTHER CHARGES INCLUDE DEDUCTIONS FROM PREMIUMS, COST OF INSURANCE CHARGES, SURRENDER CHARGES AND A MONTHLY ADMINISTRATIVE CHARGE.

**The underlying mutual fund Inception Date is the date the underlying mutual fund first became effective, which is not necessarily the same date the underlying mutual fund was first made available through the variable account. For those underlying mutual funds which have not been offered as sub-accounts through the variable account for one of the quoted periods, the total return figures will show the investment performance such underlying mutual funds would have achieved (reduced by the 0.40% asset charge and fund investment advisory fees and expenses) had they been offered as sub-accounts through the variable account for the period quoted. Certain underlying mutual funds are not as old as some of the periods quoted, therefore, total return figures may not be available for all of the periods shown.

PERFORMANCE SUMMARY INFORMATION (FIDELITY)

The following performance tables display historical investment results of the underlying mutual fund sub-accounts. This information may be useful in helping potential investors in deciding which underlying mutual fund sub-accounts to choose and in assessing the competence of the underlying mutual funds' investment advisers. The performance figures shown should be considered in light of the investment objectives and policies, characteristics and quality of the underlying portfolios of the underlying mutual funds, and the market conditions during the periods of time quoted. The performance figures should not be considered as estimates or predictions of future performance. Investment return and the principal value of the underlying mutual fund sub-accounts are not guaranteed and will fluctuate so that a policy owner's units, when redeemed, may be worth more or less than their original cost.


                        PERFORMANCE TABLE - TOTAL RETURN

-----------------------------------------------------------------------------------------------------------------------------------
                                                        Annual Percentage                     Non annualized Percentage
                                                             Change                                    Change
                                                  ---------------------------------------------------------------------------------
                              Fund        Unit                              1 mo      1 Yr     2 Yrs    3 Yrs.    5 yrs.  Inception
                            Inception    Values     1999    2000    2001     to        to       to        to        to        to
Underlying Mutual Fund        Date**    12/31/01                           12/31/01  12/31/01  12/31/01 12/31/01  12/31/01 12/31/01
-----------------------------------------------------------------------------------------------------------------------------------
Fidelity VIP                10/09/86     10.72      5.63     8.09   -5.47     2.13     -5.47     2.18      7.92     52.30    420.07
Equity-Income
Portfolio: Service Class
-----------------------------------------------------------------------------------------------------------------------------------
Fidelity VIP Growth         10/09/86      9.78     36.48   -11.25  -18.06     0.60    -18.06   -27.27     -0.75     68.73    552.55
Portfolio: Service Class
-----------------------------------------------------------------------------------------------------------------------------------
Fidelity VIP High           09/19/85      7.24      7.44   -22.77  -12.25    -0.35    -12.25   -32.23    -27.19    -19.16    172.99
Income Portfolio:
Service Class
-----------------------------------------------------------------------------------------------------------------------------------
Fidelity VIP Overseas       01/28/87      8.62     41.62   -19.31  -21.59    -0.11    -21.59   -36.73    -10.41     11.24    122.76
Portfolio: Service Class
-----------------------------------------------------------------------------------------------------------------------------------
Fidelity VIP II Asset       09/06/89     10.03     10.36    -4.25   -4.63     1.02     -4.63    -8.68      0.77     37.76    196.45
Manager Portfolio:
Service Class
-----------------------------------------------------------------------------------------------------------------------------------
Fidelity VIP II Asset       01/03/95      9.13     14.46   -12.78   -7.88     1.51     -7.88   -19.65     -8.04     33.06     94.20
Manager: Growth
Portfolio: Service Class
-----------------------------------------------------------------------------------------------------------------------------------
Fidelity VIP II             01/03/95      9.99     30.01    -6.90  -12.71     2.31    -12.71   -18.74      0.28     59.75    167.38
Contrafund Portfolio:
Service Class
-----------------------------------------------------------------------------------------------------------------------------------
Fidelity VIP III            01/03/95      9.67      3.81    -4.58   -2.12     1.00     -2.12    -6.60     -3.04     37.36     70.04
Balanced Portfolio:
Service Class
-----------------------------------------------------------------------------------------------------------------------------------
Fidelity VIP III Growth     12/31/96      9.44      8.42    -3.89   -9.22     0.50     -9.22   -12.74     -5.40     55.62     55.62
& Income Portfolio:
Service Class
-----------------------------------------------------------------------------------------------------------------------------------
Fidelity VIP III Growth     01/03/95      7.26      3.57   -17.34  -14.78     1.04    -14.78   -29.56    -27.05     16.61     80.61
Opportunities
Portfolio: Service Class
-----------------------------------------------------------------------------------------------------------------------------------
Fidelity VIP III Mid        12/08/98     15.84     48.65    33.05   -3.75     4.12     -3.75    28.06     89.41      0.00     95.40
Cap Portfolio: Service
Class
-----------------------------------------------------------------------------------------------------------------------------------
GVIT Gartmore GVIT          11/08/82     11.69     -2.92    12.31    6.82    -0.84      6.82    19.98     16.46     37.44    347.61
Government Bond Fund:
Class I
-----------------------------------------------------------------------------------------------------------------------------------
GVIT Gartmore GVIT          04/15/92      5.44     3.66    -26.68  -28.42     1.21    -28.42   -47.52    -45.60     -4.91     71.32
Growth Fund: Class I
-----------------------------------------------------------------------------------------------------------------------------------
GVIT Gartmore GVIT          11/10/81     11.38     4.22      5.82    3.19     0.10      3.19     9.19     13.79     26.09    224.02
Money Market Fund:
Class I
-----------------------------------------------------------------------------------------------------------------------------------
GVIT Gartmore GVIT          11/08/82      9.06     6.31     -2.32  -12.17     1.49    -12.17   -14.21     -8.79     38.89    851.76
Total Return Fund:
Class I
-----------------------------------------------------------------------------------------------------------------------------------
GVIT GVIT Small Company     10/23/95     14.63    43.17      8.68   -7.08     4.27     -7.08     0.99     44.58     71.38    136.23
Fund: Class I
-----------------------------------------------------------------------------------------------------------------------------------



------------------------------------------------------
                              Annualized Percentage
                                   Change
------------------------------------------------------
                           3 Yrs.   5 yrs. Inception
                            to       to       to
Underlying Mutual Fund    12/31/01 12/31/01 12/31/01
------------------------------------------------------
Fidelity VIP                2.57    8.78    11.44
Equity-Income
Portfolio: Service Class
------------------------------------------------------
Fidelity VIP Growth        -0.25   11.03    13.11
Portfolio: Service Class
------------------------------------------------------
Fidelity VIP High         -10.04   -4.16     6.36
Income Portfolio:
Service Class
------------------------------------------------------
Fidelity VIP Overseas      -3.60    2.15     5.51
Portfolio: Service Class
------------------------------------------------------
Fidelity VIP II Asset       0.25    6.62     9.22
Manager Portfolio:
Service Class
------------------------------------------------------
Fidelity VIP II Asset      -2.76    5.88     9.96
Manager: Growth
Portfolio: Service Class
------------------------------------------------------
Fidelity VIP II             0.09    9.82    15.10
Contrafund Portfolio:
Service Class
------------------------------------------------------
Fidelity VIP III           -1.03    6.55     7.89
Balanced Portfolio:
Service Class
------------------------------------------------------
Fidelity VIP III Growth    -1.83    9.25     9.25
& Income Portfolio:
Service Class
------------------------------------------------------
Fidelity VIP III Growth    -9.98    3.12     8.82
Opportunities
Portfolio: Service Class
------------------------------------------------------
Fidelity VIP III Mid       23.73    0.00    24.46
Cap Portfolio: Service
Class
------------------------------------------------------
GVIT Gartmore GVIT          5.21    6.57     8.14
Government Bond Fund:
Class I
------------------------------------------------------
GVIT Gartmore GVIT        -18.37   -1.00     5.70
Growth Fund: Class I
------------------------------------------------------
GVIT Gartmore GVIT          4.40    4.75     6.01
Money Market Fund:
Class I
------------------------------------------------------
GVIT Gartmore GVIT         -3.02    6.79    12.49
Total Return Fund:
Class I
------------------------------------------------------
GVIT GVIT Small Company    13.08   11.38    14.90
Fund: Class I
------------------------------------------------------

The preceding table displays three types of total return. Simply stated, total return shows the percent change in unit values, with dividends and capital gains reinvested, after the deduction of a 0.40% asset charge (and the deduction of applicable investment advisory fees and other expenses of the underlying mutual funds). The total return figures shown in the Annual Percentage Change and Annualized Percentage Change columns represent annualized figures, i.e., they show the rate of growth that would have produced the corresponding cumulative return had performance been constant over the entire period quoted. The Non-Annualized Percentage Change total return figures are not annual return figures but instead represent the total percentage change in unit value over the stated periods without annualization. THE TOTAL RETURN FIGURES DO NOT TAKE INTO ACCOUNT THE SEVERAL OTHER

POLICY CHARGES WHICH ARE DESCRIBED IN THE "POLICY CHARGES" SECTION. THESE OTHER CHARGES INCLUDE DEDUCTIONS FROM PREMIUMS, COST OF INSURANCE CHARGES, SURRENDER CHARGES AND A MONTHLY ADMINISTRATIVE CHARGE. **The underlying mutual fund Inception Date is the date the underlying mutual fund first became effective, which is not necessarily the same date the underlying mutual fund was first made available through the variable account. For those underlying mutual funds which have not been offered as sub-accounts through the variable account for one of the quoted periods, the total return figures will show the investment performance such underlying mutual funds would have achieved (reduced by the 0.40% asset charge and fund investment advisory fees and expenses) had they been offered as sub-accounts through the variable account for the period quoted. Certain underlying mutual funds are not as old as some of the periods quoted, therefore, total return figures may not be available for all of the periods shown.

The Fidelity VIP Value Portfolio: Service Class, Fidelity VIP II Investment Grade Bond Portfolio: Service Class, Fidelity VIP III Aggressive Growth
Portfolio: Service Class, Fidelity VIP III Dynamic Capital Appreciation
Portfolio: Service Class and Fidelity VIP III Value Strategies Portfolio:
Service Class were added to the variable account on July 23, 2001 and no performance information is available.

The Fidelity VIP II Index 500 Portfolio was added to the variable account on May 1, 2000 and no performance information is available.

PERFORMANCE SUMMARY INFORMATION (GOLDMAN SACHS)

The following performance tables display historical investment results of the underlying mutual fund sub-accounts. This information may be useful in helping potential investors in deciding which underlying mutual fund sub-accounts to choose and in assessing the competence of the underlying mutual funds' investment advisers. The performance figures shown should be considered in light of the investment objectives and policies, characteristics and quality of the underlying portfolios of the underlying mutual funds, and the market conditions during the periods of time quoted. The performance figures should not be considered as estimates or predictions of future performance. Investment return and the principal value of the underlying mutual fund sub-accounts are not guaranteed and will fluctuate so that a policy owner's units, when redeemed, may be worth more or less than their original cost.


                        PERFORMANCE TABLE - TOTAL RETURN

-----------------------------------------------------------------------------------------------------------------------------------
                                                      Annual Percentage                     Non annualized Percentage
                                                           Change                                    Change
-----------------------------------------------------------------------------------------------------------------------------------
                            Fund       Unit                               1 mo      1 Yr     2 Yrs     3 Yrs.    5 yrs.   Inception
                          Inception   Values    1999      2000    2001      to       to        to        to        to         to
Underlying Mutual Fund      Date**   12/31/01                            12/31/01  12/31/01 12/31/01  12/31/01  12/31/01   12/31/01
-----------------------------------------------------------------------------------------------------------------------------------
Scudder VIT Funds -        08/22/97    7.67     26.85    -16.82   -24.99   -0.03   -24.99    -37.61    -20.86     0.00       -10.84
EAFE Equity Index Fund
-----------------------------------------------------------------------------------------------------------------------------------
Dreyfus Stock Index        09/29/89    9.38     19.89     -9.46   -12.53    0.79   -12.53    -20.81     -5.06   61.84        306.57
Fund, Inc.
-----------------------------------------------------------------------------------------------------------------------------------
Fidelity VIP               10/09/86   10.72      5.63      8.09    -5.47    2.13    -5.47      2.18      7.92    52.30       420.07
Equity-Income
Portfolio: Service Class
-----------------------------------------------------------------------------------------------------------------------------------
Fidelity VIP High          09/19/85    7.24      7.44    -22.77   -12.25   -0.35   -12.25    -32.23    -27.19  -19.16        172.99
Income Portfolio:
Service Class
-----------------------------------------------------------------------------------------------------------------------------------
Goldman Sachs VIT          04/30/98    9.96     26.38     -8.16   -13.55    2.05   -13.55    -20.60      0.35    0.00         13.80
Capital Growth Fund
-----------------------------------------------------------------------------------------------------------------------------------
Goldman Sachs VIT CORE     02/13/98   12.38     16.85      1.55     4.11    6.02     4.11      5.72     23.53    0.00         11.32
Small Cap Equity Fund
-----------------------------------------------------------------------------------------------------------------------------------
Goldman Sachs VIT CORE     02/13/98    9.62     23.57     -9.80   -12.30    1.25   -12.30    -20.89     -2.24    0.00         11.45
U.S. Equity Fund
-----------------------------------------------------------------------------------------------------------------------------------
Goldman Sachs VIT          02/13/98   11.17     -1.60      8.83     4.38   -0.83     4.38     13.61     11.78    0.00         20.35
Global Income Fund
-----------------------------------------------------------------------------------------------------------------------------------
Goldman Sachs VIT          01/12/98    8.83      4.79     -4.88    -9.70    1.31    -9.70    -14.11     -9.99    0.00         -5.62
Growth and Income Fund
-----------------------------------------------------------------------------------------------------------------------------------
Goldman Sachs VIT          01/12/98    8.00     24.25    -13.36   -22.57    1.16   -22.57    -32.92    -16.65    0.00         -0.51
International Equity
Fund
-----------------------------------------------------------------------------------------------------------------------------------
Goldman Sachs VIT Mid      05/01/98   14.21     -1.53     30.81    11.60    5.02    11.60     45.99     43.75    0.00         23.61
Cap Value Fund
-----------------------------------------------------------------------------------------------------------------------------------
INVESCO VIF Technology     05/21/97   10.53    157.40    -23.57   -46.04   -0.36   -46.04    -58.76      6.15    0.00         51.70
Fund
-----------------------------------------------------------------------------------------------------------------------------------
GVIT Gartmore GVIT         11/08/82   11.69     -2.92     12.31     6.82   -0.84     6.82     19.98     16.46   37.44        347.61
Government Bond Fund:
Class I
-----------------------------------------------------------------------------------------------------------------------------------
GVIT Gartmore GVIT         04/15/92    5.44      3.66    -26.68   -28.42    1.21   -28.42    -47.52    -45.60   -4.91         71.32
Growth Fund: Class I
-----------------------------------------------------------------------------------------------------------------------------------
GVIT Gartmore GVIT         11/10/81   11.38      4.22      5.82     3.19    0.10     3.19      9.19     13.79   26.09        224.02
Money Market Fund:
Class I
-----------------------------------------------------------------------------------------------------------------------------------
GVIT Gartmore GVIT         11/08/82    9.06      6.31     -2.32   -12.17    1.49   -12.17    -14.21     -8.79   38.89        851.76
Total Return Fund:
Class I
-----------------------------------------------------------------------------------------------------------------------------------
GVIT GVIT Small Cap        10/31/97   17.72     27.08     10.98    27.76    7.01    27.76     41.79     80.19    0.00         71.09
Value Fund: Class I
-----------------------------------------------------------------------------------------------------------------------------------
GVIT GVIT Small Company    10/23/95   14.63     43.17      8.68    -7.08    4.27    -7.08      0.99     44.58   71.38        136.23
Fund: Class I
-----------------------------------------------------------------------------------------------------------------------------------
Salomon Brothers           02/05/98   11.30     -0.22      7.09     6.49    0.29     6.49     14.03     13.78    0.00         14.63
Variable Series Funds
Inc. - Strategic Bond
Fund
-----------------------------------------------------------------------------------------------------------------------------------
The Universal              03/03/97   13.66     -2.05     29.01     9.40    2.67     9.40     41.14     38.24    0.00         43.79
Institutional Funds,
Inc. - U.S. Real Estate
Portfolio
-----------------------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------
                               Annualized Percentage
                                       Change
----------------------------------------------------------
                            3 Yrs.    5 yrs.   Inception
                              to        to        to
Underlying Mutual Fund     12/31/01  12/31/01   12/31/01
----------------------------------------------------------
Scudder VIT Funds -          -7.50      0.00    -2.60
EAFE Equity Index Fund
----------------------------------------------------------
Dreyfus Stock Index          -1.72     10.11    12.13
Fund, Inc.
----------------------------------------------------------
Fidelity VIP                  2.57      8.78    11.44
Equity-Income
Portfolio: Service Class
----------------------------------------------------------
Fidelity VIP High           -10.04     -4.16     6.36
Income Portfolio:
Service Class
----------------------------------------------------------
Goldman Sachs VIT             0.12      0.00     3.59
Capital Growth Fund
----------------------------------------------------------
Goldman Sachs VIT CORE        7.30      0.00     2.80
Small Cap Equity Fund
----------------------------------------------------------
Goldman Sachs VIT CORE       -0.75      0.00     2.83
U.S. Equity Fund
----------------------------------------------------------
Goldman Sachs VIT             3.78      0.00     4.78
Global Income Fund
----------------------------------------------------------
Goldman Sachs VIT            -3.45      0.00    -1.45
Growth and Income Fund
----------------------------------------------------------
Goldman Sachs VIT            -5.89      0.00    -0.13
International Equity
Fund
----------------------------------------------------------
Goldman Sachs VIT Mid        12.86      0.00     5.96
Cap Value Fund
----------------------------------------------------------
INVESCO VIF Technology        2.01      0.00     9.46
Fund
----------------------------------------------------------
GVIT Gartmore GVIT            5.21      6.57     8.14
Government Bond Fund:
Class I
----------------------------------------------------------
GVIT Gartmore GVIT          -18.37     -1.00     5.70
Growth Fund: Class I
----------------------------------------------------------
GVIT Gartmore GVIT            4.40      4.75     6.01
Money Market Fund:
Class I
----------------------------------------------------------
GVIT Gartmore GVIT           -3.02      6.79    12.49
Total Return Fund:
Class I
----------------------------------------------------------
GVIT GVIT Small Cap          21.69      0.00    13.76
Value Fund: Class I
----------------------------------------------------------
GVIT GVIT Small Company      13.08     11.38    14.90
Fund: Class I
----------------------------------------------------------
Salomon Brothers              4.40      0.00     3.56
Variable Series Funds
Inc. - Strategic Bond
Fund
----------------------------------------------------------
The Universal                11.40      0.00     7.82
Institutional Funds,
Inc. - U.S. Real Estate
Portfolio
----------------------------------------------------------


The preceding table displays three types of total return. Simply stated, total return shows the percent change in unit values, with dividends and capital gains reinvested, after the deduction of a 0.40% asset charge (and the deduction of applicable investment advisory fees and other expenses of the underlying mutual funds). The total return figures shown in the Annual Percentage Change and Annualized Percentage Change columns represent annualized figures, i.e., they show the rate of growth that would have produced the corresponding cumulative return had performance been constant over the entire period quoted. The Non-Annualized Percentage Change total return figures are not annual return figures but instead represent the total percentage change in unit value over the stated periods without annualization. THE TOTAL RETURN FIGURES DO NOT TAKE INTO ACCOUNT THE SEVERAL OTHER POLICY CHARGES WHICH ARE DESCRIBED IN THE "POLICY CHARGES" SECTION. THESE OTHER CHARGES INCLUDE DEDUCTIONS FROM PREMIUMS, COST OF INSURANCE CHARGES, SURRENDER CHARGES AND A MONTHLY ADMINISTRATIVE CHARGE.

**The underlying mutual fund Inception Date is the date the underlying mutual fund first became effective, which is not necessarily the same date the underlying mutual fund was first made available through the variable account. For those underlying mutual funds which have not been offered as sub-accounts through the variable account for one of the quoted periods, the total return figures will show the investment performance such underlying mutual funds would have achieved (reduced by the 0.40% asset charge and fund investment advisory fees and expenses) had they been offered as sub-accounts through the variable account for the period quoted. Certain underlying mutual funds are not as old as some of the periods quoted, therefore, total return figures may not be available for all of the periods shown.

PERFORMANCE SUMMARY INFORMATION (HUNTINGTON)

The following performance tables display historical investment results of the underlying mutual fund sub-accounts. This information may be useful in helping potential investors in deciding which underlying mutual fund sub-accounts to choose and in assessing the competence of the underlying mutual funds' investment advisers. The performance figures shown should be considered in light of the investment objectives and policies, characteristics and quality of the underlying portfolios of the underlying mutual funds, and the market conditions during the periods of time quoted. The performance figures should not be considered as estimates or predictions of future performance. Investment return and the principal value of the underlying mutual fund sub-accounts are not guaranteed and will fluctuate so that a policy owner's units, when redeemed, may be worth more or less than their original cost.


                        PERFORMANCE TABLE - TOTAL RETURN

--------------------------------------------------------------------------------------------------------------------------------
                                                    Annual Percentage                  Non annualized Percentage
                                                         Change                                  Change
                                                --------------------------------------------------------------------------------
                              Fund      Unit                               1 mo     1 Yr    2 Yrs    3 Yrs.   5 yrs.  Inception
                           Inception   Values                               to       to       to       to       to       to
  Underlying Mutual Fund     Date**   12/31/01    1999    2000    2001   12/31/01 12/31/01 12/31/01 12/31/01 12/31/01 12/31/01
--------------------------------------------------------------------------------------------------------------------------------
Scudder VIT Funds - Small     8/22/97   11.65    19.45    -4.06    1.72    6.21     1.72    -2.42    16.56     0.00     18.86
Cap Index Fund
--------------------------------------------------------------------------------------------------------------------------------
Dreyfus Stock Index Fund,     9/29/89    9.38    19.89    -9.46  -12.53    0.79   -12.53   -20.81    -5.06    61.84    306.57
Inc.: Initial Shares
--------------------------------------------------------------------------------------------------------------------------------
Dreyfus Variable Investment   4/05/93    9.83    10.80    -0.85   -9.67    0.00    -9.67   -10.44    -0.77    65.45    191.86
Fund - Appreciation
Portfolio: Initial Shares
--------------------------------------------------------------------------------------------------------------------------------
Fidelity VIP Equity-Income   10/09/86   10.72     5.63     8.09   -5.47    2.13    -5.47     2.18     7.92    52.30    420.07
Portfolio: Service Class
--------------------------------------------------------------------------------------------------------------------------------
Fidelity VIP Growth          10/09/86    9.78    36.48   -11.25  -18.06    0.60   -18.06   -27.27    -0.75    68.73    552.55
Portfolio: Service Class
--------------------------------------------------------------------------------------------------------------------------------
GVIT Dreyfus GVIT Mid Cap    10/31/97   13.65    20.21    14.98   -1.70    5.10    -1.70    13.02    35.86     0.00     49.64
Index Fund: Class I
--------------------------------------------------------------------------------------------------------------------------------
GVIT Federated GVIT High     10/31/97    9.71     2.58    -8.46    3.80   -0.33     3.80    -4.98    -2.53     0.00      5.47
Income Bond Fund: Class I
--------------------------------------------------------------------------------------------------------------------------------
GVIT Gartmore GVIT           11/08/82   11.69    -2.92    12.31    6.82   -0.84     6.82    19.98    16.46    37.44    347.61
Government Bond Fund:
Class I
--------------------------------------------------------------------------------------------------------------------------------
GVIT Gartmore GVIT Money     11/10/81   11.38     4.22     5.82    3.19    0.10     3.19     9.19    13.79    26.09    224.02
Market Fund: Class I
--------------------------------------------------------------------------------------------------------------------------------
GVIT GVIT Small Cap Value    10/31/97   17.72    27.08    10.98   27.76    7.01    27.76    41.79    80.19     0.00     71.09
Fund: Class I
--------------------------------------------------------------------------------------------------------------------------------
GVIT GVIT Small Company      10/31/97   17.72    27.08    10.98   27.76    7.01    27.76    41.79    80.19     0.00     71.09
Fund: Class I
--------------------------------------------------------------------------------------------------------------------------------
INVESCO Variable Investment   5/22/97   11.89     4.25    30.28  -12.94   -2.85   -12.94    13.42    18.24     0.00     84.70
Funds, Inc. - INVESCO VIF
Health Sciences Fund
--------------------------------------------------------------------------------------------------------------------------------
INVESCO Variable Investment   8/25/97   13.24    89.92   -15.15  -18.87    5.79   -18.87   -31.16    30.74     0.00     49.57
Funds, Inc. - INVESCO VIF
Small Company Growth Fund
--------------------------------------------------------------------------------------------------------------------------------
INVESCO Variable Investment  01/03/95    8.28    18.43     5.07  -32.68    0.47   -32.68   -29.27   -16.24    29.72     55.80
Funds, Inc. - INVESCO VIF
Utilities Fund
--------------------------------------------------------------------------------------------------------------------------------
The Universal                 6/16/97   15.33    28.61    11.16    9.66    2.50     9.66    21.90    56.78     0.00     12.08
Institutional Funds,
Inc. - Core Plus
Emerging Markets Debt
Portfolio
--------------------------------------------------------------------------------------------------------------------------------
The Universal                 1/02/97   11.82    -2.21    10.86    8.88   -0.39     8.88    20.71    18.04     0.00     24.80
Funds, Inc. - Core Plus
Fixed Income Portfolio
--------------------------------------------------------------------------------------------------------------------------------


--------------------------------------------------------
                               Annualized Percentage
                                      Change
                           -----------------------------
                             3 Yrs.   5 yrs.  Inception
                               to       to       To
  Underlying Mutual Fund    12/31/01 12/31/01 12/31/01
--------------------------------------------------------
Scudder VIT Funds - Small    5.24     0.00      4.04
Cap Index Fund
--------------------------------------------------------
Dreyfus Stock Index Fund,    -1.72    10.11     12.13
Inc.: Initial Shares
--------------------------------------------------------
Dreyfus Variable Investment  -0.26    10.60     13.04
Fund - Appreciation
Portfolio: Initial Shares
--------------------------------------------------------
Fidelity VIP Equity-Income    2.57     8.78     11.44
Portfolio: Service Class
--------------------------------------------------------
Fidelity VIP Growth          -0.25    11.03     13.11
Portfolio: Service Class
--------------------------------------------------------
GVIT Dreyfus GVIT Mid Cap    10.76     0.00     10.16
Index Fund: Class I
--------------------------------------------------------
GVIT Federated GVIT High     -0.85     0.00     1.29
Income Bond Fund: Class I
--------------------------------------------------------
GVIT Gartmore GVIT            5.21     6.57      8.14
Government Bond Fund:
Class I
--------------------------------------------------------
GVIT Gartmore GVIT Money      4.40     4.75      6.01
Market Fund: Class I
--------------------------------------------------------
GVIT GVIT Small Cap Value    21.69     0.00     13.76
Fund: Class I
--------------------------------------------------------
GVIT GVIT Small Company      21.69     0.00     13.76
Fund: Class I
--------------------------------------------------------
INVESCO Variable Investment   5.74     0.00     14.24
Funds, Inc. - INVESCO VIF
Health Sciences Fund
--------------------------------------------------------
INVESCO Variable Investment   9.35     0.00      9.70
Funds, Inc. - INVESCO VIF
Small Company Growth Fund
--------------------------------------------------------
INVESCO Variable Investment  -5.73     5.34      6.55
Funds, Inc. - INVESCO VIF
Utilities Fund
--------------------------------------------------------
The Universal                16.17     0.00      2.54
Institutional Funds,
Inc. - Core Plus
Emerging Markets Debt
Portfolio
--------------------------------------------------------
The Universal                 5.68     0.00      4.53
Funds, Inc. - Core Plus
Fixed Income Portfolio
--------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------
The Universal Institutional   1/02/97   12.74    19.48    10.53   -3.54    3.82    -3.54     6.62    27.39     0.00     87.82
Funds, Inc. - Mid Cap
Growth Portfolio
------------------------------------------------------------------------------------------------------------------------------
The Universal Institutional   3/03/97   13.66    -2.05    29.01    9.40    2.67     9.40    41.14    38.24     0.00     35.97
Funds, Inc. - U.S. Real
Estate Portfolio
------------------------------------------------------------------------------------------------------------------------------


---------------------------------------------------------
The Universal Institutional    8.40     0.00     13.45
Funds, Inc. - Mid Cap
Growth Portfolio
---------------------------------------------------------
The Universal Institutional   11.40     0.00      7.82
Funds, Inc. - U.S. Real
Estate Portfolio
---------------------------------------------------------


The preceding table displays three types of total return. Simply stated, total return shows the percent change in unit values, with dividends and capital gains reinvested, after the deduction of a 0.40% asset charge (and the deduction of applicable investment advisory fees and other expenses of the underlying mutual funds). The total return figures shown in the Annual Percentage Change and Annualized Percentage Change columns represent annualized figures, i.e., they show the rate of growth that would have produced the corresponding cumulative return had performance been constant over the entire period quoted. The Non-Annualized Percentage Change total return figures are not annual return figures but instead represent the total percentage change in unit value over the stated periods without annualization. THE TOTAL RETURN FIGURES DO NOT TAKE INTO ACCOUNT THE SEVERAL OTHER POLICY CHARGES WHICH ARE DESCRIBED IN THE "POLICY CHARGES" SECTION. THESE OTHER CHARGES INCLUDE DEDUCTIONS FROM PREMIUMS, COST OF INSURANCE CHARGES, SURRENDER CHARGES AND A MONTHLY ADMINISTRATIVE CHARGE.

**The underlying mutual fund Inception Date is the date the underlying mutual fund first became effective, which is not necessarily the same date the underlying mutual fund was first made available through the variable account. For those underlying mutual funds which have not been offered as sub-accounts through the variable account for one of the quoted periods, the total return figures will show the investment performance such underlying mutual funds would have achieved (reduced by the 0.40% asset charge and fund investment advisory fees and expenses) had they been offered as sub-accounts through the variable account for the period quoted. Certain underlying mutual funds are not as old as some of the periods quoted, therefore, total return figures may not be available for all of the periods shown.

The following underlying mutual funds were added to the variable account effective January 24, 2001 and no performance history is available:

AMERICAN CENTURY VARIABLE PORTFOLIOS, INC
o    American Century VP International Fund: Class I
o    American Century VP Value Fund: Class I

J.P. MORGAN SERIES TRUST II
o    J.P. Morgan Bond Portfolio

The following underlying mutual funds were added to the variable account effective February 14, 2002 and no performance history is available:

FIDELITY VARIABLE INSURANCE PRODUCTS FUND
o    VIP Value Portfolio: Service Class

HUNTINGTON VA FUNDS
o    VA Dividend Capture Fund
o    VA Growth Fund
o    VA Income Equity Fund
o    VA Mid Corp America Fund
o    VA New Economy Fund

JANUS ASPEN SERIES
o    Global Technology Portfolio: Service Shares
o    International Growth Portfolio: Service Shares

NEUBERGER BERMAN ADVISORS MANAGEMENT TRUST
o    AMT Partners Portfolio

OPPENHEIMER VARIABLE ACCOUNT FUNDS
o    Oppenheimer Capital Appreciation Fund/VA: Initial Class
o    Oppenheimer Global Securities Fund/VA: Initial Class
o    Oppenheimer Main Street Growth & Income Fund/VA: Initial Class

PERFORMANCE SUMMARY INFORMATION (INVESCO)

The following performance tables display historical investment results of the underlying mutual fund sub-accounts. This information may be useful in helping potential investors in deciding which underlying mutual fund sub-accounts to choose and in assessing the competence of the underlying mutual funds' investment advisers. The performance figures shown should be considered in light of the investment objectives and policies, characteristics and quality of the underlying portfolios of the underlying mutual funds, and the market conditions during the periods of time quoted. The performance figures should not be considered as estimates or predictions of future performance. Investment return and the principal value of the underlying mutual fund sub-accounts are not guaranteed and will fluctuate so that a policy owner's units, when redeemed, may be worth more or less than their original cost.


                        PERFORMANCE TABLE - TOTAL RETURN

-------------------------------------------------------------------------------------------------------------------------------
                                                    Annual Percentage                Non annualized Percentage
                                                          Change                                 Change
                                                 ------------------------------------------------------------------------------
                              Fund       Unit                              1 mo     1 Yr    2 Yrs    3 Yrs.   5 yrs.  Inception
                            Inception   Values                              to       to       to       to       to       to
  Underlying Mutual Fund      Date**   12/31/01   1999     2000    2001  12/31/01 12/31/01 12/31/01 12/31/01 12/31/01 12/31/01
-------------------------------------------------------------------------------------------------------------------------------
Dreyfus VIF Quality Bond     08/31/90   11.77    -0.41    10.98    6.26   -0.69     6.26    17.93    17.43    33.92    130.83
Portfolio:  Initial Shares
-------------------------------------------------------------------------------------------------------------------------------
Fidelity VIP Overseas        01/28/87    8.62    41.62   -19.31  -21.59   -0.11   -21.59   -36.73   -10.41    11.24    122.76
Portfolio: Service Class
-------------------------------------------------------------------------------------------------------------------------------
GVIT Comstock GVIT Value     10/31/97    9.08    17.79   -10.80  -12.51    0.95   -12.51   -21.96    -8.07     0.00      6.55
Fund: Class I
-------------------------------------------------------------------------------------------------------------------------------
GVIT Dreyfus GVIT Mid Cap    10/31/97   13.65    20.21    14.98   -1.70    5.10    -1.70    13.02    35.86     0.00     49.64
Index Fund: Class I
-------------------------------------------------------------------------------------------------------------------------------
GVIT Federated GVIT High     10/31/97    9.71     2.58    -8.46    3.80   -0.33     3.80    -4.98    -2.53     0.00      5.47
Income Bond Fund: Class I
-------------------------------------------------------------------------------------------------------------------------------
GVIT Gartmore GVIT Growth    04/15/92    5.44     3.66   -26.68  -28.42    1.21   -28.42   -47.52   -45.60    -4.91     71.32
Fund: Class I
-------------------------------------------------------------------------------------------------------------------------------
GVIT Gartmore GVIT Money     11/10/81   11.38     4.22     5.82    3.19    0.10     3.19     9.19    13.79    26.09    224.02
Market Fund: Class I
-------------------------------------------------------------------------------------------------------------------------------
GVIT Gartmore GVIT Total     11/08/82    9.06     6.31    -2.32  -12.17    1.49   -12.17   -14.21    -8.79    38.89    851.76
Return Fund: Class I
-------------------------------------------------------------------------------------------------------------------------------
GVIT Gartmore GVIT           10/31/97    8.43    22.20   -12.50  -19.14    2.17   -19.14   -29.24   -13.53     0.00      3.54
Worldwide Leaders Fund:
Class I
-------------------------------------------------------------------------------------------------------------------------------
GVIT GVIT Small Cap Growth   05/03/99   15.16     0.00   -16.39  -11.20    4.66   -11.20   -25.75     0.00     0.00     51.61
Fund: Class I
-------------------------------------------------------------------------------------------------------------------------------
GVIT GVIT Small Cap Value    10/31/97   17.72    27.08    10.98   27.76    7.01    27.76    41.79    80.19     0.00     71.09
Fund: Class I
-------------------------------------------------------------------------------------------------------------------------------
GVIT GVIT Small Company      10/23/95   14.63    43.17     8.68   -7.08    4.27    -7.08     0.99    44.58    71.38    136.23
Fund: Class I
-------------------------------------------------------------------------------------------------------------------------------
GVIT J.P. Morgan GVIT        10/31/97    9.53     0.27    -0.55   -4.06    0.18    -4.06    -4.59    -4.33     0.00      4.90
Balanced Fund: Class I
-------------------------------------------------------------------------------------------------------------------------------
GVIT MAS GVIT Multi Sector   10/31/97   10.97     0.96     5.44    3.77   -0.33     3.77     9.42    10.46     0.00     14.52
Bond Fund: Class I
-------------------------------------------------------------------------------------------------------------------------------
GVIT - Nationwide GVIT       10/31/97    9.98    -3.64     7.39   -3.64    4.31    -3.64     3.48    -0.30     0.00      1.01
Strategic Value Fund:
Class I
-------------------------------------------------------------------------------------------------------------------------------
GVIT Strong GVIT Mid Cap     10/31/97   11.33    83.70   -15.89  -30.60    1.72   -30.60   -41.63     7.22     0.00     24.70
Growth Fund: Class I
-------------------------------------------------------------------------------------------------------------------------------
INVESCO VIF Dynamics Fund    08/25/97   10.07    54.68    -3.74  -31.41    3.09   -31.41   -33.98     2.12     0.00     25.00
-------------------------------------------------------------------------------------------------------------------------------
INVESCO VIF Equity Income    08/10/94   10.76    14.16     4.66   -9.34    2.18    -9.34    -5.11     8.33    60.08    149.53
Fund
-------------------------------------------------------------------------------------------------------------------------------
INVESCO VIF Growth Fund      08/25/97    5.41    28.39   -23.40  -44.49   -1.81   -44.49   -57.48   -45.41     0.00    -19.53
-------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------
                              Annualized Percentage
                                        Change
                            -----------------------------
                              3 Yrs.   5 yrs.  Inception
                                to       to       to
  Underlying Mutual Fund     12/31/01 12/31/01 12/31/01
---------------------------------------------------------
---------------------------------------------------------
Dreyfus VIF Quality Bond        5.50     6.02     7.66
Portfolio:  Initial Shares
---------------------------------------------------------
Fidelity VIP Overseas          -3.60     2.15     5.51
Portfolio: Service Class
---------------------------------------------------------
Goldman Sachs VIT               3.78     0.00     4.78
International Equity Fund
---------------------------------------------------------
GVIT Comstock GVIT Value       -2.77     0.00     1.54
Fund: Class I
---------------------------------------------------------
GVIT Dreyfus GVIT Mid Cap      10.76     0.00    10.16
Index Fund: Class I
---------------------------------------------------------
GVIT Federated GVIT High       -0.85     0.00     1.29
Income Bond Fund: Class I
---------------------------------------------------------
GVIT Gartmore GVIT Growth     -18.37    -1.00     5.70
Fund: Class I
---------------------------------------------------------
GVIT Gartmore GVIT Money        4.40     4.75     6.01
Market Fund: Class I
---------------------------------------------------------
GVIT Gartmore GVIT Total       -3.02     6.79    12.49
Return Fund: Class I
---------------------------------------------------------
GVIT Gartmore GVIT             -4.73     0.00     0.84
Worldwide Leaders Fund:
Class I
---------------------------------------------------------
GVIT GVIT Small Cap Growth      0.00     0.00    16.94
Fund: Class I
---------------------------------------------------------
GVIT GVIT Small Cap Value      21.69     0.00    13.76
Fund: Class I
---------------------------------------------------------
GVIT GVIT Small Company        13.08    11.38    14.90
Fund: Class I
---------------------------------------------------------
GVIT J.P. Morgan GVIT          -1.46     0.00     1.15
Balanced Fund: Class I
---------------------------------------------------------
GVIT MAS GVIT Multi Sector      3.37     0.00     3.31
Bond Fund: Class I
---------------------------------------------------------
GVIT - Nationwide GVIT         -0.10     0.00     0.24
Strategic Value Fund:
Class I
---------------------------------------------------------
GVIT Strong GVIT Mid Cap          2.35     0.00     5.44
Growth Fund: Class I
---------------------------------------------------------
INVESCO VIF Dynamics Fund         0.70     0.00    13.17
---------------------------------------------------------
INVESCO VIF Equity Income         2.70     9.87    -4.87
Fund
---------------------------------------------------------
INVESCO VIF Growth Fund         -18.27     0.00    -4.87


------------------------------------------------------------------------------------------------------------------------------
INVESCO VIF Health Sciences  05/22/97   11.89     4.25    30.28  -12.94   -2.85   -12.94    13.42    18.24     0.00     84.70
Fund
------------------------------------------------------------------------------------------------------------------------------
INVESCO VIF High Yield Fund  05/27/94    8.09     8.55   -11.86  -15.27   -0.19   -15.27   -25.32   -18.93    -3.53     31.85
------------------------------------------------------------------------------------------------------------------------------
INVESCO VIF Real Estate      04/01/98   12.49    -0.24    28.37   -1.16    3.06    -1.16    26.88    26.57     0.00      5.97
Opportunity Fund
------------------------------------------------------------------------------------------------------------------------------
INVESCO VIF Small Company    08/25/97   13.24   105.62   -15.15  -18.87    5.79   -18.87   -31.16    30.74     0.00     49.57
Growth Fund
------------------------------------------------------------------------------------------------------------------------------
INVESCO VIF Technology Fund  05/21/97   10.53   157.40   -23.57  -46.04   -0.36   -46.04   -58.76     6.15     0.00     51.70
------------------------------------------------------------------------------------------------------------------------------
INVESCO VIF Total Return     06/02/94    9.13    -3.97    -2.37   -1.87    1.09    -1.87    -4.20    -8.00    29.46     86.77
Fund
------------------------------------------------------------------------------------------------------------------------------
INVESCO VIF Utilities Fund   01/03/95    8.29    18.43     5.07  -32.68    0.47   -32.68   -29.27   -16.24    29.72     55.80
------------------------------------------------------------------------------------------------------------------------------
Salomon Brothers Variable    02/17/98   12.11    10.99    15.01   -4.53    1.90    -4.53     9.79    21.86     0.00     33.47
Series Funds Inc. -
Investors Fund
------------------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------
INVESCO VIF Health Sciences       5.74     0.00    14.24
Fund
-----------------------------------------------------------
INVESCO VIF High Yield Fund      -6.76    -0.72     3.71
-----------------------------------------------------------
INVESCO VIF Real Estate           8.17     0.00     1.56
Opportunity Fund
-----------------------------------------------------------
INVESCO VIF Small Company         9.35     0.00     9.70
Growth Fund
-----------------------------------------------------------
INVESCO VIF Technology Fund       2.01     0.00     9.46
-----------------------------------------------------------
INVESCO VIF Total Return         -2.74     5.30     8.59
Fund
-----------------------------------------------------------
INVESCO VIF Utilities Fund       -5.73     5.34     6.55
-----------------------------------------------------------
Salomon Brothers Variable         6.81     0.00     7.75
Series Funds Inc. -
Investors Fund
-----------------------------------------------------------

The preceding table displays three types of total return. Simply stated, total return shows the percent change in unit values, with dividends and capital gains reinvested, after the deduction of a 0.40% asset charge (and the deduction of applicable investment advisory fees and other expenses of the underlying mutual funds). The total return figures shown in the Annual Percentage Change and Annualized Percentage Change columns represent annualized figures, i.e., they show the rate of growth that would have produced the corresponding cumulative return had performance been constant over the entire period quoted. The Non-Annualized Percentage Change total return figures are not annual return figures but instead represent the total percentage change in unit value over the stated periods without annualization. THE TOTAL RETURN FIGURES DO NOT TAKE INTO ACCOUNT THE SEVERAL OTHER POLICY CHARGES WHICH ARE DESCRIBED IN THE "POLICY CHARGES" SECTION. THESE OTHER CHARGES INCLUDE DEDUCTIONS FROM PREMIUMS, COST OF INSURANCE CHARGES, SURRENDER CHARGES AND A MONTHLY ADMINISTRATIVE CHARGE.

**The underlying mutual fund Inception Date is the date the underlying mutual fund first became effective, which is not necessarily the same date the underlying mutual fund was first made available through the variable account. For those underlying mutual funds which have not been offered as sub-accounts through the variable account for one of the quoted periods, the total return figures will show the investment performance such underlying mutual funds would have achieved (reduced by the 0.40% asset charge and fund investment advisory fees and expenses) had they been offered as sub-accounts through the variable account for the period quoted. Certain underlying mutual funds are not as old as some of the periods quoted, therefore, total return figures may not be available for all of the periods shown.

PERFORMANCE SUMMARY INFORMATION (AMERICAN CENTURY/J.P. MORGAN)

The following performance tables display historical investment results of the underlying mutual fund sub-accounts. This information may be useful in helping potential investors in deciding which underlying mutual fund sub-accounts to choose and in assessing the competence of the underlying mutual funds' investment advisers. The performance figures shown should be considered in light of the investment objectives and policies, characteristics and quality of the underlying portfolios of the underlying mutual funds, and the market conditions during the periods of time quoted. The performance figures should not be considered as estimates or predictions of future performance. Investment return and the principal value of the underlying mutual fund sub-accounts are not guaranteed and will fluctuate so that a policy owner's units, when redeemed, may be worth more or less than their original cost.


                        PERFORMANCE TABLE - TOTAL RETURN

--------------------------------------------------------------------------------------------------------------------------------
                                                   Annual Percentage                    Non annualized Percentage
                                                         Change                                   Change
                                                --------------------------------------------------------------------------------
                              Fund      Unit                               1 mo     1 Yr    2 Yrs    3 Yrs.   5 yrs.  Inception
                           Inception   Values                               to       to       to       to       to        to
  Underlying Mutual Fund     Date**   12/31/01   1999    2000     2001    12/31/01 12/31/01 12/31/01 12/31/01 12/31/01 12/31/01
--------------------------------------------------------------------------------------------------------------------------------
Scudder VIT Funds - EAFE    08/22/97    7.67    26.85  -16.82    -24.99    -0.03    -24.99   -37.61   -20.86     0.00    -10.84
Equity Index Fund
--------------------------------------------------------------------------------------------------------------------------------
GVIT Dreyfus GVIT Mid Cap   10/31/97   13.65    20.21   14.98     -1.70     5.10     -1.70    13.02    35.86     0.00     49.64
Index Fund: Class I
--------------------------------------------------------------------------------------------------------------------------------
GVIT Gartmore GVIT          08/30/00    8.22     0.00    0.00     -5.56     7.45     -5.56     0.00     0.00     0.00    -29.11
Emerging Markets Fund:
Class I
--------------------------------------------------------------------------------------------------------------------------------
GVIT Gartmore GVIT Global   06/30/00    3.43     0.00    0.00    -42.95     0.68    -42.95     0.00     0.00     0.00    -57.28
Technology and
Communications Fund:
Class I
--------------------------------------------------------------------------------------------------------------------------------
GVIT J.P. Morgan GVIT       10/31/97    9.53     0.27   -0.55     -4.06     0.18     -4.06    -4.59    -4.33     0.00      4.90
Balanced Fund: Class I
--------------------------------------------------------------------------------------------------------------------------------
GVIT Gartmore GVIT          10/31/97    8.43    22.20  -12.50    -19.14     2.17    -19.14   -29.24   -13.53     0.00      3.54
Worldwide Leaders Fund:
Class I
--------------------------------------------------------------------------------------------------------------------------------
GVIT GVIT Small Cap Value   10/31/97   17.72    27.08   10.98     27.76     7.01     27.76    41.79    80.19     0.00     71.09
Fund: Class I
--------------------------------------------------------------------------------------------------------------------------------
GVIT GVIT Small Company     10/23/95   14.63    43.17    8.68     -7.08     4.27     -7.08     0.99    44.58    71.38    136.23
Fund: Class I
--------------------------------------------------------------------------------------------------------------------------------


-------------------------------------------------------
                              Annualized Percentage
                                      Change
                           ----------------------------
                            3 Yrs.   5 yrs.  Inception
                              to       to        to
  Underlying Mutual Fund   12/31/01 12/31/01  12/31/01
-------------------------------------------------------
Scudder VIT Funds - EAFE    -7.50     0.00     -2.60
Equity Index Fund
-------------------------------------------------------
GVIT Dreyfus GVIT Mid Cap    10.76     0.00     10.16
Index Fund: Class I
-------------------------------------------------------
GVIT Gartmore GVIT            0.00     0.00    -22.74
Emerging Markets Fund:
Class I
-------------------------------------------------------
GVIT Gartmore GVIT Global     0.00     0.00    -43.27
Technology and
Communications Fund:
Class I
-------------------------------------------------------
GVIT J.P. Morgan GVIT        -1.46     0.00      1.15
Balanced Fund: Class I
-------------------------------------------------------
GVIT Gartmore GVIT           -4.73     0.00      0.84
Worldwide Leaders Fund:
Class I
-------------------------------------------------------
GVIT GVIT Small Cap Value    21.69     0.00     13.76
Fund: Class I
-------------------------------------------------------
GVIT GVIT Small Company      13.08    11.38     14.90
Fund: Class I
-------------------------------------------------------

The preceding table displays three types of total return. Simply stated, total return shows the percent change in unit values, with dividends and capital gains reinvested, after the deduction of a 0.40% asset charge (and the deduction of applicable investment advisory fees and other expenses of the underlying mutual funds). The total return figures shown in the Annual Percentage Change and Annualized Percentage Change columns represent annualized figures, i.e., they show the rate of growth that would have produced the corresponding cumulative return had performance been constant over the entire period quoted. The Non-Annualized Percentage Change total return figures are not annual return figures but instead represent the total percentage change in unit value over the stated periods without annualization. THE TOTAL RETURN FIGURES DO NOT TAKE INTO ACCOUNT THE SEVERAL OTHER POLICY CHARGES WHICH ARE DESCRIBED IN THE "POLICY CHARGES" SECTION. THESE OTHER CHARGES INCLUDE DEDUCTIONS FROM PREMIUMS, COST OF INSURANCE CHARGES, SURRENDER CHARGES AND A MONTHLY ADMINISTRATIVE CHARGE.

**The underlying mutual fund Inception Date is the date the underlying mutual fund first became effective, which is not necessarily the same date the underlying mutual fund was first made available through the variable account. For those underlying mutual funds which have not been offered as sub-accounts through the variable account for one of the quoted periods, the total return figures will show the investment performance such underlying mutual funds would have achieved (reduced by the 0.40% asset charge and fund investment advisory fees and expenses) had they been offered as sub-accounts through the variable account for the period quoted. Certain underlying mutual funds are not as old as some of the periods quoted, therefore, total return figures may not be available for all of the periods shown.

The following underlying mutual funds were added to the variable account effective January 24, 2001and no performance history is available:

American Century Variable Portfolios, Inc.
o    American Century VP Balanced Fund: Class I
o    American Century VP Capital Appreciation Fund: Class I
o    American Century VP Income & Growth Fund: Class I
o    American Century VP International Fund: Class I
o    American Century VP Ultra Fund: Class I
o    American Century VP Value Fund: Class I

J.P. MORGAN SERIES TRUST II
o    J.P. Morgan Bond Portfolio
o    J.P. Morgan International Opportunities Portfolio
o    J.P. Morgan Small Company Portfolio
o    J.P. Morgan U.S. Disciplined Equity Portfolio

PERFORMANCE SUMMARY INFORMATION (MSDW)

The following performance tables display historical investment results of the underlying mutual fund sub-accounts. This information may be useful in helping potential investors in deciding which underlying mutual fund sub-accounts to choose and in assessing the competence of the underlying mutual funds' investment advisers. The performance figures shown should be considered in light of the investment objectives and policies, characteristics and quality of the underlying portfolios of the underlying mutual funds, and the market conditions during the periods of time quoted. The performance figures should not be considered as estimates or predictions of future performance. Investment return and the principal value of the underlying mutual fund sub-accounts are not guaranteed and will fluctuate so that a policy owner's units, when redeemed, may be worth more or less than their original cost.


                        PERFORMANCE TABLE - TOTAL RETURN

----------------------------------------------------------------------------------------------------------------------------------
                                                     Annual Percentage                   Non annualized Percentage
                                                           Change                                  Change
                                                 ---------------------------------------------------------------------------------
                                Fund      Unit                              1 Mo.    1 Yr.    2 Yrs.   3 Yrs.   5 Yrs.  Inception
                              Inception  Values                               to       to       to       to       to       to
   Underlying Mutual Fund      Date**   12/31/01   1999     2000    2001   12/31/01 12/31/01 12/31/01 12/31/01 12/31/01 12/31/01
----------------------------------------------------------------------------------------------------------------------------------
Scudder VIT EAFE Equity       08/22/97    7.67    26.85   -16.82  -24.99    -0.03    -24.99   -37.61   -20.86     0.00    -10.84
Index Fund
----------------------------------------------------------------------------------------------------------------------------------
Scudder VIT Equity 500        10/01/97    9.37    19.68    -9.42  -12.55     0.80    -12.55   -20.79    -5.21     0.00     23.41
Index Fund
----------------------------------------------------------------------------------------------------------------------------------
Scudder VIT Small Cap Index   08/22/97   11.65    19.46    -4.06    1.72     6.21      1.72    -2.42    16.56     0.00     18.86
Fund
----------------------------------------------------------------------------------------------------------------------------------
Fidelity VIP Equity-Income    10/09/86   10.72     5.63     8.09   -5.47     2.13     -5.47     2.18     7.92    52.30    420.07
Portfolio: Service Class
----------------------------------------------------------------------------------------------------------------------------------
Fidelity VIP Growth           10/09/86    9.78    36.48   -11.25  -18.06     0.60    -18.06   -27.27    -0.75    68.73    552.55
Portfolio: Service Class
----------------------------------------------------------------------------------------------------------------------------------
GVIT Dreyfus GVIT Mid Cap     10/31/97   13.65    20.21    14.98   -1.70     5.10     -1.70    13.02    35.86     0.00     49.64
Index Fund: Class I
----------------------------------------------------------------------------------------------------------------------------------
GVIT Gartmore GVIT            11/08/82   11.69    -2.92    12.31    6.82    -0.84      6.82    19.98    16.46    37.44    347.61
Government Bond Fund:
Class I
----------------------------------------------------------------------------------------------------------------------------------
GVIT Gartmore GVIT Growth     04/15/92    5.44     3.66   -26.68  -28.42     1.21    -28.42   -47.52   -45.60    -4.91     71.32
Fund: Class I
----------------------------------------------------------------------------------------------------------------------------------
GVIT Gartmore GVIT Money      11/10/81   11.38     4.22     5.82    3.19     0.10      3.19     9.19    13.79    26.09    224.02
Market Fund: Class I
----------------------------------------------------------------------------------------------------------------------------------
GVIT Gartmore GVIT Total      11/08/82    9.06     6.31    -2.32  -12.17     1.49    -12.17   -14.21    -8.79    38.89    851.76
Return Fund: Class I
----------------------------------------------------------------------------------------------------------------------------------
GVIT MAS GVIT Multi Sector    10/31/97   10.97     0.96     5.44    3.77    -0.33      3.77     9.42    10.46     0.00     14.52
Bond Fund: Class I
----------------------------------------------------------------------------------------------------------------------------------
GVIT GVIT Small Cap Growth    10/31/97   15.16     0.00   -16.39  -11.20     4.66    -11.20   -25.75     0.00     0.00     51.61
Fund: Class I
----------------------------------------------------------------------------------------------------------------------------------
GVIT GVIT Small Cap Value     10/31/97   17.72    27.08    10.98    27.76    7.01     27.76    41.79    80.19     0.00     71.09
Fund: Class I
----------------------------------------------------------------------------------------------------------------------------------
GVIT GVIT Small Company       10/23/95   14.63    43.17     8.68   -7.08     4.27     -7.08     0.99    44.58    71.38    136.23
Fund: Class I
----------------------------------------------------------------------------------------------------------------------------------
The Universal Institutional   06/16/97   15.33    28.61    11.16    9.66     2.50      9.66    21.90    56.78     0.00     12.08
Funds, Inc. - Core Plus
Emerging Markets Debt
Portfolio
----------------------------------------------------------------------------------------------------------------------------------
The Universal Institutional   01/02/97   11.82    -2.21    10.86    8.88    -0.39      8.88    20.71    18.04     0.00     24.80
Funds, Inc. - Core Plus
Fixed Income Portfolio
----------------------------------------------------------------------------------------------------------------------------------
The Universal Institutional   01/02/97   10.20    38.63   -11.92  -15.45    -0.17    -15.45   -25.53     3.23     0.00     61.91
Funds, Inc. - Equity Growth
Portfolio
----------------------------------------------------------------------------------------------------------------------------------
The Universal Institutional   01/02/97   10.44     3.48    11.23   -7.41     1.47     -7.41     2.99     6.57     0.00     43.44
Funds, Inc. - Global Value
Equity Portfolio
----------------------------------------------------------------------------------------------------------------------------------
The Universal Institutional   01/02/97    8.99     6.47   -10.77   -4.86    -0.38     -4.86   -15.10    -9.61     0.00     -7.57
Funds, Inc. - High Yield
Portfolio
----------------------------------------------------------------------------------------------------------------------------------
The Universal Institutional   10/18/99    8.99     0.00    -7.66  -29.60     2.43    -29.60   -34.99     0.00     0.00    -10.14
Funds, Inc. - Mid Cap Growth
Portfolio
----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------
                                 Annualized Percentage
                                        Change
                              ----------------------------
                               3 Yrs.   5 Yrs.  Inception
                                 to       to       to
   Underlying Mutual Fund     12/31/01 12/31/01 12/31/01
----------------------------------------------------------
Scudder VIT EAFE Equity        -7.50     0.00     -2.60
Index Fund
----------------------------------------------------------
Scudder VIT Equity 500         -1.77     0.00      5.08
Index Fund
----------------------------------------------------------
Scudder VIT Small Cap Index     5.24     0.00      4.04
Fund
----------------------------------------------------------
Fidelity VIP Equity-Income      2.57     8.78     11.44
Portfolio: Service Class
----------------------------------------------------------
Fidelity VIP Growth            -0.25    11.03     13.11
Portfolio: Service Class
----------------------------------------------------------
GVIT Dreyfus GVIT Mid Cap      10.76     0.00     10.16
Index Fund: Class I
----------------------------------------------------------
GVIT Gartmore GVIT              5.21     6.57      8.14
Government Bond Fund:
Class I
----------------------------------------------------------
GVIT Gartmore GVIT Growth     -18.37    -1.00      5.70
Fund: Class I
----------------------------------------------------------
GVIT Gartmore GVIT Money        4.40     4.75      6.01
Market Fund: Class I
----------------------------------------------------------
GVIT Gartmore GVIT Total       -3.02     6.79     12.49
Return Fund: Class I
----------------------------------------------------------
GVIT MAS GVIT Multi Sector      3.37     0.00      3.31
Bond Fund: Class I
----------------------------------------------------------
GVIT GVIT Small Cap Growth      0.00     0.00     16.94
Fund: Class I
----------------------------------------------------------
GVIT GVIT Small Cap Value      21.69     0.00     13.76
Fund: Class I
----------------------------------------------------------
GVIT GVIT Small Company        13.08    11.38     14.90
Fund: Class I
----------------------------------------------------------
The Universal Institutional    16.17     0.00      2.54
Funds, Inc. - Core Plus
Emerging Markets Debt
Portfolio
----------------------------------------------------------
The Universal Institutional     5.68     0.00      4.53
Funds, Inc. - Core Plus
Fixed Income Portfolio
----------------------------------------------------------
The Universal Institutional     1.07     0.00     10.13
Funds, Inc. - Equity Growth
Portfolio
----------------------------------------------------------
The Universal Institutional     2.15     0.00      7.49
Funds, Inc. - Global Value
Equity Portfolio
----------------------------------------------------------
The Universal Institutional    -3.31     0.00     -1.56
Funds, Inc. - High Yield
Portfolio
----------------------------------------------------------
The Universal Institutional     0.00     0.00     -4.74
Funds, Inc. - Mid Cap Growth
Portfolio
----------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
                                                     Annual Percentage                   Non annualized Percentage
                                                           Change                                  Change
                                                 ---------------------------------------------------------------------------------
                                Fund      Unit                              1 Mo.    1 Yr.    2 Yrs.   3 Yrs.   5 Yrs.  Inception
                              Inception  Values                               to       to       to       to       to       to
   Underlying Mutual Fund      Date**   12/31/01   1999     2000    2001   12/31/01 12/31/01 12/31/01 12/31/01 12/31/01 12/31/01
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
The Universal Institutional   01/02/97   12.74    19.48    10.53   -3.54     3.82     -3.54     6.62    27.39     0.00     87.82
Funds, Inc. - Mid Cap Value
Portfolio
----------------------------------------------------------------------------------------------------------------------------------
The Universal Institutional   03/03/97   13.66    -2.05    29.01    9.40     2.67      9.40    41.14    38.24     0.00     35.97
Funds, Inc. - U.S. Real
Estate Portfolio
----------------------------------------------------------------------------------------------------------------------------------
The Universal Institutional   01/02/97   12.29    -2.40    24.70    1.86     3.14      1.86    27.02    23.98     0.00     35.97
Funds, Inc. - Value Portfolio
----------------------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------
                                 Annualized Percentage
                                        Change
                              ----------------------------
                               3 Yrs.   5 Yrs.  Inception
                                 to       to       to
   Underlying Mutual Fund     12/31/01 12/31/01 12/31/01
----------------------------------------------------------
The Universal Institutional     8.40     0.00     13.45
Funds, Inc. - Mid Cap Value
Portfolio
----------------------------------------------------------
The Universal Institutional    11.40     0.00      7.82
Funds, Inc. - U.S. Real
Estate Portfolio
----------------------------------------------------------
The Universal Institutional     7.43     0.00      6.35
Funds, Inc. - Value Portfolio
----------------------------------------------------------

The preceding table displays three types of total return. Simply stated, total return shows the percent change in unit values, with dividends and capital gains reinvested, after the deduction of a 0.40% asset charge (and the deduction of applicable investment advisory fees and other expenses of the underlying mutual funds). The total return figures shown in the Annual Percentage Change and Annualized Percentage Change columns represent annualized figures, i.e., they show the rate of growth that would have produced the corresponding cumulative return had performance been constant over the entire period quoted. The Non-Annualized Percentage Change total return figures are not annual return figures but instead represent the total percentage change in unit value over the stated periods without annualization. THE TOTAL RETURN FIGURES DO NOT TAKE INTO ACCOUNT THE SEVERAL OTHER POLICY CHARGES WHICH ARE DESCRIBED IN THE "POLICY CHARGES" SECTION. THESE OTHER CHARGES INCLUDE DEDUCTIONS FROM PREMIUMS, COST OF INSURANCE CHARGES, SURRENDER CHARGES AND A MONTHLY ADMINISTRATIVE CHARGE.

**The underlying mutual fund Inception Date is the date the underlying mutual fund first became effective, which is not necessarily the same date the underlying mutual fund was first made available through the variable account. For those underlying mutual funds which have not been offered as sub-accounts through the variable account for one of the quoted periods, the total return figures will show the investment performance such underlying mutual funds would have achieved (reduced by the 0.40% asset charge and fund investment advisory fees and expenses) had they been offered as sub-accounts through the variable account for the period quoted. Certain underlying mutual funds are not as old as some of the periods quoted, therefore, total return figures may not be available for all of the periods shown.

The following underlying mutual funds were added to the variable account effective October 25, 2001and no performance history is available.


The Universal Institutional Funds, Inc.
o    Active International Allocation Portfolio
o    Emerging Markets Equity Portfolio
o    Technology Portfolio

VAN KAMPEN LIFE INVESTMENT TRUST
o    Comstock Portfolio: Class II
o    Enterprise Portfolio: Class II
o    Emerging Growth Portfolio: Class II

PERFORMANCE SUMMARY INFORMATION (NEWPORT)

The following performance tables display historical investment results of the underlying mutual fund sub-accounts. This information may be useful in helping potential investors in deciding which underlying mutual fund sub-accounts to choose and in assessing the competence of the underlying mutual funds' investment advisers. The performance figures shown should be considered in light of the investment objectives and policies, characteristics and quality of the underlying portfolios of the underlying mutual funds, and the market conditions during the periods of time quoted. The performance figures should not be considered as estimates or predictions of future performance. Investment return and the principal value of the underlying mutual fund sub-accounts are not guaranteed and will fluctuate so that a policy owner's units, when redeemed, may be worth more or less than their original cost.





                        PERFORMANCE TABLE - TOTAL RETURN

----------------------------------------------------------------------------------------------------------------------------------
                                                    Annual Percentage                    Non annualized Percentage
                                                         Change                                    Change
                                                 ---------------------------------------------------------------------------------
                                Fund      Unit                              1 Mo.    1 Yr.    2 Yrs.   3 Yrs.   5 Yrs.  Inception
                              Inception  Values                               to       to       to       to       to       to
   Underlying Mutual Fund      Date**   12/31/01   1999     2000    2001   12/31/01 12/31/01 12/31/01 12/31/01 12/31/01 12/31/01
----------------------------------------------------------------------------------------------------------------------------------
Dreyfus Stock Index Fund,      9/29/89    7.67    26.85   -16.82  -24.99    -0.03    -24.99   -37.61   -20.86     0.00   -10.84
Inc.: Initial Shares
----------------------------------------------------------------------------------------------------------------------------------
Fidelity VIP Growth           10/09/86    9.78    36.48   -11.25  -18.06     0.60    -18.06   -27.27    -0.75    68.73   552.55
Portfolio: Service Class(1)
----------------------------------------------------------------------------------------------------------------------------------
GVIT Dreyfus GVIT Mid Cap     10/31/97   13.65    20.21    14.98   -1.70     5.10     -1.70    13.02    35.86     0.00    49.64
Index Fund: Class I
----------------------------------------------------------------------------------------------------------------------------------
GVIT Gartmore GVIT Money      11/10/81   11.38     4.22     5.82    3.19     0.10      3.19     9.19    13.79    26.09   224.02
Market Fund: Class I
----------------------------------------------------------------------------------------------------------------------------------
INVESCO Variable Investment    8/25/97   13.24    89.92   -15.15  -18.87     5.79    -18.87   -31.16    30.74     0.00    49.57
Funds, Inc. - INVESCO VIF
Small Company Growth Fund
----------------------------------------------------------------------------------------------------------------------------------
INVESCO Variable Investment    5/21/97   10.53   157.40   -23.57  -46.04    -0.36    -46.04   -58.76     6.15     0.00    51.70
Funds, Inc. - INVESCO VIF
Technology Fund
----------------------------------------------------------------------------------------------------------------------------------
The Universal Institutional    1/02/97   12.74    19.48    10.53   -3.54     3.82     -3.54     6.62    27.39     0.00    87.82
Funds, Inc. - Mid Cap Growth
Portfolio
----------------------------------------------------------------------------------------------------------------------------------
The Universal Institutional    3/03/97   13.66    -2.05    29.01    9.40     2.67      9.40    41.14    38.24     0.00    35.97
Funds, Inc. - U.S. Real
Estate Portfolio
----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------
                                 Annualized Percentage
                                         Change
                               ----------------------------
                                3 Yrs.   5 Yrs.  Inception
                                  to       to       to
   Underlying Mutual Fund      12/31/01 12/31/01 12/31/01
-----------------------------------------------------------
Dreyfus Stock Index Fund,       -7.50     0.00    -2.60
Inc.: Initial Shares
-----------------------------------------------------------
Fidelity VIP Growth             -0.25    11.03    13.11
Portfolio: Service Class(1)
-----------------------------------------------------------
GVIT Dreyfus GVIT Mid Cap       10.76     0.00    10.16
Index Fund: Class I
-----------------------------------------------------------
GVIT Gartmore GVIT Money         4.40     4.75     6.01
Market Fund: Class I
-----------------------------------------------------------
INVESCO Variable Investment      9.35     0.00     9.70
Funds, Inc. - INVESCO VIF
Small Company Growth Fund
-----------------------------------------------------------
INVESCO Variable Investment      2.01     0.00     9.46
Funds, Inc. - INVESCO VIF
Technology Fund
-----------------------------------------------------------
The Universal Institutional      8.40     0.00    13.45
Funds, Inc. - Mid Cap Growth
Portfolio
-----------------------------------------------------------
The Universal Institutional     11.40     0.00     7.82
Funds, Inc. - U.S. Real
Estate Portfolio
-----------------------------------------------------------

The preceding table displays three types of total return. Simply stated, total return shows the percent change in unit values, with dividends and capital gains reinvested, after the deduction of a 0.40% asset charge (and the deduction of applicable investment advisory fees and other expenses of the underlying mutual funds). The total return figures shown in the Annual Percentage Change and Annualized Percentage Change columns represent annualized figures, i.e., they show the rate of growth that would have produced the corresponding cumulative return had performance been constant over the entire period quoted. The Non-Annualized Percentage Change total return figures are not annual return figures but instead represent the total percentage change in unit value over the stated periods without annualization. THE TOTAL RETURN FIGURES DO NOT TAKE INTO ACCOUNT THE SEVERAL OTHER POLICY CHARGES WHICH ARE DESCRIBED IN THE "POLICY CHARGES" SECTION. THESE OTHER CHARGES INCLUDE DEDUCTIONS FROM PREMIUMS, COST OF INSURANCE CHARGES, SURRENDER CHARGES AND A MONTHLY ADMINISTRATIVE CHARGE.

**The underlying mutual fund Inception Date is the date the underlying mutual fund first became effective, which is not necessarily the same date the underlying mutual fund was first made available through the variable account. For those underlying mutual funds which have not been offered as sub-accounts through the variable account for one of the quoted periods, the total return figures will show the investment performance such underlying mutual funds would have achieved (reduced by the 0.40% asset charge and fund investment advisory fees and expenses) had they been offered as sub-accounts through the variable account for the period quoted. Certain underlying mutual funds are not as old as some of the periods quoted, therefore, total return figures may not be available for all of the periods shown.

The following underlying mutual funds were added to the variable account effective February 14, 2002 and no performance history is available:

ALLIANCE VARIABLE PRODUCT SERIES FUND, INC.
o    Growth & Income Portfolio: Class A

SALOMAN BROTHERS - GREENWICH STREET SERIES
o    Salomon Brothers Variable Emerging Growth Fund

MFS VARIABLE INSURANCE TRUST
o    MFS Investors Growth Stock Series: Service Class
o    MFS Mid Cap Growth Series: Service Class
o    MFS Utilities Series
o    MFS Value Series: Service Class

OPPENHEIMER VARIABLE ACCOUNT FUNDS
o    Oppenheimer Capital Appreciation Fund/VA: Initial Class
o    Oppenheimer Global Securities Fund/VA: Initial Class

PIMCO VARIABLE INSURANCE TRUST
o    PIMCO VIT High Yield Bond Portfolio
o    PIMCO VIT Real Return Bond Portfolio
o    PIMCO VIT Total Return Bond Portfolio

ROYCE CAPITAL FUND
o    Royce Micro-Cap Portfolio
o    Royce Small-Cap Portfolio

W&R TARGET FUNDS, INC.
o    Small Cap Portfolio

The following underlying mutual funds were added to the variable account effective October 25, 2001 and no performance history is available:

VAN KAMPEN LIFE INVESTMENT TRUST
o    Comstock Portfolio: Class II

The following underlying mutual funds were added to the variable account effective January 24, 2001 and no performance history is available:

AMERICAN CENTURY VARIABLE PORTFOLIOS, INC.
o    American Century VP International Fund: Class I

MONEY MARKET RETURNS

Any current yield quotations of the GVIT Gartmore GVIT Money Market Fund: Class I or Class V, subject to Rule 482 of the Securities Act of 1933, will consist of a seven calendar day historical yield, carried at least to the nearest hundredth of a percent. The yield will be calculated by determining the net change, exclusive of capital changes, in the value of a hypothetical pre-existing account having a balance of one accumulation unit at the beginning of the base period, subtracting a hypothetical charge reflecting deductions from contract owner accounts, and dividing the net change in account value by the value of the account at the beginning of the period to obtain a base period return, and multiplying the base period return by (365/7) or (366/7) in a leap year. The GVIT Gartmore GVIT Money Market Fund: Class I or Class V's effective yield is computed similarly, but includes the effect of assumed compounding on an annualized basis of the current unit value yield quotations of the GVIT Gartmore GVIT Money Market Fund: Class I or Class V. The GVIT Gartmore GVIT Money Market
Fund: Class I or Class V's yield and effective yield will fluctuate daily. Actual yields will depend on factors such as the type of instruments in the fund's portfolio, portfolio quality and average maturity, changes in interest rates, and the fund's expenses. Although the GVIT Gartmore GVIT Money Market
Fund: Class I or Class V determines its yield on the basis of a seven day period, it may use a different time period on occasion. The yield quotes may reflect the expense limitation described "Investment Manager and Other Services" in the Money Market Fund's Statement of Additional Information. There is no assurance that the yields quoted on any given occasion will remain in effect for any period of time and there is no guarantee that the net asset values will remain constant. It should be noted that a contract owner's investment in the GVIT Gartmore GVIT Money Market Fund: Class I or Class V is not guaranteed or insured. Yields of other money market funds may not be comparable if a different base period or another method of calculation is used.

Quotations of average annual total return and total return are based upon historical earnings and will fluctuate. Any quotation of performance is not a guarantee of future performance. Factors affecting a sub-account's performance include general market conditions, operating expenses and investment management. A contract owner's account when redeemed may be more or less than the original cost.

TAX DEFINITION OF LIFE INSURANCE

Section 7702(b)(1) of the Internal Revenue Code provides that if one of two alternate tests is met, a policy will be treated as life insurance for federal tax purposes. The two tests are referred to as the Cash Value Accumulation Test and the Guideline Premium/Cash Value Corridor Test.

The tables below show the numeric requirements for each test.

                   GUIDELINE PREMIUM/CASH VALUE CORRIDOR TEST
                  TABLE OF APPLICABLE PERCENTAGES OF CASH VALUE

-----------------------------------------
  ATTAINED AGE OF    PERCENTAGE OF CASH
  YOUNGER INSURED           VALUE
-----------------------------------------
-----------------------------------------
      0-40                  250%
-----------------------------------------
-----------------------------------------
         41                 243%
-----------------------------------------
-----------------------------------------
         42                 236%
-----------------------------------------
-----------------------------------------
         43                 229%
-----------------------------------------
-----------------------------------------
         44                 222%
-----------------------------------------
-----------------------------------------
         45                 215%
-----------------------------------------
-----------------------------------------
         46                 209%
-----------------------------------------
-----------------------------------------
         47                 203%
-----------------------------------------
-----------------------------------------
         48                 197%
-----------------------------------------
-----------------------------------------
         49                 191%
-----------------------------------------

-----------------------------------------
  ATTAINED AGE OF    PERCENTAGE OF CASH
  YOUNGER INSURED           VALUE
-----------------------------------------
-----------------------------------------
         50                 185%
-----------------------------------------
-----------------------------------------
         51                 178%
-----------------------------------------
-----------------------------------------
         52                 171%
-----------------------------------------
-----------------------------------------
         53                 164%
-----------------------------------------
-----------------------------------------
         54                 157%
-----------------------------------------
-----------------------------------------
         55                 150%
-----------------------------------------
-----------------------------------------
         56                 146%
-----------------------------------------
-----------------------------------------
         57                 142%
-----------------------------------------
-----------------------------------------
         58                 138%
-----------------------------------------
-----------------------------------------
         59                 134%
-----------------------------------------
-----------------------------------------
         60                 130%
-----------------------------------------
-----------------------------------------
         61                 128%
-----------------------------------------
-----------------------------------------
         62                 126%
-----------------------------------------
-----------------------------------------
         63                 124%
-----------------------------------------
-----------------------------------------
         64                 122%
-----------------------------------------
-----------------------------------------
         65                 120%
-----------------------------------------
-----------------------------------------
         66                 119%
-----------------------------------------
-----------------------------------------
         67                 118%
-----------------------------------------
-----------------------------------------
         68                 117%
-----------------------------------------
-----------------------------------------
         69                 116%
-----------------------------------------
-----------------------------------------
         70                 115%
-----------------------------------------
-----------------------------------------
         71                 113%
-----------------------------------------
-----------------------------------------
         72                 111%
-----------------------------------------
-----------------------------------------
         73                 109%
-----------------------------------------
-----------------------------------------
         74                 107%
-----------------------------------------
-----------------------------------------
         75                 105%
-----------------------------------------
-----------------------------------------
         76                 105%
-----------------------------------------
-----------------------------------------
         77                 105%
-----------------------------------------
-----------------------------------------
         78                 105%
-----------------------------------------
-----------------------------------------
         79                 105%
-----------------------------------------
-----------------------------------------
         80                 105%
-----------------------------------------
-----------------------------------------
         81                 105%
-----------------------------------------
-----------------------------------------
         82                 105%
-----------------------------------------
-----------------------------------------
         83                 105%
-----------------------------------------
-----------------------------------------
         84                 105%
-----------------------------------------
-----------------------------------------
         85                 105%
-----------------------------------------
-----------------------------------------
         86                 105%
-----------------------------------------
-----------------------------------------
         87                 105%
-----------------------------------------
-----------------------------------------
         88                 105%
-----------------------------------------
-----------------------------------------
         89                 105%
-----------------------------------------
-----------------------------------------
         90                 105%
-----------------------------------------
-----------------------------------------
         91                 104%
-----------------------------------------
-----------------------------------------
         92                 103%
-----------------------------------------
-----------------------------------------
         93                 102%
-----------------------------------------
-----------------------------------------
         94                 101%
-----------------------------------------
-----------------------------------------
         95                 101%
-----------------------------------------
-----------------------------------------
         96                 101%
-----------------------------------------
-----------------------------------------
         97                 101%
-----------------------------------------
-----------------------------------------
         98                 101%
-----------------------------------------
-----------------------------------------
         99                 101%
-----------------------------------------
-----------------------------------------
        100                 100%
-----------------------------------------

                          Cash Value Accumulation Test

The Cash Value Accumulation Test also requires the death benefit to exceed an applicable percentage of the cash value. These applicable percentages are the inverses of net single premiums based on an interest rate of 4% and 1980 CSO guaranteed mortality as prescribed in Internal Revenue Code Section 7702 for the Cash Value Accumulation Test. These premiums vary with the agesand risk classifications of the insureds.

The table below provides an example of applicable percentages for the Cash Value Accumulation Test. This example is for a male non-tobacco preferred issue age 55 and a female non-tobacco preferred issue age 55.

----------------------------------------
       POLICY          PERCENTAGE OF
        YEAR             CASH VALUE
----------------------------------------
----------------------------------------
         1                  302%
----------------------------------------
----------------------------------------
         2                  290%
----------------------------------------
----------------------------------------
         3                  279%
----------------------------------------
----------------------------------------
         4                  269%
----------------------------------------
----------------------------------------
         5                  259%
----------------------------------------
----------------------------------------
         6                  249%
----------------------------------------
----------------------------------------
         7                  240%
----------------------------------------
----------------------------------------
         8                  231%
----------------------------------------
----------------------------------------
         9                  223%
----------------------------------------
----------------------------------------
         10                 215%
----------------------------------------
----------------------------------------
         11                 207%
----------------------------------------
----------------------------------------
         12                 200%
----------------------------------------
----------------------------------------
         13                 193%
----------------------------------------
----------------------------------------
         14                 186%
----------------------------------------
----------------------------------------
         15                 180%
----------------------------------------
----------------------------------------
         16                 174%
----------------------------------------
----------------------------------------
         17                 169%
----------------------------------------
----------------------------------------
         18                 164%
----------------------------------------
----------------------------------------
         19                 159%
----------------------------------------
----------------------------------------
         20                 154%
----------------------------------------
----------------------------------------
         21                 150%
----------------------------------------
----------------------------------------
         22                 146%
----------------------------------------
----------------------------------------
         23                 142%
----------------------------------------
----------------------------------------
         24                 139%
----------------------------------------
----------------------------------------
         25                 136%
----------------------------------------
----------------------------------------
         26                 133%
----------------------------------------
----------------------------------------
         27                 130%
----------------------------------------
----------------------------------------
         28                 127%
----------------------------------------
----------------------------------------
         29                 125%
----------------------------------------
----------------------------------------
         30                 123%
----------------------------------------
----------------------------------------
         31                 121%
----------------------------------------
----------------------------------------
         32                 119%
----------------------------------------
----------------------------------------
         33                 118%
----------------------------------------
----------------------------------------
         34                 116%
----------------------------------------
----------------------------------------
         35                 115%
----------------------------------------
----------------------------------------
         36                 113%
----------------------------------------
----------------------------------------
         37                 112%
----------------------------------------
----------------------------------------
         38                 111%
----------------------------------------
----------------------------------------
         39                 110%
----------------------------------------
----------------------------------------
         40                 108%
----------------------------------------
----------------------------------------
         41                 107%
----------------------------------------
----------------------------------------
         42                 106%
----------------------------------------

----------------------------------------
       POLICY          PERCENTAGE OF
        YEAR             CASH VALUE
----------------------------------------
----------------------------------------
         43                 104%
----------------------------------------
----------------------------------------
         44                 103%
----------------------------------------
----------------------------------------
         45                 102%
----------------------------------------

                           INDEPENDENT AUDITORS' REPORT



The Board of Directors of Nationwide Life and Annuity Insurance Company and
  Contract Owners of Nationwide VL Separate Account-D:

    We have audited the accompanying statement of assets, liabilities and contract owners' equity of Nationwide VL Separate Account-D (comprised of the sub-accounts listed in note 1(b)) (collectively, "the Account") as of December 31, 2001, and the related statements of operations and changes in contract owners' equity, and the financial highlights for each of the periods indicated herein. These financial statements and financial highlights are the responsibility of the Account's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of December 31, 2001, by correspondence with the transfer agents of the underlying mutual funds.

    An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of the Account as of December 31, 2001, and the results of its operations, changes in contract owners' equity, and financial highlights for each of the periods indicated herein, in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP
Columbus, Ohio
February 20, 2002



--------------------------------------------------------------------------------

                        NATIONWIDE VL SEPARATE ACCOUNT-D
           STATEMENT OF ASSETS,LIABILITIES AND CONTRACT OWNERS' EQUITY

                                DECEMBER 31,2001

ASSETS:

  Investments at fair value:

     Dreyfus VIF - Quality Bond Portfolio (DryQualBd)
       7,870 shares (cost $89,672)  . . . . . . . . . . . . . . . . . . . . . . $    89,478
     Fidelity(R) VIP - Equity-Income Portfolio: Service Class (FidVIPEIS)
       280,373 shares (cost $6,563,098) . . . . . . . . . . . . . . . . . . . .   6,356,060
     Fidelity(R) VIP - Overseas Portfolio: Service Class (FidVIPOvS)
       208,781 shares (cost $3,931,985) . . . . . . . . . . . . . . . . . . . .   2,887,444
     Fidelity(R) VIP II - Contrafund Portfolio: Service Class (FidVIPConS)
       193,577 shares (cost $4,405,499) . . . . . . . . . . . . . . . . . . . .   3,883,157
     Fidelity(R) VIP II - Index 500 Portfolio: Initial Class (FidVIPI500)
       27,827 shares (cost $3,915,156) . . . . . . . . . . . . . . . . . . . . .  3,619,409
     Fidelity(R) VIP III - Balanced Portfolio: Service Class (FidVIPBalS)
       104,067 shares (cost $1,532,549) . . . . . . . . . . . . . . . . . . . .   1,421,556
     Invesco VIF - Dynamics Fund (IVIFDynAm)
       24,182 shares (cost $371,202) . . . . . . . . . . . . . . . . . . . . . .    303,245
     Invesco VIF - Equity Income Fund (IVIFEqInc)
       142,817 shares (cost $2,888,978) . . . . . . . . . . . . . . . . . . . .   2,653,533
     Invesco VIF - Growth Fund (IVIFGr)
       347,880 shares (cost $4,326,315) . . . . . . . . . . . . . . . . . . . .   2,689,115
     Invesco VIF - High Yield Fund (IVIFHIYld)
       72,559 shares (cost $718,635)  . . . . . . . . . . . . . . . . . . . . .     554,349
     Invesco VIF - Small Company Growth Fund (IVIFSmCoGr)
       154,476 shares (cost $2,562,495) . . . . . . . . . . . . . . . . . . . .   2,273,893
     Invesco VIF - Total Return Fund (IVIFTotRe)
       49,346 shares (cost $661,901)  . . . . . . . . . . . . . . . . . . . . .     628,674
     Nationwide(R) SAT - Government Bond Fund Class I (NSATGvtBd)
       31,495 shares (cost $364,759)  . . . . . . . . . . . . . . . . . . . . .     367,235
     Nationwide(R) SAT - Money Market Fund Class I (NSATMyMkt)
       1,503,184 shares (cost $1,503,184)  . . . . . . . . . . . . . . . . . . .  1,503,184
                                                                                ------------
          Total investments . . . . . . . . . . . . . . . . . . . . . . . . . .  29,230,332

  Accounts receivable . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        -
                                                                                ------------
          Total assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29,230,332

ACCOUNTS PAYABLE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         729
                                                                                ------------
CONTRACT OWNERS' EQUITY (NOTE 5) . . . . . . . . . . . . . . . . . . . . . . . .$ 29,229,603
                                                                                ============


See accompanying notes to financial statements.

--------------------------------------------------------------------------------

NATIONWIDE VL SEPARATE ACCOUNT-D
STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31,2001 AND 2000 AND PERIOD MAY 19,1999 (COMMENCEMENT OF OPERATIONS) THROUGH DECEMBER 31,1999

                                                                    TOTAL                         DryQualBd
                                                      ----------------------------------    ---------------------------
                                                        2001        2000          1999         2001      2000     1999
INVESTMENT ACTIVITY:                                  --------    --------      --------    --------  -------- --------
  Reinvested dividends   .......................  $   474,420      186,494       62,096      14,021    64,746   16,312
  Mortality and expense risk charges (note 3) ..     (102,972)     (69,956)      (9,788)     (1,206)   (5,312)  (1,426)
                                                  -----------     --------      -------      ------   -------    -----
   Net investment income .......................      371,448      116,538       52,308      12,815    59,434   14,886
                                                  -----------     --------      -------      ------   -------    -----
  Proceeds from mutual funds shares sold .......    6,417,617    2,910,278    4,134,210   1,188,935    41,512   10,936
  Cost of mutual fund shares sold ..............   (7,665,201)  (2,906,931)  (4,141,413) (1,121,319)  (41,634) (11,035)
                                                  -----------     --------      -------      ------   -------    -----
   Realized gain (loss) on investments .........   (1,247,584)       3,347       (7,203)     67,616      (122)     (99)
  Change in unrealized gain (loss)
   on investments ..............................   (3,735,515)    (963,583)      94,003     (48,271)   53,660   (5,582)
                                                  -----------     --------      -------      ------   -------    -----
   Net gain (loss) on investments ..............   (4,983,099)    (960,236)      86,800      19,345    53,538   (5,681)
                                                  -----------     --------      -------      ------   -------    -----
  Reinvested capital gains .....................      546,583      466,754       62,728         613      --       --
                                                  -----------     --------      -------      ------   -------    -----
     Net increase (decrease) in contract owners'
      equity resulting from operations .........  $(4,065,068)    (376,944)     201,836      32,773   112,972    9,205
                                                  ===========     ========      =======      ======   =======    =====

                                                             FidVIPEIS
                                                     ----------------------------
                                                       2001      2000     1999
INVESTMENT ACTIVITY:                                 --------  --------  --------
  Reinvested dividends $ .......................      93,374      --        --
  Mortality and expense risk charges (note 3) ..     (24,670)  (20,230)     --
                                                    --------   -------    ----
   Net investment income .......................      68,704   (20,230)     --
                                                    --------   -------    ----
  Proceeds from mutual funds shares sold .......     208,005    93,999      --
  Cost of mutual fund shares sold ..............    (209,439)  (90,808)     --
                                                    --------   -------    ----
   Realized gain (loss) on investments .........      (1,434)    3,191      --
  Change in unrealized gain (loss)
   on investments ..............................    (736,166)  529,125      --
                                                    --------   -------    ----
   Net gain (loss) on investments ..............    (737,600)  532,316      --
                                                    --------   -------    ----
  Reinvested capital gains .....................     275,452      --        --
                                                    --------   -------    ----
     Net increase (decrease) in contract owners'
      equity resulting from operations .........    (393,444)  512,086      --
                                                    ========   =======    ====

                                                                   FidVIPOvS                          FidVIPConS
                                                      ----------------------------------    ---------------------------
                                                         2001         2000         1999        2001      2000     1999
INVESTMENT ACTIVITY:                                  --------    --------      --------    --------  -------- --------
  Reinvested dividends .........................    $ 135,014        8,519         --        11,355      --       --
  Mortality and expense risk charges (note 3) ..      (11,042)      (3,859)      (1,057)    (11,837)   (6,764)    --
                                                    ---------     --------      -------    --------   -------
   Net investment income .......................      123,972        4,660       (1,057)       (482)   (6,764)    --
                                                    ---------     --------      -------    --------   -------
  Proceeds from mutual funds shares sold .......      319,066       31,973        9,416      97,424    31,474     --
  Cost of mutual fund shares sold ..............     (475,396)     (29,381)      (8,550)   (125,732)  (33,077)    --
                                                    ---------     --------      -------    --------   -------
   Realized gain (loss) on investments .........     (156,330)       2,592          866     (28,308)   (1,603)    --
  Change in unrealized gain (loss)
   on investments ..............................     (935,445)    (217,991)     108,896    (373,020)  149,321)    --
                                                    ---------     --------      -------    --------   -------
   Net gain (loss) on investments ..............   (1,091,775)    (215,399)     109,762    (401,328)  150,924)    --
                                                    ---------     --------      -------    --------   -------
  Reinvested capital gains .....................      215,729       55,135         --        45,421      --       --
                                                    ---------     --------      -------    --------   -------
     Net increase (decrease) in contract owners'
      equity resulting from operations .........    $(752,074)    (155,604)     108,705    (356,389)  157,688)    --
                                                    =========     ========      =======    ========   =======


                                                              FidVIPI500
                                                     ----------------------------
                                                        2001      2000      1999
INVESTMENT ACTIVITY:                                 --------  --------  --------
  Reinvested dividends .........................        --        --        --
  Mortality and expense risk charges (note 3) ..      (8,507)     --        --
                                                    --------   -----      -----
   Net investment income .......................      (8,507)     --        --
                                                    --------   -----      -----
  Proceeds from mutual funds shares sold .......      67,580      --        --
  Cost of mutual fund shares sold ..............     (73,073)     --        --
                                                    --------   -----      -----
   Realized gain (loss) on investments .........      (5,493)     --        --
  Change in unrealized gain (loss)
   on investments ..............................    (295,747)     --        --
                                                    --------   -----      -----
   Net gain (loss) on investments ..............    (301,240)     --        --
                                                    --------   -----      -----
  Reinvested capital gains .....................        --        --        --
                                                    --------   -----      -----
     Net increase (decrease) in contract owners'
      equity resulting from operations .........    (309,747)     --        --
                                                    ========   =====      =====

                                                                     (Continued)

NATIONWIDE VL SEPARATE ACCOUNT-D
STATEMENTS OF OPERATIONS,Continued
YEARS ENDED DECEMBER 31,2001 AND 2000 AND PERIOD MAY 19,1999 (COMMENCEMENT OF OPERATIONS) THROUGH DECEMBER 31,1999


                                                                     FidVIPBalS                               IVIFDynAm
                                                        -------------------------------------  -------------------------------------
                                                          2001          2000          1999         2001          2000          1999
                                                          ----          ----          ----         ----          ----          ----
INVESTMENT ACTIVITY:
  Reinvested dividends ............................   $ 47,138          --            --           --            --              25
  Mortality and expense risk charges (note 3) .....     (5,586)       (5,073)         --           (910)         (883)         (187)
                                                      ---------      --------         --        --------      --------       ------
   Net investment income ..........................     41,552        (5,073)         --           (910)         (883)         (162)
                                                      ---------      --------         --        --------      --------       ------
  Proceeds from mutual funds shares sold ..........    248,568        23,559          --         14,126        14,086         7,473
  Cost of mutual fund shares sold .................   (274,069)      (24,033)         --        (14,747)       (9,614)       (7,300)
                                                      ---------      --------         --        --------      --------       ------
   Realized gain (loss) on investments ............    (25,501)         (474)         --           (621)        4,472           173
  Change in unrealized gain (loss)
   on investments .................................    (48,990)      (62,003)         --        (65,320)      (25,623)       22,986
                                                      ---------      --------         --        --------      --------       ------
   Net gain (loss) on investments .................    (74,491)      (62,477)         --        (65,941)      (21,151)       23,159
                                                      ---------      --------         --        --------      --------       ------
  Reinvested capital gains ........................       --            --            --           --             227          --
                                                      ---------      --------         --        --------      --------       ------
     Net increase (decrease) in contract owners'
      equity resulting from operations ............   $(32,939)      (67,550)         --        (66,851)      (21,807)       22,997
                                                      =========      ========         ==        ========      ========       ======

                                                                     IVIFEqInc
                                                      ------------------------------------
                                                          2001          2000          1999
                                                          ----          ----          ----
INVESTMENT ACTIVITY:
  Reinvested dividends ............................     29,224         1,081         6,728
  Mortality and expense risk charges (note 3) .....     (9,344)       (5,123)       (1,313)
                                                      ---------       ------        ------
   Net investment income ..........................     19,880        (4,042)        5,415
                                                      ---------       ------        ------
  Proceeds from mutual funds shares sold ..........    259,231        52,883        22,974
  Cost of mutual fund shares sold .................   (278,559)      (50,663)      (23,054)
                                                      ---------       ------        ------
   Realized gain (loss) on investments ............    (19,328)        2,220           (80)
  Change in unrealized gain (loss)
   on investments .................................   (224,366)      (18,516)        7,438
                                                      ---------       ------        ------
   Net gain (loss) on investments .................   (243,694)      (16,296)        7,358
                                                      ---------       ------        ------
  Reinvested capital gains ........................      8,873        72,898         3,011
                                                      ---------       ------        ------
     Net increase (decrease) in contract owners'
      equity resulting from operations ............   (214,941)       52,560        15,784
                                                      =========       ======        ======


                                                                       IVIFGr.                                IVIFHIYld
                                                        -------------------------------------  -------------------------------------
                                                          2001          2000          1999         2001          2000          1999
                                                          ----          ----          ----         ----          ----          ----
INVESTMENT ACTIVITY:
  Reinvested dividends $ ..........................       --            --            --         59,969          --               1
  Mortality and expense risk charges (note 3) .....     (9,401)       (4,757)       (1,203)      (1,807)         --             (79)
                                                   ------------     ---------      -------     ---------         --          -------
   Net investment income ..........................     (9,401)       (4,757)       (1,203)      58,162          --             (78)
                                                   ------------     ---------      -------     ---------         --          -------
  Proceeds from mutual funds shares sold ..........    186,924        43,871        14,651       68,649            13       373,497
  Cost of mutual fund shares sold .................   (320,373)      (33,529)      (14,300)     (80,598)          (13)     (380,462)
                                                   ------------     ---------      -------     ---------         --          -------
   Realized gain (loss) on investments ............   (133,449)       10,342           351      (11,949)         --          (6,965)
  Change in unrealized gain (loss)
   on investments ................................. (1,457,636)     (275,867)       96,302     (164,285)         --              (1)
                                                   ------------     ---------      -------     ---------         --          -------
   Net gain (loss) on investments ................. (1,591,085)     (265,525)       96,653     (176,234)         --          (6,966)
                                                   ------------     ---------      -------     ---------         --          -------
  Reinvested capital gains ........................       --          17,423         7,456         --            --            --
                                                   ------------     ---------      -------     ---------         --          -------
     Net increase (decrease) in contract owners'
      equity resulting from operations.............$(1,600,486)     (252,859)      102,906     (118,072)         --          (7,044)
                                                   ============     =========      =======     =========         ==          =======


                                                                     IVIFSmCoGr
                                                      ------------------------------------
                                                          2001          2000          1999
                                                          ----          ----          ----
INVESTMENT ACTIVITY:
  Reinvested dividends $ ..........................       --            --            --
  Mortality and expense risk charges (note 3) .....     (7,197)         --            --
                                                      ---------         --            --
   Net investment income ..........................     (7,197)         --            --
                                                      ---------         --            --
  Proceeds from mutual funds shares sold ..........    135,574          --            --
  Cost of mutual fund shares sold .................   (159,531)         --            --
                                                      ---------         --            --
   Realized gain (loss) on investments ............    (23,957)         --            --
  Change in unrealized gain (loss)
   on investments .................................   (288,602)         --            --
                                                      ---------         --            --
   Net gain (loss) on investments .................   (312,559)         --            --
                                                      ---------         --            --
  Reinvested capital gains ........................       --            --            --
                                                      ---------         --            --
     Net increase (decrease) in contract owners'
      equity resulting from operations.............   (319,756)         --            --
                                                      =========         ==            ==

NATIONWIDE VL SEPARATE ACCOUNT-D
STATEMENTS OF OPERATIONS,Continued
YEARS ENDED DECEMBER 31,2001 AND 2000 AND PERIOD MAY 19,1999 (COMMENCEMENT OF OPERATIONS) THROUGH DECEMBER 31,1999


                                                                  IVIFTotRe                                  NSATCapAp
                                                   -------------------------------------- -----------------------------------------
                                                    2001            2000           1999         2001           2000           1999
INVESTMENT ACTIVITY:
  Reinvested dividends .........................$  13,298          3,243          8,567         --            1,889          2,465
  Mortality and expense risk charges (note 3) ..   (2,847)        (3,363)           (66)        (691)        (6,201)        (1,765)
                                                ----------        -------       --------     --------      ---------       --------
   Net investment income .......................   10,451           (120)         8,501         (691)        (4,312)           700
                                                ----------        -------       --------     --------      ---------       --------
  Proceeds from mutual funds shares sold .......  519,459         27,682          4,835      951,279         49,768         14,707
  Cost of mutual fund shares sold .............. (625,604)       (31,140)        (5,074)  (1,647,047)       (57,683)       (15,130)
                                                ----------        -------       --------     --------      ---------       --------
   Realized gain (loss) on investments ......... (106,145)        (3,458)          (239)    (695,768)        (7,915)          (423)
  Change in unrealized gain (loss)
   on investments ..............................   90,594        (98,909)       (24,912)     636,102       (571,143)       (64,959)
                                                ----------        -------       --------     --------      ---------       --------
   Net gain (loss) on investments ..............  (15,551)      (102,367)       (25,151)     (59,666)      (579,058)       (65,382)
                                                ----------        -------       --------     --------      ---------       --------
  Reinvested capital gains .....................     --           94,725          1,429         --          226,346         45,603
                                                ----------        -------       --------     --------      ---------       --------
     Net increase (decrease) in contract owners'
      equity resulting from operations .........$  (5,100)        (7,762)       (15,221)     (60,357)      (357,024)       (19,079)
                                                ==========        =======       ========     ========      =========       ========

                                                                   NSATGvtBd
                                                   ---------------------------------------
                                                         2001          2000          1999
INVESTMENT ACTIVITY:
  Reinvested dividends .........................       17,845           --             --
  Mortality and expense risk charges (note 3) ..       (1,395)          --             --
                                                       -------         ---            ---
   Net investment income .......................       16,450           --             --
                                                       -------         ---            ---
  Proceeds from mutual funds shares sold .......      218,388           --             --
  Cost of mutual fund shares sold ..............     (213,777)          --             --
                                                       -------         ---            ---
   Realized gain (loss) on investments .........        4,611           --             --
  Change in unrealized gain (loss)
   on investments ..............................        2,476           --             --
                                                       -------         ---            ---
   Net gain (loss) on investments ..............        7,087           --             --
                                                       -------         ---            ---
  Reinvested capital gains .....................          495           --             --
                                                       -------         ---            ---
     Net increase (decrease) in contract owners'
      equity resulting from operations .........       24,032           --             --
                                                      ======           ==             ==


                                                                  NSATHIncBd                                  NSATMyMkt
                                                   -------------------------------------- -----------------------------------------
                                                     2001           2000           1999         2001           2000           1999
INVESTMENT ACTIVITY:
  Reinvested dividends $ .......................    9,850         97,043         23,636       42,613          4,311          3,026
  Mortality and expense risk charges (note 3) ..     (784)        (4,843)        (1,350)      (5,194)          (291)          (498)
                                                ----------        -------        -------      -------          -----          -----
   Net investment income .......................    9,066         92,200         22,286       37,419          4,020          2,528
                                                ----------        -------        -------      -------          -----          -----
  Proceeds from mutual funds shares sold .......1,018,394         38,493         11,196      187,316      2,434,970      3,657,504
  Cost of mutual fund shares sold ..............1,158,836)       (43,008)       (11,489)    (187,316)    (2,434,970)    (3,657,504)
                                                ----------        -------        -------      -------          -----          -----
   Realized gain (loss) on investments ......... (140,442)        (4,515)          (293)        --             --             --
  Change in unrealized gain (loss)
   on investments ..............................  191,057       (171,006)       (20,050)        --             --             --
                                                ----------        -------        -------      -------          -----          -----
   Net gain (loss) on investments ..............   50,615       (175,521)       (20,343)        --             --             --
                                                ----------        -------        -------      -------          -----          -----
  Reinvested capital gains .....................     --             --             --           --             --             --
                                                ----------        -------        -------      -------          -----          -----
     Net increase (decrease) in contract owners'
      equity resulting from operations..........  $59,681        (83,321)         1,943       37,419          4,020          2,528





                                                                      NSATStrVal
                                                   ---------------------------------------
                                                         2001           2000           1999
INVESTMENT ACTIVITY:
  Reinvested dividends $ .......................          719          5,662          1,336
  Mortality and expense risk charges (note 3) ..         (554)        (3,257)          (844)
                                                      -------        -------        -------
   Net investment income .......................          165          2,405            492
                                                      -------        -------        -------
  Proceeds from mutual funds shares sold .......      728,699         25,995          7,021
  Cost of mutual fund shares sold ..............     (699,785)       (27,378)        (7,515)
                                                      -------        -------        -------
   Realized gain (loss) on investments .........       28,914         (1,383)          (494)
  Change in unrealized gain (loss)
   on investments ..............................      (17,896)        44,011        (26,115)
                                                      -------        -------        -------
   Net gain (loss) on investments ..............       11,018         42,628        (26,609)
                                                      -------        -------        -------
  Reinvested capital gains .....................         --             --            5,229
                                                      -------        -------        -------
     Net increase (decrease) in contract owners'
      equity resulting from operations $59,681 .       11,183         45,033        (20,888)
                                                      =======        =======        =======


See accompanying notes to financial statements.

--------------------------------------------------------------------------------

NATIONWIDE VL SEPARATE ACCOUNT-D
STATEMENTS OF CHANGES IN CONTRACT OWNERS' EQUITY
YEARS ENDED DECEMBER 31, 2001 AND 2000 AND PERIOD MAY 19, 1999 (COMMENCEMENT OF OPERATIONS) THROUGH DECEMBER 31, 1999


                                                             TOTAL                                    DryQualBd
                                           --------------------------------------     ---------------------------------------
                                                2001         2000          1999            2001          2000        1999
                                                ----         ----          ----            ----          ----        ----
INVESTMENT ACTIVITY:
  Net investment income ...............   $    371,448      116,538       52,308          12,815        59,434       14,886
  Realized gain (loss) on investments .     (1,247,584)       3,347       (7,203)         67,616          (122)         (99)
  Change in unrealized gain (loss)
    on investments ....................     (3,735,515)    (963,583)      94,003         (48,271)       53,660       (5,582)
  Reinvested capital gains ............        546,583      466,754       62,728             613          --           --
                                          ------------   ----------    ---------          ------     ---------      -------
    Net increase (decrease) in
       contract owners' equity
       resulting from operations ......     (4,065,068)    (376,944)     201,836          32,773       112,972        9,205
                                          ------------   ----------    ---------          ------     ---------      -------

EQUITY TRANSACTIONS:
  Purchase payments received from
    contract owners ...................     17,480,250   13,415,306    4,183,303          34,473       452,002       16,014
  Transfers between funds .............           --           --           --        (1,174,376)      117,200      552,682
  Redemptions to pay cost of insurance
    charges and administration charges
    (notes 2b and 2c) .................     (1,029,496)    (449,025)    (130,559)        (13,220)      (38,405)     (11,846)
                                          ------------   ----------    ---------          ------     ---------      -------
       Net equity transactions ........     16,450,754   12,966,281    4,052,744      (1,153,123)      530,797      556,850
                                          ------------   ----------    ---------          ------     ---------      -------

NET CHANGE IN CONTRACT OWNERS' EQUITY .     12,385,686   12,589,337    4,254,580      (1,120,350)      643,769      566,055
CONTRACT OWNERS' EQUITY BEGINNING
  OF PERIOD ...........................     16,843,917    4,254,580         --         1,209,824       566,055         --
                                          ------------   ----------    ---------          ------     ---------      -------
CONTRACT OWNERS' EQUITY END OF PERIOD .   $ 29,229,603   16,843,917    4,254,580          89,474     1,209,824      566,055
                                          ============   ==========    =========          ======     =========      =======


CHANGES IN UNITS:
  Beginning units .....................      1,589,927      389,180         --           109,185        56,693         --
                                          ------------   ----------    ---------          ------     ---------      -------
  Units purchased .....................      2,293,816    2,724,928      769,252           2,973       165,089       57,890
  Units redeemed ......................       (709,041)  (1,524,181)    (380,072)       (104,559)     (112,597)      (1,197)
                                          ------------   ----------    ---------          ------     ---------      -------
  Ending units ........................      3,174,702    1,589,927      389,180           7,599       109,185       56,693
                                          ============   ==========    =========          ======     =========      =======


                                                                FidVIPEIS
                                                --------------------------------
                                                 2001            2000         1999
                                                 ----            ----         ----
INVESTMENT ACTIVITY:
  Net investment income ...............          68,704         (20,230)       --
  Realized gain (loss) on investments .          (1,434)          3,191        --
  Change in unrealized gain (loss)
    on investments ....................        (736,166)        529,125        --
  Reinvested capital gains ............         275,452            --          --
                                           ------------      ----------  ---------
    Net increase (decrease) in
       contract owners' equity
       resulting from operations ......        (393,444)        512,086        --
                                           ------------      ----------  ---------

EQUITY TRANSACTIONS:
  Purchase payments received from
    contract owners ...................         970,674          (6,559)       --
  Transfers between funds .............            --         5,530,401        --
  Redemptions to pay cost of insurance
    charges and administration charges
    (notes 2b and 2c) .................        (183,567)        (73,551)       --
                                           ------------      ----------  ---------
       Net equity transactions ........         787,107       5,450,291        --
                                           ------------      ----------  ---------

NET CHANGE IN CONTRACT OWNERS' EQUITY .         393,663       5,962,377        --
CONTRACT OWNERS' EQUITY BEGINNING
  OF PERIOD ...........................       5,962,377            --          --
                                           ------------      ----------  ---------
CONTRACT OWNERS' EQUITY END OF PERIOD .       6,356,040       5,962,377        --
                                           ============      ==========  =========


CHANGES IN UNITS:
  Beginning units .....................         525,731            --          --
                                           ------------      ----------  ---------
  Units purchased .....................          84,062         529,110        --
  Units redeemed ......................         (16,923)         (3,379)       --
                                           ------------      ----------  ---------
  Ending units ........................         592,870         525,731        --
                                           ============      ==========  =========





NATIONWIDE VL SEPARATE ACCOUNT-D
STATEMENTS OF CHANGES IN CONTRACT OWNERS' EQUITY, Continued
YEARS ENDED DECEMBER 31, 2001 AND 2000 AND PERIOD MAY 19, 1999 (COMMENCEMENT OF OPERATIONS) THROUGH DECEMBER 31, 1999

                                                          FidVIPOvS                                   FidVIPConS
                                         -----------------------------------------    --------------------------------------------
                                             2001           2000           1999           2001           2000           1999
                                         -----------    -----------    -----------    -----------    -----------    -----------
INVESTMENT ACTIVITY:
  Net investment income   ............   $   123,972          4,660         (1,057)          (482)        (6,764)          --
  Realized gain (loss) on investments       (156,330)         2,592            866        (28,308)        (1,603)          --
  Change in unrealized gain (loss)
    on investments ...................      (935,445)      (217,991)       108,896       (373,020)      (149,321)          --
  Reinvested capital gains ...........       215,729         55,135           --           45,421           --             --
                                         -----------    -----------    -----------    -----------    -----------    -----------
    Net increase (decrease) in
       contract owners' equity
       resulting from operations .....      (752,074)      (155,604)       108,705       (356,389)      (157,688)          --
                                         -----------    -----------    -----------    -----------    -----------    -----------

EQUITY TRANSACTIONS:
  Purchase payments received from
    contract owners ..................     1,775,278        339,267         28,236      2,513,171         (9,930)          --
  Transfers between funds ............     1,271,260         78,133        373,054         13,754      1,990,572           --
  Redemptions to pay cost of insurance
    charges and administration charges
    (notes 2b and 2c) ................      (138,592)       (30,077)       (10,308)       (85,715)       (24,629)          --
                                         -----------    -----------    -----------    -----------    -----------    -----------
       Net equity transactions .......     2,907,946        387,323        390,982      2,441,210      1,956,013           --
                                         -----------    -----------    -----------    -----------    -----------    -----------

NET CHANGE IN CONTRACT OWNERS' EQUITY      2,155,872        231,719        499,687      2,084,821      1,798,325           --
CONTRACT OWNERS' EQUITY BEGINNING
  OF PERIOD ..........................       731,406        499,687           --        1,798,325           --             --
                                         -----------    -----------    -----------    -----------    -----------    -----------
CONTRACT OWNERS' EQUITY END OF PERIOD    $ 2,887,278        731,406        499,687      3,883,146      1,798,325           --
                                         ===========    ===========    ===========    ===========    ===========    ===========


CHANGES IN UNITS:
  Beginning units ....................        66,499         36,657           --          157,094           --             --
                                         -----------    -----------    -----------    -----------    -----------    -----------
  Units purchased ....................       282,917         96,462         37,591        240,056        158,104           --
  Units redeemed .....................       (14,633)       (66,620)          (934)        (8,529)        (1,010)          --
                                         -----------    -----------    -----------    -----------    -----------    -----------
  Ending units .......................       334,783         66,499         36,657        388,621        157,094           --
                                         ===========    ===========    ===========    ===========    ===========    ===========

                                                          FidVIPI500
                                            ----------------------------------------
                                                2001          2000          1999
                                            -----------    -----------   -----------
INVESTMENT ACTIVITY:
  Net investment income   ............           (8,507)          --            --
  Realized gain (loss) on investments            (5,493)          --            --
  Change in unrealized gain (loss)
    on investments ...................         (295,747)          --            --
  Reinvested capital gains ...........             --             --            --
                                            -----------    -----------   -----------
    Net increase (decrease) in
       contract owners' equity
       resulting from operations .....         (309,747)          --            --
                                            -----------    -----------   -----------

EQUITY TRANSACTIONS:
  PURCHASE PAYMENTS RECEIVED FROM
    CONTRACT OWNERS ..................        3,800,622           --            --
  Transfers between funds ............          187,675           --            --
  Redemptions to pay cost of insurance
    charges and administration charges
    (notes 2b and 2c) ................          (59,158)          --            --
                                            -----------    -----------   -----------
       Net equity transactions .......        3,929,139           --            --
                                            -----------    -----------   -----------

NET CHANGE IN CONTRACT OWNERS' EQUITY         3,619,392           --            --
CONTRACT OWNERS' EQUITY BEGINNING
  OF PERIOD ..........................             --             --            --
                                            -----------    -----------   -----------
CONTRACT OWNERS' EQUITY END OF PERIOD         3,619,392           --            --
                                            ===========    ===========   ===========


CHANGES IN UNITS:
  Beginning units ....................             --             --            --
                                            -----------    -----------   -----------
  Units purchased ....................          465,326           --            --
  Units redeemed .....................           (7,477)          --            --
                                            -----------    -----------   -----------
  Ending units .......................          457,849           --            --
                                            ===========    ===========   ===========

                                                                     (Continued)

NATIONWIDE VL SEPARATE ACCOUNT-D
STATEMENTS OF CHANGES IN CONTRACT OWNERS' EQUITY, Continued
Years Ended December 31, 2001 and 2000 and Period May 19, 1999 (commencement of operations) through December 31, 1999

                                                       FidVIPBalS                                    IVIFDynAm
                                         -----------------------------------------    -----------------------------------------
                                             2001           2000           1999           2001           2000           1999
                                         -----------    -----------    -----------    -----------    -----------    -----------
INVESTMENT ACTIVITY:
  Net investment income   ............   $    41,552         (5,073)          --             (910)          (883)          (162)
  Realized gain (loss) on investments        (25,501)          (474)          --             (621)         4,472            173
  Change in unrealized gain (loss)
    on investments ...................       (48,990)       (62,003)          --          (65,320)       (25,623)        22,986
  Reinvested capital gains ...........          --             --             --             --              227           --
                                         -----------    -----------    -----------    -----------    -----------    -----------
    Net increase (decrease) in
       contract owners' equity
       resulting from operations .....       (32,939)       (67,550)          --          (66,851)       (21,807)        22,997
                                         -----------    -----------    -----------    -----------    -----------    -----------

EQUITY TRANSACTIONS:
  Purchase payments received from
    contract owners ..................       336,010         (4,436)          --          153,209        157,690         74,006
  Transfers between funds ............      (201,429)     1,451,931           --             --             --           19,104
  Redemptions to pay cost of insurance
    charges and administration charges
    (notes 2b and 2c) ................       (41,599)       (18,434)          --          (12,179)       (14,241)        (8,684)
                                         -----------    -----------    -----------    -----------    -----------    -----------
       Net equity transactions .......        92,982      1,429,061           --          141,030        143,449         84,426
                                         -----------    -----------    -----------    -----------    -----------    -----------

NET CHANGE IN CONTRACT OWNERS' EQUITY         60,043      1,361,511           --           74,179        121,642        107,423
CONTRACT OWNERS' EQUITY BEGINNING
  OF PERIOD ..........................     1,361,511           --             --          229,065        107,423           --
                                         -----------    -----------    -----------    -----------    -----------    -----------
CONTRACT OWNERS' EQUITY END OF PERIOD    $ 1,421,554      1,361,511           --          303,244        229,065        107,423
                                         ===========    ===========    ===========    ===========    ===========    ===========


CHANGES IN UNITS:
  Beginning units ....................       137,868           --             --           15,600          7,042           --
                                         -----------    -----------    -----------    -----------    -----------    -----------
  Units purchased ....................        34,061        138,754           --           15,627         19,833          7,781
  Units redeemed .....................       (24,866)          (886)          --           (1,116)       (11,275)          (739)
                                         -----------    -----------    -----------    -----------    -----------    -----------
  Ending units .......................       147,063        137,868           --           30,111         15,600          7,042
                                         ===========    ===========    ===========    ===========    ===========    ===========

                                                          IVIFEqInc
                                           ----------------------------------------
                                               2001           2000          1999
                                           -----------    -----------   -----------
INVESTMENT ACTIVITY:
  Net investment income   ............          19,880         (4,042)        5,415
  Realized gain (loss) on investments          (19,328)         2,220           (80)
  Change in unrealized gain (loss)
    on investments ...................        (224,366)       (18,516)        7,438
  Reinvested capital gains ...........           8,873         72,898         3,011
                                           -----------    -----------   -----------
    Net increase (decrease) in
       contract owners' equity
       resulting from operations .....        (214,941)        52,560        15,784
                                           -----------    -----------   -----------

EQUITY TRANSACTIONS:
  Purchase payments received from
    contract owners ..................       1,333,460        644,506       171,665
  Transfers between funds ............         357,859         78,133       410,200
  Redemptions to pay cost of insurance
    charges and administration charges
    (notes 2b and 2c) ................        (118,488)       (51,110)      (26,200)
                                           -----------    -----------   -----------
       Net equity transactions .......       1,572,831        671,529       555,665
                                           -----------    -----------   -----------

NET CHANGE IN CONTRACT OWNERS' EQUITY        1,357,890        724,089       571,449
CONTRACT OWNERS' EQUITY BEGINNING
  OF PERIOD ..........................       1,295,538        571,449          --
                                           -----------    -----------   -----------
CONTRACT OWNERS' EQUITY END OF PERIOD        2,653,428      1,295,538       571,449
                                           ===========    ===========   ===========


CHANGES IN UNITS:
  Beginning units ....................         109,129         50,378          --
                                           -----------    -----------   -----------
  Units purchased ....................         148,189         60,299        52,765
  Units redeemed .....................         (10,794)        (1,548)       (2,387)
                                           -----------    -----------   -----------
  Ending units .......................         246,524        109,129        50,378
                                           ===========    ===========   ===========


NATIONWIDE VL SEPARATE ACCOUNT-D
STATEMENTS OF CHANGES IN CONTRACT OWNERS' EQUITY, Continued
YEARS ENDED DECEMBER 31, 2001 AND 2000 AND PERIOD MAY 19, 1999 (COMMENCEMENT OF OPERATIONS) THROUGH DECEMBER 31, 1999


                                                           IVIFGr                                     IVIFHIYld
                                         -----------------------------------------    -----------------------------------------
                                             2001           2000           1999           2001           2000           1999
                                         -----------    -----------    -----------    -----------    -----------    -----------
INVESTMENT ACTIVITY:
  Net investment income   ............    $   (9,401)        (4,757)        (1,203)        58,162           --              (78)
  Realized gain (loss) on investments .     (133,449)        10,342            351        (11,949)          --           (6,965)
  Change in unrealized gain (loss)
    on investments ...................    (1,457,636)      (275,867)        96,302       (164,285)          --               (1)
  Reinvested capital gains ...........          --           17,423          7,456           --             --             --
                                         -----------    -----------    -----------    -----------    -----------    -----------
    Net increase (decrease) in
       contract owners' equity
       resulting from operations .....    (1,600,486)      (252,859)       102,906       (118,072)          --           (7,044)
                                         -----------    -----------    -----------    -----------    -----------    -----------

EQUITY TRANSACTIONS:
  Purchase payments received from
    contract owners ..................     1,717,325        453,587         80,446        227,867           --            7,086
  Transfers between funds ............     1,898,326         78,133        386,851        466,864           --             --
  Redemptions to pay cost of insurance
    charges and administration charges
    (notes 2b and 2c) ................      (117,095)       (41,802)       (16,345)       (22,329)          --              (42)
                                         -----------    -----------    -----------    -----------    -----------    -----------
       Net equity transactions .......     3,498,556        489,918        450,952        672,402           --            7,044
                                         -----------    -----------    -----------    -----------    -----------    -----------

NET CHANGE IN CONTRACT OWNERS' EQUITY .    1,898,070        237,059        553,858        554,330           --             --
CONTRACT OWNERS' EQUITY BEGINNING
  OF PERIOD ..........................       790,917        553,858           --             --             --             --
                                         -----------    -----------    -----------    -----------    -----------    -----------
CONTRACT OWNERS' EQUITY END OF PERIOD .  $ 2,688,987        790,917        553,858        554,330           --             --
                                         ===========    ===========    ===========    ===========    ===========    ===========


CHANGES IN UNITS:
  Beginning units ....................        81,077         43,491           --             --             --             --
                                         -----------    -----------    -----------    -----------    -----------    -----------
  Units purchased ....................       434,297        115,530         45,006         71,071           --             --
  Units redeemed .....................       (18,770)       (77,944)        (1,515)        (2,511)          --             --
                                         -----------    -----------    -----------    -----------    -----------    -----------
  Ending units .......................       496,604         81,077         43,491         68,560           --             --
                                         ===========    ===========    ===========    ===========    ===========    ===========

                                                          IVIFSmCoGr
                                           ----------------------------------------
                                               2001           2000          1999
                                           -----------    -----------   -----------
INVESTMENT ACTIVITY:
  Net investment income   ............          (7,197)          --            --
  Realized gain (loss) on investments .        (23,957)          --            --
  Change in unrealized gain (loss)
    on investments ...................        (288,602)          --            --
  Reinvested capital gains ...........            --             --            --
                                           -----------    -----------   -----------
    Net increase (decrease) in
       contract owners' equity
       resulting from operations .....        (319,756)          --            --
                                           -----------    -----------   -----------

EQUITY TRANSACTIONS:
  Purchase payments received from
    contract owners ..................       1,123,088           --            --
  Transfers between funds ............       1,560,025           --            --
  Redemptions to pay cost of insurance
    charges and administration charges
    (notes 2b and 2c) ................         (89,581)          --            --
                                           -----------    -----------   -----------
       Net equity transactions .......       2,593,532           --            --
                                           -----------    -----------   -----------

NET CHANGE IN CONTRACT OWNERS' EQUITY .      2,273,776           --            --
CONTRACT OWNERS' EQUITY BEGINNING
  OF PERIOD ..........................            --             --            --
                                           -----------    -----------   -----------
CONTRACT OWNERS' EQUITY END OF PERIOD .      2,273,776           --            --
                                           ===========    ===========   ===========


CHANGES IN UNITS:
  Beginning units ....................            --             --            --
                                           -----------    -----------   -----------
  Units purchased ....................         178,567           --            --
  Units redeemed .....................          (6,779)          --            --
                                           -----------    -----------   -----------
  Ending units .......................         171,788           --            --
                                           ===========    ===========   ===========


                                                                     (Continued)


NATIONWIDE VL SEPARATE ACCOUNT-D
STATEMENTS OF CHANGES IN CONTRACT OWNERS' EQUITY, Continued
YEARS ENDED DECEMBER 31, 2001 AND 2000 AND PERIOD MAY 19, 1999 (COMMENCEMENT OF OPERATIONS) THROUGH DECEMBER 31, 1999

                                                          IVIFTotRe                                   NSATCapAp
                                         -----------------------------------------    -----------------------------------------
                                             2001           2000           1999           2001           2000           1999
                                         -----------    -----------    -----------    -----------    -----------    -----------
INVESTMENT ACTIVITY:
  Net investment income ..............   $    10,451           (120)         8,501           (691)        (4,312)           700
  Realized gain (loss) on investments       (106,145)        (3,458)          (239)      (695,768)        (7,915)          (423)
  Change in unrealized gain (loss)
    on investments ...................        90,594        (98,909)       (24,912)       636,102       (571,143)       (64,959)
  Reinvested capital gains ...........          --           94,725          1,429           --          226,346         45,603
                                         -----------    -----------    -----------    -----------    -----------    -----------
    Net increase (decrease) in
       contract owners' equity
       resulting from operations .....        (5,100)        (7,762)       (15,221)       (60,357)      (357,024)       (19,079)
                                         -----------    -----------    -----------    -----------    -----------    -----------

EQUITY TRANSACTIONS:
  Purchase payments received from
    contract owners ..................       394,639        339,167         20,798           --          556,104           --
  Transfers between funds ............      (477,520)        78,133        373,054       (942,650)       156,266        731,250
  Redemptions to pay cost of insurance
    charges and administration charges
    (notes 2b and 2c) ................       (35,565)       (25,832)       (10,150)        (7,947)       (43,609)       (12,954)
                                         -----------    -----------    -----------    -----------    -----------    -----------
       Net equity transactions .......      (118,446)       391,468        383,702       (950,597)       668,761        718,296
                                         -----------    -----------    -----------    -----------    -----------    -----------

NET CHANGE IN CONTRACT OWNERS' EQUITY       (123,546)       383,706        368,481     (1,010,954)       311,737        699,217
CONTRACT OWNERS' EQUITY BEGINNING
  OF PERIOD ..........................       752,187        368,481           --        1,010,954        699,217           --
                                         -----------    -----------    -----------    -----------    -----------    -----------
CONTRACT OWNERS' EQUITY END OF PERIOD    $   628,641        752,187        368,481           --        1,010,954        699,217
                                         ===========    ===========    ===========    ===========    ===========    ===========


CHANGES IN UNITS:
  Beginning units ....................        80,808         38,648           --          132,962         67,426           --
                                         -----------    -----------    -----------    -----------    -----------    -----------
  Units purchased ....................        42,955         43,195         39,617           --          205,006         68,675
  Units redeemed .....................       (54,941)        (1,035)          (969)      (132,962)      (139,470)        (1,249)
                                         -----------    -----------    -----------    -----------    -----------    -----------
  Ending units .......................        68,822         80,808         38,648           --          132,962         67,426
                                         ===========    ===========    ===========    ===========    ===========    ===========

                                                          NSATGvtBd
                                           ----------------------------------------
                                               2001           2000          1999
                                           -----------    -----------   -----------
INVESTMENT ACTIVITY:
  Net investment income ..............          16,450           --            --
  Realized gain (loss) on investments            4,611           --            --
  Change in unrealized gain (loss)
    on investments ...................           2,476           --            --
  Reinvested capital gains ...........             495           --            --
                                           -----------    -----------   -----------
    Net increase (decrease) in
       contract owners' equity
       resulting from operations .....          24,032           --            --
                                           -----------    -----------   -----------

EQUITY TRANSACTIONS:
  Purchase payments received from
    contract owners ..................         209,556           --            --
  Transfers between funds ............         150,956           --            --
  Redemptions to pay cost of insurance
    charges and administration charges
    (notes 2b and 2c) ................         (17,327)          --            --
                                           -----------    -----------   -----------
       Net equity transactions .......         343,185           --            --
                                           -----------    -----------   -----------

NET CHANGE IN CONTRACT OWNERS' EQUITY          367,217           --            --
CONTRACT OWNERS' EQUITY BEGINNING
  OF PERIOD ..........................            --             --            --
                                           -----------    -----------   -----------
CONTRACT OWNERS' EQUITY END OF PERIOD          367,217           --            --
                                           ===========    ===========   ===========


CHANGES IN UNITS:
  Beginning units ....................            --             --            --
                                           -----------    -----------   -----------
  Units purchased ....................          32,937           --            --
  Units redeemed .....................          (1,516)          --            --
                                           -----------    -----------   -----------
  Ending units .......................          31,421           --            --
                                           ===========    ===========   ===========


NATIONWIDE VL SEPARATE ACCOUNT-D
STATEMENTS OF CHANGES IN CONTRACT OWNERS' EQUITY, Continued
Years Ended December 31, 2001 and 2000 and Period May 19, 1999 (commencement of operations) through December 31, 1999

                                                         NSATHIncBd                                   NSATMyMkt
                                         -----------------------------------------    -----------------------------------------
                                             2001           2000           1999           2001           2000           1999
                                         -----------    -----------    -----------    -----------    -----------    -----------
INVESTMENT ACTIVITY:
  Net investment income ..............   $     9,066         92,200         22,286         37,419          4,020          2,528
  Realized gain (loss) on investments       (140,442)        (4,515)          (293)          --             --             --
  Change in unrealized gain (loss)
    on investments ...................       191,057       (171,006)       (20,050)          --             --             --
  Reinvested capital gains ...........          --             --             --             --             --             --
                                         -----------    -----------    -----------    -----------    -----------    -----------
    Net increase (decrease) in
       contract owners' equity
       resulting from operations .....        59,681        (83,321)         1,943         37,419          4,020          2,528
                                         -----------    -----------    -----------    -----------    -----------    -----------

EQUITY TRANSACTIONS:
  Purchase payments received from
    contract owners ..................          --          417,075           --        2,890,878      9,798,780      3,785,052
  Transfers between funds ............    (1,009,570)       117,199        548,437     (1,378,847)    (9,754,234)    (3,760,255)
  Redemptions to pay cost of insurance
    charges and administration charges
    (notes 2b and 2c) ................        (8,030)       (33,561)        (9,853)       (73,285)       (31,015)       (17,945)
                                         -----------    -----------    -----------    -----------    -----------    -----------
       Net equity transactions .......    (1,017,600)       500,713        538,584      1,438,746         13,531          6,852
                                         -----------    -----------    -----------    -----------    -----------    -----------

NET CHANGE IN CONTRACT OWNERS' EQUITY       (957,919)       417,392        540,527      1,476,165         17,551          9,380
CONTRACT OWNERS' EQUITY BEGINNING
  OF PERIOD ..........................       957,919        540,527           --           26,931          9,380           --
                                         -----------    -----------    -----------    -----------    -----------    -----------
CONTRACT OWNERS' EQUITY END OF PERIOD    $      --          957,919        540,527      1,503,096         26,931          9,380
                                         ===========    ===========    ===========    ===========    ===========    ===========


CHANGES IN UNITS:
  Beginning units ....................       102,317         52,850           --            2,442            900           --
                                         -----------    -----------    -----------    -----------    -----------    -----------
  Units purchased ....................          --          156,778         53,829        260,778        930,055        370,353
  Units redeemed .....................      (102,317)      (107,311)          (979)      (131,133)      (928,513)      (369,453)
                                         -----------    -----------    -----------    -----------    -----------    -----------
  Ending units .......................          --          102,317         52,850        132,087          2,442            900
                                         ===========    ===========    ===========    ===========    ===========    ===========

                                                          NSATStrVal
                                           ----------------------------------------
                                               2001           2000          1999
                                           -----------    -----------   -----------
INVESTMENT ACTIVITY:
  Net investment income ..............             165          2,405           492
  Realized gain (loss) on investments           28,914         (1,383)         (494)
  Change in unrealized gain (loss)
    on investments ...................         (17,896)        44,011       (26,115)
  Reinvested capital gains ...........            --             --           5,229
                                           -----------    -----------   -----------
    Net increase (decrease) in
       contract owners' equity
       resulting from operations .....          11,183         45,033       (20,888)
                                           -----------    -----------   -----------

EQUITY TRANSACTIONS:
  Purchase payments received from
    contract owners ..................            --          278,053          --
  Transfers between funds ............        (722,327)        78,133       365,623
  Redemptions to pay cost of insurance
    charges and administration charges
    (notes 2b and 2c) ................          (5,819)       (22,759)       (6,232)
                                           -----------    -----------   -----------
       Net equity transactions .......        (728,146)       333,427       359,391
                                           -----------    -----------   -----------

NET CHANGE IN CONTRACT OWNERS' EQUITY         (716,963)       378,460       338,503
CONTRACT OWNERS' EQUITY BEGINNING
  OF PERIOD ..........................         716,963        338,503          --
                                           -----------    -----------   -----------
CONTRACT OWNERS' EQUITY END OF PERIOD             --          716,963       338,503
                                           ===========    ===========   ===========


CHANGES IN UNITS:
  Beginning units ....................          69,215         35,095          --
                                           -----------    -----------   -----------
  Units purchased ....................            --          106,713        35,745
  Units redeemed .....................         (69,215)       (72,593)         (650)
                                           -----------    -----------   -----------
  Ending units .......................            --           69,215        35,095
                                           ===========    ===========   ===========






See accompanying notes to financial statements.

--------------------------------------------------------------------------------

                        NATIONWIDE VL SEPARATE ACCOUNT-D
                          NOTES TO FINANCIAL STATEMENTS

                         DECEMBER 31,2001,2000 AND 1999

(1) Summary of Significant Accounting Policies

    (a) Organization and Nature of Operations

       The Nationwide VL Separate Account-D (the Account) was established pursuant to a resolution of the Board of Directors of Nationwide Life and Annuity Insurance Company (the Company) on May 22, 1998. The Account is registered as a unit investment trust under the Investment Company Act of 1940.

       The Company offers Corporate Flexible Premium Variable Life Insurance Policies through the Account.

    (b) The Contracts

       Only contracts with a front-end sales charge and certain other fees are offered for purchase. See note 2 for a discussion of policy charges, and note 3 for asset charges.

       Contract owners may invest in the following:

           Portfolios of the American Century Variable Portfolios, Inc. (American Century VP);
              American Century Variable Portfolios, Inc.- American Century VP
                  Balanced (ACVPBal)
              American Century Variable Portfolios, Inc.- American Century VP
                  Capital Appreciation (ACVPCapAp)
              American Century Variable Portfolios, Inc.- American Century VP
                  Income & Growth (ACVPIncGr)
              American Century Variable Portfolios, Inc.- American Century VP
                  International (ACVPInt)
              American Century Variable Portfolios, Inc.- American Century VP
                  Value (ACVPValue)

           Funds of the Deutsche Asset Management VIT Funds (DAS);
             DAS VIT Funds - Deutsche EAFE Equity Index Fund (DeuEqIx) DAS VIT Funds - Deutsche Equity 500 Index Fund (DeuEQ500Ix) DAS VIT Funds - Deutsche Small Cap Index Fund (DeuSmCapIx)

           Portfolio of the Dreyfus Investment Portfolios (Dreyfus IP);
             Dreyfus IP - Mid Cap Stock Portfolio (DryMidCap)
             Dreyfus Premier Mid Cap Stock Fund - Class A (DryMidCapA)

           The Dreyfus Socially Responsible Growth Fund, Inc.(DrySRGro)

           Dreyfus Stock Index Fund (DryStkIx)

           Portfolios of the Dreyfus Variable Investment Fund (Dreyfus VIF);
             Dreyfus VIF - Appreciation Portfolio (DryAp)
             Dreyfus VIF - Disciplined Stock Portfolio (DryDisc)
             Dreyfus VIF - International Value Portfolio (DryIntVal)
             Dreyfus VIF - Limited Term High Income Portfolio (DryLtHI) (*)Dreyfus VIF - Quality Bond Portfolio (DryQualBd)
             Dreyfus VIF - Small Company Stock Portfolio (DrySmCo)

           Fidelity(R) Advisor Overseas Fund - Class A (FAOvA)

           Portfolios of the Fidelity(R) Variable Insurance Products Fund:
           Service Class (Fidelity(R) VIP);
          (*)Fidelity(R) VIP -  Equity-Income Portfolio:Service Class
             (FidVIPEIS)
             Fidelity(R) VIP - Growth Portfolio: Initial Class (FidVIPGr) Fidelity(R) VIP - Growth Portfolio: Service Class (FidVIPGrS) Fidelity(R) VIP - High Income Portfolio: Initial Class (FidVIPHI) Fidelity(R) VIP - High Income Portfolio: Service Class (FidVIPHIS)
          (*)Fidelity(R) VIP - Overseas Portfolio: Service Class (FidVIPOvS)
             Fidelity(R) VIP - Value Portfolio: Service Class (FidVIPVIS)

Portfolios of the Fidelity(R) Variable Insurance Products Fund II
  (Fidelity(R) VIP-II);

   Fidelity(R) VIP-II - Asset Manager Portfolio: Service Class (FidVIPAMS) Fidelity(R) VIP-II - Asset Manager: Growth Portfolio: Service Class (FidVIPAMGrS)
   Fidelity(R) VIP-II - Contrafund Portfolio: Initial Class (FidVIPCon) (*)Fidelity(R) VIP-II - Contrafund Portfolio: Service Class (FidVIPConS) (*)Fidelity(R) VIP-II - Index 500 Portfolio: Initial Class (FidVIPI500)
   Fidelity(R) VIP-II - Investment Grade Bond Portfolio: Service Class (FidVIPIGBdS)

Portfolios of the Fidelity(R) Variable Insurance Products Fund III: Service
  Class (Fidelity(R) VIP-III);

   Fidelity(R) VIP-III - Aggressive Growth Portfolio: Service Class
   (FidVIPAgGrS)
(*)Fidelity(R) VIP-III - Balanced Portfolio: Service Class (FidVIPBalS)
   Fidelity(R) VIP-III - Dynamic Capital Appreciation Fund: Service Class (FidVIPDyCapS)
   Fidelity(R) VIP-III - Growth & Income Portfolio:Service Class (FidVIPGrInS) Fidelity(R) VIP-III - Growth Opportunities Portfolio: Service Class (FidVIPGrOpS)
   Fidelity(R) VIP-III - Mid Cap Portfolio: Service Class
   (FidVIPMCapS)

Funds of the Goldman Sachs Variable Insurance Trust (Goldman Sachs);
   Goldman Sachs VIT - Capital Growth Fund (GSCapGr)
   Goldman Sachs VIT - CORE Large Cap Growth Fund (GSLgCapGr)
   Goldman Sachs VIT - CORE Small Cap Equity Fund (GSSmCapEq)
   Goldman Sachs VIT - CORE U.S. Equity Fund (GSUSEq)
   Goldman Sachs VIT - Global Income Fund (GSGlobInc)
   Goldman Sachs VIT - Growth and Income Fund (GSGrInc)
   Goldman Sachs VIT - International Equity Fund (GSIntEq)
   Goldman Sachs VIT - Mid Cap Value Fund (GSMidCapVal)

Funds of the INVESCO Variable Investment Funds, Inc.(INVESCO VIF); (*)INVESCO VIF - Dynamics Fund (IVIFDynAm)
(*)INVESCO VIF - Equity Income Fund (IVIFEqInc) (formerly INVESCO VIF
   Industrial Income Fund)
(*)INVESCO VIF - Growth Fund (IVIFGr)
   INVESCO VIF - Health Sciences Fund (IVIFHSci)
(*)INVESCO VIF - High Yield Fund (IVIFHIYld)
   INVESCO VIF - Real Estate Opportunity Fund (IVIFREOPP)
(*)INVESCO VIF - Small Company Growth Fund (IVIFSmCoGr)
   INVESCO VIF - Technology Fund (IVIFTech)
(*)INVESCO VIF - Total Return Fund (IVIFTotRe)
   INVESCO VIF - Utilities Fund (IVIFUtil)

Portfolios of the J.P. Morgan Series Trust II;
   J.P. Morgan Series Trust II - J.P. Morgan Bond Portfolio (JPMBd)
   J.P. Morgan Series Trust II - J.P. Morgan International Opportunities Portfolio (JPMIntOpp)
   J.P. Morgan Series Trust II - J.P. Morgan Small Company Portfolio (JPMSmCo) J.P. Morgan Series Trust II - J.P. Morgan U.S. Disciplined Equity Portfolio (JPMUSDE)

Funds of the Nationwide(R) Separate Account Trust (Nationwide(R) SAT) (managed for a fee by an affiliated investment advisor);
(*)Nationwide(R) SAT - Capital Appreciation Fund Class I (NSATCapAp)
   Nationwide(R) SAT - Dreyfus Mid Cap Index Fund Class I (NSATMidCapIx) Nationwide(R) SAT - Federated Equity Income Fund Class I (NSATEqInc) Nationwide(R) SAT - Federated High Income Bond Fund Class I (NSATHIncBd) Nationwide(R) SAT - Gartmore Emerging Markets Fund Class I (NSATEmMkt) Nationwide(R) SAT - Gartmore Global Technology & Communications Fund Class I (NSATGlobTC)
   Nationwide(R) SAT - Gartmore International Growth Fund Class I (NSATIntGr) Nationwide(R) SAT - Global 50 Fund Class I (NSATGlob50)
(*)Nationwide(R) SAT - Government Bond Fund Class I (NSATGvtBd)


                                                                     (Continued)

                        NATIONWIDE VL SEPARATE ACCOUNT-D
                     NOTES TO FINANCIAL STATEMENTS, Continued

   Nationwide(R) SAT - Investor Destinations Aggressive Fund (NSATIDAgg) Nationwide(R) SAT - Investor Destinations Conservative Fund (NSATIDCon) Nationwide(R) SAT - Investor Destinations Moderate Fund (NSATIDMod) Nationwide(R) SAT - Investor Destinations Moderately Aggressive Fund (NSATIDModAg)
   Nationwide(R) SAT - Investor Destinations Moderately Conservative Fund (NSATIDModCon)
   Nationwide(R) SAT - J.P. Morgan Balanced Fund Class I (NSATBal) Nationwide(R) SAT - MAS Multi Sector Bond Fund Class I (NSATMSecBd)
(*)Nationwide(R) SAT - Money Market Fund Class I (NSATMyMkt)
   Nationwide(R) SAT - Small Cap Growth Fund Class I (NSATSmCapG) Nationwide(R) SAT - Small Cap Value Fund Class I (NSATSmCapV) Nationwide(R) SAT - Small Company Fund Class I (NSATSmCo)
   Nationwide(R) SAT - Strategic Value Fund Class I (NSATStrVal) Nationwide(R) SAT - Strong Mid Cap Growth Fund Class I (NSATStMCap) Nationwide(R) SAT - Total Return Fund Class I (NSATTotRe)
   Nationwide(R) SAT - Turner Growth Focus Fund Class I (NSATGrFoc)

Portfolios of the One Group(R) Investment Trust (OGIV);
   One Group(R) Investment Trust - OGIV - Balanced Portfolio (OGBal)
   One Group(R) Investment Trust - OGIV - Bond Portfolio (OGBond)
   One Group(R) Investment Trust - OGIV - Diversified Equity Portfolio
   (OGDivEq)
   One Group(R) Investment Trust - OGIV - Diversified Mid Cap Portfolio (OGDivMidCap)
   One Group(R) Investment Trust - OGIV - Equity Index Portfolio (OGEqIx)
   One Group(R) Investment Trust - OGIV - Government Bond Portfolio (OGGvtBd) One Group(R) Investment Trust - OGIV - Large Cap Growth Portfolio (OGLgCapGr) One Group(R) Investment Trust - OGIV - Mid Cap Growth Portfolio (OGMidCapGr) One Group(R) Investment Trust - OGIV - Mid Cap Value Portfolio (OGMCapV)

Funds of the Salomon Brothers Variable Series Funds, Inc.(SBV);
   SBV - Capital Fund (SBVSFCap)
   SBV - High Yield Bond Fund (SBVSFHYBd)
   SBV - Investors Fund (SBVSFInv)
   SBV - Strategic Bond Fund (SBVSFStrat)
   SBV - Total Return Fund (SBVSFTotRe)

Portfolios of the Universal Institutional Funds (UIF), Inc.
   UIF - Emerging Markets Debt Portfolio (UIFEmMkt)
   UIF - Equity Growth Portfolio (UIFEqGr)
   UIF - Fixed Income Portfolio (UIFFixInc)
   UIF - Global Equity Portfolio (UIFGlobEq)
   UIF - High Yield Portfolio (UIFHIYld)
   UIF - International Magnum Portfolio (UIFIntMag)
   UIF - Mid Cap Growth Portfolio (UIFMidCapG)
   UIF - Mid Cap Value Portfolio (UIFMidCapVal)
   UIF - U.S.Real Estate Portfolio (UIFUSRE)
   UIF - Value Portfolio (UIFVal)

       At December 31, 2001, contract owners have invested in all of the above funds noted with an asterisk(*). The contract owners' equity is affected by the investment results of each fund, equity transaction by contract owners and certain contract expenses (see note 2 and 3).

       The accompanying financial statements include only contract owners' purchase payments pertaining to the variable portions of their contracts and exclude any purchase payments for fixed dollar benefits, the latter being included in the accounts of the Company.

       A contract owner may choose from among a number of different underlying mutual fund options. The underlying mutual fund options are not available to the general public directly. The underlying mutual funds are available as investment options in variable life insurance policies or variable annuity contracts issued by life insurance companies or, in some cases, through participation in certain qualified pension or retirement plans.

       Some of the underlying mutual funds have been established by investment advisers which manage publicly traded mutual funds having similar names and investment objectives.While some of the under- lying mutual funds may be similar to, and may in fact be modeled after, publicly traded mutual funds, the underlying mutual funds are not otherwise directly related to any publicly traded mutual fund. Con- sequently, the investment performance of publicly traded mutual funds and any corresponding underlying mutual funds may differ substantially.

    (c) Security Valuation, Transactions and Related Investment Income

       The fair value of the underlying mutual funds is based on the closing net asset value per share at December 31, 2001. The cost of investments sold is determined on the specific identification basis. Investment transactions are accounted for on the trade date (date the order to buy or sell is executed) and dividend income is recorded on the ex-dividend date.

    (d) Federal Income Taxes

       Operations of the Account form a part of, and are taxed with, operations of the Company which is taxed as a life insurance company under the Internal Revenue Code.

       The Company does not provide for income taxes within the Account.Taxes are the responsibility of the contract owner upon termination or withdrawal.

    (e) Use of Estimates in the Preparation of Financial Statements

       The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America may require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, if any, at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.Actual results could differ from those estimates.

(2) POLICY CHARGES

    (a) Deductions from Premium

       The Company deducts a charge for state premium taxes not to exceed 3.5% of all premiums received to cover the payment of these premium taxes. Additionally, the Company deducts a front-end sales load of up to 5.5% from each premium payment received.

    (b) Cost of Insurance

       A cost of insurance charge is assessed monthly against each contract by liquidating units.The amount of the charge is based upon age, sex, rate class and net amount at risk (death benefit less total contract value).

    (c) Administrative Charges

       The Company currently deducts a monthly administrative charge of $5 in all policy years to recover policy maintenance, accounting, record keeping and other administrative expenses. This charge is subject to change but will not exceed $10 per policy year. These charges are assessed against each contract by liquidating units.


                                                                     (Continued)

                        NATIONWIDE VL SEPARATE ACCOUNT-D
                     NOTES TO FINANCIAL STATEMENTS,Continued

(3) ASSET CHARGES

    The Company deducts a charge from the contract to cover mortality and expense risk charges related to operations, and to recover policy maintenance charges.This charge is guaranteed not to exceed an annual effective rate of .75%. The annual rate for current policies is 0.40%. This charge is assessed against each policy through the daily unit value calculation.On August 8, 2000, all policies were converted from an annual rate of 0.60% to 0.40%.

(4) RELATED PARTY TRANSACTIONS

    The Company performs various services on behalf of the Mutual Fund Companies in which the Account invests and may receive fees for the services performed.These services include, among other things, share- holder communications, preparation, postage, fund transfer agency and various other record keeping and customer service functions.These fees are paid to an affiliate of the Company.

(5) Financial Highlights

    The following is a summary of units, unit fair values and contract owners' equity outstanding for variable life and annuity insurance policies as of the end of the period indicated, and the contract expense rate and total return for each year in the two year period ended December 31, 2001 and the period May 19, 1999 (commencement of operations) through December 31,
    1999.

                                                               CONTRACT                     UNIT          CONTRACT         TOTAL
                                                           EXPENSE RATE(*)   UNITS      FAIR VALUE    OWNERS' EQUITY   RETURN(**)
                                                           ---------------   -----      ----------    --------------   ----------
    Dreyfus VIF - Quality Bond Portfolio
       2001 ..................................................  0.40%        7,599   $ 11.774415        $   89,474     6.26%
       2000 ..................................................  0.40%      109,185     11.080494         1,209,824    10.76%
       1999 ..................................................  0.60%       56,693      9.984562           566,055    -0.15% 1/5/99

    Fidelity(R) VIP - Equity-Income Portfolio: Service Class
       2001 ..................................................  0.40%      592,870     10.720798         6,356,040    -5.47%
       2000 ..................................................  0.40%      525,731     11.341117         5,962,377     7.87%

    Fidelity(R) VIP - Overseas Portfolio: Service Class
       2001 ..................................................  0.40%      334,783      8.624328         2,887,278   -21.59%
       2000 ..................................................  0.40%       66,499     10.998746           731,406   -19.47%
       1999 ..................................................  0.60%       36,657     13.631426           499,687    36.31% 1/5/99

    Fidelity(R) VIP II - Contrafund Portfolio: Service Class
       2001 ..................................................  0.40%      388,621      9.992116         3,883,146   -12.71%
       2000 ..................................................  0.40%      157,094     11.447448         1,798,325    -7.09%

    Fidelity(R) VIP II - Index 500 Portfolio: Initial Class
       2001 ..................................................  0.40%      457,849      7.905210         3,619,392   -12.45%

    Fidelity(R) VIP III - Balanced Portfolio: Service Class
       2001 ..................................................  0.40%      147,063      9.666294         1,421,554    -2.12%
       2000 ..................................................  0.40%      137,868      9.875470         1,361,511    -4.76%

    Invesco VIF - Dynamics Fund
       2001 ..................................................  0.40%       30,111     10.070858           303,244   -31.41%
       2000 ..................................................  0.40%       15,600     14.683635           229,065    -3.93%
       1999 ..................................................  0.60%        7,042     15.254583           107,423    52.55% 1/5/99

    Invesco VIF - Equity Income Fund
       2001 ..................................................  0.40%      246,524     10.763365         2,653,428    -9.34%
       2000 ..................................................  0.40%      109,129     11.871617         1,295,538     4.45%
       1999 ..................................................  0.60%       50,378     11.343231           571,449    13.43% 1/5/99

    Invesco VIF - Growth Fund
       2001 ..................................................  0.40%      496,604      5.414750         2,688,987   -44.49%
       2000 ..................................................  0.40%       81,077      9.755131           790,917   -23.55%
       1999 ..................................................  0.60%       43,491     12.735013           553,858    27.35% 1/5/99

    Invesco VIF - High Yield Fund
       2001 ..................................................  0.40%       68,560      8.085321           554,330   -15.27%

    Invesco VIF - Small Company Growth Fund
       2001 ..................................................  0.40%      171,788     13.235944         2,273,776   -18.87%

                                                                     (Continued)

                                                               CONTRACT                   UNIT          CONTRACT       TOTAL
                                                            EXPENSE RATE(*)  UNITS      FAIR VALUE    OWNERS' EQUITY  RETURN(**)
                                                            ---------------  -----      ----------    --------------  ----------
   Invesco VIF - Total Return Fund
      2001 .....................................................  0.40%      68,822      9.134304        628,641    -1.87%
      2000 .....................................................  0.40%      80,808      9.308327        752,187    -2.56%
      1999 .....................................................  0.60%      38,648      9.534274        368,481    -4.66%  1/5/99

   Nationwide(R) SAT - Capital Appreciation Fund Class I
      2000 .....................................................  0.40%     132,962      7.603332      1,010,954   -26.82%
      1999 .....................................................  0.40%      67,426     10.370136        699,217     3.70%  1/5/99

   Nationwide(R) SAT - Federated High Income Bond Fund Class I
      2000 .....................................................  0.40%     102,317      9.362266        957,919    -8.64%
      1999 .....................................................  0.40%      52,850     10.227564        540,527     2.28%  1/5/99

   Nationwide(R) SAT - Government Bond Fund Class I
      2001 .....................................................  0.40%      31,421     11.686979        367,217     6.82%

   Nationwide(R) SAT - Money Market Fund Class I
      2001 .....................................................  0.40%     132,087     11.379587      1,503,096     3.19%
      2000 .....................................................  0.40%       2,442     11.028155         26,931     5.60%
      1999 .....................................................  0.60%         900     10.421897          9,380     4.22%  1/5/99

   Nationwide(R) SAT - Strategic Value Fund Class I
      2000 .....................................................  0.40%      69,215     10.358488        716,963     7.18%
      1999 .....................................................  0.40%      35,095      9.645322        338,503    -3.55%  1/5/99
   Total Contract Owners' Equity by Year
      2001 .......................................................................................   $29,229,603
                                                                                                     ===========
      2000 .......................................................................................   $16,843,917
                                                                                                     ===========
      1999 .......................................................................................   $ 4,254,580
                                                                                                     ===========

(*) This represents the annualized contract expense rate of the variable account for the period indicated and includes only those expenses that are charged through a reduction in the unit values. Excluded are expenses of the underlying fund portfolios and charges made directly to contract owner accounts through the redemption of units.

(**) This represents the total return for the period indicated and includes a deduction only for expenses assessed through the daily unit value calculation. The total return does not include any expenses assessed through the redemption of units;inclusion of these expenses in the calculation would result in a reduction of the total return presented. Investment options with a date notation indicate the effective date of that investment option in the Account. The total return is calculated for the period indicated or from the effective date through the end of the period.

--------------------------------------------------------------------------------

                          INDEPENDENT AUDITORS' REPORT



The Board of Directors
Nationwide Life and Annuity Insurance Company:


We have audited the accompanying balance sheets of Nationwide Life and Annuity Insurance Company (the "Company"), a wholly owned subsidiary of Nationwide Life Insurance Company, as of December 31, 2001 and 2000, and the related statements of income, shareholder's equity and cash flows for each of the years in the three-year period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Nationwide Life and Annuity Insurance Company as of December 31, 2001 and 2000, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

As discussed in note 2 to the financial statements, the Company changed its methods of accounting for derivative instruments and hedging activities, and for purchased or retained interests in securitized financial assets in 2001.


KPMG, LLP
January 29, 2002




See accompanying notes to financial statements, including note 11 which describes related party transactions.

                  NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY
        (a wholly owned subsidiary of Nationwide Life Insurance Company)

                                 Balance Sheets

                   ($000's omitted, except per share amounts)


                                                                                                                December 31,
                                                                                                       -----------------------------
                                                                                                            2001            2000
====================================================================================================================================

                                                                     ASSETS
Investments:
  Securities available-for-sale, at fair value:
    Fixed maturity securities (cost $2,464,658 in 2001; $1,184,078 in 2000)                               $2,501,627      $1,192,444
    Equity securities (no cost in 2001; $979 in 2000)                                                           --             1,828
  Mortgage loans on real estate, net                                                                         663,458         380,685
  Real estate, net                                                                                             1,223           1,822
  Policy loans                                                                                                   486           1,517
  Other long-term investments                                                                                   --                 8
  Short-term investments, including amounts managed by a related party                                        75,462          61,194
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                           3,242,256       1,639,498
------------------------------------------------------------------------------------------------------------------------------------

Cash                                                                                                           1,842            --
Accrued investment income                                                                                     34,241          16,925
Deferred policy acquisition costs                                                                            129,924         108,982
Reinsurance receivable from a related party                                                                  102,472          96,892
Other assets                                                                                                 121,043          69,459
Assets held in separate accounts                                                                           2,312,919       2,242,478
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                          $5,944,697      $4,174,234
====================================================================================================================================

                                                      LIABILITIES AND SHAREHOLDER'S EQUITY
Future policy benefits and claims                                                                         $3,271,309      $1,765,451
Other liabilities                                                                                            103,305          10,493
Liabilities related to separate accounts                                                                   2,312,919       2,242,478
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                           5,687,533       4,018,422
------------------------------------------------------------------------------------------------------------------------------------

Commitments and contingencies (notes 8 and 12)

Shareholder's equity:
  Common stock, $40 par value.  Authorized, issued and outstanding 66,000 shares                               2,640           2,640
  Additional paid-in capital                                                                                 152,960          77,960
  Retained earnings                                                                                           90,026          72,063
  Accumulated other comprehensive income                                                                      11,538           3,149
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             257,164         155,812
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                          $5,944,697      $4,174,234
====================================================================================================================================


See accompanying notes to financial statements, including note 11 which describes related party transactions.

                  NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY
        (a wholly owned subsidiary of Nationwide Life Insurance Company)

                              Statements of Income

                                ($000's omitted)


                                                                                                     Years ended December 31,
                                                                                           -----------------------------------------
                                                                                                  2001           2000          1999
====================================================================================================================================

Revenues:
  Policy charges                                                                               $ 51,286       $ 55,992      $ 44,793
  Life insurance premiums                                                                         1,380          1,297           292
  Net investment income                                                                          16,880         14,732        13,959
  Net realized (losses) gains on investments, hedging instruments and hedged
     items                                                                                         (244)           842         5,208
  Other                                                                                             816            929         1,059
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                 70,118         73,792        65,311
------------------------------------------------------------------------------------------------------------------------------------

Benefits and expenses:
  Interest credited to policyholder account balances                                              5,114         11,097         8,548
  Other benefits and claims                                                                       4,549          5,581         5,210
  Amortization of deferred policy acquisition costs                                              11,257          9,893        13,592
  Other operating expenses                                                                       22,730         29,982        24,185
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                 43,650         56,553        51,535
------------------------------------------------------------------------------------------------------------------------------------

    Income before federal income tax expense and cumulative effect of
     adoption of accounting principles                                                           26,468         17,239        13,776
Federal income tax expense                                                                        8,175          4,712         4,571
------------------------------------------------------------------------------------------------------------------------------------
    Income before cumulative effect of adoption of accounting principles                         18,293         12,527         9,205
Cumulative effect of adoption of accounting principles, net of tax                                 (330)          --            --
------------------------------------------------------------------------------------------------------------------------------------
    Net income                                                                                 $ 17,963       $ 12,527      $  9,205
====================================================================================================================================


See accompanying notes to financial statements, including note 11 which describes related party transactions.

                  NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY
        (a wholly owned subsidiary of Nationwide Life Insurance Company)

                       Statements of Shareholder's Equity

                  Years ended December 31, 2001, 2000 and 1999
                                ($000's omitted)



                                                                                                        Accumulated
                                                                     Additional                            other          Total
                                                       Common          paid-in           Retained      comprehensive  shareholder's
                                                       stock           capital           earnings      income (loss)     equity
====================================================================================================================================

Balance as of December 31, 1998                     $   2,640         $  52,960        $  50,331        $  10,055       $ 115,986

Comprehensive income:
  Net income                                             --                --              9,205             --             9,205
  Net unrealized losses on securities
    available-for-sale arising during the year,
    net of tax                                           --                --               --            (11,923)        (11,923)
                                                                                                                        ---------
  Total comprehensive loss                                                                                                 (2,718)
---------------------------------------------------------------------------------------------------------------------------------
Balance as of December 31, 1999                         2,640            52,960           59,536           (1,868)        113,268
=================================================================================================================================

Comprehensive income:
  Net income                                             --                --             12,527             --            12,527
  Net unrealized gains on securities
    available-for-sale arising during the year,
    net of tax                                           --                --               --              5,017           5,017
                                                                                                                        ---------
  Total comprehensive income                                                                                               17,544
                                                                                                                        ---------
  Capital contribution                                   --              25,000             --               --            25,000
---------------------------------------------------------------------------------------------------------------------------------
Balance as of December 31, 2000                         2,640            77,960           72,063            3,149         155,812
=================================================================================================================================

Comprehensive income:
  Net income                                             --                --             17,963             --            17,963
  Net unrealized gains on securities
    available-for-sale arising during the year,
    net of tax                                           --                --               --              8,015           8,015
  Cumulative effect of adoption of
     accounting principles, net of tax                   --                --               --                452             452
  Accumulated net losses on cash flow
     hedges, net of tax                                  --                --               --                (78)            (78)
                                                                                                                        ---------
  Total comprehensive income                                                                                               26,352
                                                                                                                        ---------
  Capital contributions                                  --              75,000             --               --            75,000
---------------------------------------------------------------------------------------------------------------------------------
Balance as of December 31, 2001                     $   2,640         $ 152,960        $  90,026        $  11,538       $ 257,164
=================================================================================================================================

See accompanying notes to financial statements, including note 11 which describes related party transactions.

                  NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY
        (a wholly owned subsidiary of Nationwide Life Insurance Company)

                            Statements of Cash Flows

                                ($000's omitted)

                                                                                                  Years ended December 31,
                                                                                      ---------------------------------------------
                                                                                             2001            2000           1999
===================================================================================================================================
Cash flows from operating activities:
  Net income                                                                            $    17,963     $    12,527     $     9,205
  Adjustments to reconcile net income to net cash (used in) provided by operating activities:
      Interest credited to policyholder account balances                                      5,114          11,097           8,548
      Capitalization of deferred policy acquisition costs                                   (47,193)        (38,932)        (33,965)
      Amortization of deferred policy acquisition costs                                      11,257           9,893          13,592
      Amortization and depreciation                                                           1,125             625           1,351
      Realized losses (gains) on investments, hedging instruments and hedged
         items                                                                                  244            (842)         (5,208)
      Cumulative effect of adoption of accounting principles                                    508            --              --
      Increase in accrued investment income                                                 (17,316)         (3,019)         (2,261)
      Increase in other assets                                                              (58,114)        (31,833)         (1,309)
      Increase (decrease) in other liabilities                                               23,384         (33,516)         21,795
-----------------------------------------------------------------------------------------------------------------------------------
          Net cash (used in ) provided by operating activities                              (63,028)        (74,000)         11,748
-----------------------------------------------------------------------------------------------------------------------------------

Cash flows from investing activities:
  Proceeds from maturity of securities available-for-sale                                   288,962         190,173         137,210
  Proceeds from sale of securities available-for-sale                                       110,574          47,537          73,864
  Proceeds from repayments of mortgage loans on real estate                                  77,513          30,896          32,397
  Proceeds from sale of real estate                                                           1,188           1,269            --
  Proceeds from repayments of policy loans and sale of other invested assets                  3,224             267             109
  Cost of securities available-for-sale acquired                                         (1,680,536)       (354,904)       (375,642)
  Cost of mortgage loans on real estate acquired                                           (360,971)        (82,250)        (93,500)
  Cost of real estate acquired                                                                   (2)           --              --
  Short-term investments, net                                                               (14,268)        (60,488)          1,571
  Collateral received - securities lending, net                                              64,935            --              --
  Other, net                                                                                 (1,493)         (1,327)           (242)
-----------------------------------------------------------------------------------------------------------------------------------
          Net cash used in investing activities                                          (1,510,874)       (228,827)       (224,233)
-----------------------------------------------------------------------------------------------------------------------------------

Cash flows from financing activities:
  Capital contributions received                                                             75,000          25,000            --
  Increase in investment and universal life insurance product account balances            1,748,753         469,596         353,139
  Decrease in investment and universal life insurance product account balances             (248,009)       (196,049)       (136,376)
-----------------------------------------------------------------------------------------------------------------------------------
          Net cash provided by financing activities                                       1,575,744         298,547         216,763
-----------------------------------------------------------------------------------------------------------------------------------

Net increase (decrease) in cash                                                               1,842          (4,280)          4,278

Cash, beginning of year                                                                        --             4,280               2
-----------------------------------------------------------------------------------------------------------------------------------
Cash, end of year                                                                       $     1,842     $      --       $     4,280
===================================================================================================================================



See accompanying notes to financial statements, including note 11 which describes related party transactions.

                  NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY
        (a wholly owned subsidiary of Nationwide Life Insurance Company)

                          Notes to Financial Statements

                        December 31, 2001, 2000 and 1999
                                ($000's omitted)


(1)      ORGANIZATION AND DESCRIPTION OF BUSINESS

         Nationwide Life and Annuity Insurance Company (the Company) is a wholly owned subsidiary of Nationwide Life Insurance Company (NLIC).

         The Company provides long-term savings and retirement products in the United States of America, including individual annuities and life insurance.

(2)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         The significant accounting policies followed by the Company that materially affect financial reporting are summarized below. The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP) which differ from statutory accounting practices. The statutory financial statements of the Company are presented on the basis of accounting practices prescribed or permitted by the Ohio Department of Insurance (the Department). The State of Ohio has adopted the National Association of Insurance Commissioners (NAIC) statutory accounting practices (NAIC SAP) as the basis of its statutory accounting practices. The Company has no statutory accounting practices that differ from NAIC SAP. See also note 10.

         In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses for the reporting period. Actual results could differ significantly from those estimates.

         The most significant estimates include those used in determining deferred policy acquisition costs for investment products and universal life insurance products, valuation allowances for mortgage loans on real estate, impairment losses on other investments and federal income taxes. Although some variability is inherent in these estimates, management believes the amounts provided are appropriate.

         (a) VALUATION OF INVESTMENTS, INVESTMENT INCOME AND RELATED GAINS AND LOSSES

                  The Company is required to classify its fixed maturity securities and equity securities as either held-to-maturity, available-for-sale or trading. The Company classifies fixed maturity and equity securities as available-for-sale. Available-for-sale securities are stated at fair value, with the unrealized gains and losses, net of adjustments to deferred policy acquisition costs and deferred federal income tax, reported as a separate component of accumulated other comprehensive income (AOCI) in shareholder's equity. The adjustment to deferred policy acquisition costs represents the change in amortization of deferred policy acquisition costs that would have been required as a charge or credit to operations had such unrealized amounts been realized. Management regularly reviews its fixed maturity and equity securities portfolio to evaluate the necessity of recording impairment losses for other-than-temporary declines in the fair value of investments. A number of criteria are considered during this process including, but not limited to, the current fair value as compared to amortized cost or cost, as appropriate, of the security, the length of time the security's fair value has been below amortized cost/cost, and by how much, and specific credit issues related to the issuer. Impairment losses result in a reduction of the cost basis of the underlying investment.

                  For mortgage-backed securities, the Company recognizes income using a constant effective yield method based on prepayment assumptions and the estimated economic life of the securities. When estimated prepayments differ significantly from anticipated prepayments, the effective yield is recalculated to reflect actual payments to date and anticipated future payments, and any resulting adjustment is included in net investment income. All other investment income is recorded on the accrual basis.

                  NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY
        (a wholly owned subsidiary of Nationwide Life Insurance Company)

                    Notes to Financial Statements, Continued


                  Mortgage loans on real estate are carried at the unpaid principal balance less valuation allowances. The Company provides valuation allowances for impairments of mortgage loans on real estate based on a review by portfolio managers. Mortgage loans on real estate are considered impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. When the Company determines that a loan is impaired, a provision for loss is established equal to the difference between the carrying value and the estimated value of the mortgage loan. Estimated value is based on the present value of expected future cash flows discounted at the loan's effective interest rate, or the fair value of the collateral, if the loan is collateral dependent. Loans in foreclosure and loans considered impaired are placed on non-accrual status. Interest received on non-accrual status mortgage loans on real estate is included in net investment income in the period received.

                  The valuation allowance account for mortgage loans on real estate is maintained at a level believed adequate by the Company to absorb estimated probable credit losses. The Company's periodic evaluation of the adequacy of the allowance for losses is based on past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of the underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors.

                  Real estate is carried at cost less accumulated depreciation. Real estate designated as held for disposal is carried at the lower of the carrying value at the time of such designation or fair value less cost to sell. Other long-term investments are carried on the equity method of accounting. Impairment losses are recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount.

                  Realized gains and losses on the sale of investments are determined on the basis of specific security identification. Changes in valuation allowances and impairment losses for other-than-temporary declines in fair values are included in realized gains and losses on investments, hedging instruments and hedged items.

         (b)      DERIVATIVE INSTRUMENTS

                  Derivatives are carried at fair value. On the date the derivative contract is entered into, the Company designates the derivative as either a hedge of the fair value of a recognized asset or liability or of an unrecognized firm commitment (fair value hedge), a hedge of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability (cash flow hedge), or a foreign currency fair value or cash flow hedge (foreign currency hedge) or a non-hedge transaction. The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for entering into various hedge transactions. This process includes linking all derivatives that are designated as fair value, cash flow or foreign currency hedges to specific assets and liabilities on the balance sheet or to specific firm commitments or forecasted transactions. The Company also formally assesses, both at the hedge's inception and on an ongoing basis, whether the derivatives that are used for hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items. When it is determined that a derivative is not highly effective as a hedge or that it has ceased to be a highly effective hedge, the Company discontinues hedge accounting prospectively.

                  The Company enters into interest rate swaps, cross-currency swaps or Eurodollar Futures to hedge the fair value of existing fixed rate assets and liabilities. In addition, the Company uses short treasury future positions to hedge the fair value of bond and mortgage loan commitments. Typically, the Company is hedging the risk of changes in fair value attributable to changes in benchmark interest rates. Derivative instruments classified as fair value hedges are carried at fair value, with changes in fair value recorded in realized gains and losses on investments, hedging instruments and hedged items. Changes in the fair value of the hedged item, attributable to the risk being hedged, are also recorded in realized gains and losses on investments, hedging instruments and hedged items. The adjustment of the carrying amount of hedged assets using Eurodollar Futures and firm commitments using Treasury Futures are accounted for in the same manner as other components of the carrying amount of that asset. The adjustment of the carrying amount is amortized to investment income over the life of the asset.

                  NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY
        (a wholly owned subsidiary of Nationwide Life Insurance Company)

                    Notes to Financial Statements, Continued



                  The Company may enter into receive fixed/pay variable interest rate swaps to hedge existing floating rate assets or to hedge cash flows from the anticipated purchase of investments. These derivative instruments are classified as cash flow hedges and are carried at fair value, with the offset recorded in AOCI to the extent the hedging relationship is effective. The ineffective portion of the hedging relationship is recorded in realized gains and losses on investments, hedging instruments and hedged items. Gains and losses on cash flow derivative instruments are reclassified out of AOCI and recognized in earnings over the same period(s) that the hedged item affects earnings.

                  Amounts receivable or payable under interest rate and foreign currency swaps are recognized as an adjustment to net investment income or interest credited to policyholder account balances consistent with the nature of the hedged item.

                  From time to time, the Company may enter into a derivative transaction that will not qualify for hedge accounting. These include basis swaps (receive one variable rate, pay another variable rate) to hedge variable rate assets or foreign-denominated liabilities. These instruments are carried at fair value, with changes in fair value recorded in realized gains and losses on investments, hedging instruments and hedged items.

                  The Company discontinues hedge accounting prospectively when it is determined that the derivative is no longer effective in offsetting changes in the fair value or cash flows of the hedged item, the derivative expires, or is sold, terminated or exercised, the derivative is dedesignated as a hedging instrument, because it is unlikely that a forecasted transaction will occur, a hedged firm commitment no longer meets the definition of a firm commitment, or management determines that designation of the derivative as a hedging instrument is no longer appropriate.

                  When hedge accounting is discontinued because it is determined that the derivative no longer qualifies as an effective fair value hedge, the Company continues to carry the derivative on the balance sheet at its fair value, and no longer adjusts the hedged item for changes in fair value. The adjustment of the carrying amount of the hedged item is accounted for in the same manner as other components of the carrying amount of that item. When hedge accounting is discontinued because the hedged item no longer meets the definition of a firm commitment, the Company continues to carry the derivative on the balance sheet at its fair value, removes any asset or liability that was recorded pursuant to recognition of the firm commitment from the balance sheet and recognizes any gain or loss in net realized gains and losses on investments, hedging instruments and hedged items. When hedge accounting is discontinued because it is probable that a forecasted transaction will not occur, the Company continues to carry the derivative on the balance sheet at fair value and gains and losses that were accumulated in AOCI are recognized immediately in realized gains and losses on investments, hedging instruments and hedged items. In all other situations in which hedge accounting is discontinued, the Company continues to carry the derivative at its fair value on the balance sheet, and recognizes any changes in fair value in net realized gains and losses on investments, hedging instruments and hedged items.

                  Prior to the adoption of SFAS 133, defined in note 2 (i), provided they met specific criteria, interest rate and foreign currency swaps and futures were considered hedges and accounted for under the accrual and deferral method, respectively. Amounts receivable or payable under interest rate and foreign currency swaps were recognized as an adjustment to net investment income or interest credited to policyholder account balances consistent with the nature of the hedged item. Changes in the fair value of interest rate swaps were not recognized on the balance sheet, except for interest rate swaps designated as hedges of fixed maturity securities available-for-sale, for which changes in fair values were reported in AOCI. Gains and losses on foreign currency swaps were recorded in earnings based on the related spot foreign exchange rate at the end of the reporting period. Gains and losses on these contracts offset those recorded as a result of translating the hedged foreign currency denominated liabilities and investments to U.S. dollars.

                  NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY
        (a wholly owned subsidiary of Nationwide Life Insurance Company)

                    Notes to Financial Statements, Continued


         (c)      REVENUES AND BENEFITS

                  INVESTMENT PRODUCTS AND UNIVERSAL LIFE INSURANCE PRODUCTS:
                  Investment products consist primarily of individual variable and fixed deferred annuities. Universal life insurance products include universal life insurance, variable universal life insurance, corporate-owned life insurance (COLI) and other interest-sensitive life insurance policies. Revenues for investment products and universal life insurance products consist of net investment income, asset fees, cost of insurance, policy administration and surrender charges that have been earned and assessed against policy account balances during the period. The timing of revenue recognition as it relates to fees assessed on investment contracts and universal life contracts is determined based on the nature of such fees. Asset fees, cost of insurance and policy administration charges are assessed on a daily or monthly basis and recognized as revenue when assessed and earned. Certain amounts assessed that represent compensation for services to be provided in future periods are reported as unearned revenue and recognized in income over the periods benefited. Surrender charges are recognized upon surrender of a contract in accordance with contractual terms. Policy benefits and claims that are charged to expense include interest credited to policy account balances and benefits and claims incurred in the period in excess of related policy account balances.

                  TRADITIONAL LIFE INSURANCE PRODUCTS: Traditional life insurance products include those products with fixed and guaranteed premiums and benefits and consist primarily of certain annuities with life contingencies. Premiums for traditional life insurance products are recognized as revenue when due. Benefits and expenses are associated with earned premiums so as to result in recognition of profits over the life of the contract. This association is accomplished by the provision for future policy benefits and the deferral and amortization of policy acquisition costs.

         (d)      DEFERRED POLICY ACQUISITION COSTS

                  The costs of acquiring new business, principally commissions, certain expenses of the policy issue and underwriting department and certain variable sales expenses that relate to and vary with the production of new or renewal business have been deferred. Deferred policy acquisition costs are subject to recoverability testing at the time of policy issuance and loss recognition testing at the end of each accounting period.

                  For investment products and universal life insurance products, deferred policy acquisition costs are being amortized with interest over the lives of the policies in relation to the present value of estimated future gross profits from projected interest margins, asset fees, cost of insurance, policy administration and surrender charges. For years in which gross profits are negative, deferred policy acquisition costs are amortized based on the present value of gross revenues. The Company regularly reviews the estimated future gross profits and revises such estimates when appropriate. The cumulative change in amortization as a result of changes in estimates to reflect current best estimates is recorded as a charge or credit to amortization expense. The most significant assumptions that are involved in the estimation of future gross profits include future market performance and surrender/lapse rates. In the event actual experience differs significantly from assumptions or assumptions are significantly revised, the Company may be required to record a significant charge or credit to amortization expense. Deferred policy acquisition costs are adjusted to reflect the impact of unrealized gains and losses on fixed maturity securities available-for-sale as described in note 2(a).

         (e)      SEPARATE ACCOUNTS

                  Separate account assets and liabilities represent contractholders' funds which have been segregated into accounts with specific investment objectives. Separate account assets are recorded at market value except for separate account contracts with guaranteed investment funds. The investment income and gains or losses of these accounts accrue directly to the contractholders. The activity of the separate accounts is not reflected in the statements of income and cash flows except for the fees the Company receives. Such fees are assessed on a daily or monthly basis and recognized as revenue when assessed and earned.

         (f)      FUTURE POLICY BENEFITS

                  Future policy benefits for investment products in the accumulation phase, universal life insurance and variable universal life insurance policies have been calculated based on participants' contributions plus interest credited less applicable contract charges.

                  NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY
        (a wholly owned subsidiary of Nationwide Life Insurance Company)

                    Notes to Financial Statements, Continued

         (g)      FEDERAL INCOME TAX


                  The Company files a consolidated federal income tax return with Nationwide Mutual Insurance Company (NMIC). The members of the consolidated tax return group have a tax sharing agreement, which provides, in effect, for each member to bear essentially the same federal income tax liability as if separate tax returns were filed.

                  The Company provides for federal income taxes based on amounts the Company believes it will ultimately owe. Inherent in the provision for federal income taxes are estimates regarding the deductibility of certain expenses and the realization of certain tax credits. In the event the ultimate deductibility of certain expenses or the realization of certain tax credits differ from estimates, the Company may be required to significantly change the provision for federal income taxes recorded in the financial statements.

                  The Company utilizes the asset and liability method of accounting for income tax. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under this method, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce the deferred tax assets to the amounts expected to be realized.

         (h)      REINSURANCE CEDED

                  Reinsurance revenues ceded and reinsurance recoveries on benefits and expenses incurred are deducted from the respective income and expense accounts. Assets and liabilities related to reinsurance ceded are reported on a gross basis.

         (i)      RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

                  In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS 133). SFAS 133, as amended by SFAS 137, Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133, and SFAS 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, was adopted by the Company effective January 1, 2001. Upon adoption, the provisions of SFAS 133 were applied prospectively.

                  SFAS 133 establishes accounting and reporting standards for derivative instruments and hedging activities. It requires an entity to recognize all derivatives as either assets or liabilities on the balance sheet and measure those instruments at fair value.

                  As of January 1, 2001, all derivatives qualified for hedge accounting under SFAS 133. The adoption of SFAS 133 resulted in the Company derecognizing $350 of deferred assets related to hedges, while recognizing $350 of additional derivative instrument liabilities and $288 of additional firm commitment assets. The adoption of SFAS 133 also resulted in the Company recording a net transition adjustment gain of $102 (net of related income tax of $55) in net income. In addition, a net translation adjustment gain of $20 (net of related income tax of $11) was recorded in AOCI as of January 1, 2001. Further, the adoption of SFAS 133 resulted in the Company reporting total derivative instrument assets and liabilities of $32 and $170, respectively.

                  The adoption of SFAS 133 may increase the volatility of reported earnings and other comprehensive income. The amount of volatility will vary with the level of derivative and hedging activities and fluctuations in market interest rates and foreign currency exchange rates during any period.

                  NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY
        (a wholly owned subsidiary of Nationwide Life Insurance Company)

                    Notes to Financial Statements, Continued


                  In November 1999, the Emerging Issues Task Force (EITF) issued EITF Issue No. 99-20, Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets (EITF 99-20). The Company adopted EITF 99-20 on April 1, 2001. EITF 99-20 establishes the method of recognizing interest income and impairment on asset-backed investment securities. EITF 99-20 requires the Company to update the estimate of cash flows over the life of certain retained beneficial interests in securitization transactions and purchased beneficial interests in securitized financial assets. Pursuant to EITF 99-20, based on current information and events, if the Company estimates that the fair value of its beneficial interests is not greater than or equal to its carrying value and if there has been a decrease in the estimated cash flows since the last revised estimate, considering both timing and amount, then an other-than-temporary impairment should be recognized. The cumulative effect, net of tax, upon adoption of EITF 99-20 on April 1, 2001 decreased net income by $432 with a corresponding increase to AOCI.

                  In July 2001, the FASB issued Statement of Financial Accounting Standards No. 141, Business Combinations (SFAS 141) and Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (SFAS 142).

                  SFAS 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 and the use of the pooling-of-interests method has been eliminated.

                  SFAS 142 applies to all acquired intangible assets whether acquired singularly, as part of a group, or in a business combination. SFAS 142 supersedes APB Opinion No. 17, Intangible Assets, and will carry forward provisions in Opinion 17 related to internally developed intangible assets. SFAS 142 changes the accounting for goodwill and intangible assets with indefinite lives from an amortization method to an impairment-only approach. The amortization of goodwill from past business combinations ceased upon adoption of this statement, which was January 1, 2002 for the Company. Companies are required to evaluate all existing goodwill and intangible assets with indefinite lives for impairment within six months of adoption. Any transitional impairment losses will be recognized in the first interim period in the year of adoption and will be recognized as the cumulative effect of a change in accounting principle.

                  The Company does not expect any material impact of adopting SFAS 141 and SFAS 142 on the results of operations and financial position.

                  In October 2001, the FASB issued Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS 144). SFAS 144 supersedes SFAS 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, and APB Opinion No. 30, Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. SFAS 144 is effective for fiscal years beginning after December 15, 2001 (January 1, 2002 for the Company) and will carry forward many of the provisions of SFAS 121 and Opinion 30 for recognition and measurement of the impairment of long-lived assets to be held and used, and measurement of long-lived assets to be disposed of by sale. Under SFAS 144, if a long-lived asset is part of a group that includes other assets and liabilities, then the provisions of SFAS 144 apply to the entire group. In addition, SFAS 144 does not apply to goodwill and other intangible assets that are not amortized. Management does not expect the adoption of SFAS 144 to have a material impact on the results of operations or financial position of the Company.

                  In 2001, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position 01-5, Amendments to Specific AICPA Pronouncements for Changes Related to the NAIC Codification (SOP 01-5). In doing so, AICPA SOP 94-5, Disclosures of Certain Matters in the Financial Statements of Insurance Enterprises, was amended to reflect the results of the completion of the NAIC codification of statutory accounting practices for certain insurance enterprises (Codification). The adoption of SOP 01-5 did not have an impact on the results of operations or financial position of the Company.

         (j)      RECLASSIFICATION

                  Certain items in the 2000 and 1999 financial statements and related footnotes have been reclassified to conform to the 2001 presentation.

                  NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY
        (a wholly owned subsidiary of Nationwide Life Insurance Company)

                    Notes to Financial Statements, Continued

               (3)    INVESTMENTS

                     The amortized cost, gross unrealized gains and losses and estimated fair value of securities available-for-sale as of December 31, 2001 and 2000 were:


                                                                                           Gross         Gross
                                                                         Amortized      unrealized    unrealized   Estimated
                                                                            cost           gains        losses    fair value
        ====================================================================================================================

         December 31,
           2001 Fixed maturity securities:
             U.S. Treasury securities and obligations of U.S.
               Government corporations and agencies                       $   56,381   $    1,469   $      243   $   57,607
             Obligations of states and political subdivisions                  2,046            1         --          2,047
             Debt securities issued by foreign governments                       549           86         --            635
             Corporate securities                                          1,500,190       38,031       12,527    1,525,694
             Mortgage-backed securities - U.S. Government backed             318,148        6,791          979      323,960
             Asset-backed securities                                         587,344       10,454        6,114      591,684
        -------------------------------------------------------------------------------------------------------------------
                 Total fixed maturity securities                           2,464,658       56,832       19,863    2,501,627
           Equity securities                                                    --           --           --           --
        -------------------------------------------------------------------------------------------------------------------
                                                                          $2,464,658   $   56,832   $   19,863   $2,501,627
        ===================================================================================================================

         December 31, 2000
           Fixed maturity securities:
             U.S. Treasury securities and obligations of U.S.
               Government corporations and agencies                       $   40,694   $      769   $      133   $   41,330
             Obligations of states and political subdivisions                  3,129         --             37        3,092
             Debt securities issued by foreign governments                     1,253           12           13        1,252
             Corporate securities                                            662,849       11,717        7,859      666,707
             Mortgage-backed securities - U.S. Government backed             236,368        2,190          413      238,145
             Asset-backed securities                                         239,785        3,342        1,209      241,918
        -------------------------------------------------------------------------------------------------------------------
                 Total fixed maturity securities                           1,184,078       18,030        9,664    1,192,444
           Equity securities                                                     979          849         --          1,828
        -------------------------------------------------------------------------------------------------------------------
                                                                          $1,185,057   $   18,879   $    9,664   $1,194,272
        ===================================================================================================================

         The amortized cost and estimated fair value of fixed maturity securities available-for-sale as of December 31, 2001, by expected maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                            Amortized            Estimated
                                                                                               cost              fair value
        ====================================================================================================================

         Fixed maturity securities available-for-sale:
            Due in one year or less                                                         $   92,255           $   93,634
            Due after one year through five years                                              643,605              660,158
            Due after five years through ten years                                             669,210              676,749
            Due after ten years                                                                154,096              155,442
        -------------------------------------------------------------------------------------------------------------------
                                                                                             1,559,166            1,585,983
             Mortgage-backed securities - U.S. Government backed                               318,148              323,960
             Asset-backed securities                                                           587,344              591,684
        -------------------------------------------------------------------------------------------------------------------
                                                                                            $2,464,658           $2,501,627
        ===================================================================================================================

                  NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY
        (a wholly owned subsidiary of Nationwide Life Insurance Company)

                    Notes to Financial Statements, Continued



The components of unrealized gains on securities available-for-sale, net, were as follows as of each December 31:

                                                                                               2001                  2000
         ==================================================================================================================

         Gross unrealized gains                                                              $ 36,969             $  9,215
         Adjustment to deferred policy acquisition costs                                      (19,363)              (4,369)
         Deferred federal income tax                                                           (6,152)              (1,697)
         -----------------------------------------------------------------------------------------------------------------
                                                                                             $ 11,454             $  3,149
         ==================================================================================================================

         An analysis of the change in gross unrealized gains (losses) on securities available-for-sale follows for the years ended December 31:

                                                                          2001                2000                 1999
         ==================================================================================================================
         Securities available-for-sale:
           Fixed maturity securities                                    $ 28,603             $ 22,622             $(35,128)
           Equity securities                                                (849)              (2,820)              (1,861)
         -----------------------------------------------------------------------------------------------------------------
                                                                        $ 27,754             $ 19,802             $(36,989)
         ==================================================================================================================

         Proceeds from the sale of securities available-for-sale during 2001, 2000 and 1999 were $110,574, $47,537 and $73,864, respectively. During
         2001, gross gains of $3,266 ($376 and $297 in 2000 and 1999, respectively) and gross losses of $207 ($778 and $37 in 2000 and 1999, respectively) were realized on those sales.

         The Company had no investments that were non-income producing for the twelve month periods preceding December 31, 2001 and 2000.

         Real estate is presented at cost less accumulated depreciation of $165 as of December 31, 2001 ($138 as of December 31, 2000). The carrying value of real estate held for disposal totaled $727 as of December 31, 2001, none as of December 31, 2000.

         The recorded investment of mortgage loans on real estate considered to be impaired was $898 as of December 31, 2001 (none as of December 31, 2000), which includes $411 (none as of December 31, 2000) of impaired mortgage loans on real estate for which the related valuation allowance was $77 (none as of December 31, 2000) and $487 (none as of December 31, 2000) of impaired mortgage loans on real estate for which there was no valuation allowance. Impaired mortgage loans with no valuation allowance are a result of collateral dependent loans where the fair value of the collateral is greater than the recorded investment of the loan. During 2001, the average recorded investment in impaired mortgage loans on real estate was approximately $180 ($527 in 2000) and interest income recognized on those loans totaled $9 in 2001 (none in 2000) which is equal to interest income recognized using a cash-basis method of income recognition.

         The valuation allowance account for mortgage loans on real estate was $750 for the year ended December 31, 2001, which was unchanged from the previous two years.

                  NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY
        (a wholly owned subsidiary of Nationwide Life Insurance Company)

                    Notes to Financial Statements, Continued



         An analysis of investment income by investment type follows for the years ended December 31:

                                                                          2001                2000                   1999
         ====================================================================================================================
         Gross investment income:
           Fixed maturity securities available-for-sale                 $121,017             $ 75,426             $ 66,160
           Mortgage loans on real estate                                  37,633               27,821               23,475
           Real estate                                                       332                  461                  413
           Short-term investments                                          3,405                1,352                1,580
           Derivatives                                                       626                 --                   --
           Other                                                             245                  431                  334
         -----------------------------------------------------------------------------------------------------------------
               Total investment income                                   163,258              105,491               91,962
         Less:
           Investment expenses                                             2,243                1,988                2,040
           Net investment income ceded (note 11)                         144,135               88,771               75,963
         -----------------------------------------------------------------------------------------------------------------
               Net investment income                                    $ 16,880             $ 14,732             $ 13,959
         =================================================================================================================

         An analysis of net realized (losses) gains on investments, hedging instruments and hedged items, by investment type follows for the years ended December 31:

                                                                            2001                2000              1999
         =================================================================================================================

         Realized gains (losses) on sale of fixed maturity securities
            available-for-sale                                          $  3,059             $   (401)            $    260
         Other-than-temporary impairments of fixed maturity securities
            available-for-sale                                            (2,658)                (636)                --
         Real estate                                                          79                  373                 --
         Mortgage loans on real estate                                       383                 (261)                   7
         Derivatives                                                      (1,513)                --                     (2)
         Other                                                               406                1,767                4,943
         -----------------------------------------------------------------------------------------------------------------
         Net realized (losses) gains on investments, hedging instruments
            and hedged items                                            $   (244)            $    842             $  5,208
         =================================================================================================================

         Fixed maturity securities with an amortized cost of $3,435 and $3,420 were on deposit with various regulatory agencies as required by law as of December 31, 2001 and 2000, respectively.

         As of December 31, 2001, the Company had loaned securities with a fair value of $64,047. As of December 31, 2001 the Company held collateral of $64,935. This amount is included in short-term investments with a corresponding liability recorded in other liabilities.

(4)      DERIVATIVE FINANCIAL INSTRUMENTS

         QUALITATIVE DISCLOSURE

         Interest Rate Risk Management

         The Company is exposed to changes in the fair value of fixed rate investments (commercial mortgage loans and corporate bonds) due to changes in interest rates. To manage this risk, the Company enters into various types of derivative instruments to minimize fluctuations in fair values resulting from changes in interest rates. The Company principally uses interest rate swaps and short Eurodollar futures to manage this risk.

         Under interest rate swaps, the Company receives variable interest rate payments and makes fixed rate payments, thereby creating floating rate investments.

         Short Eurodollar futures change the fixed rate cash flow exposure to variable rate cash flows. With short Eurodollar futures, if interest rates rise (fall), the gains (losses) on the futures adjust the fixed rate income on the investments, thereby creating floating rate investments.

                  NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY
        (a wholly owned subsidiary of Nationwide Life Insurance Company)

                    Notes to Financial Statements, Continued

         As a result of entering into commercial mortgage loan and private placement commitments, the Company is exposed to changes in the fair value of the commitment due to changes in interest rates during the commitment period. To manage this risk, the Company enters into short Treasury futures.

         With short Treasury futures, if interest rates rise (fall), the gains (losses) on the futures will offset the change in fair value of the commitment.

         Floating rate investments (commercial mortgage loans and corporate bonds) expose the Company to fluctuations in cash flow and investment income due to changes in interest rates. To manage this risk, the Company enters into receive fixed, pay variable over-the-counter interest rate swaps or long Eurodollar futures strips to convert the variable rate investments to a fixed rate.

         In using interest rate swaps, the Company receives fixed interest rate payments and makes variable rate payments; thereby creating fixed rate assets.

         The long Eurodollar futures change the variable rate cash flow exposure to fixed rate cash flows. With long Eurodollar futures, if interest rates rise (fall), the losses (gains) on the futures are used to reduce the variable rate income on the investments, thereby creating fixed rate investments.

         Foreign Currency Risk Management

         The Company is exposed to changes in fair value of fixed rate investments denominated in a foreign currency due to changes in foreign currency exchange rates and interest rates. To manage this risk, the Company uses cross-currency interest rate swaps to convert these assets to variable U.S. dollar rate instruments.

         Cross-currency interest rate swaps on assets are structured to pay a fixed rate, in the foreign currency, and receive a variable U.S. dollar rate, generally 3-month libor.

         Non-Hedging Derivatives

         From time-to-time, the Company enters into over-the-counter basis swaps (receive one variable rate, pay another variable rate) to change the rate characteristics of a specific investment to better match the variable rate paid on a liability. While the pay-side terms of the basis swap will line up with the terms of the asset, the Company is not able to match the receive-side terms of the derivative to a specific liability; therefore, basis swaps do not receive hedge accounting treatment.

         QUANTITATIVE DISCLOSURE

         Fair Value Hedges

         During the year ended December 31, 2001, losses of $1,400 were recognized in net realized losses on investments, hedging instruments and hedged items representing the ineffective portion of the fair value hedging relationships. There were no gains or losses attributable to the portion of the derivative instruments' change in fair value excluded from the assessment of hedge effectiveness. There were also no gains or losses recognized in earnings as a result of hedged firm commitments no longer qualifying as fair value hedges.

         Cash Flow Hedges

         For the year ended December 31, 2001, the ineffective portion of cash flow hedges was immaterial. There were no gains or losses attributable to the portion of the derivative instruments' change in fair value excluded from the assessment of hedge effectiveness.

         The Company does not anticipate reclassifying any losses out of AOCI over the next 12-month period.

         As of December 31, 2001, the maximum length of time over which the Company is hedging its exposure to the variability in future cash flows associated with forecasted transactions is twelve months. The Company did not discontinue any cash flow hedges because the original forecasted transaction was no longer probable.

                  NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY
        (a wholly owned subsidiary of Nationwide Life Insurance Company)

                    Notes to Financial Statements, Continued

         Other Derivative Instruments

         Net realized gains and losses on investments, hedging instruments and hedged items for the year ended December 31, 2001 include a gain of $74 related to other derivative instruments.

         The notional amount of derivative financial instruments outstanding as of December 31, 2001 and 2000 were as follows:


                                                                                              2001                 2000
         =======================================================================================================================

         Interest rate swaps
            Pay fixed/receive variable rate swaps hedging investments                        $ 10,500             $  6,000
            Pay variable/receive fixed rate swaps hedging investments                          12,400                5,000
            Other                                                                              55,700                1,600

         Cross currency interest rate swaps
             Hedging foreign currency denominated investments                                $  2,000             $  1,420

         Interest rate futures contracts                                                     $ 81,900             $ 18,700

         =====================================================================================================================

(5)      FEDERAL INCOME TAX

         The tax effects of temporary differences that give rise to significant components of the net deferred tax liability as of December 31, 2001 and 2000 were as follows:

                                                                                              2001                  2000
         =====================================================================================================================
         Deferred tax assets:
           Equity securities                                                                 $    128             $   --
           Future policy benefits                                                              10,338                9,874
           Collateral receivable                                                               22,727                 --
           Liabilities in separate accounts                                                    21,368               18,505
           Mortgage loans on real estate and real estate                                          476                  267
         -------------------------------------------------------------------------------------------------------------------
             Total gross deferred tax assets                                                   55,037               28,646
         -------------------------------------------------------------------------------------------------------------------

         Deferred tax liabilities:
           Deferred policy acquisition costs                                                   13,161               14,963
           Derivatives                                                                            978                 --
           Fixed maturity securities                                                           28,313                4,188
           Equity securities                                                                     --                    297
           Other                                                                               25,946               11,525
         -------------------------------------------------------------------------------------------------------------------
             Total gross deferred tax liabilities                                              68,398               30,973
         -------------------------------------------------------------------------------------------------------------------
             Net deferred tax liability                                                      $ 13,361             $  2,327
         ===================================================================================================================

         In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion of the total gross deferred tax assets will not be realized. Future taxable amounts or recovery of federal income tax paid within the statutory carryback period can offset all future deductible amounts. The Company has determined that valuation allowances are not necessary as of December 31, 2001, 2000 and 1999 based on its analysis of future deductible amounts.

         The Company's current federal income tax liability (asset) was $10,476 and $(3,544) as of December 31, 2001 and 2000, respectively.

                  NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY
        (a wholly owned subsidiary of Nationwide Life Insurance Company)

                    Notes to Financial Statements, Continued



         Federal income tax expense attributable to income before cumulative effect of adoption of accounting principles for the years ended December 31 was as follows:

                                                                          2001                 2000                1999
        ------------------------------------------------------------------------------------------------------------------

         Currently payable                                              $  1,464             $ (1,434)            $  4,391
         Deferred tax expense                                              6,711                6,146                  180
        ------------------------------------------------------------------------------------------------------------------
                                                                        $  8,175             $  4,712             $  4,571
        ==================================================================================================================

         Total federal income tax expense for the years ended December 31, 2001, 2000 and 1999 differs from the amount computed by applying the U.S. federal income tax rate to income before federal income tax expense and cumulative effect of adoption of accounting principles as follows:

                                                                    2001                    2000                         1999
                                                           --------------------     ----------------------     ---------------------
                                                           Amount            %       Amount            %        Amount          %
        ============================================================================================================================

         Computed (expected) tax expense                   $ 9,264         35.0      $ 6,034         35.0      $ 4,822         35.0
         Tax exempt interest and dividends
            received deduction                              (1,158)        (4.4)      (1,324)        (7.7)        (255)        (1.8)
         Other, net                                             69          0.3            2         --              4         --
        ----------------------------------------------------------------------------------------------------------------------------
               Total (effective rate of each year)         $ 8,175         30.9      $ 4,712         27.3      $ 4,571         33.2
        ============================================================================================================================

         Total federal income tax (refunded) paid was $(12,556), $3,970 and $4,053 during the years ended December 31, 2001, 2000 and 1999, respectively. See also note 11.

                  NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY
        (a wholly owned subsidiary of Nationwide Life Insurance Company)

                    Notes to Financial Statements, Continued



(6)      COMPREHENSIVE INCOME (LOSS)

         Comprehensive income (loss) includes net income as well as certain items that are reported directly within a separate component of shareholder's equity that bypass net income. Other comprehensive income
         (loss) is comprised of unrealized gains (losses) on securities available-for-sale and accumulated net losses on cash flow hedges. The related before and after federal income tax amounts for the years ended December 31, 2001, 2000 and 1999 were as follows:

                                                                          2001                2000                 1999
        ==================================================================================================================
         Unrealized gains (losses) on securities available-for-sale arising during the period:
            Gross                                                       $ 27,726             $ 18,765             $(36,729)
            Adjustment to deferred policy acquisition costs              (14,994)             (12,083)              18,645
            Related federal income tax (expense) benefit                  (4,456)              (2,339)               6,330
        -------------------------------------------------------------------------------------------------------------------
               Net                                                         8,276                4,343              (11,754)
        -------------------------------------------------------------------------------------------------------------------

         Reclassification adjustment for net (gains) losses on securities available-for-sale realized during the period:
            Gross                                                           (401)               1,037                 (260)
            Related federal income tax expense (benefit)                     140                 (363)                  91
        -------------------------------------------------------------------------------------------------------------------
               Net                                                          (261)                 674                 (169)
        -------------------------------------------------------------------------------------------------------------------

         Other comprehensive income (loss) on securities
            available-for-sale                                             8,015                5,017              (11,923)
        -------------------------------------------------------------------------------------------------------------------

         Accumulated net loss on cash flow hedges:
               Gross                                                        (120)                --                   --
               Related federal income tax benefit                             42                 --                   --
        -------------------------------------------------------------------------------------------------------------------
                 Other comprehensive loss on cash flow hedges                (78)                --                   --
        -------------------------------------------------------------------------------------------------------------------

         Accumulated net gain on transition adjustments:
               Transition adjustment - SFAS 133                               31                 --                   --
               Transition adjustment - EITF 99-20                            665                 --                   --
               Related federal income tax expense                           (244)                --                   --
        -------------------------------------------------------------------------------------------------------------------
                 Other comprehensive gain on transition adjustments          452                 --                   --
        -------------------------------------------------------------------------------------------------------------------
                   Total other comprehensive income (loss)              $  8,389             $  5,017             $(11,923)
        ==================================================================================================================

         Reclassification adjustments for net realized gains and losses on the ineffective portion of cash flow hedges were immaterial during 2001 and, therefore, are not reflected in the table above.

(7)      FAIR VALUE OF FINANCIAL INSTRUMENTS

         The following disclosures summarize the carrying amount and estimated fair value of the Company's financial instruments. Certain assets and liabilities are specifically excluded from the disclosure requirements of financial instruments. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

         The fair value of a financial instrument is defined as the amount at which the financial instrument could be exchanged in a current transaction between willing parties. In cases where quoted market prices are not available, fair value is to be based on estimates using present value or other valuation techniques. Many of the Company's assets and liabilities subject to the disclosure requirements are not actively traded, requiring fair values to be estimated by management using present value or other valuation techniques. These techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Although fair value estimates are calculated using assumptions that management believes are appropriate, changes in assumptions could cause these estimates to vary materially. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in the immediate settlement of the instruments.

                  NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY
        (a wholly owned subsidiary of Nationwide Life Insurance Company)

                    Notes to Financial Statements, Continued

         Although insurance contracts, other than policies such as annuities that are classified as investment contracts, are specifically exempted from the disclosure requirements, estimated fair value of policy reserves on life insurance contracts is provided to make the fair value disclosures more meaningful.

         The tax ramifications of the related unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

         In estimating its fair value disclosures, the Company used the following methods and assumptions:

                  FIXED MATURITY AND EQUITY SECURITIES: The fair value for fixed maturity securities is based on quoted market prices, where available. For fixed maturity securities not actively traded, fair value is estimated using values obtained from independent pricing services or, in the case of private placements, is estimated by discounting expected future cash flows using a current market rate applicable to the yield, credit quality and maturity of the investments. The fair value for equity securities is based on quoted market prices. The carrying amount and fair value for fixed maturity and equity securities exclude the fair value of derivatives contracts designated as hedges of fixed maturity and equity securities.

                  MORTGAGE LOANS ON REAL ESTATE, NET: The fair value for mortgage loans on real estate is estimated using discounted cash flow analyses, using interest rates currently being offered for similar loans to borrowers with similar credit ratings. Loans with similar characteristics are aggregated for purposes of the calculations. Fair value for impaired mortgage loans is the estimated fair value of the underlying collateral.

                  POLICY LOANS, SHORT-TERM INVESTMENTS AND CASH: The carrying amount reported in the balance sheets for these instruments approximates their fair value.

                  SEPARATE ACCOUNT ASSETS AND LIABILITIES: The fair value of assets held in separate accounts is based on quoted market prices. The fair value of liabilities related to separate accounts is the amount payable on demand, which is net of certain surrender charges.

                  INVESTMENT CONTRACTS: The fair value for the Company's liabilities under investment type contracts is based on one of two methods. For investment contracts without defined maturities, fair value is the amount payable on demand. For investment contracts with known or determined maturities, fair value is estimated using discounted cash flow analysis. Interest rates used are similar to currently offered contracts with maturities consistent with those remaining for the contracts being valued.

                  POLICY RESERVES ON LIFE INSURANCE CONTRACTS: The estimated fair value is the amount payable on demand. Also included are disclosures for the Company's limited payment policies, which the Company has used discounted cash flow analyses similar to those used for investment contracts with known maturities to estimate fair value.

                  COLLATERAL RECEIVED - SECURITIES LENDING: The carrying amount reported in the balance sheets for these instruments approximates their fair value.

                  COMMITMENTS TO EXTEND CREDIT: Commitments to extend credit have nominal fair value because of the short-term nature of such commitments. See note 8.

                  FUTURES CONTRACTS: The fair value for futures contracts is based on quoted market prices.

                  INTEREST RATE AND FOREIGN CURRENCY SWAPS: The fair value for interest rate and foreign currency swaps are calculated with pricing models using current rate assumptions.

                  NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY
        (a wholly owned subsidiary of Nationwide Life Insurance Company)

                    Notes to Financial Statements, Continued



         Carrying amount and estimated fair value of financial instruments subject to disclosure requirements and policy reserves on life insurance contracts were as follows as of December 31:

                                                                         2001                              2000
                                                              --------------------------      ----------------------------
                                                                Carrying     Estimated           Carrying       Estimated
                                                                 amount      fair value           amount        fair value
         =================================================================================================================
         Assets:
           Investments:
             Securities available-for-sale:
               Fixed maturity securities                      $ 2,501,627    $ 2,501,627        $ 1,191,741    $ 1,191,741
               Equity securities                                     --             --                1,828          1,828
             Mortgage loans on real estate, net                   663,458        671,530            380,685        388,396
             Policy loans                                             486            486              1,517          1,517
             Short-term investments                                75,462         75,462             61,194         61,194
           Cash                                                     1,842          1,842               --             --
           Assets held in separate accounts                     2,312,919      2,312,919          2,242,478      2,242,478

         Liabilities:
           Investment contracts                                (3,112,910)    (3,019,705)        (1,616,017)    (1,562,224)
           Policy reserves on life insurance contracts           (158,399)      (156,981)          (149,434)      (149,783)
           Collateral received - securities lending               (64,935)       (64,935)              --             --
           Liabilities related to separate accounts            (2,312,919)    (2,251,782)        (2,242,478)    (2,189,633)

         Derivative financial instruments:
           Interest rate swaps hedging assets                         809            809                703            703
           Cross currency interest rate swaps                         (60)           (60)               128            128
           Futures contracts                                         (390)          (390)              (151)          (151)

(8)      RISK DISCLOSURES

         The following is a description of the most significant risks facing life insurers and how the Company mitigates those risks:

         CREDIT RISK: The risk that issuers of securities owned by the Company or mortgagors on mortgage loans on real estate owned by the Company will default or that other parties, including reinsurers, which owe the Company money, will not pay. The Company minimizes this risk by adhering to a conservative investment strategy, by maintaining reinsurance and credit and collection policies and by providing for any amounts deemed uncollectible.

         INTEREST RATE RISK: The risk that interest rates will change and cause a decrease in the value of an insurer's investments. This change in rates may cause certain interest-sensitive products to become uncompetitive or may cause disintermediation. The Company mitigates this risk by charging fees for non-conformance with certain policy provisions, by offering products that transfer this risk to the purchaser and/or by attempting to match the maturity schedule of its assets with the expected payouts of its liabilities. To the extent that liabilities come due more quickly than assets mature, an insurer could potentially have to borrow funds or sell assets prior to maturity and potentially recognize a gain or loss.

         LEGAL/REGULATORY RISK: The risk that changes in the legal or regulatory environment in which an insurer operates will result in increased competition, reduced demand for a company's products, or create additional expenses not anticipated by the insurer in pricing its products. The Company mitigates this risk by operating throughout the
         U. S., thus reducing its exposure to any single jurisdiction and also by employing underwriting practices which identify and minimize the adverse impact of this risk.

         FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK: The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business through management of its investment portfolio. These financial instruments include commitments to extend credit in the form of loans and derivative financial instruments. These instruments involve, to varying degrees, elements of credit risk in excess of amounts recognized on the balance sheets.

                  NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY
        (a wholly owned subsidiary of Nationwide Life Insurance Company)

                    Notes to Financial Statements, Continued

         Commitments to fund fixed rate mortgage loans on real estate are agreements to lend to a borrower, and are subject to conditions established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a deposit. Commitments extended by the Company are based on management's case-by-case credit evaluation of the borrower and the borrower's loan collateral. The underlying mortgage property represents the collateral if the commitment is funded. The Company's policy for new mortgage loans on real estate is to generally lend no more than 80% of collateral value. Should the commitment be funded, the Company's exposure to credit loss in the event of nonperformance by the borrower is represented by the contractual amounts of these commitments less the net realizable value of the collateral. The contractual amounts also represent the cash requirements for all unfunded commitments. Commitments on mortgage loans on real estate of $73,032 extending into 2002 were outstanding as of December 31, 2001. The Company also had $15,000 of commitments to purchase fixed maturity securities outstanding as of December 31, 2001.

         Notional amounts of derivative financial instruments, primarily interest rate swaps, interest rate futures contracts and foreign currency swaps, significantly exceed the credit risk associated with these instruments and represent contractual balances on which calculations of amounts to be exchanged are based. Credit exposure is limited to the sum of the aggregate fair value of positions that have become favorable to NLAIC, including accrued interest receivable due from counterparties. Potential credit losses are minimized through careful evaluation of counterparty credit standing, selection of counterparties from a limited group of high quality institutions, collateral agreements and other contract provisions. As of December 31, 2001, NLAIC's credit risk from these derivative financial instruments was $1,182.

         EQUITY MARKET RISK: Asset fees calculated as a percentage of the separate account assets are a significant source of revenue to the Company. As of December 31, 2001, 77% of separate account assets were invested in equity mutual funds. Gains and losses in the equity markets will result in corresponding increases and decreases in the Company's separate account assets and the reported asset fee revenue. In addition, a decrease in separate account assets may decrease the Company's expectations of future profit margins, which may require the Company to accelerate the amortization of deferred policy acquisition costs.

         SIGNIFICANT CONCENTRATIONS OF CREDIT RISK: The Company grants mainly commercial mortgage loans on real estate to customers throughout the U.S. The Company has a diversified portfolio with no more than 24% (29% in 2000) in any geographic area and no more than 2% (1% in 2000) with any one borrower as of December 31, 2001. As of December 31, 2001 29% (27% in 2000) of the carrying value of the Company's commercial mortgage loan portfolio financed office building properties.

         SIGNIFICANT BUSINESS CONCENTRATIONS: As of December 31, 2001, the Company did not have a material concentration of financial instruments in a single investee, industry or geographic location. Also, the Company did not have a concentration of business transactions with a particular customer, lender or distribution source, a market or geographic area in which business is conducted that makes it vulnerable to an event which could cause a severe impact to the Company's financial position.

         COLLATERAL - SECURITIES LENDING: The Company, through its agent, lends certain portfolio holdings and in turn receives cash collateral. The cash collateral is invested in high-quality short-term investments. The Company's policy requires a minimum of 102% of the fair value of the securities loaned be maintained as collateral. Net returns on the investments, after payment of a rebate to the borrower, are shared between the Company and its agent. Both the borrower and the Company can request or return the loaned securities at any time. The Company maintains ownership of the securities at all times and is entitled to receive from the borrower any payments for interest or dividends received during the loan term.

(9)      PENSION PLAN AND POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

         The Company is a participant, together with other affiliated companies, in a pension plan covering all employees who have completed at least one year of service and who have met certain age requirements. Plan contributions are invested in a group annuity contract of NLIC. Benefits are based upon the highest average annual salary of a specified number of consecutive years of the last ten years of service. The Company funds pension costs accrued for direct employees plus an allocation of pension costs accrued for employees of affiliates whose work efforts benefit the Company.

         Pension costs charged to operations by the Company during the years ended December 31, 2001, 2000 and 1999 were $237, $77 and $127, respectively.

                  NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY
        (a wholly owned subsidiary of Nationwide Life Insurance Company)

                    Notes to Financial Statements, Continued

         In addition to the defined benefit pension plan, the Company, together with other affiliated companies, participates in life and health care defined benefit plans for qualifying retirees. Postretirement life and health care benefits are contributory and generally available to full time employees who have attained age 55 and have accumulated 15 years of service with the Company after reaching age 40. Postretirement health care benefit contributions are adjusted annually and contain cost-sharing features such as deductibles and coinsurance. In addition, there are caps on the Company's portion of the per-participant cost of the postretirement health care benefits. These caps can increase annually, but not more than three percent. The Company's policy is to fund the cost of health care benefits in amounts determined at the discretion of management. Plan assets are invested primarily in group annuity contracts of NLIC.

         The Company elected to immediately recognize its estimated accumulated postretirement benefit obligation (APBO), however, certain affiliated companies elected to amortize their initial transition obligation over periods ranging from 10 to 20 years.

         The Company's accrued postretirement benefit expense as of December 31, 2001 and 2000 was $1,185 and $1,090, respectively, and the net periodic postretirement benefit cost (NPPBC) for 2001, 2000 and 1999 was $143, $132 and $177, respectively.

         Information regarding the funded status of the pension plan as a whole and the postretirement life and health care benefit plan as a whole as of December 31, 2001 and 2000 follows:

                                                                        Pension Benefits            Postretirement Benefits
                                                                 ---------------------------    ---------------------------
                                                                     2001            2000            2001           2000
        ===================================================================================================================

         Change in benefit obligation:
         Benefit obligation at beginning of year                  $ 1,981,700    $ 1,811,400    $   276,400    $   239,800
         Service cost                                                  89,300         81,400         12,600         12,200
         Interest cost                                                129,100        125,300         21,400         18,700
         Participant contributions                                       --             --            3,300          2,900
         Plan amendment                                                27,700           --              200           --
         Actuarial (gain) loss                                         (5,800)        34,800         20,200         16,100
         Benefits paid                                                (89,800)       (71,200)       (20,100)       (13,300)
        ------------------------------------------------------------------------------------------------------------------
         Benefit obligation at end of year                          2,132,200      1,981,700        314,000        276,400
        ------------------------------------------------------------------------------------------------------------------

         Change in plan assets:
         Fair value of plan assets at beginning of year             2,337,100      2,247,600        119,400         91,300
         Actual return (loss) on plan assets                          (46,600)       140,900           (200)        12,200
         Employer contribution                                           --             --           17,300         26,300
         Participant contributions                                       --             --            3,300          2,900
         Plan curtailment                                                --           19,800           --             --
         Benefits paid                                                (89,800)       (71,200)       (20,100)       (13,300)
        ------------------------------------------------------------------------------------------------------------------
         Fair value of plan assets at end of year                   2,200,700      2,337,100        119,700        119,400
        ------------------------------------------------------------------------------------------------------------------

         Funded status                                                 68,500        355,400       (194,300)      (157,000)
         Unrecognized prior service cost                               49,500         25,000            200           --
         Unrecognized net gains                                       (79,300)      (311,700)        (4,000)       (34,100)
         Unrecognized net (asset) obligation at transition             (5,100)        (6,400)           800          1,000
        ------------------------------------------------------------------------------------------------------------------
         Prepaid (accrued) benefit cost                           $    33,600    $    62,300    $  (197,300)   $  (190,100)
        ===================================================================================================================

                  NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY
        (a wholly owned subsidiary of Nationwide Life Insurance Company)

                    Notes to Financial Statements, Continued



         Assumptions used in calculating the funded status of the pension plan and postretirement life and health care benefit plan were as follows:

                                                                                  Pension Benefits      Postretirement Benefits
                                                                              ---------------------     -----------------------
                                                                               2001          2000         2001        2000
         ======================================================================================================================

         Weighted average discount rate                                         6.50%       6.75%        7.25%        7.50%
         Rate of increase in future compensation levels                         4.75%       5.00%        --           --
         Assumed health care cost trend rate:
              Initial rate                                                      --          --          11.00%       11.00%
              Ultimate rate                                                     --          --           5.50%        5.50%
              Declining period                                                  --          --          4 Years      4 Years
         ----------------------------------------------------------------------------------------------------------------------

         The components of net periodic pension cost for the pension plan as a whole for the years ended December 31, 2001, 2000 and 1999 were as follows:

                                                                                  2001             2000             1999
         ======================================================================================================================

         Service cost (benefits earned during the period)                      $  89,300        $  81,400        $  80,000
         Interest cost on projected benefit obligation                           129,100          125,300          109,900
         Expected return on plan assets                                         (183,800)        (184,500)        (160,300)
         Recognized gains                                                         (7,800)         (11,800)          (9,100)
         Amortization of prior service cost                                        3,200            3,200            3,200
         Amortization of unrecognized transition asset                            (1,300)          (1,300)          (1,400)
         ----------------------------------------------------------------------------------------------------------------------
                                                                               $  28,700        $  12,300        $  22,300
         ======================================================================================================================

         Effective December 31, 1998, Wausau Service Corporation (WSC) ended its affiliation with Nationwide and employees of WSC ended participation in the pension plan resulting in a curtailment gain of $67,100. During 1999, the pension plan transferred assets to settle its obligation related to WSC employees, resulting in a gain of $32,900. The spin-off of liabilities and assets was completed in the year 2000, resulting in an adjustment to the curtailment gain of $19,800.

         Assumptions used in calculating the net periodic pension cost for the pension plan were as follows:

                                                                                      2001           2000           1999
         =======================================================================================================================

         Weighted average discount rate                                               6.75%          7.00%          6.08%
         Rate of increase in future compensation levels                               5.00%          5.25%          4.33%
         Expected long-term rate of return on plan assets                             8.00%          8.25%          7.33%
        -----------------------------------------------------------------------------------------------------------------------

         The components of NPPBC for the postretirement benefit plan as a whole for the years ended December 31, 2001, 2000 and 1999 were as follows:

                                                                              2001             2000            1999
         =======================================================================================================================
         Service cost (benefits attributed to employee service
            during the year)                                                $ 12,600        $ 12,200        $ 14,200
         Interest cost on accumulated postretirement benefit
            obligation                                                        21,400          18,700          17,600
         Expected return on plan assets                                       (9,600)         (7,900)         (4,800)
         Amortization of unrecognized transition obligation of
            affiliates                                                           600             600             600
         Net amortization and deferral                                          (400)         (1,300)           (500)
        -----------------------------------------------------------------------------------------------------------------------
                                                                            $ 24,600        $ 22,300        $ 27,100
        =======================================================================================================================

                  NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY
        (a wholly owned subsidiary of Nationwide Life Insurance Company)

                    Notes to Financial Statements, Continued



         Actuarial assumptions used for the measurement of the NPPBC for the postretirement benefit plan for 2001, 2000 and 1999 were as follows:

                                                                                            2001         2000          1999
         ===================================================================================================================
         Discount rate                                                                     7.50%         7.80%         6.65%
         Long-term rate of return on plan assets, net of tax in 1999                       8.00%         8.30%         7.15%
         Assumed health care cost trend rate:
               Initial rate                                                               11.00%        13.00%        15.00%
               Ultimate rate                                                               5.50%         5.50%         5.50%
               Declining period                                                           4 Years       5 Years       6 Years
         --------------------------------------------------------------------------------------------------------------------

         Because current plan costs are very close to the employer dollar caps, the health care cost trend has an immaterial effect on plan obligations for the postretirement benefit plan as a whole. For this reason, the effect of a one percentage point increase or decrease in the assumed health care cost trend rate on the APBO as of December 31, 2001 and on the NPPBC for the year ended December 31, 2001 was not calculated.

(10) SHAREHOLDER'S EQUITY, REGULATORY RISK-BASED CAPITAL, RETAINED EARNINGS AND DIVIDEND RESTRICTIONS

         The State of Ohio, where the Company is domiciled, imposes minimum risk-based capital requirements that were developed by the NAIC. The formulas for determining the amount of risk-based capital specify various weighting factors that are applied to financial balances or various levels of activity based on the perceived degree of risk. Regulatory compliance is determined by a ratio of the Company's insurance regulatory total adjusted capital, as defined by the NAIC, to its authorized control level risk-based capital, as defined by the NAIC. Companies below specific trigger points or ratios are classified within certain levels, each of which requires specified corrective action. The Company exceeds the minimum risk-based capital requirements for all periods presented herein.

         The statutory capital and surplus of the Company as reported to regulatory authorities as of December 31, 2001, 2000 and 1999 was $122,926, $67,769 and $63,275, respectively. The statutory net loss of the Company as reported to regulatory authorities for the years ended December 31, 2001, 2000 and 1999 was $(19,201), $(6,150) and $(305),
         respectively.

         The NAIC completed a project to codify statutory accounting principles (Codification), which became effective January 1, 2001 for NLAIC. The resulting change to the Company's January 1, 2001 surplus was an increase of approximately $3,674. The significant change for NLAIC, as a result of Codification, was the recording of deferred taxes, which were not recorded prior to the adoption of Codification.

         The Company is limited in the amount of shareholder dividends it may pay without prior approval by the Department. As of December 31, 2001, the maximum amount available for dividend payment from the Company to its shareholder without prior approval of the Department was $12,293.

         The Company currently does not expect such regulatory requirements to impair its ability to pay operating expenses, interest and shareholder dividends in the future.

(11)     RELATED PARTY TRANSACTIONS

         The Company received capital contributions from NLIC in the amount of $75,000 and $25,000 during 2001 and 2000, respectively.

         The Company files a consolidated federal tax return with NMIC, as described in note 2(g). Total payments (from) to NMIC were $(12,556), $3,970, and $4,053 for the years ended December 31, 2001, 2000, and 1999, respectively.

         The Company leases office space from NMIC and certain of its subsidiaries. For the years ended December 31, 2001, 2000 and 1999, the Company made lease payments to NMIC and its subsidiaries of $625, $441 and $660, respectively.

                  NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY
        (a wholly owned subsidiary of Nationwide Life Insurance Company)

                    Notes to Financial Statements, Continued


         Pursuant to a cost sharing agreement among NMIC and certain of its direct and indirect subsidiaries, including the Company, NMIC provides certain operational and administrative services, such as investment management, advertising, personnel and general management services, to those subsidiaries. Expenses covered by such agreement are subject to allocation among NMIC and such subsidiaries. Measures used to allocate expenses among companies include individual employee estimates of time spent, special cost studies, salary expense, commission expense and other methods agreed to by the participating companies that are within industry guidelines and practices. In addition, Nationwide Services Company, a subsidiary of NMIC, provides computer, telephone, mail, employee benefits administration, and other services to NMIC and certain of its direct and indirect subsidiaries, including the Company, based on specified rates for units of service consumed. For the years ended December 31, 2001, 2000 and 1999, the Company made payments to NMIC and Nationwide Services Company totaling $4,662, $4,704 and $5,150, respectively. In addition, the Company does not believe that expenses recognized under these agreements are materially different than expenses that would have been recognized had the Company operated on a stand-alone basis.

         The Company is a party to an intercompany reinsurance agreement with NLIC whereby certain fixed individual deferred annuity contracts are ceded on a modified coinsurance basis. Under modified coinsurance agreements, invested assets and liabilities for future policy benefits are retained by the ceding company and net investment earnings on the invested assets are paid to the assuming company. Under terms of the Company's agreement, the investment risk associated with changes in interest rates is borne by NLIC. Risk of asset default is retained by the Company, although a fee is paid by NLIC to the Company for the Company's retention of such risk. The agreement will remain in-force until all contract obligations are settled. Amounts ceded to NLIC in 2001 are included in NLIC's results of operations for 2001 and include premiums of $1,594,098 ($432,803 and $258,468 in 2000 and 1999,
         respectively), net investment income of $144,135 ($88,771 and $75,963 in 2000 and 1999, respectively) and benefits, claims and other expenses of $1,766,874 ($524,715 and $319,240 in 2000 and 1999, respectively).

         During 1999, the Company entered into an intercompany reinsurance agreement with NLIC whereby a certain life insurance contract was ceded on a 100% coinsurance basis. Amounts ceded to NLIC include premiums of $87,696 in 1999 (none in 2000 and 2001) and expenses of $195, $185 and
         $3,150 during 2001, 2000 and 1999, respectively. Policy reserves ceded and amounts receivable from NLIC under this agreement totaled $102,472 and $96,892 as of December 31, 2001 and 2000, respectively.

         The ceding of risk does not discharge the original insurer from its primary obligation to the contractholder. The Company believes that the terms of the reinsurance agreements with affiliates are consistent in all material respects with what the Company could have obtained with unaffiliated parties.

         The Company also participates in intercompany repurchase agreements with affiliates whereby the seller will transfer securities to the buyer at a stated value. Upon demand or after a stated period, the seller will repurchase the securities at the original sales price plus a price differential. During 2001, the most the Company had outstanding at any given time was $26,700 and the Company incurred interest expense on intercompany repurchase agreements of $18 for 2001. Transactions under the agreements during 2000 and 1999 were not material. The Company believes that the terms of the repurchase agreements are materially consistent with what the Company could have obtained with unaffiliated parties.

         The Company and various affiliates entered into agreements with Nationwide Cash Management Company (NCMC), an affiliate, under which NCMC acts as common agent in handling the purchase and sale of short-term securities for the respective accounts of the participants. Amounts on deposit with NCMC were $2,080 and $56,332 as of December 31, 2001 and 2000, respectively, and are included in short-term investments on the accompanying balance sheets.

                  NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY
        (a wholly owned subsidiary of Nationwide Life Insurance Company)

                    Notes to Financial Statements, Continued




(12)     CONTINGENCIES

         On October 29, 1998, the Company was named in a lawsuit filed in Ohio state court related to the sale of deferred annuity products for use as investments in tax-deferred contributory retirement plans (Mercedes Castillo v. Nationwide Financial Services, Inc., Nationwide Life Insurance Company and Nationwide Life and Annuity Insurance Company). On May 3, 1999, the complaint was amended to, among other things, add Marcus Shore as a second plaintiff. The amended complaint is brought as a class action on behalf of all persons who purchased individual deferred annuity contracts or participated in group annuity contracts sold by the Company and the other named Company affiliates which were used to fund certain tax-deferred retirement plans. The amended complaint seeks unspecified compensatory and punitive damages. On June 11, 1999, the Company and the other named defendants filed a motion to dismiss the amended complaint. On March 8, 2000, the court denied the motion to dismiss the amended complaint filed by the Company and the other named defendants. On January 25, 2002, the plaintiffs filed a motion for leave to amend their complaint to add three new named plaintiffs. On February 9, 2002, the plaintiffs filed a motion for class certification. The class has not been certified. The Company intends to defend this lawsuit vigorously.

         There can be no assurance that any such litigation will not have a material adverse effect on the Company in the future.

(13)     SEGMENT INFORMATION

         The Company uses differences in products as the basis for defining its reportable segments. The Company reports two product segments:
         Individual Annuity and Life Insurance.

         The Individual Annuity segment consists of individual The BEST of AMERICA(R) and private label deferred variable annuity products, deferred fixed annuity products and income products. Individual deferred annuity contracts provide the customer with tax-deferred accumulation of savings and flexible payout options including lump sum, systematic withdrawal or a stream of payments for life. In addition, variable annuity contracts provide the customer with access to a wide range of investment options and asset protection in the event of an untimely death, while fixed annuity contracts generate a return for the customer at a specified interest rate fixed for prescribed periods.

         The Life Insurance segment consists of investment life products, including both individual variable life and COLI products, and universal life insurance. Life insurance products provide a death benefit and generally also allow the customer to build cash value on a tax-advantaged basis.

         In addition to the product segments, the Company reports a Corporate segment. The Corporate segment includes net investment income not allocated to the two product segments and unallocated expenses. In addition to these operating revenues and expenses, the Company also reports net realized gains and losses on investments, hedging instruments and hedged items in the Corporate segment.

                  NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY
        (a wholly owned subsidiary of Nationwide Life Insurance Company)

                    Notes to Financial Statements, Continued


         The following table summarizes the financial results of the Company's business segments for the years ended December 31, 2001, 2000 and 1999.

                                                             Individual          Life
                                                               Annuity        Insurance       Corporate           Total
        ==================================================================================================================

         2001:
         Net investment income                             $    11,864      $     4,310      $       706       $    16,880
         Other operating revenue                                33,064           20,418             --              53,482
        ------------------------------------------------------------------------------------------------------------------
            Total operating revenue(1)                          44,928           24,728              706            70,362
        ------------------------------------------------------------------------------------------------------------------
         Interest credited to policyholder
            account balances                                     2,027            3,087             --               5,114
         Amortization of deferred policy
            acquisition costs                                    9,833            1,424             --              11,257
         Other benefits and expenses                            14,436           12,286              557            27,279
        ------------------------------------------------------------------------------------------------------------------
            Total benefits and expenses                         26,296           16,797              557            43,650
        ------------------------------------------------------------------------------------------------------------------
         Operating income before
            federal income tax expense(1)                       18,632            7,931              149            26,712
         Net realized losses on investments,
            hedging instruments and hedged
            items                                                 --               --               (244)             (244)
        ------------------------------------------------------------------------------------------------------------------
         Income (loss) before federal
            income tax expense and
            cumulative effect of adoption of
            accounting principles                          $    18,632      $     7,931      $       (95)      $    26,468
        ==================================================================================================================

         Assets as of year end                             $ 5,103,294      $   631,201      $   210,202       $ 5,944,697
        ==================================================================================================================

        -----------------
         (1) Excludes net realized gains and losses on investments, hedging instruments and hedged items.

                  NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY
        (a wholly owned subsidiary of Nationwide Life Insurance Company)

                    Notes to Financial Statements, Continued



                                                              Individual          Life
                                                                Annuity        Insurance         Corporate         Total
        ===================================================================================================================

         2000:
         Net investment income                              $     5,349       $     2,831      $     6,552      $    14,732
         Other operating revenue                                 35,650            22,568             --             58,218
        -------------------------------------------------------------------------------------------------------------------
            Total operating revenue(1)                           40,999            25,399            6,552           72,950
        -------------------------------------------------------------------------------------------------------------------
         Interest credited to policyholder
            account balances                                      8,078             3,019             --             11,097
         Amortization of deferred policy
            acquisition costs                                     9,189               704             --              9,893
         Other benefits and expenses                             22,098            13,465             --             35,563
        -------------------------------------------------------------------------------------------------------------------
            Total benefits and expenses                          39,365            17,188             --             56,553
        -------------------------------------------------------------------------------------------------------------------
         Operating income before
            federal income tax expense(1)                         1,634             8,211            6,552           16,397
         Net realized gains on investments,
            hedging instruments and hedged
            items                                                  --                --                842              842
        -------------------------------------------------------------------------------------------------------------------
         Income before federal income tax
           expense and cumulative effect of
           adoption of accounting principles                $     1,634       $     8,211      $     7,394      $    17,239
        ===================================================================================================================

         Assets as of year end                              $ 3,573,040       $   548,240      $    52,954      $ 4,174,234
        ===================================================================================================================

         1999:
         Net investment income                              $     6,246       $     1,596      $     6,117      $    13,959
         Other operating revenue                                 29,497            16,647             --             46,144
        -------------------------------------------------------------------------------------------------------------------
            Total operating revenue(1)                           35,743            18,243            6,117           60,103
        -------------------------------------------------------------------------------------------------------------------
         Interest credited to policyholder
            account balances                                      6,561             1,987             --              8,548
         Amortization of deferred policy
            acquisition costs                                     8,649             4,943             --             13,592
         Other benefits and expenses                             20,971             8,424             --             29,395
        -------------------------------------------------------------------------------------------------------------------
            Total benefits and expenses                          36,181            15,354             --             51,535
        -------------------------------------------------------------------------------------------------------------------
         Operating (loss) income before
            federal income tax expense(1)                          (438)            2,889            6,117            8,568
         Net realized gains on investments,
            hedging instruments and hedged
            items                                                  --                --              5,208            5,208
        -------------------------------------------------------------------------------------------------------------------
         (Loss) income before federal
           income tax expense and
           cumulative effect of adoption of
           accounting principles                            $      (438)      $     2,889      $    11,325      $    13,776
        ===================================================================================================================

         Assets as of year end                              $ 3,309,810       $   382,388      $    70,265      $ 3,762,463
        ===================================================================================================================

------------------
(1) Excludes net realized gains and losses on investments, hedging instruments and hedged items.




The Company has no significant revenue from customers located outside of the United States nor does the Company have any significant long-lived assets located outside the United States.

                              FINANCIAL INFORMATION

                  UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

                     Consolidated Statements of Operations
                                  (Unaudited)
                                 (in millions)

                                                                           THREE MONTHS ENDED          NINE MONTHS ENDED
                                                                             SEPTEMBER 30,               SEPTEMBER 30,
                                                                        -----------------------     -----------------------
                                                                           2002         2001           2002         2001
                                                                        ----------   ----------     ----------   ----------
REVENUES
   Policy charges                                                       $    234.7   $    243.9     $    746.0   $    768.0
   Life insurance premiums                                                    64.5         59.4          189.2        189.8
   Net investment income                                                     465.2        434.9        1,351.4      1,286.6
   Net realized (losses) gains on investments, hedging
    instruments and hedged items:
      Unrelated parties                                                      (41.1)        (7.7)         (86.6)        (9.5)
      Related parties                                                         23.2         44.4           23.2         44.4
   Other                                                                       0.5          1.9            4.5          7.8
                                                                        ----------   ----------     ----------   ----------
                                                                             747.0        776.8        2,227.7      2,287.1
                                                                        ----------   ----------     ----------   ----------
BENEFITS AND EXPENSES
   Interest credited to policyholder account values                          321.3        314.8          917.1        923.9
   Other benefits and claims                                                  77.6         66.8          228.2        209.0
   Policyholder dividends on participating policies                           11.6          9.5           33.5         31.1
   Amortization of deferred policy acquisition costs                         430.4         85.2          598.2        265.2
   Interest expense on debt, primarily with a related party                   12.0          0.8           23.7          4.7
   Other operating expenses                                                  120.6        108.6          385.7        323.5
                                                                        ----------   ----------     ----------   ----------
                                                                             973.5        585.7        2,186.4      1,757.4
                                                                        ----------   ----------     ----------   ----------
   (Loss) income from continuing operations before
     federal income tax (benefit) expense and cumulative
     effect of adoption of accounting principles                            (226.5)       191.1           41.3        529.7
Federal income tax (benefit) expense                                         (91.3)        53.1          (23.3)       142.0
                                                                        ----------   ----------     ----------   ----------
   (Loss) income from continuing operations before
     cumulative effect of adoption of accounting principles                 (135.2)       138.0           64.6        387.7
Income from discontinued operations, net of tax                               --            0.6            0.7          1.1
Cumulative effect of adoption of accounting principles, net of tax            --           --             --           (7.1)
                                                                        ----------   ----------     ----------   ----------
   Net (loss) income                                                    $   (135.2)  $    138.6     $     65.3   $    381.7
                                                                        ==========   ==========     ==========   ==========

See accompanying notes to unaudited consolidated financial statements, including note 10 which describes related party transactions.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

                          Consolidated Balance Sheets
                    (in millions, except per share amounts)

                                                                               SEPTEMBER 30,  DECEMBER 31,
                                                                                   2002           2001
                                                                               ------------   ------------
                                                                               (UNAUDITED)
ASSETS
Investments:
  Securities available-for-sale, at fair value:
    Fixed maturity securities (cost $21,706.3 in 2002; $17,961.6 in 2001)      $   22,686.8   $   18,370.8
    Equity securities (cost $87.5 in 2002; $83.0 in 2001)                              83.5           94.0
  Mortgage loans on real estate, net                                                7,691.7        7,113.1
  Real estate, net                                                                    112.5          172.0
  Policy loans                                                                        628.5          591.1
  Other long-term investments                                                         138.2          125.0
  Short-term investments, including amounts managed by a related party              1,231.2        1,011.3
                                                                               ------------   ------------
                                                                                   32,572.4       27,477.3
                                                                               ------------   ------------
Cash                                                                                   73.0           22.6
Accrued investment income                                                             339.3          306.7
Deferred policy acquisition costs                                                   2,909.5        3,189.0
Other assets                                                                          993.5          646.0
Assets held in separate accounts                                                   46,399.7       59,513.0
                                                                               ------------   ------------
                                                                               $   83,287.4   $   91,154.6
                                                                               ============   ============
LIABILITIES AND SHAREHOLDER'S EQUITY
Future policy benefits and claims                                              $   29,481.3   $   25,216.0
Short-term debt, including $100.0 million payable to Nationwide Financial
  Services, Inc. in 2002                                                              160.0          100.0
Long-term debt, payable to Nationwide Financial Services, Inc.                        600.0          300.0
Other liabilities                                                                   3,127.0        2,307.9
Liabilities related to separate accounts                                           46,399.7       59,513.0
                                                                               ------------   ------------
                                                                                   79,768.0       87,436.9
                                                                               ------------   ------------
Shareholder's equity:
Capital shares, $1 par value. Authorized 5.0 million shares; 3.8 million
  shares issued and outstanding                                                         3.8            3.8
   Additional paid-in capital                                                         171.1          646.1
   Retained earnings                                                                2,883.4        2,863.1
   Accumulated other comprehensive income                                             461.1          204.7
                                                                               ------------   ------------
                                                                                    3,519.4        3,717.7
                                                                               ------------   ------------
                                                                               $   83,287.4   $   91,154.6
                                                                               ============   ============

See accompanying notes to unaudited consolidated financial statements, including note 10 which describes related party transactions.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

                 Consolidated Statements of Shareholder's Equity
                                   (Unaudited)
                  Nine Months Ended September 30, 2002 and 2001
                                  (In Millions)

                                                                                    ACCUMULATED
                                                        ADDITIONAL                     OTHER           TOTAL
                                              COMMON     PAID-IN       RETAINED    COMPREHENSIVE    SHAREHOLDER'S
                                              STOCK      CAPITAL       EARNINGS    INCOME (LOSS)       EQUITY
                                              ------    ----------    ----------   -------------    -------------
Balance as of January 1, 2001                 $  3.8    $    646.1    $  2,436.3     $   116.7       $   3,202.9
Comprehensive income:
   Net income                                     --            --         381.7            --             381.7
   Net unrealized gains on securities
   available-for-sale arising during the
   period, net of tax                             --            --            --         183.4             183.4
   Cumulative effect of adoption of
   accounting principles, net of tax              --            --            --          (1.4)             (1.4)
   Accumulated net gains on cash flow
   hedges, net of tax                             --            --            --           3.8               3.8
                                                                                                     -----------
Total comprehensive income                                                                                 567.5
                                                                                                     -----------
Dividends to shareholder                          --            --         (35.0)           --             (35.0)
                                              ------    ----------    ----------     ---------       -----------
Balance as of September 30, 2001              $  3.8    $    646.1    $  2,783.0     $   302.5       $   3,735.4
                                              ========  ==========    ==========     =========       ===========

BALANCE AS OF JANUARY 1, 2002                 $  3.8    $    646.1    $  2,863.1     $   204.7       $   3,717.7
Comprehensive income:
   Net income                                     --            --          65.3            --              65.3
   Net unrealized gains on securities
   available-for-sale arising during the
   period, net of tax                             --            --            --         245.5             245.5
   Accumulated net gains on cash flow
   hedges, net of tax                             --            --            --          10.9              10.9
                                                                                                     -----------
Total comprehensive income                                                                                 321.7
                                                                                                     -----------
Returns of capital to shareholder                 --        (475.0)           --            --            (475.0)
Dividends to shareholder                          --            --         (45.0)           --             (45.0)
                                              --------  ----------    ----------     ---------       -----------
BALANCE AS OF SEPTEMBER 30, 2002              $    3.8  $    171.1    $  2,883.4     $   461.1       $   3,519.4
                                              ========  ==========    ==========     =========       ===========

See accompanying notes to unaudited consolidated financial statements, including note 10 which describes related party transactions.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

                      Consolidated Statements of Cash Flows
                                   (Unaudited)
                  Nine Months Ended September 30, 2002 and 2001
                                  (in millions)

                                                                                   2002           2001
                                                                                ----------     ----------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                                      $     65.3     $    381.7
Adjustments to reconcile net income to net cash provided by
operating activities:
   Income from discontinued operations                                                (0.7)          (1.1)
   Interest credited to policyholder account values                                  917.1          923.9
   Capitalization of deferred policy acquisition costs                              (497.4)        (556.9)
   Amortization of deferred policy acquisition costs                                 598.2          265.2
   Amortization and depreciation                                                      (4.1)         (23.4)
   Realized losses (gains) on investments,
   hedging instruments and hedged items:
         Unrelated parties                                                            86.6            9.5
         Related parties                                                             (23.2)         (44.4)
   Cumulative effect of adoption of accounting principles                             --             10.9
   Increase in accrued investment income                                             (32.6)         (56.6)
   Increase in other assets                                                         (364.3)        (186.9)
   Increase in policy liabilities                                                     22.0           21.1
   Increase in other liabilities                                                     444.9          249.3
   Other, net                                                                         33.8            2.4
                                                                                ----------     ----------
      Net cash provided by continuing operations                                   1,245.6          994.7
      Net cash provided by discontinued operations                                     0.7            0.5
                                                                                ----------     ----------
      Net cash provided by operating activities                                    1,246.3          995.2
                                                                                ----------     ----------
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from maturity of securities available-for-sale                            3,005.6        3,076.6
Proceeds from sale of securities available-for-sale                                1,380.0          246.9
Proceeds from repayments of mortgage loans on real estate                            626.1          639.8
Proceeds from sale of real estate                                                     94.8          168.5
Proceeds from repayments of policy loans and sale of other invested assets            43.8           57.3
Cost of securities available-for-sale acquired                                    (8,031.6)      (4,958.7)
Cost of mortgage loans on real estate acquired                                    (1,188.3)      (1,246.8)
Cost of real estate acquired                                                          (1.0)          (0.3)
Short-term investments, net                                                         (220.0)        (328.6)
Disposal of subsidiary, net of cash                                                  (20.0)          --
Collateral - securities lending, net                                                 248.9           --
Other, net                                                                          (310.4)        (150.9)
                                                                                ----------     ----------
      Net cash used in continuing operations                                      (4,372.1)      (2,496.2)
      Net cash provided by discontinued operations                                      --            0.8
                                                                                ----------     ----------
      Net cash used in investing activities                                       (4,372.1)      (2,495.4)
                                                                                ----------     ----------
CASH FLOWS FROM FINANCING ACTIVITIES
Net change in short-term debt                                                         60.0          (93.7)
Net proceeds from issuance of long-term debt to
Nationwide Financial Services, Inc.                                                  300.0             --
Capital returned to shareholder                                                     (475.0)            --
Cash dividends paid to shareholder                                                   (35.0)         (35.0)
Increase in investment and universal life insurance product account values         4,982.7        4,517.3
Decrease in investment and universal life insurance product account values        (1,656.5)      (2,881.9)
                                                                                ----------     ----------
      Net cash provided by financing activities                                    3,176.2        1,506.7
                                                                                ----------     ----------
Net increase in cash                                                                  50.4            6.5
Cash, beginning of period                                                             22.6           18.4
                                                                                ----------     ----------
Cash, end of period                                                             $     73.0     $     24.9
                                                                                ==========     ==========

See accompanying notes to unaudited consolidated financial statements, including note 10 which describes related party transactions.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary OF Nationwide Financial Services, Inc.)

              Notes to Unaudited Consolidated Financial Statements
                      Nine Months Ended September 30, 2002


(1)   BASIS OF PRESENTATION

      The accompanying unaudited consolidated financial statements of Nationwide Life Insurance Company and subsidiaries (NLIC or collectively, the Company) have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP), which differ from statutory accounting practices prescribed or permitted by regulatory authorities, for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all information and footnotes required by GAAP for complete financial statements. The financial information included herein reflects all adjustments (all of which are normal and recurring in nature) which are, in the opinion of management, necessary for a fair presentation of financial position and results of operations. Operating results for all periods presented are not necessarily indicative of the results that may be expected for the full year. All significant intercompany balances and transactions have been eliminated. The accompanying unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements and related notes for the year ended December 31, 2001 included in the Company's annual report on Form 10-K.

(2)   SIGNIFICANT ACCOUNTING POLICY

      Deferred Policy Acquisition Costs

      The costs of acquiring business, principally commissions, certain expenses of the policy issue and underwriting department and certain variable sales expenses that relate to and vary with the production of new and renewal business have been deferred. Deferred policy acquisition costs (DAC) are subject to recoverability testing at the time of policy issuance and loss recognition testing at the end of each reporting period.

      For investment products (principally individual and group annuities) and universal life insurance products, DAC is being amortized with interest over the lives of the policies in relation to the present value of estimated future gross profits from projected interest margins, asset fees, cost of insurance, policy administration and surrender charges, less policy benefits and policy maintenance expenses. The DAC asset related to investment products and universal life insurance products is adjusted to reflect the impact of unrealized gains and losses on fixed maturity securities available-for-sale as described in note 2(b) to the audited consolidated financial statements included in the Company's 2001 Form 10-K.

      The most significant assumptions that are involved in the estimation of future gross profits include future net separate account performance, surrender/lapse rates, interest margins and mortality. The Company's long-term assumption for net separate account performance is 8 percent. If actual net separate account performance varies from the 8 percent assumption, the Company assumes different performance levels over the next three years, such that the mean return equals the long-term assumption. This process is referred to as a reversion to the mean. The assumed net separate account return assumptions used in the DAC models are intended to reflect what is anticipated. However, based on historical returns of the S&P 500 Index, the Company's policy regarding the reversion to the mean process does not permit such returns to be below zero percent or in excess of 15 percent during the three-year reversion period.

      Changes in assumptions can have a significant impact on the calculation of DAC on investment products and universal life insurance products and their related amortization patterns. In the event actual experience differs from assumptions or assumptions are revised, the Company is required to record an increase or decrease in DAC amortization expense (DAC unlocking), which could be significant. In general, increases in the estimated general and separate account returns result in increased expected future profitability and may lower the rate of DAC amortization, while increases in lapse/surrender and mortality assumptions reduce the expected future profitability of the underlying business and may increase the rate of DAC amortization.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

        Notes to Unaudited Consolidated Financial Statements, Continued


      Due to the magnitude of DAC balance related to the individual variable annuity business, the sensitivity of the calculation to minor changes in the underlying assumptions and the related volatility that could result in the reported DAC balance without meaningful improvement in its reasonableness, the Company evaluates the appropriateness of the individual variable annuity DAC balance within pre-set parameters. Should the recorded balance of individual variable annuity DAC fall outside of these parameters for a prescribed period of time, or should the recorded balance fall outside of these parameters and the Company determines it is not reasonably possible to get back within this period of time, assumptions are required to be unlocked and the DAC is recalculated using revised best estimate assumptions. Otherwise, DAC is not unlocked to reflect updated assumptions. In the event DAC assumptions are unlocked and revised, the Company will continue to use the reversion to the mean process.

      For other investment products and universal life insurance products, DAC is unlocked each quarter to reflect revised best estimate assumptions, including the use of a reversion to the mean methodology over the next three years as it relates to net separate account performance. Any resulting DAC unlocking adjustments are reflected currently in the consolidated financial statements.

      For traditional life insurance products, the DAC asset is predominantly being amortized with interest over the premium-paying period of the related policies in proportion to the ratio of actual annual premium revenue to the anticipated total premium revenue. Such anticipated premium revenue is estimated using the same assumptions as those used for computing liabilities for future policy benefits at issuance. Under existing accounting guidance, the concept of DAC unlocking does not apply to traditional life insurance products, although evaluations of DAC for recoverability at the time of policy issuance and loss recognition testing at each reporting period are required.

(3)   RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

      In July 2001, the FASB issued Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (SFAS 142). SFAS 142 applies to all acquired intangible assets whether acquired singularly, as part of a group, or in a business combination. SFAS 142 supersedes APB Opinion No. 17, Intangible Assets (APB 17) and carries forward provisions in APB 17 related to internally developed intangible assets. SFAS 142 changes the accounting for goodwill and intangible assets with indefinite lives from an amortization method to an impairment-only approach.

      The Company adopted SFAS 142 on January 1, 2002. The amortization of goodwill from past business combinations ceased upon adoption of this statement. At the time of adoption, the Company had no unamortized goodwill.

      In October 2001, the FASB issued Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS 144). SFAS 144 supersedes SFAS 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, and APB Opinion No. 30, Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions (APB 30). SFAS 144 was adopted by the Company on January 1, 2002 and carries forward many of the provisions of SFAS 121 and APB 30 for recognition and measurement of the impairment of long-lived assets to be held and used, and measurement of long-lived assets to be disposed of by sale. Under SFAS 144, if a long-lived asset is part of a group that includes other assets and liabilities, then the provisions of SFAS 144 apply to the entire group. In addition, SFAS 144 does not apply to goodwill and other intangible assets that are not amortized. The adoption of SFAS 144 did not have a material impact on the results of operations or financial position of the Company.

      In April 2002, the FASB issued Statement of Financial Accounting Standards No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections (SFAS 145). The adoption of SFAS 145 did not have any impact on the financial position or results of operations of the Company.

      In June 2002, the FASB issued Statement of Financial Accounting Standards No. 146, Accounting for Costs Associated with Exit of Disposal Activities (SFAS 146). Adoption of SFAS 146 is not expected to have any impact on the financial position or results of operations of the Company.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

        Notes to Unaudited Consolidated Financial Statements, Continued


(4)   DEFERRED POLICY ACQUISITION COSTS

      As part of the regular quarterly analysis of DAC, at the end of the third quarter of 2002, the Company determined that using actual experience to date and assumptions consistent with those used in the second quarter of 2002, its individual variable annuity DAC balance would be outside a pre-set parameter of acceptable results. The Company also determined that it was not reasonably possible that the DAC would return to an amount within the acceptable parameter within a prescribed period of time. Accordingly, the Company unlocked its DAC assumptions for individual variable annuities and reduced the DAC asset to the amount calculated using the revised assumptions. Because the Company unlocked the net separate account growth rate assumption for individual variable annuities for the three-year reversion period, the Company unlocked that assumption for all investment products and variable universal life insurance products to be consistent across product lines.

      In the third quarter of 2002, the Company recorded an acceleration of DAC amortization totaling $347.1 million, before tax, or $225.6 million, net of $121.5 million of federal income tax benefit, which has been reported in the following segments in the amounts indicated, net of tax: Individual Annuity - $213.4 million, Institutional Products - $7.8 million and Life Insurance - $4.4 million. The acceleration of DAC amortization was the result of unlocking certain assumptions underlying the calculation of DAC for investment products and variable universal life insurance products. The most significant assumption changes were the resetting of the Company's assumption for net separate account growth to 8 percent during the three-year reversion period for all investment products and variable life insurance products and increases in future lapses and costs related to guaranteed minimum death benefits on individual variable annuity contracts. These adjustments were primarily driven by the sustained downturn in the equity markets.

(5)   SECURITIZATION TRANSACTION

      During the first quarter of 2002, the Company sold a credit enhanced equity interest in a Low Income Housing Tax Credit Fund to an unrelated third party for $55.3 million. The Company recognized $3.1 million of structuring fee income related to this transaction. Additionally, $1.6 million of net proceeds were used to establish a stabilization reserve for certain properties that are not currently generating the underlying tax credits. This amount is evaluated regularly and is reduced and recognized in income if and when the properties begin generating tax credits and the related cash flow projections no longer require such reserves. There was no change in the stabilization. As part of this transaction, the Company has provided a cumulative guaranteed 5.25% return to the third party investor as it relates to the tax credit flows over the life of the transaction. The Company does not anticipate making any payments related to the guarantee provision provided by this transaction.

(6)   FEDERAL INCOME TAXES

      The Company provides for federal income taxes based on the projected effective tax rate for the year. The customary relationship between federal income tax (benefit) expense and pre-tax (loss) income from continuing operations before cumulative effect of adoption of accounting principles does not exist in 2002. This is a result of the Company recording accelerated DAC amortization (see note 4) in third quarter 2002 that generated $121.5 million of federal income tax benefit calculated at the U.S. federal corporate income tax rate of 35% which differs from the Company's effective tax rate.

      Effective October 1, 2002, Nationwide Corporation's ownership in Nationwide Financial Services, Inc. (NFS) decreased from 80% to 63% and as a result, NFS and its subsidiaries, including the Company, will no longer qualify to be included in the Nationwide Mutual Insurance Company (NMIC) consolidated federal income tax return. As a result, previously deferred intercompany gains will be recognized for tax purposes and will result in the Company making a tax payment of $56.0 million to NMIC.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

        Notes to Unaudited Consolidated Financial Statements, Continued


(7)   COMPREHENSIVE INCOME

      Comprehensive income includes net income (loss) as well as certain items that are reported directly within a separate component of shareholder's equity that bypass net income (loss). Other comprehensive income is comprised of unrealized gains (losses) on securities available-for-sale and accumulated net gains on cash flow hedges. The related before and after federal income tax amounts are as follows:

                                                                  THREE MONTHS ENDED         NINE MONTHS ENDED
                                                                     SEPTEMBER 30,             SEPTEMBER 30,
                                                                 ---------------------     ---------------------
                   (IN MILLIONS)                                   2002         2001         2002         2001
-----------------------------------------------------------      --------     --------     --------     --------
Unrealized gains on securities available-for-sale
  arising during the period:
      Gross                                                      $  354.0     $  229.3     $  500.5     $  392.7
      Adjustment to deferred policy acquisition costs              (114.7)       (78.1)      (178.7)      (122.2)
      Related federal income tax expense                            (83.7)       (52.9)      (112.6)       (94.7)
                                                                 --------     --------     --------     --------
         Net                                                        155.6         98.3        209.2        175.8
                                                                 --------     --------     --------     --------
Reclassification adjustment for net losses on securities
  available-for-sale realized during the period:
      Gross                                                          13.6          6.4         55.8         11.7
      Related federal income tax benefit                             (4.7)        (2.2)       (19.5)        (4.1)
                                                                 --------     --------     --------     --------
         Net                                                          8.9          4.2         36.3          7.6
                                                                 --------     --------     --------     --------
Other comprehensive income on securities available-for-sale         164.5        102.5        245.5        183.4
                                                                 --------     --------     --------     --------
Accumulated net gain on cash flow hedges:
      Gross                                                           2.1          5.0         16.8          5.8
      Related federal income tax expense                             (0.8)        (1.8)        (5.9)        (2.0)
                                                                 --------     --------     --------     --------
         Other comprehensive income on cash flow hedges               1.3          3.2         10.9          3.8
                                                                 --------     --------     --------     --------
Accumulated net gain (loss) on transition adjustments:
      Transition adjustment - FAS 133                                  --           --           --         (5.6)
      Transition adjustment - EITF 99-20                               --           --           --          3.5
      Related federal income tax benefit                               --           --           --          0.7
                                                                 --------     --------     --------     --------
         Other comprehensive loss on transition adjustments            --           --           --         (1.4)
                                                                 --------     --------     --------     --------
Total Other Comprehensive Income                                 $  165.8     $  105.7     $  256.4     $  185.8
                                                                 ========     ========     ========     ========

Reclassification adjustments for net realized gains and losses on the ineffective portion of cash flow hedges were immaterial during the three and nine months ended September 30, 2002 and 2001 and, therefore, are not reflected in the table above.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

        Notes to Unaudited Consolidated Financial Statements, Continued


(8)   SEGMENT DISCLOSURES

      The Company uses differences in products as the basis for defining its reportable segments. The Company reports three product segments:
      Individual Annuity, Institutional Products and Life Insurance. During the second quarter of 2002, the Company paid a dividend to NFS that resulted in the disposal of a portion of the business that had been reported in the Corporate segment (see note 10). As a result, this business has been reported as discontinued operations. Effective in the second quarter of 2002, structured products transactions previously reported in the Corporate segment are reported in the Institutional Products segment. Amounts reported for prior periods have been revised to reflect these changes.

      The Individual Annuity segment consists of individual The BEST of AMERICA(R) and private label deferred variable annuity products, deferred fixed annuity products and income products. Individual deferred annuity contracts provide the customer with tax-deferred accumulation of savings and flexible payout options including lump sum, systematic withdrawal or a stream of payments for life. In addition, variable annuity contracts provide the customer with access to a wide range of investment options and asset protection in the event of an untimely death, while fixed annuity contracts generate a return for the customer at specified interest rates fixed for prescribed periods.

      The Institutional Products segment is comprised of the Company's Private and Public sector group retirement plans and medium-term note program. The Private Sector includes the 401(k) business generated through fixed and variable annuities. The Public Sector includes the Internal Revenue Code
      (IRC) Section 457 business in the form of fixed and variable annuities. Additionally, structured products transactions are reported in the Institutional Products segment.

      The Life Insurance segment consists of investment life products, including both individual variable life and corporate-owned life insurance (COLI) products, traditional life insurance products and universal life insurance. Life insurance products provide a death benefit and generally also allow the customer to build cash value on a tax-advantaged basis.

      In addition to the product segments, the Company reports a Corporate segment. The Corporate segment includes net investment income not allocated to the three product segments, unallocated expenses and interest expense on debt. In addition to these operating revenues and expenses, the Company also reports net realized gains and losses on investments not related to securitizations, hedging instruments and hedged items in the Corporate segment, but does not consider them part of operating income.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

        Notes to Unaudited Consolidated Financial Statements, Continued


The following table summarizes the financial results of the Company's business segments for the three months ended September 30, 2002 and 2001.

                                                      INDIVIDUAL   INSTITUTIONAL     LIFE
                 (IN MILLIONS)                          ANNUITY      PRODUCTS      INSURANCE   CORPORATE       TOTAL
-------------------------------------------------     ----------   -------------  ----------   ----------    ----------
2002

Net investment income                                 $    170.9    $     199.4   $     82.4   $     12.5    $    465.2
Other operating revenue                                    127.1           38.1        134.3          0.2         299.7
                                                      ----------    -----------   ----------   ----------    ----------
   Total operating revenue(1)                              298.0          237.5        216.7         12.7         764.9
                                                      ----------    -----------   ----------   ----------    ----------
Interest credited to policyholder account values           131.9          141.4         48.0           --         321.3
Amortization of deferred policy acquisition costs          377.2           22.7         30.5           --         430.4
Interest expense on debt                                      --             --           --         12.0          12.0
Other benefits and expenses                                 68.8           39.7        100.9          0.4         209.8
                                                      ----------    -----------   ----------   ----------    ----------
   Total benefits and expenses                             577.9          203.8        179.4         12.4         973.5
                                                      ----------    -----------   ----------   ----------    ----------
Operating (loss) income before
federal income taxes(1)                                   (279.9)          33.7         37.3          0.3        (208.6)
Net realized losses on investments,
  hedging instruments and hedged items                        --             --           --        (17.9)        (17.9)
                                                      ----------    -----------   ----------   ----------    ----------
(Loss) income from continuing operations
  before federal income taxes and cumulative
  effect of adoption of accounting principles         $   (279.9)   $      33.7   $     37.3   $    (17.6)   $   (226.5)
                                                      ==========    ===========   ==========   ==========    ==========

2001

Net investment income                                 $    135.7    $     211.8   $     80.7   $      6.7    $    434.9
Other operating revenue                                    134.4           47.4        122.9          0.5         305.2
                                                      ----------    -----------   ----------   ----------    ----------
      Total operating revenue(1)                           270.1          259.2        203.6          7.2         740.1
                                                      ----------    -----------   ----------   ----------    ----------
Interest credited to policyholder account values           111.0          159.2         44.6           --         314.8
Amortization of deferred policy acquisition costs           53.0           10.4         21.8           --          85.2
Interest expense on debt                                      --             --           --          0.8           0.8
Other benefits and expenses                                 52.7           40.5         92.4         (0.7)        184.9
                                                      ----------    -----------   ----------   ----------    ----------
      Total benefits and expenses                          216.7          210.1        158.8          0.1         585.7
                                                      ----------    -----------   ----------   ----------    ----------
Operating income before federal income taxes(1)             53.4           49.1         44.8          7.1         154.4
Net realized gains on investments, hedging
  instruments and hedged items                                --             --           --         36.7          36.7
                                                      ----------    -----------   ----------   ----------    ----------
Income from continuing operations before
  federal income taxes and cumulative
  effect of adoption of accounting principles         $     53.4    $      49.1   $     44.8   $     43.8    $    191.1
                                                      ==========    ===========   ==========   ==========    ==========

----------
(1) Excludes net realized gains and losses on investments not related to securitizations, hedging instruments and hedged items, discontinued operations and cumulative effect of adoption of accounting principles.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

        Notes to Unaudited Consolidated Financial Statements, Continued


The following table summarizes the financial results of the Company's business segments for the nine months ended September 30, 2002 and 2001.

                                                      INDIVIDUAL   INSTITUTIONAL     LIFE
                 (IN MILLIONS)                          ANNUITY      PRODUCTS      INSURANCE   CORPORATE       TOTAL
-------------------------------------------------     ----------   -------------  ----------   ----------    ----------
2002

Net investment income                                 $    483.0    $     593.7   $    244.3   $     30.4    $  1,351.4
Other operating revenue                                    398.5          136.5        404.3          0.4         939.7
                                                      ----------    -----------   ----------   ----------    ----------
   Total operating revenue(1)                              881.5          730.2        648.6         30.8       2,291.1
                                                      ----------    -----------   ----------   ----------    ----------
Interest credited to policyholder account values           369.0          409.0        139.1           --         917.1
Amortization of deferred policy acquisition costs          483.5           44.2         70.5           --         598.2
Interest expense on debt                                      --             --           --         23.7          23.7
Other benefits and expenses                                200.4          132.7        311.8          2.5         647.4
                                                      ----------    -----------   ----------   ----------    ----------
   Total benefits and expenses                           1,052.9          585.9        521.4         26.2       2,186.4
                                                      ----------    -----------   ----------   ----------    ----------
Operating (losses) income before
  federal income taxes(1)                                 (171.4)         144.3        127.2          4.6         104.7
Net realized losses on investments,
  hedging instruments and hedged items                        --             --           --        (63.4)        (63.4)
                                                      ----------    -----------   ----------   ----------    ----------
(Loss) income from continuing operations
  before federal income taxes and cumulative
  effect of adoption of accounting principles         $   (171.4)   $     144.3   $    127.2   $    (58.8)   $     41.3
                                                      ==========    ===========   ==========   ==========    ==========
Assets as of period end                               $ 38,734.1    $  29,800.8   $  9,370.1   $  5,382.4    $ 83,287.4
                                                      ==========    ===========   ==========   ==========    ==========

2001

Net investment income                                 $    387.0    $     635.3   $    241.8   $     22.5    $  1,286.6
Other operating revenue                                    422.8          159.9        381.6          1.3         965.6
                                                      ----------    -----------   ----------   ----------    ----------
   Total operating revenue(1)                              809.8          795.2        623.4         23.8       2,252.2
                                                      ----------    -----------   ----------   ----------    ----------
Interest credited to policyholder account values           316.4          476.0        131.5           --         923.9
Amortization of deferred policy acquisition costs          164.2           36.2         64.8           --         265.2
Interest expense on debt                                      --             --           --          4.7           4.7
Other benefits and expenses                                152.1          126.4        286.1         (1.0)        563.6
                                                      ----------    -----------   ----------   ----------    ----------
   Total benefits and expenses                             632.7          638.6        482.4          3.7       1,757.4
                                                      ----------    -----------   ----------   ----------    ----------
Operating income before federal income taxes(1)            177.1          156.6        141.0         20.1         494.8
Net realized gains on investments, hedging
  instruments and hedged items                                --             --           --         34.9          34.9
                                                      ----------    -----------   ----------   ----------    ----------
Income from continuing operations before
  federal income taxes and cumulative effect
  of adoption of accounting principles                $    177.1    $     156.6   $    141.0   $     55.0    $    529.7
                                                      ==========    ===========   ==========   ==========    ==========
Assets as of period end                               $ 39,944.9    $  33,120.7   $  8,548.1   $  3,180.8    $ 84,794.5
                                                      ==========    ===========   ==========   ==========    ==========

----------
(1) Excludes net realized gains and losses on investments not related to securitizations, hedging instruments and hedged items, discontinued operations and cumulative effect of adoption of accounting principles.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

        Notes to Unaudited Consolidated Financial Statements, Continued


(9)   CONTINGENCIES

      On October 29, 1998, the Company was named in a lawsuit filed in Ohio state court related to the sale of deferred annuity products for use as investments in tax-deferred contributory retirement plans (Mercedes Castillo v. Nationwide Financial Services, Inc., Nationwide Life Insurance Company and Nationwide Life and Annuity Insurance Company). On May 3, 1999, the complaint was amended to, among other things, add Marcus Shore as a second plaintiff. The amended complaint is brought as a class action on behalf of all persons who purchased individual deferred annuity contracts or participated in group annuity contracts sold by the Company and the other named Company affiliates, which were used to fund certain tax-deferred retirement plans. The amended complaint seeks unspecified compensatory and punitive damages. On June 11, 1999, the Company and the other named defendants filed a motion to dismiss the amended complaint. On March 8, 2000, the court denied the motion to dismiss the amended complaint filed by the Company and the other named defendants. On January 25, 2002, the plaintiffs filed a motion for leave to amend their complaint to add three new named plaintiffs. On February 9, 2002, the plaintiffs filed a motion for class certification. On February 9, 2002, Marcus Shore withdrew as a named plaintiff in the lawsuit. On April 16, 2002, the Company filed a motion for summary judgment on the individual claims of plaintiff Mercedes Castillo. On May 28, 2002, the Court denied plaintiffs' motion to add new persons as named plaintiffs, so the action is now proceeding with Mercedes Castillo as the only named plaintiff. On November 4, 2002, the Court issued a decision granting the Company's motion for summary judgment on all plaintiff Mercedes Castillo's individual claims, and ruling that plaintiff's motion for class certification is moot. Judgment for the Company has not yet been entered.

      On August 15, 2001, the Company was named in a lawsuit filed in Connecticut federal court titled Lou Haddock, as trustee of the Flyte Tool & Die, Incorporated Deferred Compensation Plan, et al v. Nationwide Financial Services, Inc. and Nationwide Life Insurance Company. On September 6, 2001, the plaintiffs amended their complaint to include class action allegations. The plaintiffs seek to represent a class of retirement plans that purchased variable annuities from Nationwide Life Insurance Company to fund qualified ERISA retirement plans. The amended complaint alleges that the retirement plans purchased variable annuity contracts from the Company that allowed plan participants to invest in funds that were offered by separate mutual fund companies; that the Company was a fiduciary under ERISA and that the Company breached its fiduciary duty when it accepted certain fees from the mutual fund companies that purportedly were never disclosed by the Company; and that the Company violated ERISA by replacing many of the funds originally included in the plaintiffs' annuities with "inferior" funds because the new funds purportedly paid higher fees to the Company. The amended complaint seeks disgorgement of the fees allegedly received by the Company and other unspecified compensatory damages, declaratory and injunctive relief and attorney's fees. On December 3, 2001, the plaintiffs filed a motion for class certification. The Company is opposing that motion. The Company's Motion to Dismiss was denied on September 11, 2002. The Company intends to defend this lawsuit vigorously.

      There can be no assurance that any such litigation will not have a material adverse effect on the Company in the future.





PART C. OTHER INFORMATION

         Item 27. Exhibits

                    (a) Resolution of the Depositor's Board of Directors authorizing the establishment of the Registrant - Filed previously with initial registration statement (333-59517) and hereby incorporated by reference.

                    (b)  Not Applicable

                    (c) Underwriting or Distribution of contracts between the Depositor and Principal Underwriter - Filed previously with the Registration Statement (333-59517) and hereby incorporated by reference.

                    (d) The form of the contract - Filed previously with initial registration statement (333-59517) and hereby incorporated by reference.

                    (e) The form of the contract application - Filed previously with initial registration statement (333-59517) and hereby incorporated by reference.

                    (f) Articles of Incorporation of Depositor - Filed previously with initial registration statement (333-59517) and hereby incorporated by reference.

                    (g) Form of Reinsurance Contracts - Filed previously with Post-Effective Amendment No. 3 to registration statement (333-46338) and hereby incorporated by reference.

                    (h) Form of Participation Agreements - Filed previously with Post-Effective Amendment No. 3 to registration statement (333-46338) and hereby incorporated by reference.

                    (i)  Not Applicable

                    (j)  Not Applicable

                    (k) Opinion of Counsel - Filed previously with Pre-Effective Amendment No. 1 to the Registration Statement (333-59517) and hereby incorporated by reference.

                    (l)  Not Applicable

                    (m)  Not Applicable

                    (n)  Independent Auditors' Consent - Attached hereto.

                    (o)  Not Applicable

                    (p)  Not Applicable

                    (q) Redeemability Exemption Procedures - Filed previously with Post-Effective Amendment No. 3 to registration statement (333-46338) and hereby incorporated by reference. .

Item 28.      DIRECTORS AND OFFICERS OF THE DEPOSITOR

               W. G. Jurgensen, Director and Chief Executive Officer Joseph J.

               Gasper, Director and Chief Operating Officer

               Richard D. Headley, Executive Vice President

               Michael S. Helfer, Director and Executive Vice
               President-Corporate Strategy

               Donna A. James, Director and Executive Vice President-Chief Administrative Officer

               Michael C. Keller, Executive Vice President-Chief Information Officer

               Robert A. Oakley, Director and Executive Vice President-Chief Financial Officer

               Robert A. Rosholt, Executive Vice President-Finance and
               Investments

               Galen R. Barnes, Director

               John R. Cook, Jr., Senior Vice President-Chief Communications Officer

               David A. Diamond, Senior Vice President-Corporate Strategy

               Philip C. Gath, Senior Vice President-Chief Actuary-Nationwide Financial

               Patricia R. Hatler, Senior Vice President, General Counsel and Secretary

               David K. Hollingsworth, Senior Vice
               President-President-Nationwide Insurance Sales

               David R. Jahn, Senior Vice President-Product Management

               Richard A. Karas, Senior Vice President-Sales-Financial Services

               Gregory S. Lashutka, Senior Vice President, Corporate Relations

               Edwin P. McCausland, Jr., Senior Vice President-Fixed Income Securities

               Robert H. McNaghten, Senior Vice President-Real Estate
               Investments

               Michael D. Miller, Senior Vice President-NI Finance

               Brian W. Nocco, Senior Vice President and Treasurer

               Mark Phelan, Senior Vice President-Technology and Operations

               Douglas C. Robinette, Senior Vice President-Claims

               John S. Skubik, Senior Vice President-Strategic Initiatives

               Mark R. Thresher, Director, Senior Vice President-Chief Financial Officer-Nationwide Financial

               Richard M. Waggoner, Senior Vice President-Operations

               Susan A. Wolken, Senior Vice President-Product Management and Nationwide Financial Marketing

                The business address of the Directors and Officers of the Depositor is:
                One Nationwide Plaza
                Columbus, Ohio 43215

..                 PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH THE
                  DEPOSITOR OR REGISTRANT.

               *Subsidiaries for which separate financial statements are filed

               **Subsidiaries included in the respective consolidated financial statements

               ***Subsidiaries included in the respective group financial statements filed for unconsolidated subsidiaries

               ****Other subsidiaries


------------------------------------------------------------------------------------------------------------------------------------
                                          STATE/COUNTRY OF       NO. VOTING     PRINCIPAL BUSINESS
COMPANY                                     ORGANIZATION      SECURITIES (SEE
                                                               ATTACHED CHART
                                                                   UNLESS
                                                                 OTHERWISE
                                                                 INDICATED)
------------------------------------------------------------------------------------------------------------------------------------
  1717 Advisory Services, Inc.          Pennsylvania                            Registered investment advisor.
  (Provident - acquired 1 Oct 02)
------------------------------------------------------------------------------------------------------------------------------------
  1717 Brokerage Services, Inc.         Pennsylvania                            This company is registered as a
  (Provident - acquired 1 Oct 02)                                               broker-dealer.
------------------------------------------------------------------------------------------------------------------------------------
  1717 Capital Management Company       Pennsylvania                            The company is registered as a
  (Provident - acquired 1 Oct 02)                                               broker-dealer and investment advisor.
------------------------------------------------------------------------------------------------------------------------------------
  1717 Insurance Agency of              Massachusetts                           Established to grant proper licensing to
  Massachusetts (Provident - acquired                                           Provident Mutual Companies in
  1 Oct 02)                                                                     Massachusetts.
------------------------------------------------------------------------------------------------------------------------------------
  1717 Insurance Agency of Texas        Texas                                   Established to grant proper licensing to
  (Provident - acquired 1 Oct 02)                                               Provident Mutual Companies in Texas.
------------------------------------------------------------------------------------------------------------------------------------
  401(k) Investment Services, Inc.      Texas                                   The corporation is a broker-dealer
                                                                                registered with the National Association
                                                                                of Securities Dealers, a self-regulatory
                                                                                body of the Securities and Exchange
                                                                                Commission
------------------------------------------------------------------------------------------------------------------------------------
  401(k) Companies, Inc. (The)          Texas                                   This corporation acts as a holding company.
------------------------------------------------------------------------------------------------------------------------------------
  401(k) Company (The)                  Texas                                   The corporation is a third-party administrator
                                                                                providing record keeping services for 401(k) plans.
------------------------------------------------------------------------------------------------------------------------------------
  401(k) Investment Advisors, Inc.      Texas                                   The corporation is an investment advisor registered
                                                                                with the Securities and Exchange Commission
------------------------------------------------------------------------------------------------------------------------------------
  Affiliate Agency of Ohio, Inc.        Ohio                                    The corporation is an insurance agency marketing
                                                                                life insurance and annuity products through
                                                                                financial institutions.
------------------------------------------------------------------------------------------------------------------------------------
  Affiliate Agency, Inc.                Delaware                                The corporation is an insurance agency marketing
                                                                                life insurance and annuity products through
                                                                                financial institutions.
------------------------------------------------------------------------------------------------------------------------------------
  AGMC Reinsurance Ltd.                 Turks & Caicos                          The corporation is a captive reinsurer.
                                        Islands
------------------------------------------------------------------------------------------------------------------------------------
  AID Finance Services, Inc.            Iowa                                    The corporation is a holding company.
------------------------------------------------------------------------------------------------------------------------------------
  ALLIED Document Solutions, Inc.       Iowa                                    The corporation provides general printing services
                                                                                to its affiliated companies as well as to
                                                                                unaffiliated companies.
------------------------------------------------------------------------------------------------------------------------------------
  ALLIED General  Agency Company        Iowa                                    The corporation acts as a managing general agent and
                                                                                surplus lines broker for property and casualty
                                                                                insurance products.
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
                                          STATE/COUNTRY OF       NO. VOTING     PRINCIPAL BUSINESS
COMPANY                                     ORGANIZATION      SECURITIES (SEE
                                                               ATTACHED CHART
                                                                   UNLESS
                                                                 OTHERWISE
                                                                 INDICATED)
------------------------------------------------------------------------------------------------------------------------------------
  ALLIED Group Insurance Marketing      Iowa                                    The corporation engages in the direct Company
                                                                                marketing of property and casualty insurance
                                                                                products.
------------------------------------------------------------------------------------------------------------------------------------
  ALLIED Group, Inc.                    Iowa                                    The corporation is a property and casualty insurance
                                                                                holding company.
------------------------------------------------------------------------------------------------------------------------------------
  ALLIED Property and Casualty          Iowa                                    The corporation underwrites general property and
  Insurance Company                                                             casualty insurance.
------------------------------------------------------------------------------------------------------------------------------------
  Allied Texas Agency, Inc.             Texas                                   The corporation acts as a managing general agent to
                                                                                place personal and commercial automobile insurance
                                                                                with CCMIC for the independent agency companies.
------------------------------------------------------------------------------------------------------------------------------------
  Allnations, Inc.                      Ohio                                    The corporation engages in promoting, extending, and
                                                                                strengthening cooperative insurance organizations
                                                                                throughout the world.
------------------------------------------------------------------------------------------------------------------------------------
  AMCO  Insurance Company               Iowa                                    The corporation underwrites general property and
                                                                                casualty insurance.
------------------------------------------------------------------------------------------------------------------------------------
  American Marine Underwriters, Inc.    Florida                                 The corporation is an underwriting manager for ocean
                                                                                cargo and hull insurance.
------------------------------------------------------------------------------------------------------------------------------------
  Asset Management Holdings, plc        England and Wales                       The corporation is a holding company of a group
                                                                                engaged in the management of pension fund assets,
                                                                                unit trusts and other collective investment schemes,
                                                                                investment trusts and portfolios for corporate
                                                                                clients.
------------------------------------------------------------------------------------------------------------------------------------
  Audenstar Limited                     England                                 To market insurance products and to carry on
  (acquired by GGAMT 27 Jun 02)                                                 business in the fields of life, pension, house,
                                                                                motor, marine, fire, employers' liability, accident
                                                                                and other insurance; to act as insurance brokers and
                                                                                consultants and as agents for effecting insurance
                                                                                and obtaining policies in respect of all and every
                                                                                kind of risk and against death, injury or loss
                                                                                arising out of, or through, or in connection with
                                                                                any accidents and against loss or damage to real or
                                                                                personal property.
------------------------------------------------------------------------------------------------------------------------------------
  Cal-Ag Insurance Services, Inc.       California                              The corporation is a small captive insurance
                                                                                brokerage firm serving principally, but not
                                                                                exclusively, the "traditional" agent producers of
                                                                                CalFarm Insurance Company.
------------------------------------------------------------------------------------------------------------------------------------
  CalFarm Insurance Agency              California                              The corporation assists agents and affiliated
                                                                                companies in account completion for marketing
                                                                                CalFarm Products.
------------------------------------------------------------------------------------------------------------------------------------




------------------------------------------------------------------------------------------------------------------------------------
                                          STATE/COUNTRY OF       NO. VOTING     PRINCIPAL BUSINESS
COMPANY                                     ORGANIZATION      SECURITIES (SEE
                                                               ATTACHED CHART
                                                                   UNLESS
                                                                 OTHERWISE
                                                                 INDICATED)
------------------------------------------------------------------------------------------------------------------------------------
  Calfarm Insurance Company             California                              The corporation is a California-based multi-line
                                                                                insurance corporation that writes agricultural,
                                                                                commercial, personal and individual health coverages
                                                                                and benefits from the sponsorship of the California
                                                                                Farm Bureau.
------------------------------------------------------------------------------------------------------------------------------------
  Cap Pro Holding, Inc.                 Delaware                                This company operates as a holding company.
  (new company formed 17 Oct 02)
------------------------------------------------------------------------------------------------------------------------------------
  Coda Capital Management, LLC          Pennsylvania                            The company is a convertible bond manager.
  (acquired by Nationwide Financial
  Services, Inc. 12 Sep 02)
------------------------------------------------------------------------------------------------------------------------------------
  Colonial County Mutual                Texas                                   The corporation underwrites non-standard automobile
  Insurance Company                                                             and motorcycle insurance and various other
                                                                                commercial liability coverage in Texas.
------------------------------------------------------------------------------------------------------------------------------------
  Cooperative Service Company           Nebraska                                The corporation is an insurance agency that sells
                                                                                and services commercial insurance. The corporation
                                                                                also provides loss control and compliance consulting
                                                                                services and audit, compilation, and tax preparation
                                                                                services.
------------------------------------------------------------------------------------------------------------------------------------
  Corviant Corporation                  Delaware                                The purpose of the corporation is to create a
                                                                                captive distribution network through which
                                                                                affiliates can sell multi-manager investment
                                                                                products, insurance products and sophisticated
                                                                                estate planning services.
------------------------------------------------------------------------------------------------------------------------------------
  Damian Securities Limited             England & Wales                         The corporation is engaged in investment holding.
------------------------------------------------------------------------------------------------------------------------------------
  Dancia Life S.A.                      Luxembourg                              The purpose of this company is to carry out, on its
  (acquired by NGH Luxembourg S.A.                                              own behalf or on behalf of third parties, any
  10 Sep 02)                                                                    insurance business including coinsurance,
                                                                                reinsurance relating to human life, whether
                                                                                undertaken in Luxembourg or abroad, all real estate
                                                                                business and all business relating to movable
                                                                                assets, all financial business, and other business
                                                                                related directly to the company's objectives which
                                                                                would promote or facilitate the realization of the
                                                                                company's objective.
------------------------------------------------------------------------------------------------------------------------------------
  Delfi Realty Corporation              Delaware                                This is an inactive company.
  (Provident - acquired 1 Oct 02)
------------------------------------------------------------------------------------------------------------------------------------
  Depositors Insurance Company          Iowa                                    The corporation underwrites general property and
                                                                                casualty insurance.
------------------------------------------------------------------------------------------------------------------------------------
  Dinamica Participacoes SA             Brazil                                  The company participates in other companies related
                                                                                to the registrant's international operations.

------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
                                          STATE/COUNTRY OF       NO. VOTING     PRINCIPAL BUSINESS
COMPANY                                     ORGANIZATION      SECURITIES (SEE
                                                               ATTACHED CHART
                                                                   UNLESS
                                                                 OTHERWISE
                                                                 INDICATED)
------------------------------------------------------------------------------------------------------------------------------------
  Discover Insurance Agency, LLC        California                              The purpose of the company is to sell property and
                                                                                casualty insurance products including, but not
                                                                                limited to, automobile or other vehicle insurance
                                                                                and homeowner's insurance.
------------------------------------------------------------------------------------------------------------------------------------
  Discover Insurance Agency of Texas,   Texas                                   To sell property and casualty insurance products
  LLC                                                                           including, but not limited to, automobile or other
                                                                                vehicle insurance and homeowner's insurance.
------------------------------------------------------------------------------------------------------------------------------------
  F&B, Inc.                             Iowa                                    The corporation is an insurance agency that
                                                                                places business not written by the Farmland
                                                                                Insurance Companies with other carriers.
------------------------------------------------------------------------------------------------------------------------------------
  Farmland Mutual Insurance             Iowa                                    The corporation provides property and casualty
  Company                                                                       insurance primarily to agricultural businesses.
------------------------------------------------------------------------------------------------------------------------------------
  Fenplace Limited                      England & Wales                         Currently inactive
------------------------------------------------------------------------------------------------------------------------------------
  Financial Horizons Distributors       Texas                                   The corporation is an insurance agency marketing
  Agency of Texas, Inc.                                                         life insurance and annuity products through
                                                                                financial institutions.
------------------------------------------------------------------------------------------------------------------------------------
  Financial Horizons Distributors       Alabama                                 The corporation is an insurance agency marketing
  Agency of Alabama, Inc.                                                       life insurance and annuity products through
                                                                                financial institutions.
------------------------------------------------------------------------------------------------------------------------------------
  Financial Horizons Distributors       Ohio                                    The corporation is an insurance agency marketing
  Agency of Ohio, Inc.                                                          life insurance and annuity products through
                                                                                financial institutions.
------------------------------------------------------------------------------------------------------------------------------------
  Financial Horizons Distributors       Oklahoma                                The corporation is an insurance agency marketing
  Agency of Oklahoma, Inc.                                                      life insurance and annuity products through
                                                                                financial institutions.
------------------------------------------------------------------------------------------------------------------------------------
  Financial Horizons Securities         Oklahoma                                The corporation is a limited broker-dealer doing
  Corporation                                                                   business solely in the financial institutions
                                                                                market.
------------------------------------------------------------------------------------------------------------------------------------
  Florida Records Administrator, Inc.   Florida                                 The corporation administers the deferred
                                                                                compensation plan for the public employees of the
                                                                                State of Florida.
------------------------------------------------------------------------------------------------------------------------------------
  Four P Finance Company                Pennsylvania                            This is an inactive company.
  (Provident - acquired 1 Oct 02)
------------------------------------------------------------------------------------------------------------------------------------
  G.I.L. Nominees Limited               England & Wales                         The company is dormant within the meaning of Section
                                                                                249AA of the Companies Act of 1985 (English Law).
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore 1990 Limited                 England & Wales                         The company is engaged as a general partner in a
                                                                                limited partnership formed to invest in unlisted
                                                                                securities.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore 1990 Trustee Limited         England & Wales                         The company is dormant within the meaning of Section
                                                                                249AA of the Companies Act of 1985 (English Law).
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
                                          STATE/COUNTRY OF       NO. VOTING     PRINCIPAL BUSINESS
COMPANY                                     ORGANIZATION      SECURITIES (SEE
                                                               ATTACHED CHART
                                                                   UNLESS
                                                                 OTHERWISE
                                                                 INDICATED)
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Asset Management, Inc.       Delaware                                The company serves as a registered investment
  (new company - 4 Apr 02)                                                      advisor/performing equity investment functions.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Capital Management Limited   England & Wales                         The company is engaged in investment management and
                                                                                advisory services to business, institutional and
                                                                                private investors.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Distribution Services, Inc.  Delaware                                The corporation is a limited broker-dealer.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Emerging Managers, LLC       Delaware                                This is a limited liability company.
  (name change eff 15 Oct 02)
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Fund Managers Limited        England & Wales                         The company is engaged in authorized unit trust
                                                                                management.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Fund Managers                Jersey,                                 The company is engaged in investment administration
  International Limited                 Channel Islands                         and support.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Global Asset                 Delaware                                The company acts as a holding company for the
  Management Trust                                                              Gartmore Group and as a registered investment
                                                                                advisor.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Global Asset Management,     Delaware                                This company operates as a holding company.
  Inc. (new 31 May 02)
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Global Investments, Inc.     Delaware                                The company acts as a holding company.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Global Partners              Delaware                                The partnership is engaged in investment management.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Indosuez UK Recovery Fund    England & Wales                         The company is a general partner in two limited
  (G.P.) Limited                                                                partnerships formed to invest in unlisted
                                                                                securities.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Investment Limited           England & Wales                         The company is engaged in investment management and
                                                                                advisory services to pension funds, unit trusts and
                                                                                other collective investment schemes, investment
                                                                                trusts and portfolios for corporate or other
                                                                                institutional clients.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Investment Services          Germany                                 The company is engaged in marketing support.
  GmbH
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore                                                                      Investment Services Limited England The company is
                                                                                engaged in investment holding.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Investment                   England & Wales                         The company is an investment holding company and
  Management plc                                                                provides services to other companies within the
                                                                                Gartmore Group.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Investor Services, Inc.      Ohio                                    The corporation provides transfer and dividend
                                                                                disbursing agent services to various mutual fund
                                                                                entities.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Japan Limited                Japan                                   The company is engaged in the business of
                                                                                investment management.
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
                                          STATE/COUNTRY OF       NO. VOTING     PRINCIPAL BUSINESS
COMPANY                                     ORGANIZATION      SECURITIES (SEE
                                                               ATTACHED CHART
                                                                   UNLESS
                                                                 OTHERWISE
                                                                 INDICATED)
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Morley and Associates,       Oregon                                  The corporation brokers or places book value
  Inc.                                                                          maintenance agreements (wrap contracts) and
                                                                                guaranteed I contracts (GICs) for collective
                                                                                investment trusts and accounts.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Morley Capital               Oregon                                  The corporation is an investment advisor and stable
  Management, Inc.                                                              value money manager.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Morley Financial             Oregon                                  The corporation is a holding company.
  Services, Inc.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Mutual Fund Capital          Delaware                                The trust acts as a registered investment advisor.
  Trust
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Nominees Limited             England & Wales                         The company is dormant within the meaning of Section
                                                                                249AA of the Companies Act 1985 (English Law).
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Pension Trustees             England & Wales                         The company is the trustee of the Gartmore
  Limited                                                                       Pension Scheme.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Riverview LLC                Delaware                                The company provides customized solutions, in the
                                                                                form of expert advise and investment management
                                                                                services, to a limited number of institutional
                                                                                investors, through construction of hedge fund and
                                                                                alternative asset portfolios and their integration
                                                                                into the entire asset allocation framework.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore S.A. Capital Trust           Delaware                                The trust acts as a registered investment advisor.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Secretaries (Jersey) Ltd.    Jersey, Channel                         The company acts as a nominee. The company is
                                        Islands                                 dormant.
------------------------------------------------------------------------------------------------------------------------------------

  Gartmore Securities Limited           England & Wales                         The company is engaged in investment holding and is
                                                                                a partner in Gartmore Global Partners.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Trust Company                Oregon                                  The corporation is an Oregon state bank with trust
                                                                                power.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore U.S. Limited                 England & Wales                         The company is a joint partner in Gartmore Global
                                                                                Partners.
------------------------------------------------------------------------------------------------------------------------------------

  Gates, McDonald & Company             Ohio                                    The company provides services to employers for
                                                                                managing worker's and unemployment compensation
                                                                                matters and employee benefits costs.
------------------------------------------------------------------------------------------------------------------------------------
  Gates, McDonald & Company of          Nevada                                  The corporation provides self-insurance
  Nevada                                                                        administration, claims examining and data processing
                                                                                services.
------------------------------------------------------------------------------------------------------------------------------------
  Gates, McDonald & Company of New      New York                                The corporation provides worker's
  York, Inc.                                                                    compensation/self-insured claims administration
                                                                                services to employers with exposure in New York.
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
                                          STATE/COUNTRY OF       NO. VOTING     PRINCIPAL BUSINESS
COMPANY                                     ORGANIZATION      SECURITIES (SEE
                                                               ATTACHED CHART
                                                                   UNLESS
                                                                 OTHERWISE
                                                                 INDICATED)
------------------------------------------------------------------------------------------------------------------------------------
  GatesMcDonald Health Plus, Inc.       Ohio                                    The corporation provides medical management and cost
                                                                                containment services to employers.
------------------------------------------------------------------------------------------------------------------------------------
  GGI MGT LLC                           Delaware                                The company is a passive investment holder in
  (new company 19 Sep 02)                                                       Newhouse Special Situations Fund I, LLC for the
                                                                                purpose of allocation of earnings to Gartmore
                                                                                management team as it relates to the ownership and
                                                                                management of Newhouse Special Situations Fund I,
                                                                                LLC.
------------------------------------------------------------------------------------------------------------------------------------
  Institutional Concepts, Inc.          New York                                This company holds insurance licenses in numerous
  (Provident - acquired 1 Oct 02)                                               states.
------------------------------------------------------------------------------------------------------------------------------------
  Insurance Intermediaries, Inc.        Ohio                                    The corporation is an insurance agency and provides
                                                                                commercial property and casualty brokerage services.
------------------------------------------------------------------------------------------------------------------------------------
  Landmark Financial Services of New    New York                                The corporation is an insurance agency marketing
  York, Inc.                                                                    life insurance and annuity products through
                                                                                financial institutions.
------------------------------------------------------------------------------------------------------------------------------------
  Lone Star General Agency, Inc.        Texas                                   The corporation acts as general agent to market
                                                                                non-standard automobile and motorcycle insurance for
                                                                                Colonial County Mutual Insurance Company.
------------------------------------------------------------------------------------------------------------------------------------
  Market Street Fund                    Delaware                                This is an open-end diversified management company
  (Provident - acquired 1 Oct 02)                                               that serves as an investment medium for the variable
                                                                                life policies and variable annuity of NLICA and
                                                                                NLAICA.
------------------------------------------------------------------------------------------------------------------------------------
  Market Street Investment Management   Pennsylvania                            This is an inactive company.
  Company (Provident - acquired 1 Oct
  02)
------------------------------------------------------------------------------------------------------------------------------------
  MedProSolutions, Inc.                 Massachusetts                           The corporation provides third-party administration
                                                                                services for workers compensation, automobile injury
                                                                                and disability claims.
------------------------------------------------------------------------------------------------------------------------------------
  National Casualty Company             Wisconsin                               The corporation underwrites various property and
                                                                                casualty coverage, as well as individual and group
                                                                                accident and health insurance.
------------------------------------------------------------------------------------------------------------------------------------
  National Casualty Company of          England                                 This company is currently inactive.
  America, Ltd.
------------------------------------------------------------------------------------------------------------------------------------
  National Deferred Compensation,      Ohio                                     The corporation administers deferred compensation
  Inc.                                                                          plans for public employees.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Advantage Mortgage        Iowa                                     The company is engaged in making Company (name
                                                                                change) residential (1-4 family) mortgage loans.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Affinity Insurance         Kansas                                  It is a shell insurer with no active policies or
  Company of America                                                            liabilities.
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
                                          STATE/COUNTRY OF       NO. VOTING     PRINCIPAL BUSINESS
COMPANY                                     ORGANIZATION      SECURITIES (SEE
                                                               ATTACHED CHART
                                                                   UNLESS
                                                                 OTHERWISE
                                                                 INDICATED)
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Affordable Housing,        Ohio                                    The company invests in affordable multi- family
  LLC                                                                           housing projects throughout the U.S.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Agency, Inc.               Ohio                                    The corporation is an insurance agency.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Agribusiness Insurance     Iowa                                    The corporation provides property and casualty
  Company                                                                       insurance primarily to agricultural businesses.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Arena, LLC                 Ohio                                    The purpose of this company is to develop Nationwide
                                                                                Arena and to engage in related Arena district
                                                                                development activity.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Asset Management           England & Wales                         This company acts as a holding company.
  Holdings, Ltd.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Assurance Company          Wisconsin                               The corporation underwrites non-standard auto and
                                                                                motorcycle insurance.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Capital Mortgage, LLC      Ohio                                    This is a holding company that funds/owns commercial
  (new company - formed 14 Feb 02)                                              mortgage loans for an interim basis, hedges the
                                                                                loans during the ownership period, and then sells
                                                                                the loans as part of a securitization to generate a
                                                                                profit.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Cash Management            Ohio                                    The corporation buys and sells investment securities
  Company                                                                       of a short-term nature as agent for other
                                                                                corporations, foundations, and insurance company
                                                                                separate accounts.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Community Development      Ohio                                    The company hold investments in low-income housing
  Corporation, LLC                                                              funds.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Corporation                Ohio                                    The corporation acts primarily as a holding company
                                                                                for entities affiliated with NMIC and NMFIC.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Financial Assignment       Ohio                                    The corporation acts as an administrator of
  Company                                                                       structured settlements.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Financial Institution      Delaware                                The corporation engages in the business of an
  Distributors Agency, Inc.                                                     insurance agency.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Financial Institution      New Mexico                              The corporation engages in the business of an
  Distributors Agency, Inc. of New                                              insurance agency.
  Mexico
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Financial Institution      Massachusetts                           The corporation engages in the business of an
  Distributors Insurance Agency, Inc.                                           insurance agency.
  of Massachusetts
------------------------------------------------------------------------------------------------------------------------------------
Nationwide Financial Services           Bermuda                                 The corporation is a long-term insurer that issues
(Bermuda) Ltd.                                                                  variable annuity and variable life products to
                                                                                persons outside the United States and Bermuda.
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
                                          STATE/COUNTRY OF       NO. VOTING     PRINCIPAL BUSINESS
COMPANY                                     ORGANIZATION      SECURITIES (SEE
                                                               ATTACHED CHART
                                                                   UNLESS
                                                                 OTHERWISE
                                                                 INDICATED)
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Financial Services         Delaware                                The Trust's sole purpose is to issue and sell
  Capital Trust                                                                 certain securities representing individual
                                                                                beneficial interests in the assets of the Trust.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Financial Services         Delaware                                The Trust's sole purpose is to issue and sell
  Capital Trust II                                                              certain securities representing individual
                                                                                beneficial interests in the assets of the Trust.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Financial Services, Inc.   Delaware                                The corporation acts primarily as a holding company
                                                                                for companies within the Nationwide organization
                                                                                that offer or distribute long-term savings and
                                                                                retirement products.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Financial Sp. Z o.o        Poland                                  The corporation provides services to Nationwide
                                                                                Global Holdings, Inc. in Poland.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Foundation                 Ohio                                    The corporation contributes to non-profit activities
                                                                                and projects.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide General                    Ohio                                    The corporation transacts a general insurance
  Insurance Company                                                             business, except life insurance.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Global Finance, LLC        Ohio                                    The company acts as a support company for Nationwide
                                                                                Global Holdings, Inc., in its international
                                                                                capitalization efforts.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Global Funds               Luxembourg                              This company is formed to issue shares of mutual
                                                                                funds.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Global Holdings, Inc.      Ohio                                    The corporation is a holding company for
                                                                                international operations.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Global Holdings, Inc.      Luxembourg                              It serves as an extension of Nationwide Global
  Luxembourg Branch                                                             Holdings, Inc.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Global Holdings-NGH        Brazil                                  The company acts as a holding company.
  Brazil Participacoes LTDA
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Global Japan, Inc.         Delaware                                The company acts as a holding company.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Global Limited             Hong Kong                               The corporation is a holding company for Asian
                                                                                operations.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Health Plans, Inc.         Ohio                                    The corporation operates as a Health Insurance
                                                                                Corporation (HIC).
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Holdings, SA               Brazil                                  The purpose of the company is to participate in
                                                                                other companies related to the registrant's
                                                                                international operations.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Home Mortgage              Ohio                                    This corporation performs the marketing function for
  Distributors, Inc.                                                            Nationwide Advantage Mortgage Company.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Indemnity Company          Ohio                                    Acts as a reinsurer by assuming business from NMIC
                                                                                and other insurers within the Nationwide Insurance
                                                                                organization.

------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
                                          STATE/COUNTRY OF       NO. VOTING     PRINCIPAL BUSINESS
COMPANY                                     ORGANIZATION      SECURITIES (SEE
                                                               ATTACHED CHART
                                                                   UNLESS
                                                                 OTHERWISE
                                                                 INDICATED)
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Insurance Company          Wisconsin                               The corporation is an independent agency personal
  of America                                                                    lines underwriter of property/casualty insurance.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Insurance Company of       Ohio                                    The corporation transacts general insurance business
  Florida                                                                       except life insurance.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Insurance Sales Company,   Ohio                                    The company provides administrative services for the
  LLC  (named changed effective 3 Jun                                           product sales and distribution channels of
  02)                                                                           Nationwide Mutual Insurance Company and its
                                                                                affiliated and subsidiary insurance companies.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide International              California                              The corporation is a special risk, excess and
  Underwriters, Inc.                                                            surplus lines underwriting manager.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Investment                 Oklahoma                                It is a limited broker-dealer company doing business
  Services Corporation                                                          in the deferred compensation market and acts as an
                                                                                investment advisor.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Life and Annuity           Ohio                                    The corporation engages in underwriting
  Insurance Company                                                             life insurance and granting, purchasing,
                                                                                and disposing of annuities.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Life and Annuity           Delaware                                The company insures against personal injury,
  Company of America (Provident -                                               disablement or death resulting from traveling or
  acquired 1 Oct 02)                                                            general accidents and against disablement resulting
                                                                                from sickness and every insurance appertaining
                                                                                thereto.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Life Assurance             Thailand                                The company acts as a holding company.
  Company, Ltd.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Life Insurance Company     Pennsylvania                            The company insures against personal injury,
  of America (Provident - acquired 1                                            disablement or death resulting from traveling or
  Oct 02)                                                                       general accidents and against disablement resulting
                                                                                from sickness and every insurance appertaining
                                                                                thereto.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Life Insurance Company     Delaware                                The company insures against personal injury,
  of Delaware (Provident - acquired                                             disablement or death resulting from traveling or
  1 Oct 02)                                                                     general accidents and against disablement resulting
                                                                                from sickness and every insurance appertaining
                                                                                thereto.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Life Insurance             Ohio                                    This corporation provides individual life, group
  Company                                                                       life and health insurance, fixed and variable
                                                                                annuity products, and other life insurance products.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Lloyds                     Texas                                   The corporation markets commercial property
                                                                                insurance in Texas.
------------------------------------------------------------------------------------------------------------------------------------




------------------------------------------------------------------------------------------------------------------------------------
                                          STATE/COUNTRY OF       NO. VOTING     PRINCIPAL BUSINESS
COMPANY                                     ORGANIZATION      SECURITIES (SEE
                                                               ATTACHED CHART
                                                                   UNLESS
                                                                 OTHERWISE
                                                                 INDICATED)
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Management System,         Ohio                                    The corporation offers a preferred provider
  Inc.                                                                          organization and other related products and
                                                                                services.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Martima Vida               Brazil                                  To operate as a licensed insurance company in the
  Previdencia S.A.                                                              categories of Life and Unrestricted Private Pension
                                                                                Plans in Brazil.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Mortgage Holdings,         Ohio                                    The corporation acts as a holding company.
  Inc.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Mutual Fire                Ohio                                    The company engages in a general insurance and
  Insurance Company                                                             reinsurance business, except life insurance.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Mutual Funds               Ohio                                    The corporation operates as a business trust for the
                                                                                purposes of issuing investment shares to the public
                                                                                and to segregate asset accounts of life insurance
                                                                                companies.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Mutual Insurance           Ohio                                    The company engages in general insurance and
  Company                                                                       reinsurance business, except life insurance.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Properties, Ltd.           Ohio                                    The company is engaged in the business of
                                                                                developing, owning and operating real estate and
                                                                                real estate investments.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Property and Casualty      Ohio                                    The corporation engages in a general insurance
  Insurance Company                                                             business, except life insurance.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Provident Distributors,    Delaware                                This is an inactive company.
  Inc (fka Providentmutual
  Distributors, Inc. - acquired 1 Oct
  02)
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Provident Holding          Pennsylvania                            This is a holding company for non-insurance
  Company (fka -Provident Mutual                                                subsidiaries.
  Holding Company - Provident -
  acquired 1 Oct 02)
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Retirement Plan            Ohio                                    The corporation is an insurance agency providing
  Services, Inc.                                                                individual and group life, disability and health
                                                                                insurance and marketing retirement plan
                                                                                administration and investments.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Retirement Solutions,      Delaware                                The corporation markets and administers deferred
  Inc.                                                                          compensation plans for public employees.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Retirement Solutions,      Alabama                                 The corporation provides retirement
  Inc. of Alabama                                                               products, marketing/education and
                                                                                administration to public employees and
                                                                                educators.
------------------------------------------------------------------------------------------------------------------------------------



------------------------------------------------------------------------------------------------------------------------------------
                                          STATE/COUNTRY OF       NO. VOTING     PRINCIPAL BUSINESS
COMPANY                                     ORGANIZATION      SECURITIES (SEE
                                                               ATTACHED CHART
                                                                   UNLESS
                                                                 OTHERWISE
                                                                 INDICATED)
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Retirement Solutions,      Massachusetts                           The corporation markets and administers deferred
  Insurance Agency, Inc.                                                        compensation plans for public employees.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Retirement Solutions,      Wyoming                                 The corporation markets and administers deferred
  Inc. of Wyoming                                                               compensation plans for public employees.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Retirement Solutions,      Arizona                                 The corporation markets and administers deferred
  Inc. of Arizona.                                                              compensation plans for public employees.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Retirement Solutions,      Arkansas                                The corporation markets and administers deferred
  Inc. of Arkansas                                                              compensation plans for public employees.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Retirement Solutions,      Montana                                 The corporation markets and administers deferred
  Inc. of Montana                                                               compensation plans for public employees.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Retirement Solutions,      Nevada                                  The corporation markets and administers deferred
  Inc. of Nevada                                                                compensation plans for public employees.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Retirement Solutions,      New Mexico                              The corporation markets and administers
  Inc. of New Mexico                                                            deferred compensation plans for public
                                                                                employees.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Retirement Solutions,      Ohio                                    The corporation provides retirement products,
  Inc. of Ohio                                                                  marketing/education and administration to public
                                                                                employees.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Retirement Solutions,      Oklahoma                                The corporation markets and administers
  Inc. of Oklahoma                                                              deferred compensation plans for public
                                                                                employees.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Retirement Solutions,      South Dakota                            The corporation markets and administers deferred
  Inc. of South Dakota                                                          compensation plans for public employees.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Retirement Solutions,      Texas                                   The corporation markets and administers deferred
  Inc. of Texas                                                                 compensation plans for public employees.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Securities, Inc.           Ohio                                    The corporation is a registered broker-dealer and
                                                                                provides investment management and administrative
                                                                                services.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Services Company,          Ohio                                    The company performs shared services functions for
  LLC                                                                           the Nationwide organization.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Services Sp. Zo.o          Poland                                  The corporation provides services to Nationwide
                                                                                Global Holdings, Inc. in Poland.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Strategic Investment       Ohio                                    The company acts as a private equity fund investing
  Fund, LLC   (new company 20 May 02)                                           in companies for investment purposes and to create
                                                                                strategic opportunities for Nationwide.
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
                                          STATE/COUNTRY OF       NO. VOTING     PRINCIPAL BUSINESS
COMPANY                                     ORGANIZATION      SECURITIES (SEE
                                                               ATTACHED CHART
                                                                   UNLESS
                                                                 OTHERWISE
                                                                 INDICATED)
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Towarzystwo Ubezpieczen    Poland                                  The corporation is authorized to engage in the
  na Zycie S.A.                                                                 business of life insurance and pension products in
                                                                                Poland.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Trust Company, FSB                                                 This is a federal savings bank chartered by the
                                                                                Office of Thrift Supervision in the United States
                                                                                Department of the Treasury to exercise custody and
                                                                                fiduciary powers.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide UK Asset Management        England & Wales                         The company acts as a holding company.
  Holdings, Ltd.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide UK Holding Company,        England & Wales                         The company acts as a holding company.
  Ltd.
------------------------------------------------------------------------------------------------------------------------------------
  Nevada Independent Companies -        Nevada                                  The corporation provides worker's compensation
  Construction                                                                  administrative services to Nevada employers in the
                                                                                construction industry.
------------------------------------------------------------------------------------------------------------------------------------
  Nevada Independent Companies -        Nevada                                  The corporation provides worker's compensation and
  Health and Nonprofit                                                          administrative services to Nevada employers in the
                                                                                health and nonprofit industries.
------------------------------------------------------------------------------------------------------------------------------------
  Nevada Independent Companies -        Nevada                                  The corporation provides worker's compensation
  Hospitality and Entertainment                                                 administrative services to Nevada employers in the
                                                                                hospitality and entertainment industries.
------------------------------------------------------------------------------------------------------------------------------------
  Nevada Independent Companies -        Nevada                                  The corporation provides worker's compensation
  Manufacturing, Transportation and                                             administrative services to Nevada employers in the
  Distribution                                                                  manufacturing, transportation and distribution
                                                                                industries.
------------------------------------------------------------------------------------------------------------------------------------

 Newhouse Capital Partners, LLC          Delaware                               The company invests in financial services companies
                                                                                that specialize in e-commerce and promote
                                                                                distribution of financial services.
------------------------------------------------------------------------------------------------------------------------------------
  Newhouse Special Situations Fund,     Delaware                                The company plans to own and manage Contributed
  LLC                                                                           Securities and to achieve long - term capital
                                                                                appreciation from the Contributed Securities and
                                                                                through investments in a portfolio of other equity
                                                                                investments in financial service by the Company to
                                                                                be undervalued.
------------------------------------------------------------------------------------------------------------------------------------
  NFS Distributors, Inc.                Delaware                                The corporation acts primarily as a holding company
                                                                                for Nationwide Financial Services, Inc. distribution
                                                                                companies.
------------------------------------------------------------------------------------------------------------------------------------
  NFSB Investments, Inc.                Bermuda                                 The corporation buys and sells investment securities
  (new company Jul 02)                                                          for its own account in order to enhance the
                                                                                investment returns of its affiliates.
------------------------------------------------------------------------------------------------------------------------------------




------------------------------------------------------------------------------------------------------------------------------------
                                          STATE/COUNTRY OF       NO. VOTING     PRINCIPAL BUSINESS
COMPANY                                     ORGANIZATION      SECURITIES (SEE
                                                               ATTACHED CHART
                                                                   UNLESS
                                                                 OTHERWISE
                                                                 INDICATED)
------------------------------------------------------------------------------------------------------------------------------------
  NGH Luxembourg, S, A.                 Luxembourg                              The company acts primarily as a holding company for
                                                                                Nationwide Global Holdings, Inc. European
                                                                                operations.
------------------------------------------------------------------------------------------------------------------------------------
  NGH Netherlands, B.V.                 Netherlands                             The company acts as a holding company for other
                                                                                Nationwide overseas companies.
------------------------------------------------------------------------------------------------------------------------------------
  NGH UK, Ltd.                          United Kingdom                          The company functions as a support company for other
                                                                                Nationwide overseas companies.
------------------------------------------------------------------------------------------------------------------------------------
  NorthPointe Capital, LLC              Delaware                                The company acts as a registered investment advisor.
------------------------------------------------------------------------------------------------------------------------------------
  PanEuroLife                           Luxembourg                              This Luxembourg-based life insurance company
                                                                                provides individual life insurance primarily in the
                                                                                United Kingdom, Belgium and France.
------------------------------------------------------------------------------------------------------------------------------------
  Pension Associates, Inc.              Wisconsin                               The corporation provides pension plan administration
                                                                                and record keeping services and pension plan
                                                                                compensation consulting.
------------------------------------------------------------------------------------------------------------------------------------
  PNAM, Inc.                            Delaware                                This is a holding company.
  (Provident - acquired 1 Oct 02)
------------------------------------------------------------------------------------------------------------------------------------
  Premier Agency, Inc.                  Iowa                                    This corporation is an insurance agency.
------------------------------------------------------------------------------------------------------------------------------------
  Provestco, Inc.                       Delaware                                The company serves as a general partner in certain
  (Provident - acquired 1 Oct 02)                                               real estate limited partnerships invested in by
                                                                                NLICA.
------------------------------------------------------------------------------------------------------------------------------------
  RCMD Financial Services, Inc.         Delaware                                This is a holding company.
  (Provident - acquired 1 Oct 02)
------------------------------------------------------------------------------------------------------------------------------------
  Retention Alternatives, Ltd.          Bermuda                                 The company will write first dollar insurance
   (new company Jun 02)                                                         policies in the following lines of insurance:
                                                                                workers compensation, general liability and
                                                                                automobile liability for its affiliates in the
                                                                                United States.
------------------------------------------------------------------------------------------------------------------------------------
  RF Advisors, Inc.                     Pennsylvania                            This is an inactive company.
  (Provident - acquired 1 Oct 02)
------------------------------------------------------------------------------------------------------------------------------------
  Riverview Agency                      Texas                                   The corporation is an insurance agency licensed with
                                                                                the Texas Department of Insurance.
------------------------------------------------------------------------------------------------------------------------------------
  Riverview International Group, Inc.   Delaware                                This company is an investment advisor and a
  (acquired 27 June 02 GGAMT)                                                   broker/dealer.
------------------------------------------------------------------------------------------------------------------------------------
  SBSC Ltd. (Thailand)                  Thailand                                This company acts as a holding company.
------------------------------------------------------------------------------------------------------------------------------------
Scottsdale Indemnity Company            Ohio                                    The corporation engages in a general insurance
                                                                                business, except life insurance.
------------------------------------------------------------------------------------------------------------------------------------
Scottsdale Insurance Company            Ohio                                    The corporation primarily provides excess and
                                                                                surplus lines of property and casualty insurance.
------------------------------------------------------------------------------------------------------------------------------------
  Scottsdale Surplus Lines              Arizona                                 The corporation provides excess and surplus lines
  Insurance Company                                                             coverage on a non-admitted basis.

------------------------------------------------------------------------------------------------------------------------------------



------------------------------------------------------------------------------------------------------------------------------------
                                          STATE/COUNTRY OF       NO. VOTING     PRINCIPAL BUSINESS
COMPANY                                     ORGANIZATION      SECURITIES (SEE
                                                               ATTACHED CHART
                                                                   UNLESS
                                                                 OTHERWISE
                                                                 INDICATED)
------------------------------------------------------------------------------------------------------------------------------------
  Siam Ar-Na-Khet Company Limited       Thailand                                The company is a holding company.
------------------------------------------------------------------------------------------------------------------------------------
  Software Development Corp.            Delaware                                The company once used to customize and sell IMACS,
  (Provident - acquired 1 Oct 02)                                               NLICA (fka Provident Mutual Life Insurance) direct
                                                                                response administration system.
------------------------------------------------------------------------------------------------------------------------------------
  TBG Insurance Services                California                              The corporation markets and administers executive
  Corporation                                                                   benefit plans.
------------------------------------------------------------------------------------------------------------------------------------
  Vertboise, SA                         Luxembourg                              The company acts as a real property holding company.
------------------------------------------------------------------------------------------------------------------------------------
  Veterinary Pet Insurance Company      California                              This company provides pet insurance.
------------------------------------------------------------------------------------------------------------------------------------
  Veterinary Pet Services, Inc.         California                              This corporation acts as a holding company.
------------------------------------------------------------------------------------------------------------------------------------
  Villanova Securities, LLC             Delaware                                The purpose of the company is to provide brokerage
                                                                                services for block mutual fund trading for both
                                                                                affiliated and non-affiliated investment advisors
                                                                                and perform block mutual fund trading directly with
                                                                                fund companies.
------------------------------------------------------------------------------------------------------------------------------------
  Washington Square Administrative      Pennsylvania                            This company provided administrative services to
  Services, Inc. (Provident -                                                   NLACA.
  acquired 1 Oct 02)
------------------------------------------------------------------------------------------------------------------------------------
  Western Heritage Insurance            Arizona                                 The corporation underwrites excess and surplus lines
  Company                                                                       of property and casualty insurance.
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                                         (left side)








                  ------------------------------------------------------------------------------------------------------------------
                  |                                     |
      ---------------------------           ---------------------------       ----------------------------
      |   NATIONWIDE AFFINITY   |           |         ALLIED          |       |                          |
      |    INSURANCE COMPANY    |           |       GROUP, INC.       |       |                          |
      |       OF AMERICA        |           |          (AGI)          |       |     NATIONWIDE LLOYDS    |
      |                         |           |                         |       |                          |
      |Common Stock: 500,000    |   |-------|Common Stock: 850 Shares |---|   |                          |
      |------------  Shares     |   |       |------------             |   |   |      A TEXAS LLOYDS      |==========================
      |                         |   |       |                         |   |   |                          |
      |                         |   |       |                         |   |   |                          |
      |              Cost       |   |       |              Cost       |   |   |                          |
      |Casualty-     ----       |   |       |Casualty-     ----       |   |   |                          |
      |100%          $23,843,431|   |       |100%       $1,245,344,591|   |   |                          |
      ---------------------------   |       ---------------------------   |   ----------------------------
                                    |                                     |
      ---------------------------   |       ---------------------------   |   ----------------------------
      |  NATIONWIDE INSURANCE   |   |       |          ALLIED         |   |   |        DEPOSITORS        |
      |   COMPANY OF AMERICA    |   |       |    DOCUMENT SOLUTIONS,  |   |   |     INSURANCE COMPANY    |
      |                         |   |       |           INC.          |   |   |       (DEPOSITORS)       |
      |Common Stock: 12,000     |   |       |Common Stock: 10,000     |   |   |Common Stock: 300,000     |
      |------------  Shares     |   |       |------------  Shares     |   |   |------------  Shares      |
      |                         |---|       |                         |---|---|                          |
      |              Cost       |   |       |              Cost       |   |   |              Cost        |
      |              ----       |   |       |              ----       |   |   |              ----        |
      |AGI-100%    $215,273,000 |   |       |AGI-100%      $610,000   |   |   |AGI-100%      $22,251,842 |
      ---------------------------   |       ---------------------------   |   |---------------------------
                                    |                                     |
      ---------------------------   |       --------------------------    |   ----------------------------
      |       AID FINANCE       |   |       |         PREMIER         |   |   |     ALLIED PROPERTY      |
      |      SERVICES, INC.     |   |       |         AGENCY,         |   |   |       AND CASUALTY       |
      |      (AID FINANCE)      |   |       |           INC.          |   |   |    INSURANCE COMPANY     |
      |Common Stock: 10,000     |   |       |Common Stock: 100,000    |   |   |                          |
      |------------  Shares     |   |       |------------  Shares     |   |   |Common Stock: 300,000     |
      |                         |---|       |                         |-------|------------  Shares      |
      |              Cost       |   |       |              Cost       |   |   |              Cost        |
      |              ----       |   |       |              ----       |   |   |              ----        |
      |AGI-100%      $19,545,634|   |       |AGI-100%      $100,000   |   |   |AGI-100%      $47,018,643 |
      ---------------------------   |       ---------------------------   |   ----------------------------
                  |                 |                                     |
      ---------------------------   |       ---------------------------   |   ----------------------------
      |         ALLIED          |   |       |           AMCO          |   |   |         WESTERN          |
      |    GROUP INSURANCE      |   |       |    INSURANCE COMPANY    |   |   |    HERITAGE INSURANCE    |
      |   MARKETING COMPANY     |   |       |          (AMCO)         |   |   |         COMPANY          |
      |                         |   |       |                         |   |   |                          |
      |Common Stock: 20,000     |   |       |Common Stock: 300,000    |   |   |Common Stock: 4,776,076   |
      |------------  Shares     |   |       |------------  Shares     |   |   |------------  Shares      |
      |                         |   |    ---|                         |----   |                          |-------------------------
      |                         |   |    |  |                         |       |                          |                |
      |                         |   |    |  |                         |       |                          |                |
      |                         |   |    |  |                         |       |                          |                |
      |              Cost       |   |    |  |             Cost        |       |              Cost        |                |
      | Aid          ----       |   |    |  |             ----        |       |              ----        |                |
      | Finance-100% $16,059,469|   |    |  |AGI-100%     $147,425,540|       |SIC - 100%    $57,000,000 |                |
      --------------------------    |    |  ---------------------------       ----------------------------                |
                                    |    |                                                                                |
      ---------------------------   |    |  ---------------------------       ----------------------------                |
      |   NATIONWIDE MORTGAGE   |   |    |  |          ALLIED         |       |     VETERINARY PET       |                |
      |      HOLDINGS INC.      |   |    |  |      GENERAL AGENCY     |       |     SERVICES, INC.       |                |
      |         (NMHI)          |   |    |  |          COMPANY        |       |         (VPSI)           |                |
      |                         |   |    |  |                         |       |                          |                |
      |                         |   |    |  |Common Stock: 5,000      |       |Common Stock: 1,695,985   |                |
------|                         |---|    ---|------------  Shares     |       |------------- Shares      |--------------------------
|     |                         |        |  |                         |       |                          |
|     |                         |        |  |              Cost       |       |              Cost        |
|     |                         |        |  |              ----       |       |              ----        |
|     |AGI-100%                 |        |  |AMCO-100%     $135,342   |       |SIC-5.1%      $60,701     |
|     --------------------------         |  ---------------------------       |                          |
|                                        |                                    |Preferred-A   403,226     |
|     ---------------------------        |  ---------------------------       |-----------   Shares      |
|     |     NATIONWIDE HOME     |        |  |      ALLIED TEXAS       |       |              Cost        |
|     |  MORTGAGE DISTRIBUTORS  |        |  |      AGENCY, INC.       |       |              ----        |
|     |           INC.          |        |  |                         |       |SIC - 100%    $1,121,613  |
|     |                         |        |  |                         |    ---|                          |
|     |                         |        |  |                         |    |  |Preferred-B   250,596     |
------|                         |        ---|                         |    |  |-----------   Shares      |
|     |                         |        |  |                         |    |  |              Cost        |
|     |                         |        |  |                         |    |  |              ----        |
|     |NMHI-100%                |        |  |AMCO-100%                |    |  |SIC-96.5%     $672,968    |
|     ---------------------------        |  ---------------------------    |  -------------|--------------
|                                        |                                 |               |
|     ---------------------------        |  ---------------------------    |  -------------|-------------
|     |       NATIONWIDE        |        |  |    CALFARM INSURANCE    |    |  |     VETERINARY PET      |
|     |   ADVANTAGE MORTGAGE    |        |  |          AGENCY         |    |  |     INSURANCE CO.       |
|     |     COMPANY (NAMC)      |        |  |                         |    |  |                         |
|     |                         |        |  |                         |    |  |                         |
|     |Common Stock: 54,348     |        |  |Common Stock: 1,000      |    ---|                         |
|     |------------  Shares     |        |  |------------  Shares     |    |  |                         |
|     |                         |        |  |                         |    |  |                         |
------|                         |        ---|                         |    |  |                         |
      |                         |           |                         |    |  |                         |
      |NMHI-89.75%              |           |AMCO-100%                |    |  |VPSI-100%                |
      ---------------------------           ---------------------------    |  ---------------------------
                  |                                    |                   |               |
      ---------------------------           ---------------------------    |  ---------------------------
      |          AGMC           |           |    CAL-AG INSURANCE     |    |  |       DVM INSURANCE      |
      |   REINSURANCE, LTD.     |           |     SERVICES, INC.      |    ---|        AGENCY, INC.      |
      |                         |           |                         |    |  |                          |
      |                         |           |                         |    |  |VPSI-100%                 |
      |Common Stock: 11,000     |           |Common Stock: 100        |    |  ----------------------------
      |------------  Shares     |            ------------  Shares     |    |               |
      |                         |           |                         |    |  ----------------------------
      |              Cost       |           |                         |    |  |     VPI SERVICES, INC.   |
      |              ----       |           |CalFarm Insurance        |    ---|                          |
      |NAMC-100%     $11,000    |           |Agency - 100%            |       |VPSI-100%                 |
      ---------------------------           ---------------------------       ----------------------------

                                                    NATIONWIDE(R)                                                  (middle)
  ------------------------------------------                                              ------------------------------------------
  |                                        |                                              |                                        |
  |           NATIONWIDE MUTUAL            |                                              |          NATIONWIDE MUTUAL             |
  |           INSURANCE COMPANY            |==============================================|        FIRE INSURANCE COMPANY          |
  |              (CASUALTY)                |                                              |               (FIRE)                   |
  |                                        |                                              |                                        |
  --------------------|---------------------                                              ------------------|-----------------------
  |  ||               |                                                                                     |
--|  ||               |--------------------------------------------------------------------|                |-----------------------
     ||                                                                                    |
     ||                                          |----------------------------------------------------------------------------------
     ||                                          |                                         |
     ||  --------------------------------        |   --------------------------------      |        --------------------------------
     ||  |       FARMLAND MUTUAL        |        |   |      NATIONWIDE GENERAL      |      |        |          SCOTTSDALE          |
     ||  |      INSURANCE COMPANY       |        |   |      INSURANCE COMPANY       |      |        |      INDEMNITY COMPANY       |
     ||  |Guaranty Fund                 |        |   |                              |      |        |                              |
=====||==|------------                  |---|    |---|Common Stock: 20,000          |      |--------|Common Stock: 50,000          |
         |Certificate                   |   |    |   |------------  Shares          |      |        |------------  Shares          |
         |-----------                   |   |    |   |                              |      |        |                              |
         |                 Cost         |   |    |   |              Cost            |      |        |              Cost            |
         |                 ----         |   |    |   |              ----            |      |        |              ----            |
         |Casualty         $500,000     |   |    |   |Casualty-100% $5,944,422      |      |        |Casualty-100% $8,800,000      |
         --------------------------------   |    |   --------------------------------      |        --------------------------------
                                            |    |                                         |
         --------------------------------   |    |   --------------------------------      |        --------------------------------
         |          F & B, INC.         |   |    |   |     NATIONWIDE PROPERTY      |      |        |         NATIONWIDE           |
         |                              |   |    |   |        AND CASUALTY          |      |        |      INDEMNITY COMPANY       |
         |Common Stock:    1 Share      |   |    |   |      INSURANCE COMPANY       |      |        |       (NW INDEMNITY)         |
         |------------                  |   |    |   |                              |      |        |                              |
         |                              |---|    |---|Common Stock: 60,000          |      |--------|Common Stock: 28,000          |
         |                              |   |    |   |------------  Shares          |      |        |------------  Shares          |
         |                              |   |    |   |                              |      |        |                              |
         |                 Cost         |   |    |   |              Cost            |      |        |              Cost            |
         | Farmland        ----         |   |    |   |              ----            |      |        |              ----            |
         | Mutual-100%     $1,010       |   |    |   |Casualty-100% $6,000,000      |      |        |Casualty-100% $594,529,000    |
         --------------------------------   |    |   --------------------------------               --------------------------------
                                            |    |                                         |
         --------------------------------   |    |   --------------------------------      |        --------------------------------
         |     COOPERATIVE SERVICE      |   |    |   |     NATIONWIDE ASSURANCE     |      |        |          LONE STAR           |
         |           COMPANY            |   |    |   |           COMPANY            |      |        |     GENERAL AGENCY, INC.     |
         |                              |----    |---|                              |      |--------|                              |
         |Common Stock: 600 Shares      |        |   |Common Stock: 1,750           |      |        |Common Stock: 1,000           |
         |------------                  |        |   |------------  Shares          |      |        |------------  Shares          |
         |                              |        |   |                              |               |                              |
         |                 Cost         |        |   |              Cost            |      |        |              Cost            |
         |Farmland         ----         |        |   |              ----            |      |        |              ----            |
         |Mutual-100%      $5,336,063   |        |   |Casualty-100% $41,750,000     |      |        |Casualty-100% $5,000,000      |
         --------------------------------        |   --------------------------------      |        --------------------------------
                                                 |                                         |                        ||
         --------------------------------        |   --------------------------------      |        --------------------------------
         |          SCOTTSDALE          |        |   |   NATIONWIDE AGRIBUSINESS    |      |        |       COLONIAL COUNTY        |
         |       INSURANCE COMPANY      |        |   |      INSURANCE COMPANY       |      |        |       MUTUAL INSURANCE       |
         |             (SIC)            |        |   |                              |      |        |           COMPANY            |
         |                              |--------|---|Common Stock:  1,000,000      |      |        |                              |
         |Common Stock:    30,136       |        |   |------------   Shares         |      |        |                              |
         |------------     Shares       |        |   |                              |      |        |                              |
---------|                              |        |   |                              |      |        | Surplus Debentures:          |
         |                              |        |   |               Cost           |      |        | ------------------           |
         |                              |        |   |               ----           |      |        |                              |
         |                              |        |   |Casualty-99.9% $26,714,335    |      |        |                 Cost         |
         |                 Cost         |        |   |Other Capital:                |      |        |                 ----         |
         |                 ----         |        |   |-------------                 |      |        |Colonial         $500,000     |
         |Casualty-100%    $150,000,500 |        |   |Casualty-Ptd.  $713,576       |      |        |Lone Star         150,000     |
         --------------------------------        |   --------------------------------      |        --------------------------------
                                                 |                                         |
         --------------------------------        |   --------------------------------      |        --------------------------------
         |         SCOTTSDALE           |        |   |     NATIONAL CASUALTY        |      |        |    NATIONWIDE SERVICES       |
         |        SURPLUS LINES         |        |   |          COMPANY             |      |        |       COMPANY, LLC           |
         |      INSURANCE COMPANY       |        |---|           (NC)               |      |--------|                              |
         |                              |        |   |                              |      |        |                              |
         |Common Stock:    10,000       |        |   |Common Stock:    100          |      |        |Single Member Limited         |
---------|------------     Shares       |        |   |------------     Shares       |      |        |Liability Company             |
         |                              |        |   |                              |      |        |                              |
         |                 Cost         |        |   |                 Cost         |      |        |                              |
         |                 ----         |        |   |                 ----         |      |        |                              |
         |SIC-100%         $6,000,000   |        |   |Casualty-100%    $67,442,439  |      |        |Casualty-100%                 |
         --------------------------------        |   --------------------------------      |        --------------------------------
                                                 |                  |                      |
         --------------------------------        |   --------------------------------      |        --------------------------------
         |            RP&C              |        |   |    NCC OF AMERICA, LTD.      |      |        |      AMERICAN MARINE         |
         |        INTERNATIONAL         |        |   |        (INACTIVE)            |      |        |     UNDERWRITERS, INC.       |
         |                              |        |   |                              |      |        |                              |
         |Common Stock:    963          |        |   |                              |      |        |Common Stock: 20 Shares       |
         |------------     Shares       |        |   |                              |      |        |------------                  |
         |                              |--------|   |                              |      |--------|                              |
         |                 Cost         |        |   |                              |      |        |              Cost            |
         |                 ----         |        |   |NC-100%                       |      |        |              ----            |
         |Casualty-23.88%  $2,400,740   |        |   |                              |      |        |Casualty-100% $5,020          |
         --------------------------------        |   --------------------------------      |        --------------------------------
                                                 |                                         |
         --------------------------------        |   --------------------------------      |        --------------------------------
         |       NATIONWIDE CAPITAL     |        |   |      NEWHOUSE CAPITAL        |      |        |    NATIONWIDE INSURANCE      |
         |         MORTGAGE, LLC        |        |   |        PARTNERS, LLC         |      |        |     COMPANY OF FLORIDA       |
         |                              |---------   |                              |---------------|                              |
         |                              |            |                              |               |                              |
         |Mutual-5%                     |            |                              |               |Common Stock: 10,000          |
         |                              |            |Casualty-70%                  |               |------------  Shares          |
         |                              |            |                              |               |                              |
         |                              |            |GGAMI-19%                     |               |              Cost            |
         |NW Indemnity-95%              |            |                              |               |              ----            |
         |                              |            |Fire-10%                      |               |Casualty-100% $300,000,000    |
         --------------------------------            --------------------------------               --------------------------------

                                                                                                                        (right side)
                                                                                                            ------------------------
                                                                                                            |      NATIONWIDE      |
                                                                                                            |      FOUNDATION      |
                                                                                                            |                      |
                                                                                                            |      MEMBERSHIP      |
                                                                                                            |      NONPROFIT       |
                                                                                                            |     CORPORATION      |
                                                                                                            ------------------------

---------------------------------------------------------------------------------|-------------------------------------|
                                                                                 |                                     |
--|-------------------------------------------|---------------------|            |                                     |
  |                                           |                     |            |                                     |
  |                                           |                     |            |                                     |
  |     --------------------------------      |   ------------------|------------|-----          ----------------------|------------
  |     |       NATIONWIDE CASH        |      |   |            NATIONWIDE             |          |                                 |
  |     |      MANAGEMENT COMPANY      |      |   |            CORPORATION            |          |             RETENTION           |
  |     |                              |      |   |                                   |          |         ALTERNATIVES, LTD.      |
  |     |                              |      |   |Common Stock:    Control:          |          |                                 |
  |     |Common Stock:    100 Shares   |      |   |------------     -------           |          |                                 |
  |-----|------------                  |      |   |13,642,432       100%              |          |                                 |
  |     |                 Cost         |      |   |         Shares     Cost           |          |                                 |
  |     |                 ----         |      |   |         ------     ----           |          |                                 |
  |     |Casualty-100%    $11,226      |      |   |Casualty 12,992,922 $1,344,787,854 |          |                                 |
  |     |                              |      |   |Fire        649,510    118,038,022 |          |   Fire-100%                     |
  |     |                              |      |   |          (See Page 2)             |          |                                 |
  |     --------------------------------      |   -------------------------------------          -----------------------------------
  |                                           |
  |     --------------------------------      |   -------------------------------------
  |     |          NATIONWIDE          |      |   |         ALLNATIONS, INC.          |
  |     |           ARENA LLC          |      |   |Common Stock:    12,227 Shares     |
  |     |                              |      |   |-------------    Cost              |
  |-----|                              |      |---|                 ----              |
  |     |                              |      |   |Casualty-16.1%   $93,555           |
  |     |                              |      |   |Fire-16.1%       $93,697           |
  |     |                              |      |   |Preferred Stock  1,466 Shares      |
  |     |Casualty-90%                  |      |   |---------------  Cost              |
  |     |                              |      |   |                 ----              |
  |     |                              |      |   |Casualty-6.8%    $100,000          |
  |     |                              |      |   |Fire-6.8%        $100,000          |
  |     --------------------------------      |   -------------------------------------
  |                                           |
  |     --------------------------------      |   -------------------------------------
  |     |    NATIONWIDE INSURANCE      |      |   |     NATIONWIDE INTERNATIONAL      |
  |     |     SALES COMPANY, LLC       |      |   |           UNDERWRITERS            |
  |     |            (NISC)            |      |   |                                   |
  ------|                              |---|  |---|Common Stock:    1,000             |
  |     |    Single Member Limited     |   |  |   |------------    Shares             |
  |     |      Liability Company       |   |  |   |                                   |
  |     |                              |   |  |   |                 Cost              |
  |     |                              |   |  |   |                 ----              |
  |     |Casualty-100%                 |   |  |   |Casualty-100%    $10,000           |
  |     ---------------|----------------   |  |   -------------------------------------
  |                    |                   |  |
  |     ---------------|----------------   |  |   -------------------------------------
  |     |          INSURANCE           |   |  |   |         CALFARM INSURANCE         |
  |     |     INTERMEDIARIES, INC.     |   |  |   |              COMPANY              |
  |     |                              |   |  |   |                                   |
  |     |Common Stock:   1,615 Shares  |   |  |   |Common Stock:   52,000 Shares      |
  |     |-------------                 |   |  |---|--------------                     |
  |     |                 Cost         |   |  |   |                 Cost              |
  |     |                 ----         |   |  |   |                 ----              |
  |     |NISC-100%        $1,615,000   |   |  |   |Casualty-100%    $106,164,995      |
  |     --------------------------------   |  |   -------------------------------------
  |                                        |  |
  |     --------------------------------   |  |   -------------------------------------
  |     |       DISCOVER INSURANCE     |   |  |   |        NATIONWIDE REALTY          |
  |     |         AGENCY, LLC          |   |  |   |         INVESTORS, LTD            |
  |     |                              |   |  |   |                                   |
  |     |     Single Member Limited    |   |  |   |Casualty-95%                       |
  |     |       Liability Company      |---|  |---|                                   |
  |     |                              |      |   |                                   |
  |     |NISC-100%                     |      |   |NW Indemnity-5%                    |
  |     --------------------------------      |   -------------------------------------
  |                                           |
  |     --------------------------------      |   -------------------------------------
  |     |       DISCOVER INSURANCE     |      |   |        NATIONWIDE STRATEGIC       |
  |     |           AGENCY OF          |      |   |         INVESTOR FUND, LLC        |
  |     |           TEXAS, LLC         |      |   |                                   |
  |     |                              |      |   |      Single Member Limited        |
  |=====|     Single Member Limited    |      |---|        Liability Company          |
        |       Liability Company      |          |                                   |
        |                              |          |                                   |
        |                              |          |Casualty-100%                      |
        --------------------------------          -------------------------------------

                                                                                        Subsidiary Companies      -- Solid Line
                                                                                        Contractual Association   -- Double Line
                                                                                        Limited Liability Company -- Dotted Line

                                                                                        September 30, 2002

                                                                                                                       (Left Side)

                                                                                                                    |--------------
                                                                                                                    |
                                                                                                                    |
                                                                                                                    |
                                                                                                                    |
                                                                                                                    |
                                                                                                                    |
                                                                                                                    |
                                                                                                                    |
                                                                                                                    |
                                                                                                                    |
   --------------|------------------------------------------------------|                                           |
   |  -----------|-----------------                  -------------------|--------------              ---------------|-------------
   |  | NATIONWIDE TOWARZYSTWO    |                  |        NATIONWIDE GLOBAL       |              |     NATIONWIDE GLOBAL     |
   |  | UBEZPIECZEN NA ZYCIE SA   |                  |         HOLDINGS, INC. -       |              |    HOLDINGS, INC. NGH)    |
   |  |                           |                  |      LUXEMBOURG BRANCH         |              |                           |
   |  | Common Stock: 1,952,000   |                  |          (BRANCH)              |--------------| Common Stock: 1 Share     |
   |  | ------------  Shares      |                  |                                |     |        | -------------             |
   |  |                           |                  |                                |     |        |                  Cost     |
   |  |                           |                  | Endowment                      |     |        |                  ----     |
   |  | NGH-100%                  |                  | Capital-$1,000,000             |     |        | NW Corp.-100% $794,465,454|
   |  -----------|-----------------                  ---------------|------------------     |        -----------------------------
   |             |                                                  |                       |
   |  -----------------------------                  ----------------------------------     |        -----------------------------
   |  |        NATIONWIDE         |                  |      NGH LUXEMBOURG S.A.       |     |        |     NATIONWIDE GLOBAL     |
   |  |    FINANCIAL SP. Z.O.O.   |                  |           (LUX SA)             |     |        |          LIMITED          |
   |  |                           |                  |                                |     |        |                           |
   |  | Common Stock: 40,950      |                  | Common Stock:   5,894          |     |        | Common Stock: 20,343,752  |
   |  | ------------  Shares      |           -------| -------------   Shares         |     |--------| ------------- Shares      |
   |  |                           |           |      |                                |     |        |                Shares     |
   |  |                           |           |      |                  Cost          |     |        |                ------     |
   |  |                           |           |      |                  ----          |     |        | NGH            20,343,751 |
   |  | NGH-100%                  |           |      | Branch-99.98%    115,470,723   |     |        | LUX SA         1          |
   |  -----------------------------           |      |                  EURO          |     |        -----------------------------
   |                                          |      |---------------------------------     |
   |  -----------------------------           |      ----------------------------------     |        -----------------------------
   |  |     SIAM AR-NA-KHET       |           |      |          NGH UK, LTD.          |     |        |           NGH             |
   |  |   COMPANY LTD. (SIAM)     |           |      |                                |     |        |       NETHERLANDS B.V.    |
   |  |                           |           |      |                                |     |        |                           |
   |  |                           |           |      |                                |     |--------| Common Stock: 40          |
   |--|                           |           |------|                                |     |        | ------------- Shares      |
   |  |                           |           |      |                                |     |        |                           |
   |  |                           |           |      |                                |     |        |                 Cost      |
   |  |                           |           |      |                                |     |        |                 ----      |
   |  | NGH-48.99%                |           |      | LUX SA-100%                    |     |        | NGH-100%     NLG 52,500   |
   |  -----------------------------           |      ----------------------------------     |        -----------------------------
   |                                          |                                             |
   |  -----------------------------           |      ----------------------------------     |        -----------------------------
   |  |      NATIONWIDE LIFE      |           |      |   NATIONWIDE GLOBAL HOLDINGS   |     |        |     NATIONWIDE GLOBAL     |
   |  |  ASSURANCE COMPANY, LTD.  |           |      |   -NGH BRASIL PARTICIPACOES,   |     |        |         JAPAN, INC.       |
   |  |                           |           |      |       LTDA (NGH BRASIL)        |     |        |                           |
   |  |                           |           |      |                                |     |        | Common Stock:  100        |
   |  |                           |           |------|                                |     |--------| -------------  Shares     |
   |  |                           |           |      |                                |     |        |                           |
   |  |                           |           |      |         Shares        Cost     |     |        |                           |
   |  |                           |           |      |         ------        ----     |     |        |                 Cost      |
   |  | NGH-24.3%                 |           |      | LUX SA 6,164,899    R6,164,889 |     |        |                 ----      |
   |  | SIAM-37.7%                |           |      | NGH    1            R1         |     |        | NGH-100%        $100      |
   |  -----------------------------           |      ---------------|------------------     |        -----------------------------
   |                                          |                     |                       |
   |  -----------------------------           |      ----------------------------------     |        -----------------------------
   |  |  SBSC LTD (THAILAND)      |           |      |      NATIONWIDE HOLDINGS       |     |        |        NATIONWIDE         |
   |  |                           |           |      |            SA (NHSA)           |     |        |    SERVICES SP. Z.O.O.    |
   |  |                           |           |      |                                |     |        |                           |
   |  | Common Stock:  24,500     |           |      |                                |     |        | Common Stock:  80         |
   |--| -------------  Shares     |           |      |          Shares       Cost     |     |--------| -------------  Shares     |
      |                           |           |      |          ------       ----     |     |        |                           |
      |                           |           |      |NGH                             |     |        |                Cost       |
      | NGH-.01%                  |           |      |BRASIL  42,900,999   R42,900,999|     |        |                ----       |
      | SIAM-48.98%               |           |      |LUX SA 1             R1         |     |        | NGH-100%       4,000 PLN  |
      -----------------------------           |      ---------------|------------------     |        -----------------------------
                                              |                     |                       |
      -----------------------------           |      ----------------------------------     |       ------------------------------
      |    PANEUROLIFE (PEL)      |           |      |    DINAMICA PARTICIPACOES SA    |    |       |    NATIONWIDE GLOBAL       |
      |                           |           |      |             (DPSA)              |    |       |       FINANCE LLC          |
      |                           |           |      |                                 |    |       |                            |
      | Common Stock:  1,300,000  |           |      |                                 |    |       |   Single Member Limited    |
      | -------------  Shares     |           |      |                                 |    |-------|     Liability Company      |
      |                           |           |      |         Shares       Cost       |            |                            |
      |                 Cost      |------------      |         ------       ----       |            |                            |
      |                 ----      |                  |NHSA     132,522,386  R14,723,256|            |                            |
      | LUX SA-100% 3,817,832,685 |                  |NGH                              |            |                            |
      | LUF                       |                  | BRASIL  1            R1,472     |            | NGH-100%                   |
      --------------|--------------                  |---------------|------------------             -----------------------------
                    |                                                |
      -----------------------------                  -----------------------------------
      |        VERTBOIS, SA       |                  |    NATIONWIDE MARITIMA VIDA e   |
      |                           |                  |         PREVIDENCIA SA          |
      |                           |                  | Common Stock:    134,822,225    |
      |                           |                  | -------------    Shares         |
      |                           |                  |                                 |
      |                           |                  |                   Cost          |
      | PEL-99.99%                |                  |                   ----          |
      | LUX SA-.01%               |                  |DPSA-86.4%       R14,128,512     |
      -----------------------------                  |----------------------------------




                                                                                                              (Center)
                                                    NATIONWIDE(R)
---------------------------------------                                 ---------------------------------------------
|      NATIONWIDE MUTUAL               |                                |          NATIONWIDE MUTUAL                |
|      INSURANCE COMPANY               |================================|       FIRE INSURANCE COMPANY              |
|        (CASUALTY)                    |                 |              |               (FIRE)                      |
----------------------------------------                 |              ---------------------------------------------
                                                         |
                                      -----------------------------------------
                                      |    NATIONWIDE CORPORATION (NW CORP)   |
                                      |   Common Stock:           Control:    |
                                      |   ------------            -------     |
                                      |    13,642,432               100%      |
                                      |             Shares     Cost           |
                                      |             ------     ----           |
                                      |CASUALTY     12,992,922 $1,344,787,854 |
                                      |FIRE            649,510    118,038,022 |
                                      -------------------|---------------------
                                                         |
----------------------------|----------------------------|-----------------------------|----------------------------
                            |                            |                             |
                ------------|------------    ------------|-------------    ------------|-------------
                |      NATIONWIDE       |    |                        |    | GARTMORE GLOBAL ASSET  |
                |   SECURITIES, INC.    |    |  NATIONWIDE FINANCIAL  |    |    MANAGEMENT TRUST    |
                |Common Stock: 7,676    |    |  SERVICES, INC. (NFS)  |    |         (GGAMT)        |
                |------------- Shares   |    |Common Stock: Control:  |    |                        |
                |              Cost     |    |------------  -------        |                        |
                |              ----     |    |Class A    Public-100%  |    |                        |
                |Corp.-100%  $5,996,261 |    |Class B    NW Corp-100% |    |Corp.-100%              |
                |                       |    |      (See Page 3)      |    |      (See Page 4)      |
                -------------------------    --------------------------    --------------------------

                                                                                                                            (Right)











-----------------------------------------------------------------------------------------------------|
                                               |                                                     |
                                               |                                                     |
                                               |                                                     |
                                               |                                                     |
                                  -------------|-----------------                       -------------|-----------------
                                  |       GATES MCDONALD        |                       |     NATIONWIDE HEALTH       |
                                  |      & COMPANY (GATES)      |                       |     PLANS, INC. (NHP)       |
                                  |                             |                       |                             |
                                  |Common Stock:  254 Shares    |                       |Common Stock:  100 Shares    |
                                  |------------                 |                   |---|------------                 |
                                  |                Cost         |                   |   |                Cost         |
                                  |                ----         |                   |   |                ----         |
                                  | NW Corp.-100%  $25,683,532  |                   |   | NW Corp.-100%  $19,103,732  |
                                  -------------------------------                   |   -------------------------------
                                              |                                     |
                                              |                                     |
             ------------------------------   |   -------------------------------   |   -------------------------------
             |   MEDPROSOLUTIONS, INC.    |   |   |      NEVADA INDEPENDENT     |   |   |    NATIONWIDE MANAGEMENT    |
             |                            |   |   |   COMPANIES-MANUFACTURING   |   |   |        SYSTEMS, INC.        |
             |                            |   |   |      TRANSPORTATION AND     |   |   |                             |
             |                            |   |   |         DISTRIBUTION        |   |   |                             |
             |                            |   |   |                             |   |   |                             |
             |                            |   |   | Common Stock: 1,000 Shares  |   |---|  Common Stock: 100          |
             |                            |---|---| ------------                |   |   |  ------------  Shares       |
             |                            |   |   |                             |   |   |                             |
             |               Cost         |   |   |                             |   |   |                Cost         |
             |               ----         |   |   |                             |   |   |                ----         |
             | Gates-100%    $6,700,000   |   |   | Gates-100%                  |   |   |  NHP-100%      $25,149      |
             ------------------------------   |   -------------------------------   |   -------------------------------
                                              |                  |                  |
             ------------------------------   |   ---------------|---------------   |   -------------------------------
             |      GATES, MCDONALD &     |   |   |      NEVADA INDEPENDENT     |   |   |        NATIONWIDE           |
             |  COMPANY OF NEW YORK, INC. |   |   |     COMPANIES-HEALTH AND    |   |   |        AGENCY, INC.         |
             |                            |   |   |           NONPROFIT         |   |   |                             |
             |                            |   |   |                             |   |   |                             |
             | Common Stock: 3 Shares     |---|---| Common Stock: 1,000 Shares  |   |---|  Common Stock: 1000 Shares |
             | -------------              |   |   | ------------                |       |  ------------               |
             |                            |   |   |                             |       |                             |
             |              Cost          |   |   |                             |       |                Cost         |
             |              ----          |   |   |                             |       |                ----         |
             | Gates-100%  $106,947       |   |   | Gates-100%                  |       |  NHP-99%       $116,077     |
             ------------------------------   |   -------------------------------       -------------------------------
                                              |
             ------------------------------   |   -------------------------------
             |      GATES, MCDONALD &     |   |   |      NEVADA INDEPENDENT     |
             |      COMPANY OF NEVADA     |   |   |    COMPANIES-CONSTRUCTION   |
             |                            |   |   |                             |
             | Common Stock: 40 Shares    |---|---| Common Stock: 1,000 Shares  |
             | -------------              |   |   | ------------                |
             |                            |   |   |                             |
             |              Cost          |   |   |                             |
             |              ----          |   |   |                             |
             | GATES-100%  $93,750        |   |   | Gates-100%                  |
             ------------------------------   |   -------------------------------
                                              |
                                              |
             ------------------------------   |   -------------------------------
             |      GATES MCDONALD &      |   |   |      NEVADA INDEPENDENT     |
             |      HEALTH PLUS, INC.     |   |   |    COMPANIES-HOSPITALITY    |
             |                            |   |   |      AND ENTERTAINMENT      |
             |                            |---|---|                             |
             | Common Stock: 200 Shares   |       | Common Stock: 1,000 Shares  |
             | -------------              |       | ------------                |
             |                            |       |                             |
             |              Cost          |       |                             |
             |              ----          |       |                             |
             | GATES-100%  $2,000,000     |       | Gates-100%                  |
             ------------------------------       -------------------------------















                                                                               Subsidiary Companies      -- Solid Line
                                                                               Contractual Association   -- Double Line
                                                                               Limited Liability Company -- Dotted Line

                                                                               September 30, 2002

                                                                                                                 Page 2


                                                                                    (Left Side)



























                    ---------------------------------------------------------------------------------------------------------------
                    |                                            |                                            |
    ----------------|------------------        ------------------|-----------------         ------------------|----------------
    |                                 |        |                                  |         |                                 |
    |      NATIONWIDE FINANCIAL       |        |     NATIONWIDE LIFE INSURANCE    |         |                                 |
    |     SERVICES CAPITAL TRUST      |        |         COMPANY (NW LIFE)        |         |           TBG INSURANCE         |
    | Preferred Stock:                |    ----|  Common Stock: 3,814,779 Shares  |         |       SERVICES CORPORATION      |
    | ----------------                |    |   |  -------------                   |         |                                 |
    | NFS-100%                        |    |   |  NFS-100%                        |         |  NFS-65%                        |
    |                                 |    |   |                                  |         |                                 |
    -----------------------------------    |   ------------------------------------         -----------------------------------
                                           |
                                           |   ------------------------------------
                                           |   |        NATIONWIDE LIFE AND       |
                                           |   |    ANNUITY INSURANCE COMPANY     |
                                           |---|  Common Stock:   66,000 Shares   |
                                           |   |  -------------   Cost            |
                                           |   |                  ----            |
                                           |   |  NW Life-100%    $183,070,003    |
                                           |   ------------------------------------
                                           |
                                           |   ------------------------------------
                                           |   |       NATIONWIDE INVESTMENT      |
                                           |   |        SERVICES CORPORATION      |
                                           |---|  Common Stock:    5,000 Shares   |
                                           |   |  -------------   Cost            |
                                           |   |                  ----            |
                                           |   |  NW Life-100%    $529,728        |
                                           |   ------------------------------------
                                           |
                                           |   ------------------------------------
                                           |   |                                  |
                                           |   |       NATIONWIDE FINANCIAL       |
                                           |---|           ASSIGNMENT             |
                                           |   |            COMPANY               |
                                           |   |                                  |
                                           |   |  NW Life-100%                    |
                                           |   ------------------------------------
                                           |
                                           |   ------------------------------------
                                           |   |            NATIONWIDE            |
                                           |   |         PROPERTIES, LTD.         |
                                           |---|  Units                           |
                                           |   |  -----                           |
                                           |   |  NW Life-97.6%                   |
                                           |   |  NW Mutual-2.4%                  |
                                           |   ------------------------------------
                                           |
                                           |   ------------------------------------
                                           |   |      NATIONWIDE COMMUNITY        |
                                           |   |     DEVELOPMENT CORP., LLC       |
                                           |---|  Units                           |
                                           |   |  -----                           |
                                           |   |  NW Life-67%                     |
                                           |   |  NW Indemnity-33%                |
                                           |   ------------------------------------
                                           |
                                           |   ------------------------------------
                                           |   |      NATIONWIDE AFFORDABLE       |
                                           |   |           HOUSING, LLC           |
                                           ----|                                  |
                                               |  NW Life-45%                     |
                                               |  NW Indemnity-45%                |
                                               ------------------------------------


                                                                                                                            (Center)
                                                                    NATIONWIDE(R)

                         -------------------------------                                       ----------------------------------
                         |      NATIONWIDE MUTUAL      |                                       |        NATIONWIDE MUTUAL       |
                         |      INSURANCE COMPANY      |=================|=====================|      FIRE INSURANCE COMPANY    |
                         |          (CASUALTY)         |                 |                     |              (FIRE)            |
                         -------------------------------                 |                     ----------------------------------
                                                                         |
                                                                         |
                                                      -------------------|---------------------
                                                      |   NATIONWIDE CORPORATION (NW CORP)    |
                                                      |        Common Stock:   Control:       |
                                                      |        -------------   --------       |
                                                      |           13,642,432   100%           |
                                                      |             Shares     Cost           |
                                                      |             ------     ----           |
                                                      | CASUALTY  12,992,922   $1,344,787,854 |
                                                      | FIRE         649,510      118,038,022 |
                                                      -------------------|---------------------
                                                          ---------------|------------------
                                                          |      NATIONWIDE FINANCIAL      |
                                                          |      SERVICES, INC. (NFS)      |
                                                          |   Common Stock:     Control    |
                                                          |   -------------     -------    |
                                                          |   Class A         Public-100%  |
                                                          |   Class B         NW Corp-100% |
                                                          ---------------|------------------
                                                                         |
-------------------------------------------------------------------------|----------------------------------------------------------
                                    |                                    |                                   |
                    ----------------|-----------------    ---------------|----------------    ---------------|----------------
                    |        NATIONWIDE TRUST        |    |                              |    |                              |
                    |          COMPANY, FSB          |    |    NFS DISTRIBUTIONS, INC.   |    |     NATIONWIDE FINANCIAL     |
                    | Common Stock: 2,800,000 Shares |    |            (NFSDI)           |    |   SERVICES CAPITAL TRUST II  |
                    | ------------                   |    |                              |    |                              |
                    |                  Cost          |    |                              |    |                              |
                    |                  ----          |    |                              |    |                              |
                    | NFS-100%         $3,000,000    |    | NFS-100%                     |    | NFS-100%                     |
                    ----------------------------------    ---------------|----------------    --------------------------------
                                    -------------------------------------|-----------------|----------------------------------------
                    ----------------|-----------------    ---------------|---------------- |  ---------------|----------------
                    |      NATIONWIDE FINANCIAL      |    |                              | |  |  THE 401(k) COMPANIES, INC.  |
                    |    INSTITUTION DISTRIBUTORS    |    |       NATIONAL DEFERRED      | |  |           (401(k))           |
                    |      AGENCY, INC. (NFIDAI)     |    |       COMPENSATION, INC.     | |  |                              |
                    |   Common Stock  1,000 Shares   |    |                              | |  |                              |
                    |   ------------                 |    |                              | |  |                              |
                    |   NFSDI-100%                   |    | NFSDI-100%                   | |  | NFSDI-100%                   |
                    --------------|-|-|---------------    ---------------|-|-------------- |  -------------------|------------
                                  | | |                                  | |               |                     |
 -------------------------------- | | | -------------------------------- | | --------------|-------------------  |
 |     FINANCIAL HORIZONS       | | | | |                              | | | |     NATIONWIDE RETIREMENT      |  |
 |    DISTRIBUTION AGENCY       | | | | |            FLORIDA           | | | |      PLAN SERVICES, INC.       |  |
 |     OF ALABAMA, INC.         | | | | |            RECORDS           | | | |   Common Stock:   Control      |  |
 | Common Stock:  10,000 Shares | | | | |      ADMINISTRATOR, INC.     |-|-| |   -------------   -------      |  |
 | -------------   Cost         | | | | |                              |---- |   Class A        NSF-100%      |  |
 |                 ----         | | | | |                              |     |   Class B       NFSDI-100%     |  |
 | NFIDAI - 100%   $100       | | | | |                              |     |                                |  |
 -------------------------------- | | | --------------------------------     ----- ----------------------------  |
                                  | | |                                                                          |
 -------------------------------- | | | --------------------------------     ----------------------------------  |
 |      LANDMARK FINANCIAL      | | | | |                              |     |        401(k) INVESTMENT       |  |
 |          SERVICE OF          | | | | |     FINANCIAL HORIZONS       |     |          SERVICES, INC.        |  |
 |         NEW YORK, INC.       | | | |-|        DISTRIBUTORS          |     |                                |  |
 | Common Stock:  10,000 Shares |-| | |-|    AGENCY OF OHIO, INC.      |     | Common Stock: 1,000,000 Shares |--|
 | -------------   Cost         | | | | |                              |     | ------------- Cost             |  |
 |                 ----         | | | | |                              |     |               ----             |  |
 | NFIDAI-100%     $10,000      | | | | |                              |     | 401(k)-100%   $7,800           |  |
 -------------------------------- | | | --------------------------------     ----------------------------------  |
                                  | | |                                                                          |
 -------------------------------- | | | --------------------------------     ----------------------------------  |
 |     FINANCIAL HORIZONS       | | | | |                              |     |        401(k) INVESTMENT       |  |
 |      SECURITIES CORP.        | | | | |     FINANCIAL HORIZONS       |     |          ADVISORS, INC.        |  |
 | Common Stock: 10,000 Shares  |-| | |-|        DISTRIBUTORS          |     | Common Stock:     1,000 Shares |  |
 | ------------- Cost           | | | |-|          AGENCY OF           |     | -------------     Cost         |--|
 |               ----           | | | | |       OKLAHOMA, INC.         |     |                   ----         |  |
 | NFIDAI-100%   $153,000       | | | | |                              |     | 401(k)-100%       $1,000       |  |
 -------------------------------- | | | --------------------------------     ----------------------------------  |
                                  | | |                                                                          |
 -------------------------------- | | | --------------------------------     ----------------------------------  |
 |    AFFILIATE AGENCY, INC.    | | | | |                              |     |         401(k) COMPANY         |  |
 | Common Stock:    100 Shares  | | | | |      FINANCIAL HORIZONS      |     | Common Stock:  855,000 Shares  |  |
 | -------------    Cost        |-| | |-|         DISTRIBUTORS         |     | -------------  Cost            |--|
 |                  ----        | | | |-|     AGENCY OR TEXAS, INC.    |     |                ----            |  |
 | NFIDAI-100%      $100        | | | | |                              |     | 401(k)-100%    $1,000          |  |
 -------------------------------- | | | --------------------------------     ----------------------------------  |
                                  | | |                                                                          |
 -------------------------------- | | | --------------------------------     ----------------------------------  |
 |    NATIONWIDE FINANCIAL      | | | | |                              |     |                                |  |
 |  INSTITUTIONAL DISTRIBUTORS  | | | | |       AFFILIATE AGENCY       |     |                                |  |
 |INSURANCE AGENCY,INC. OF MASS.|-| ----|         OF OHIO, INC.        |     |     RIVERVIEW AGENCY, INC.     |--|
 | Common Stock:    100 Shares  | |     | Common Stock:    750 Shares  |     |                                |---
 | -------------                | |     | -------------                |     |                                |
 | NFIDAI-100%                  | |     | NFIDAI-100%                  |     |                                |
 -------------------------------- |     --------------------------------     ----------------------------------
                                  |
 -------------------------------- |
 |    NATIONWIDE FINANCIAL      | |
 |  INSTITUTION DISTRIBUTORS    | |
 |  AGENCY, INC. OF NEW MEXICO  |--
 | Common Stock:    100 Shares  |
 | -------------                |
 | NFIDAI-100%                  |
 --------------------------------

                                                                                                                            (Right)




























------------------------------------------------------------------------------------------------------------------
                                    |                                      |                                     |
                    ----------------|----------------     -----------------|---------------     -----------------|---------------
                    |    PENSION ASSOCIATES, INC.   |     |                               |     |      NATIONWIDE FINANCIAL     |
                    |                               |     |      EAGLE ACQUISITION        |     |    SERVICES, (BERMUDA) LTD.   |
                    | Common Stock:    1,000 Shares |     |          CORPORATION          |     |              (NFSB)           |
                    | ------------     Cost         |     |                               |     | Common Stock:  250,000 Shares |
                    |                  ----         |     |                               |     | -------------  Cost           |
                    |                               |     |                               |     |                ----
                    | NFS-100%        $2,839,392    |     | NFS-100%                      |     | NFSB-100%      $113,500,000   |
                    ---------------------------------     ---------------------------------     -----------------|---------------
                                                                                                                 |
-------------------------------------                                                                            |
                                    |                                                                            |
                    ----------------|----------------                                           -----------------|---------------
                    |     NATIONWIDE RETIREMENT     |                                           |      NFSB INVESTMENTS LTD.    |
                    |     SOLUTIONS, INC. (NRS)     |                                           | Common Stock:   12,000 Shares |
                    | Common Stock:  236,494 Shares |                                           | -------------   Cost          |
                    | -------------                 |                                           |                 ----          |
                    | NFSDI-100%                    |                                           | NFSB-100%       $12,000       |
                    ----------------|----------------                                           ---------------------------------
                                    |
 ---------------------------------  |  ---------------------------------
 |     NATIONWIDE RETIREMENT     |  |  |     NATIONWIDE RETIREMENT     |
 |      SOLUTIONS, INC. OF       |  |  |       SOLUTIONS, INC. OF      |
 |            ALABAMA            |  |  |           NEW MEXICO          |
 | Common Stock:   10,000 Shares |--|--| Common Stock:    1,000 Shares |
 | -------------   Cost          |  |  | -------------    Cost         |
 |                 ----          |  |  |                  ----         |
 | NRS-100%        $1,000        |  |  | NRS-100%         $1,000       |
 |--------------------------------  |  ---------------------------------
                                    |
 ---------------------------------  |  ---------------------------------
 |     NATIONWIDE RETIREMENT     |  |  |     NATIONWIDE RETIREMENT     |
 |  SOLUTIONS, INC. OF ARIZONA   |  |  | SOLUTIONS, INC. OF SO. DAKOTA |
 | Common Stock:    1,000 Shares |  |  | Common Stock:    1,000 Shares |
 | -------------    Cost         |--|--| -------------    Cost         |
 |                  ----         |  |  |                  ----         |
 | NRS-100%         $1,000       |  |  | NRS-100%         $1,000       |
 ---------------------------------  |  ---------------------------------
                                    |
 ---------------------------------  |  ---------------------------------
 |     NATIONWIDE RETIREMENT     |  |  |    NATIONWIDE RETIREMENT      |
 |  SOLUTIONS, INC. OF ARKANSAS  |  |  |     SOLUTIONS, INC. OF        |
 |                               |  |  |           WYOMING             |
 | Common Stock:  50,000  Shares |--|--| Common Stock:      500 Shares |
 | ------------     Cost         |  |  | ------------      Cost        |
 |                  ----         |  |  |                   ----        |
 | NRS-100%         $500         |  |  | NRS-100%          $500        |
 ---------------------------------  |  ---------------------------------
                                    |
 ---------------------------------  |  ---------------------------------
 |     NATIONWIDE RETIREMENT     |  |  |                               |
 | SOLUTIONS, INS. AGENCY, INC.  |  |--|    NATIONWIDE RETIREMENT      |
 | Common Stock:    1,000 Shares |--|--|   SOLUTIONS, INC. OF OHIO     |
 | ------------     Cost         |  |  |                               |
 |                  ----         |  |  |                               |
 | NRS-100%         $1,000       |  |  |                               |
 ---------------------------------  |  ---------------------------------
                                    |
 ---------------------------------  |  ---------------------------------
 |     NATIONWIDE RETIREMENT     |  |  |                               |
 |  SOLUTIONS, INC. OF MONTANA   |  |--|    NATIONWIDE RETIREMENT      |
 | Common Stock:      500 Shares |--|--|      SOLUTIONS, INC. OF       |
 | ------------      Cost        |  |  |           OKLAHOMA            |
 |                   ----        |  |  |                               |
 | NRS-100%          $500        |  |  |                               |
 ---------------------------------  |  ---------------------------------
                                    |
 ---------------------------------  |  ---------------------------------
 |     NATIONWIDE RETIREMENT     |  |  |                               |
 |   SOLUTIONS, INC. OF NEVADA   |  |--|    NATIONWIDE RETIREMENT      |
 | Common Stock:    1,000 Shares |-----|   SOLUTIONS, INC. OF TEXAS    |
 | ------------     Cost         |     |                               |
 |                  ----         |     |                               |
 | NRS-100%         $1,000       |     |                               |
 ---------------------------------     ---------------------------------






                                                                                        Subsidiary Companies      -- Solid Line
                                                                                        Contractual Association   -- Double Line
                                                                                        Limited Liability Company -- Dotted Line

                                                                                        September 30, 2002

                                                                                                                       (Left Side)





























                            --------------------------------------------------------------------------------------------------------
                            |                  |                  |                   ----------------------------------------------
                            |                  |                  |                   |                    |
              -----------------------------    |    -----------------------------     |      -----------------------------
              |     AUDENSTAR LIMITED     |    |    |     NATIONWIDE ASSET      |     |      |    GARTMORE INVESTMENT    |
              |           (AL)            |    |    | MANAGEMENT HOLDINGS, LTD. |     |      |        SERVICES LTD.      |
              |                           |    |    |         (NAMHL)           |     |      |          (GISL)           |
              |                           |    |    |                           |     |  |---|                           |
              |                           |    |    |                           |     |  |   |                           |
              |                           |    |    |                           |     |  |   | GIM-80%                   |
              | GGAMT-100%                |    |    | GGAMT-100%                |     |  |   | GNL-20%                   |
              -----------------------------    |    -----------------------------     |  |   -----------------------------
                            |                  |                  |                   |  |
                            |                  |                  |                   |  |
              -----------------------------    |    -----------------------------     |  |   -----------------------------
              |  RIVERVIEW INTERNATIONAL  |    |    |    NATIONWIDE UK ASSET    |     |  |   |    GARTMORE INVESTMENT    |
              |        GROUP, INC.        |    |    | MANAGEMENT HOLDINGS, LTD. |     |  |   |       SERVICES GMBH       |
              |           (RIG)           |    |    |         (NUKAMHL)         |     |  |   |                           |
              |                           |    |    |                           |     |  |---|                           |
              |                           |    |    |                           |     |  |   |                           |
              |                           |    |    |                           |     |  |   |                           |
              | AL-21%                    |    |    | NAMHL-100%                |     |  |   | GISL-100%                 |
              -----------------------------    |    -----------------------------     |  |   -----------------------------
                            |                  |                  |                   |  |
              -----------------------------    |    -----------------------------     |  |   -----------------------------
              |  GARTMORE RIVERVIEW, LLC  |    |    |   NATIONWIDE UK HOLDING   |     |  |   |  GARTMORE FUND MANAGERS   |
              |                           |    |    |       COMPANY, LTD.       |     |  |   |   INTERNATIONAL LIMITED   |
              |                           |    |    |         (NUKHCL)          |     |  |   |          (GFMI)           |
              |                           |    |    |                           |     |  |---|                           |
              |                           |    |    |                           |     |      |                           |
              |                           |    |    |                           |     |      | GISL-99.99%               |
              | RIG-70%                   |    |    | NUKAMHL-96.1%             |     |      | GSL-.01%                  |
              -----------------------------    |    -----------------------------     |      -----------------------------
                                               |                  |                   |                    |
              -----------------------------    |    -----------------------------     |      -----------------------------
              |      GARTMORE ASSET       |    |    |     ASSET MANAGEMENT      |     |      |    GARTMORE SECRETARIES   |
              |     MANAGEMENT, INC.      |    |    |       HOLDINGS PLC        |     |      |       (JERSEY) LTD.       |
              |                           |    |    |           (AMH)           |     |      |                           |
              |                           |----|    |                           |     |      |                           |
              |                           |         |                           |     |      | GFMI-94%                  |
              |                           |         |                           |     |      | GSL-3%                    |
              | GGAMT-100%                |         | NUKHCL-100%               |     |      | GIM-3%                    |
              -----------------------------         -----------------------------     |      -----------------------------
                                                                  |                   |
                                                    -----------------------------     |
                                                    |     GARTMORE INVESTMENT   |     |
                                                    |       MANAGEMENT PLC      |     |
                                                    |           (GIM)           |-----|
                                                    |                           |
                                                    |                           |
                                                    | AMH-99.99%                |
                                                    | GNL-.01%                  |
                                                    -----------------------------


                                                                                                                           (Center)
                                                           NATIONWIDE(R)
--------------------------------------------------                                --------------------------------------------------
|               NATIONWIDE MUTUAL                |                                |                NATIONWIDE MUTUAL               |
|               INSURANCE COMPANY                |================================|            FIRE INSURANCE COMPANY              |
|                  (CASUALTY)                    |                   |            |                    (FIRE)                      |
--------------------------------------------------                   |            --------------------------------------------------
                                                                     |
                                                  -----------------------------------------
                                                  |    NATIONWIDE CORPORATION (NW CORP)   |
                                                  |   Common Stock:           Control:    |
                                                  |   ------------            -------     |
                                                  |    13,642,432               100%      |
                                                  |             Shares     Cost           |
                                                  |             ------     ----           |
                                                  |CASUALTY     12,992,922 $1,344,787,854 |
                                                  |FIRE            649,510    118,038,022 |
                                                  -----------------------------------------
                                                                     |
                                                      -----------------------------
                                                      |      GARTMORE GLOBAL      |
                                                      |     ASSET MANAGEMENT      |
                                                      |       TRUST (GGAMT)       |
                                                      |                           |
                                                      |                           |
                                                      |                           |
                                                      |                           |
                                                      |                           |
                                                      | Corp.-100%                |
                                                      -----------------------------
                                                             |
-------------------------------------------------------------|---------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
                                   |                                 |
                                   |   ----------------------------  |  --------------------------
                                   |   |      GARTMORE FUND       |  |  |GARTMORE INVESTMENT LTD.|
                                   |   |      MANAGERS LTD.       |  |  |         (GIL)          |
                                   |   |          (GFM)           |  |  |                        |
                                   |   |                          |  |  |                        |
                                   |---|                          |  |--|                        |
                                   |   |                          |  |  |                        |
                                   |   |GIM-99.99%                |  |  |GIM-99.9%               |
                                   |   |GSL-.01%                  |  |  |GNL-.1%                 |
                                   |   ----------------------------  |  --------------------------
                                   |                 |               |
                                   |   ----------------------------  |  --------------------------
                                   |   |     FENPLACE LIMITED     |  |  |     GARTMORE JAPAN     |
                                   |   |                          |  |  |        LIMITED         |
                                   |   |                          |  |  |                        |
                                   |---|                          |  |--|                        |
                                   |   |                          |  |  |                        |
                                   |   |                          |  |  |                        |
                                   |   |GFM-100%                  |  |  |GIL-100%                |
                                   |   |                          |  |  |                        |
                                   |   ----------------------------  |  --------------------------
                                   |                                 |
                                   |   ----------------------------  |  --------------------------
                                   |   | GARTMORE SECURITIES LTD. |  |  |   GARTMORE 1990 LTD.   |
                                   |   |          (GSL)           |  |  |    (General Partner)   |
                                   |   |                          |  |  |                        |
                                   |   |                          |  |  |                        |
                                   |---|                          |  |--|                        |
                                       |                          |  |  |                        |
                                       |                          |  |  |                        |
                                       |GIM-99.99%                |  |  |GIM-50%                 |
                                       |GNL-.01%                  |  |  |GSL-50%                 |
                                       ----------------------------  |  --------------------------
                                                                     |
                                                                     |  --------------------------
                                                                     |  |  GARTMORE INDOSUEZ UK  |
                                                                     |  |     RECOVERY FUND      |
                                                                     |  |      (G.P.) LTD.       |
                                                                     |  |                        |
                                                                     |--|                        |
                                                                     |  |                        |
                                                                     |  |GIM-50%                 |
                                                                     |  |GNL-50%                 |
                                                                     |  --------------------------
                                                                     |
                                                                     |  --------------------------
                                                                     |  |  GARTMORE 1990 TRUSTEE |
                                                                     |  |          LTD.          |
                                                                     |  |    (General Partner)   |
                                                                     ---|                        |
                                                                        |                        |
                                                                        |                        |
                                                                        |GIM-50%                 |
                                                                        |GSL-50%                 |
                                                                        --------------------------







                                                                                                                             (Right)





























-----------------------------------------------------------------------------------------------------------
-------------------------------------------------                                                         |
           |                                    |                                                         |
           |  ----------------------------      |    -----------------------------             -----------------------------
           |  |  DAMIAN SECURITIES LTD.  |      |    |     GARTMORE CAPITAL      |             |      GARTMORE GLOBAL      |
           |  |                          |      |    |      MANAGEMENT LTD.      |             |  INVESTMENTS, INC. (GGI)  |
           |  |                          |      |----|          (GCM)            |             |                           |
           |  |                          |      |    |                           |             |                           |
           |--|                          |      |    |  GIM - 99.99%             |             |         See Page 5        |
           |  |                          |      |    |  GSL - .01%               |             |                           |
           |  |GIM 50%                   |      |    -----------------------------             -----------------------------
           |  |GSL-50%                   |      |    -----------------------------
           |  ----------------------------      |    |     GARTMORE U.S. LTD.    |
           |                                    |    |           (GUS)           |
           |  ----------------------------      |----|                           |
           |  |  GARTMORE NOMINEES LTD.  |      |    |                           |
           |  |          (GNL)           |      |    | GCM - 100%                |
           |  |                          |      |    |                           |
           |--|                          |      |    -----------------------------
           |  |                          |      |
           |  |                          |      |    -----------------------------
           |  |GIM-99.99%                |      |    | GARTMORE GLOBAL PARTNERS  |
           |  |GSL-.01%                  |      |    |      (General Partner)    |
           |  ----------------------------      |    |                           |
           |                                    |    |                           |
           |  ----------------------------      -----|                           |
           |  |     GARTMORE PENSION     |           |                           |
           |  |      TRUSTEES, LTD.      |           | GUS - 50%                 |
           |  |                          |           | GSL - 50%                 |
           |  |                          |           ----------------------------
           |--|                          |
           |  |                          |
           |  |                          |
           |  |GIM-99%                   |
           |  |GSL-1%                    |
           |  ----------------------------
           |
           |  ----------------------------
           |  |    GIL NOMINEES LTD.     |
           |                             |
           |  |                          |
           |  |                          |
           ---|                          |
              |                          |
              |GIM-50%                   |
              |GSL-50%                   |
              ----------------------------


                                                                                Subsidiary Companies      -- Solid Line
                                                                                Contractual Association   -- Double Line
                                                                                Limited Liability Company -- Dotted Line

                                                                                September 30, 2002

                                                       NATIONWIDE(R)

                    ----------------------------                           ----------------------------
                    |    NATIONWIDE MUTUAL     |                           |     NATIONWIDE MUTUAL    |
                    |    INSURANCE COMPANY     |=============|=============|  FIRE INSURANCE COMPANY  |
                    |       (CASUALTY)         |             |             |          (FIRE)          |
                    ----------------------------             |             ----------------------------
                                          -------------------|---------------------
                                          |   NATIONWIDE CORPORATION (NW CORP)    |
                                          |        Common Stock:   Control:       |
                                          |        -------------   --------       |
                                          |           13,642,432   100%           |
                                          |             Shares     Cost           |
                                          |             ------     ----           |
                                          | Casualty  12,992,922   $1,344,787,854 |
                                          | Fire         649,510      118,038,022 |
                                          --------------------|--------------------
                                            ------------------|-------------------
                                            |          GARTMORE GLOBAL            |
                                            |         ASSET MANAGEMENT           |
                                            |           TRUST (GGAMT)            |
                                            |                                    |
                                            |  Corp.-100%                        |
                                            ------------------|-------------------
                                              ----------------|------------------
                                              |        GARTMORE GLOBAL          |
                                              |     INVESTMENTS, INC. (GGI)     |
                                           ---| Common Stock:    958,750 Shares |
                                           |  | -------------                   |
                                           |  | GGAMT-94%                       |
                                           |  | Preferred Stock: 500,000 Shares |
                                           |  | ----------------                |
                                           |  | GGAMT-100%                      |
                                           |  ----------------|------------------
                                           |  ----------------|------------------
                                           |  |                                 |
                                           |  |      GARTMORE S.A. CAPITAL      |
                                           |  |           TRUST (GSA)           |
                                           |  |                                 |--------------------
                                           |  |                                 |
                                           |  |     DELAWARE BUSINESS TRUST     |
                                           |  |                                 |
                                           |  ----------------|------------------
                                           |  ----------------|------------------
                                           |  |                                 |
                                           |  |            EMERGING             |
                                           |  |         MANAGERS, LLC           |
                                           |  |              (EM)               |----
                                           |  |                                 |   |
                                           |  |  GSA-100%                       |   |
                                           |  |                                 |   |
                                           |  -----------------------------------   |
                                           |  -----------------------------------   |
                                           |  |                                 |   |
                                           |  |           NORTHPOINTE           |   |
                                           |  |           CAPITAL LLC           |   |
                                           |  |                                 |---|
                                           |  |                                 |   |
                                           |  |  EM-65%                         |   |
                                           |  |                                 |   |
                                           |  -----------------------------------   |
                                           |  -----------------------------------   |
                                           |  |                                 |   |
                                           |  |         CODA  CAPITAL           |   |
                                           |  |         MANAGEMENT LLC          |   |
                                           |  |                                 |----
                                           |  |                                 |
                                           |  |  EM-79%                         |
                                           |  |                                 |
                                           |  -----------------------------------
                                           |  -----------------------------------
                                           |  |                                 |
                                           |  |      GARTMORE MUTUAL FUND       |
                                           |  |          CAPITAL TRUST          |
                                           ---|                                 |
                                              |                                 |
                                              |     DELAWARE BUSINESS TRUST     |
                                              |                                 |
                                              -----------------------------------



                                  --------------------------------------               ------------------------------------
                                  |                                    |               |                                  |
                                  |     GARTMORE GLOBAL ASSET          |               |              ADVISOR             |
            ----------------------|        MANAGEMENT, INC.            |---------------|           SOFTWARE, INC.         |
                                  |            (GGAMI)                 |       |       |                                  |
                                  |  GSA-100%                          |       |       |   GGAMI-23%                      |
                                  |                                    |       |       |                                  |
                                  --------------------------------------       |       ------------------------------------
                                                                               |
                                  --------------------------------------       |       ------------------------------------
                                  |             GARTMORE               |       |       |                                  |
                                  |     INVESTORS SERVICES, INC.       |       |       |              INVESTIA            |
                                  | Common Stock:          5 Shares    |---------------|           HOLDINGS, LTD.         |
                                  | -------------       Cost           |       |       |                                  |
                                  |                     ----           |       |       |   GGAMI-25%                      |
                                  | GGAMI-100%          $5,000         |       |       |                                  |
                                  --------------------------------------       |       ------------------------------------
                                                                               |
                                  --------------------------------------       |       ------------------------------------
                                  |                                    |       |       |         GARTMORE MORLEY          |
                                  |     NATIONWIDE GLOBAL FUNDS        |       |       |     FINANCIAL SERVICES, INC.     |
                                  |                                    |-------|       |            (MORLEY)              |
                                  |        LUXEMBOURG SICAV            |-------|-------|   Common Stock: 82,343 Shares    |-----
                                  |                                    |       |       |   ------------                   |    |
                                  |                                    |       |       |   GGAMI-100%                     |    |
                                  --------------------------------------       |       ------------------------------------    |
                                                                               |                                               |
                                  --------------------------------------       |       ------------------------------------    |
                                  |     GARTMORE DISTRIBUTION          |       |       |     GARTMORE MORLEY CAPITAL      |    |
                                  |          SERVICES, INC.            |       |       |         MANAGEMENT, INC          |    |
                                  | Common Stock:     10,000 Shares    |       |       | Common Stock:        500 Shares  |    |
                                  | -------------       Cost           |-------|       | -------------       Cost         |----|
                                  |                     ----           |       |       |                     ----         |    |
                                  | GGAMI-100%        $146,653         |       |       | Morley-100%        $5,000        |    |
                                  --------------------------------------       |       ------------------------------------    |
                                                                               |                                               |
                                  --------------------------------------       |       ------------------------------------    |
                                  |      CORVIANT CORPORATION          |       |       |            GARTMORE              |    |
                                  |              (CC)                  |       |       |         TRUST COMPANY            |    |
                                  | Common Stock:    450,000 Shares    |       |       | Common Stock:      2,000 Shares  |    |
                                  | -------------                      |-------|       | -------------                    |----|
                                  | Series A Preferred: 250,000 Shares |       |       |                                  |    |
                                  | ------------------  Cost           |       |       |                     Cost         |    |
                                  |                     ----           |       |       |                     ----         |    |
                                  | GGAMI-100%        $10,000,000      |       |       | Morley-100%       $50,000        |    |
                                  --------------------------------------       |       ------------------------------------    |
                                                                               |                                               |
                                  --------------------------------------       |       ------------------------------------    |
                                  |                                    |       |       |        GARTMORE MORLEY &         |    |
                                  |   VILLANOVA SECURITIES, LLC        |       |       |         ASSOCIATES, INC.         |    |
                                  |                                    |       |       | Common Stock:      3,500 Shares  |    |
                                  |                                    |-------|       | -------------                    |-----
                                  |                                    |       |       |                     Cost         |
                                  |                                    |       |       |                     ----         |
                                  | CC-100%                            |       |       | Morley-100%        $1,000        |
                                  --------------------------------------       |       ------------------------------------
                                                                               |
                                  --------------------------------------       |       ------------------------------------
                                  |                                    |       |       |         NEWHOUSE SPECIAL         |
                                  |            GGI MGT LLC             |       |       |      SITUATIONS FUND I, LLC      |
                                  |             (GGIMGT)               |       |       | Common Stock:     10,000 Shares  |
                                  |                                    |---------------| -------------                    |
                                  |                                    |               | GGIMGT-10%                       |
                                  |                                    |               | Class A Preferred: 10,000 Shares |
                                  |                                    |               | -----------------                |
                                  | GGAMI-100%                         |               | GGAMI-75%                        |
                                  --------------------------------------               ------------------------------------

                                                                               Subsidiary Companies      - Solid Line
                                                                               Contractual Association   - Double Line
                                                                               Limited Liability Company - Dotted Line

                                                                               September 30, 2002


Item 30.      INDEMNIFICATION
              Provision is made in Nationwide's Amended and Restated Code of Regulations and expressly authorized by the General Corporation Law of the State of Ohio, for indemnification by Nationwide of any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a director, officer or employee of Nationwide, against expenses, including attorneys fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, to the extent and under the circumstances permitted by the General Corporation Law of the State of Ohio.
              Insofar as indemnification for liabilities arising under the Securities Act of 1933 ("Act") may be permitted to directors, officers or persons controlling Nationwide pursuant to the foregoing provisions, Nationwide has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 31.      PRINCIPAL UNDERWRITER

          a) Nationwide Investment Services Corporation ("NISC") serves as principal underwriter and general distributor for Multi-Flex Variable Account, Nationwide Variable Account, Nationwide Variable Account-II, Nationwide Variable Account-4, Nationwide Variable Account-5, Nationwide Variable Account-6, Nationwide Variable Account-7, Nationwide Variable Account-8, Nationwide Variable Account-9, Nationwide Variable Account-10, Nationwide Variable Account-13, Nationwide Variable Account-14, Nationwide VA Separate Account-A, Nationwide VA Separate Account-B, Nationwide VA Separate Account-C, Nationwide VL Separate Account-C, Nationwide VL Separate Account-D, Nationwide VLI Separate Account-2, Nationwide VLI Separate Account-3, Nationwide VLI Separate Account-4, and Nationwide VLI Separate Account-5, all of which are separate investment accounts of Nationwide or its affiliates.

          b) NATIONWIDE INVESTMENT SERVICES CORPORATION DIRECTORS AND OFFICERS

              Joseph J. Gasper, Director and Chairman of the Board
              Richard A. Karas, Director and Vice Chairman
              Mark A. Thresher, Director and Senior Vice President and Treasurer Duane C. Meek, President
              Robert A. Oakley, Executive Vice President-Chief Financial Officer Robert A. Rosholt, Executive Vice President-Finance and
                Investments
              Barbara J. Shane, Vice President-Compliance Officer
              Alan A. Todryk, Vice President-Taxation
              Carol L. Dove, Associate Vice President-Treasury Services and
                Assistant Treasurer
              Glenn W. Soden, Associate Vice President and Secretary
              John F. Delaloye, Assistant Secretary
              E. Gary Berndt, Assistant Treasurer
              Terry C. Smetzer, Assistant Treasurer

         The business address of the Directors and Officers of Nationwide Investment Services Corporation is:
         One Nationwide Plaza
         Columbus, Ohio 43215

(c)

         ------------------------------ ------------------------ ----------------------- ------------------ -------------------
         NAME OF PRINCIPAL UNDERWRITER  NET UNDERWRITING         COMPENSATION ON         BROKERAGE          COMPENSATION
                                        DISCOUNTS AND            REDEMPTION OR           COMMISSIONS
                                        COMMISSIONS              ANNUITIZATION
         ------------------------------ ------------------------ ----------------------- ------------------ -------------------
         ------------------------------ ------------------------ ----------------------- ------------------ -------------------
         Nationwide Investment          N/A                      N/A                     N/A                N/A
         Services Corporation
         ------------------------------ ------------------------ ----------------------- ------------------ -------------------

Item 32.      LOCATION OF ACCOUNTS AND RECORDS

              John Davis
              Nationwide Life Insurance Company
              One Nationwide Plaza
              Columbus, OH  43215

Item 33.      MANAGEMENT SERVICES
              Not Applicable

Item 34.FEE REPRESENTATION

              Nationwide represents that the fees and charges deducted under the contract in the aggregate are reasonable in relation to the services rendered, the expenses expected to be incurred and risks assumed by Nationwide.

                                                    SIGNATURES

As required by the Securities Act of 1933, and the Investment Company Act of 1940, the Registrant, NATIONWIDE VL SEPARATE ACCOUNT-D, certifies that it meets the requirements of the Securities Act Rule 485(a) for effectiveness of this Post-Effective Amendment and has caused this Post-Effective Amendment to be signed on its behalf in the City of Columbus, and State of Ohio, on this 23rd day of December, 2002.

           NATIONWIDE VL SEPARATE ACCOUNT-D
           ---------------------------------------------------------------------
           ---------------------------------------------------------------------
           (Registrant)

           NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY
           ---------------------------------------------------------------------
           ---------------------------------------------------------------------
           (Depositor)

           By: /s/ STEVEN SAVINI, ESQ.
           ---------------------------------------------------------------------
           ---------------------------------------------------------------------
           Steven Savini, Esq.


As required by the Securities Act of 1933, the Registration Statement has been signed by the following persons in the capacities indicated on this 23rd day of December, 2002.

               SIGNATURE                                   TITLE

/s/ W. G. JURGENSEN                         Director and Chief Executive Officer
----------------------------------------
W. G. Jurgensen

/s/ JOSEPH J. GASPER                             Director and President and
----------------------------------------
Joseph J. Gasper                                  Chief Operating Officer

/s/ Joseph A. Alutto                                      Director
----------------------------------------
Joseph A. Alutto

/s/ James G. Brocksmith, Jr.                              Director
----------------------------------------
James G. Brocksmith, Jr.

/s/ Henry S. Holloway                                     Director
----------------------------------------
Henry S. Holloway

/s/ Lydia M. Marshall                                     Director
----------------------------------------
Lydia M. Marshall

/s/ Donald L. McWhorter                                   Director
----------------------------------------
Donald L. McWhorter

/s/ David O. Miller                                       Director                                  /s/ STEVEN SAVINI
----------------------------------------                                             -----------------------------------------------
David O. Miller                                                                                     Steven Savini, Esq
                                                                                                    Attorney-in-Fact
/s/ James F. Patterson                                    Director
----------------------------------------
----------------------------------------
James F. Patterson
/s/ Gerald D. Prothro                                     Director
----------------------------------------
----------------------------------------
Gerald D. Prothro
/s/ Arden L. Shisler                                      Director
----------------------------------------
----------------------------------------
Arden L. Shisler
/s/ Alex Shumate                                          Director
----------------------------------------
----------------------------------------
Alex Shumate